Exhibit 1

NOTICE OF MEETING OF HOLDERS OF

6.15% Convertible Debentures due September 30, 2017,

7.5% Convertible Debentures due January 31, 2019 and

7.5% Convertible Debentures due April 11, 2019

and

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

of

NORTH AMERICAN PALLADIUM LTD.

each to be held on July 30, 2015

MANAGEMENT PROXY CIRCULAR

with respect to a proposed

PLAN OF ARRANGEMENT (INCLUDING A RIGHTS OFFERING)

June 30, 2015

These materials are important and require your immediate attention. They require you to make important decisions. If you are in doubt as to how to make such decisions, please contact your financial, legal or other professional advisors. No securities regulatory authority has in any way passed upon the merits of the transactions described in this management proxy circular or the accuracy or adequacy of this management proxy circular. Any representation to the contrary is a criminal offense. If you have any questions or require assistance voting your proxy, please contact D.F. King toll-free at 1-800-845-1507.

(continued)

The Rights Offering described in this management proxy circular is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this management proxy circular in accordance with the disclosure requirements of Canada. Prospective purchasers of securities should be aware that such requirements are different from those of the United States. Financial statements and information included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial statements of U.S. companies.

Prospective purchasers of securities in the Rights Offering should be aware that the acquisition or disposition of such securities may have tax consequences in Canada, the United States or elsewhere. Such consequences for purchasers who are resident in, or citizens of, the United States may not be described fully herein. Prospective purchasers should consult their own tax advisors with respect to such tax considerations.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Corporation is organized outside the United States, that some of its officers and directors may be residents of a country other than the United States, that some or all of the experts named in the Registration Statement (as defined below) may be residents of a country other than the United States, and that all or a substantial portion of the assets of the Corporation and said persons may be located outside the United States.

These securities have not been recommended by, or approved or disapproved by the SEC or the securities regulatory authorities in any state of the United States nor has the SEC or the securities regulatory authorities in any state of the United States passed upon the accuracy or adequacy of this management proxy circular. Any representation to the contrary is a criminal offence.

( i )

HOW TO CAST YOUR VOTE IN SUPPORT OF THE ARRANGEMENT

Time is running short. The Board believes that in light of the challenges posed by the Corporation’s existing capital structure, the Arrangement is the best alternative available to the Corporation and its securityholders. Failure to complete the Arrangement would likely negatively impact NAP’s share price, future business and operations.

We recommend that you vote your proxy as soon as possible, and in any event, no later than 10:00 a.m. (Eastern Time) on July 28, 2015.

VOTING METHOD	BENEFICIAL (NON-REGISTERED) SECURITYHOLDERS If your Common Shares are held with a broker, bank or other intermediary	REGISTERED SECURITYHOLDERS If your Common Shares are held in your name and represented by a physical certificate

INTERNET	Visit www.proxyvote.com and enter your 16 digit control number located on the enclosed voting instruction form.	Please go to www.investorvote.com. You will need the Control Number located on your Form of Proxy to login and vote

TELEPHONE	Canada: Call 1-800-474-7493	Canada & US:
	US: Call 1-800-454-8683	Call 1-866-732-VOTE (8683)
	and provide your 16 digit control number located on the enclosed voting instruction form	International: Call 312-588-4290 and provide your 15 digit control number located on the enclosed voting instruction form

FACSIMILE	Canada: Fax your voting instruction form toll free to 905-507-7793 or toll free to 1-866-623-5305 in order to ensure that your vote is received before the deadline.	N/A
US: N/A

MAIL	N/A	Please complete, sign and date the enclosed Form of Proxy and return it to Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, ON M5J 2Y1 Attn: Proxy Department, in the envelope provided

If you have any questions or require any assistance in executing your proxy,

please call D.F. King Canada at:

North American Toll Free Number: 1-866-822-1238

Outside North America, Banks, Brokers and Collect Calls: 1-201-806-7301

Email: inquiries@dfking.com

North American Toll Free Facsimile: 1-888-509-5907

Facsimile: 1-647-351-3176

( ii )

( iii )

( iv )

( v )

LETTER TO SECURITYHOLDERS

June 30, 2015

To the holders of:	6.15% convertible debentures due September 30, 2017 (the “2012 Debentures”), 7.5% convertible debentures due January 31, 2019 (the “Series 1 Debentures”), 7.5% convertible debentures due April 11, 2019 (the “Series 2 Debentures” and together with the 2012 Debentures and the Series 1 Debentures, the “Debentures”) and common shares (the “Common Shares”) in the capital of North American Palladium Ltd.

The Board of Directors (the “Board”) of North American Palladium Ltd. (“NAP” or the “Corporation”) invites you to attend a meeting of holders (the “Debentureholders”) of the Debentures (the “Debentureholders’ Meeting”) and an annual and special meeting of holders (the “Shareholders”) of the Common Shares (the “Shareholders’ Meeting”), scheduled to be held at Stikeman Elliott LLP, 53rd Floor, Commerce Court West, Suite 5300, 199 Bay Street, Toronto, Ontario on July 30, 2015 at 10:00 a.m. (Toronto time), in the case of the Debentureholders’ Meeting, and 10:30 a.m. (Toronto time), in the case of the Shareholders’ Meeting, respectively (unless adjourned or postponed).

Over the past several years, the Corporation has faced a number of challenges, including operating in an environment of constrained availability of capital. In March 2015, the Corporation became aware of potential violations of certain financial and other covenants under its secured credit agreements and entered into discussions with BCP III NAP L.P. (“Brookfield”) regarding a proposed recapitalization transaction aimed at significantly reducing the Corporation’s debt and enhancing the Corporation’s liquidity (the “Recapitalization”). The proposed Recapitalization has evolved from those discussions. The Recapitalization will be effected by way of a court approved plan of arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act.

At the Debentureholders’ Meeting and the Shareholders’ Meeting, Debentureholders and Shareholders will each be asked to consider and vote upon a resolution (together, the “Arrangement Resolutions”) approving the Arrangement pursuant to which:

•	the Corporation shall pay all accrued and unpaid interest under the senior secured loan pursuant to the loan agreement among the Corporation, Lac des Iles Mines Ltd. and Brookfield dated June 7, 2013, as amended on November 23, 2013, October 30, 2014 and April 15, 2015 in cash to Brookfield;

•	the Brookfield Existing Loan shall be, and shall be deemed to be, irrevocably, finally and fully settled and extinguished by the issuance by the Corporation to Brookfield of 18,214,401,868 Common Shares (representing 92% of the outstanding Common Shares upon completion of the Arrangement but prior to completion of the Rights Offering (as defined below));

•	Debentureholders will receive a cash payment in respect of all accrued and unpaid interest on the Debentures up to (but not including) the effective date of the Arrangement (the “Effective Date”);

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

•	the Debentures (representing in aggregate $43,251,000) shall be, and shall be deemed to be, irrevocably, finally and fully settled and extinguished by the issuance by the Corporation to the Debentureholders of 1,187,895,774 Common Shares, with each Debentureholder being entitled to receive its pro rata share of such Common Shares in full and final settlement of and in exchange for the Debentures (representing 6% of the outstanding Common Shares upon completion of the Arrangement but prior to completion of the Rights Offering);

•	restricted share units (“RSUs”) issued pursuant to the Corporation’s restricted share unit plan (the “RSU Plan”) issued and outstanding at the effective time of the Arrangement (the “Effective Time”), whether or not vested, will be transferred to the Corporation without any action on behalf of the respective holders thereof, free and clear of all liens, charges, encumbrances and any other rights of others, and in exchange therefor, the Corporation shall issue to the holder such number of Common Shares as were subject to the RSUs immediately prior to the Effective Time and the RSU Plan will be terminated and the Corporation will have no liabilities or obligations with respect to the RSU Plan;

•	the Common Shares then issued and outstanding will be consolidated on the basis of one (1) common share in the capital of the Corporation (“New Common Shares”) for every 400 existing Common Shares (the “Share Consolidation”);

•	all outstanding options of the Corporation issued pursuant to the Corporation’s stock option plan will be cancelled for no consideration and the Corporation’s stock option plan will be terminated and the Corporation will not have any liabilities or obligations outstanding with respect to such plan;

•	the warrants entitling the holders thereof to purchase one (1) Common Share until March 28, 2017, and the warrants entitling the holders thereof to purchase one (1) Common Share until April 11, 2016, will each be cancelled for no consideration;

•	NAP Newco Inc. (“Newco”), a subsidiary of the Corporation created for the sole purpose of effecting the Arrangement, shall assign, transfer and convey all of its right, title and interest of Newco in and to all of its undertaking, property and assets to its sole shareholder and its sole shareholder shall assume all debts, obligations and liabilities of Newco and Newco shall then be dissolved;

•	on the rights issuance date, each holder of New Common Shares will receive, for each New Common Share held, one (1) right to subscribe for 0.1693 New Common Shares (the “Rights”) at a subscription price of $5.97 per New Common Share (the “Rights Offering”);

•	on the expiry date of the Rights, the Corporation shall issue New Common Shares to each holder of Rights upon the due exercise of the Rights and receipt of payment therefor; and

•	Brookfield and a Debentureholder representing approximately 54% of the aggregate principal amount of Debentures (the “Consenting Debentureholder”), which have agreed, subject to certain terms and conditions, to backstop the Rights Offering, will subscribe for and take up all of the New Common Shares that were not otherwise subscribed for and taken up in the Rights Offering prior to the expiry time of the Rights (the “Backstopped Shares”).

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

No fractional shares will be issued in connection with the Arrangement. With respect to fractional shares that would otherwise be issuable to a securityholder, the entitlement of such securityholder will be reduced to the next lowest whole number of Common Shares or New Common Shares, as applicable.

The Plan of Arrangement is attached as Appendix C to the accompanying management proxy circular (the “Circular”), which describes the Arrangement in more detail.

Following completion of the Arrangement but prior to the completion of the Rights Offering, existing Shareholders will own 2% of the outstanding Common Shares. The gross proceeds of the Rights Offering will be approximately $50 million. Brookfield and the Consenting Debentureholder have agreed to fully backstop the Rights Offering. The full text of the Arrangement Resolutions is set out in Appendix A and Appendix B, as applicable, to the Circular.

The Board believes that in light of the challenges posed by the Corporation’s existing capital structure, the Arrangement is the best alternative available to the Corporation and its securityholders. The Board believes that the proposed Arrangement will benefit the Corporation by deleveraging the Corporation’s balance sheet and improving its financial strength by retiring approximately $345.1 million of debt, decreasing its annual cash interest expense by approximately $36.0 million and mitigating the Corporation’s near term liquidity concerns and the Corporation’s limited access to capital. The Board has received opinions (the “CIBC Opinions”) dated as of June 18, 2015 from CIBC World Markets, financial advisor to the Corporation, which conclude that, as of the date thereof, and subject to the qualifications set out therein: (i) the Debentureholders and the Shareholders would each be in a better financial position, respectively, under the Arrangement than if the Corporation were liquidated, as in each case the estimated aggregate value of the consideration available to the Debentureholders and the Shareholders, respectively, pursuant to the Arrangement would exceed the estimated value that such Debentureholders and Shareholders would receive in a liquidation, respectively; and (ii) the Arrangement, if implemented, is fair, from a financial point of view, to the Corporation. NAP’s securityholders are encouraged to read the CIBC Opinions in their entirety, which are appended as Appendix D to the accompanying Circular. After careful consideration of these and other factors, and following consultation with its financial advisor and outside legal counsel, the Board has unanimously determined to recommend to Debentureholders and Shareholders that they VOTE FOR the Arrangement Resolutions at the Debentureholders’ Meeting and the Shareholders’ Meeting, respectively.

In order for the Arrangement to be implemented, the Arrangement Resolution must be approved by the affirmative vote of at least 66 2⁄3% of the votes cast by Debentureholders present in person or by proxy at the Debentureholders’ Meeting and entitled to vote on the Arrangement Resolution and by the affirmative vote of at least 66 2⁄3% of the votes cast by Shareholders present in person or by proxy at the Shareholders’ Meeting and entitled to vote on the Arrangement Resolution. Each Debentureholder will have one (1) vote for each $1,000 of principal amount of Debentures held by such Debentureholder as of June 30, 2015, which is the record date for the Debentureholders’ Meeting, and each Shareholder will have one (1) vote for each Common Share held by such Shareholder as of June 30, 2015, which is the record date for the Shareholders’ Meeting.

The Consenting Debentureholder has entered into a support agreement pursuant to which it has agreed, subject to the terms and conditions thereof, to vote all of its Debentures in favour of the Arrangement Resolution at the Debentureholders’ Meeting.

In addition to Debentureholder and Shareholder approval, completion of the Arrangement is also subject to a number of conditions, including approval of the Ontario Superior Court of Justice, all of

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com which is described in more detail in the Circular. Provided all conditions precedent can be satisfied, the Corporation anticipates that completion of the Arrangement will occur on or about August 6, 2015.

In the event that the Arrangement is not implemented, the Corporation has agreed to pursue proceedings under creditor protection legislation which the Corporation believes would likely have a more negative effect on the Corporation and its stakeholders generally.

The Board believes that it is extremely important that the Arrangement be approved and implemented. We urge you to give serious attention to the Arrangement and to support it in person or by proxy at the appropriate meeting scheduled to be held on July 30, 2015. The current proposal is integral to our objective of normalizing NAP’s capital structure, enhancing liquidity, and positioning NAP for future growth and profitability, an objective to which management of NAP and the Board of Directors are committed. We hope that we will receive your support.

The Corporation has received approval from the Toronto Stock Exchange to delay its annual meeting of shareholders past June 30, 2015. The meeting will be held on July 30, 2015 in order to allow shareholders to consider the Arrangement.

Yours very truly,

(signed) “Phil du Toit”

Phil du Toit

President and Chief Executive Officer

North American Palladium Ltd.

This material is important and requires your immediate attention. The transactions contemplated in the Arrangement are complex. The accompanying Circular contains a description of, and a copy of, the Plan of Arrangement and other information concerning NAP to assist you in considering this matter. You are urged to review this information carefully. Should you have any questions or require assistance in understanding and evaluating how you will be affected by the proposed Arrangement, please consult your legal, tax or other professional advisors.

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

NOTICE OF MEETING OF DEBENTUREHOLDERS

June 30, 2015

To the holders of:	6.15% convertible debentures due September 30, 2017 (the “2012 Debentures”), 7.5% convertible debentures due January 31, 2019 (the “Series 1 Debentures”), 7.5% convertible debentures due April 11, 2019 (the “Series 2 Debentures” and together with the 2012 Debentures and the Series 1 Debentures, the “Debentures”) of North American Palladium Ltd. (the “Corporation” or “NAP”):

NOTICE IS HEREBY GIVEN that, pursuant to an order (the “Interim Order”) of the Ontario Superior Court of Justice (the “Court”) dated June 30, 2015, a meeting (the “Debentureholders’ Meeting”) of the registered holders of the Debentures (the “Debentureholders”) scheduled to be held at Stikeman Elliott LLP, 53rd Floor, Commerce Court West, Suite 5300, 199 Bay Street, Toronto, Ontario, at 10:00 a.m. (Toronto time) on July 30, 2015 (unless adjourned or postponed) for the following purposes:

(a)	to consider and, if deemed advisable, to pass, a resolution (the “Debentureholders’ Arrangement Resolution”), the full text of which is set out in Appendix A to the accompanying management proxy circular (the “Circular”), approving an arrangement (the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”), which Arrangement is more particularly described in the Circular; and

(b)	to transact such other business as may properly come before the Debentureholders’ Meeting or any postponement or adjournment thereof.

The record date (the “Debentureholder Record Date”) for entitlement to vote at the Debentureholders’ Meeting has been set by the Court as June 30, 2015. At the Debentureholders’ Meeting, each holder of Debentures as of the Debentureholder Record Date will be entitled to one (1) vote for each $1,000 of principal amount of the Debentures held as of the Debentureholder Record Date.

The Court has set the quorum for the Debentureholders’ Meeting as the presence, in person or by proxy, of one (1) or more persons representing at least 50% in principal amount of the outstanding Debentures.

Proxies are being solicited by management of the Corporation. A form of proxy for the Debentureholders’ Meeting accompanies this notice (“Debentureholder Proxy”). Debentureholders who are entitled to vote at the Debentureholders’ Meeting may vote either in person or by Debentureholder Proxy. Debentureholders who are unable to be present in person at the Debentureholders’ Meeting are requested to complete, execute and deliver the enclosed Debentureholder Proxy to the Corporation’s registrar and transfer agent, Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 by no later than 10:00 a.m. (Toronto time) on July 28, 2015, or if the Debentureholders’ Meeting is adjourned or postponed, by no later than 48 hours prior to the time of such reconvened meeting (excluding Saturdays, Sundays and holidays). The Chairman of the Debentureholders’ Meeting may waive or extend the time limit for the deposit of proxies without notice. Beneficial owners of Debentures registered in the name of a broker, custodian, nominee or other intermediary should follow the instructions provided by their broker, custodian, nominee or other intermediary in order to vote their Debentures.

The vote required to pass the Debentureholders’ Arrangement Resolution is the affirmative vote of at least 66 2⁄3% of the votes cast by Debentureholders present in person or by proxy at the

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

Debentureholders’ Meeting and entitled to vote on the Debentureholders’ Arrangement Resolution. The implementation of the Arrangement is subject to, among other things, the approval of the Arrangement by the Corporation’s shareholders at a separate meeting and the approval of the Ontario Superior Court of Justice.

The Circular provides additional information relating to the matters to be dealt with at the Debentureholders’ Meeting and should be reviewed carefully by the Debentureholders.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “Robert J. Quinn”
Robert J. Quinn

Chairman of the Board

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

June 30, 2015

To the holders of the common shares (the “Common Shares”) in the capital of North American Palladium Ltd.:

NOTICE IS HEREBY GIVEN that an annual and special meeting (the “Shareholders’ Meeting”) of the holders (the “Shareholders”) of the common shares (the “Common Shares”) of North American Palladium Ltd. (“NAP” or the “Corporation”) scheduled to be held at Stikeman Elliott LLP, 53rd Floor, Commerce Court West, Suite 5300, 199 Bay Street, Toronto, Ontario at 10:30 a.m. (Toronto time) on July 30, 2015 (unless adjourned or postponed) for the following purposes:

(a)	to receive the audited consolidated financial statements of the Corporation for the year ended December 31, 2014 and the auditor’s report on those statements, and the unaudited condensed interim consolidated financial statements for the three-month period ended March 31, 2015;

(b)	to elect directors of the Corporation for the ensuing year;

(c)	to consider and, if deemed appropriate, approve the appointment of KPMG LLP, as auditors for the Corporation, and to authorize the directors of the Corporation to set the auditors’ remuneration;

(d)	to consider, and, if deemed advisable, to pass, a special resolution (the “Shareholders’ Arrangement Resolution”), the full text of which resolution is set out in Appendix B to the management proxy circular (the “Circular”), approving an arrangement (the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”), which Arrangement is more particularly described in the Circular; and

(e)	to transact such other business as may properly come before the Shareholders’ Meeting or any adjournment or postponement thereof.

The record date (the “Shareholder Record Date”) for entitlement to vote at the Shareholders’ Meeting has been set by the Court as June 30, 2015. At the Shareholders’ Meeting, each Shareholder as of the Shareholder Record Date will have one (1) vote for each Common Share held.

The Court has set the quorum for the Shareholders’ Meeting as the presence of one (1) or more persons present in person, each being a Shareholder entitled to vote or a duly appointed proxyholder, and collectively holding or representing at least 5% of the total number of outstanding Common Shares having voting rights at such meeting.

Proxies are being solicited by management of the Corporation. A form of proxy for the Shareholders’ Meeting accompanies this notice (“Shareholder Proxy”). Shareholders who are entitled to vote at the Shareholders’ Meeting may vote either in person or by Shareholder Proxy. Shareholders who are unable to be present in person at the Shareholders’ Meeting are requested to complete, execute and deliver the enclosed Shareholder Proxy to the Corporation’s registrar and transfer agent, Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 by no later than 10:30 a.m. (Toronto time) on July 28, 2015, or if the Shareholders’ Meeting is adjourned or postponed, by no later than 48 hours prior to the time of such reconvened meeting (excluding Saturdays, Sundays and holidays). The Chairman of the Shareholders’ Meeting may waive or extend the time limit

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com for the deposit of proxies. Beneficial owners of Common Shares registered in the name of a broker, custodian, nominee or other intermediary should follow the instructions provided by their broker, custodian, nominee or other intermediary in order to vote their Common Shares.

The vote required to pass the Shareholders’ Arrangement Resolution is the affirmative vote of at least 66 2⁄3% of the votes cast by Shareholders present in person or by proxy at the Shareholders’ Meeting and entitled to vote on the resolution. The implementation of the Arrangement is subject to, among other things, the approval of the Arrangement by the holders of the Corporation’s convertible debentures at a separate meeting and approval of the Ontario Superior Court of Justice.

The Circular provides additional information relating to the matters to be dealt with at the Shareholders’ Meeting and should be reviewed carefully by the Shareholders.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “Robert J. Quinn”
Robert J. Quinn

Chairman of the Board

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION AND STATEMENTS

This Circular includes or incorporates by reference certain statements that are “forward-looking statements” and/or “forward-looking information”, which include future oriented financial information, within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. All statements other than statements of historical fact are forward-looking statements. The words “expect”, “believe”, “anticipate”, “contemplate”, “target”, “plan”, “may”, “will”, “intend”, “estimate” and similar expressions identify forward-looking statements, although these words may not be present in all forward-looking statements. Forward-looking statements included in this Circular and the documents incorporated by reference herein and therein include, without limitation, those relating to the proposed Arrangement (including the Rights Offering), timing of the closing of the proposed Arrangement (including the Rights Offering), information as to the Corporation’s strategy, plans or future financial or operating performance, such as the Corporation’s expansion plans at the LDI Mine (as defined below), project timelines, production plans, projected cash flows or capital expenditures, cost estimates, mining or milling methods, projected exploration results, availability of required financing, resource and reserve estimates and other statements that express management’s expectations or estimates of future performance.

Forward-looking statements involve known and unknown risks that may cause actual results to be materially different from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to:

•	the completion of the Arrangement may not occur;

•	if the Arrangement is not implemented, the ability of the Corporation to continue as a going concern;

•	the ability of the Corporation to obtain substantial additional financing necessary to fund both short-term and long-term operations and capital expenditure requirements;

•	fluctuations in commodity prices, interest rates and foreign exchange rates;

•	deterioration of general economic conditions;

•	the Corporation’s inability to achieve or maintain production and operating cost estimates;

•	risks associated with the expansion of the LDI Mine;

•	inherent risks associated with mining and processing, including environmental hazards;

•	risks associated with the Corporation’s tailings facilities;

•	inaccuracy of mineral resource and reserve estimates;

•	the demand for, and cost of, exploration, development and construction services;

•	the possibility of construction and commissioning delays;

•	risks related to future exploration programs, including the risk that future exploration will not replace mineral resources and mineral reserves that become depleted;

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

•	potential uncertainty related to title to the Corporation’s mineral properties;

•	the Corporation’s reliance on third parties for smelting and refining the concentrate that is produced at the LDI mill;

•	the possibility of injuries or death of employees;

•	employment disruptions, including in connection with collective agreements between the Corporation and unions;

•	environmental, health and safety and other regulatory requirements;

•	the ability of the Corporation to satisfy the terms and conditions of the Director’s Order and any Amendments;

•	the costs of complying with environmental legislation and government regulations;

•	risks related to the Corporation’s ongoing relations with First Nations;

•	the risk that permits and regulatory approvals necessary to conduct operations will not be available on a timely basis, on reasonable terms, or at all;

•	loss of key personnel;

•	competition from other current and potential new producers of palladium and platinum group metals;

•	current or future litigation (including class actions) or regulatory proceedings;

•	the development of new technology or new alloys that could reduce the demand for palladium;

•	lack of infrastructure necessary to develop the Corporation’s projects;

•	the ability of the Corporation to maintain adequate internal control over financial reporting and disclosure controls and procedures; and

•	the consequences of events of default provided in the BNS Credit Agreement (as defined below), the Brookfield Bridge Loan (as defined below), the Debentures and the Brookfield Existing Loan (as defined below), some of which are beyond the Corporation’s control.

Forward-looking statements, including future oriented financial information, are necessarily based on a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Factors and assumptions contained in this Circular and the documents incorporated by reference herein and therein that may prove to be incorrect, include, but are not limited to, the following:

•	that the consummation of the Arrangement will occur;

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

•	that additional financing for the Corporation’s capital and development plans will be available, including on reasonable terms;

•	that the LDI Mine will be and will remain viable operationally and economically;

•	that expectations for mill feed head grade, recovery rates and mill performance will be as expected at the LDI Mine;

•	that plans for mine production, mine development projects, mill production and exploration will proceed as expected and on budget;

•	that the construction of long-term TMF structures will proceed as expected, on budget and that the Corporation will obtain all necessary permits and approvals;

•	that the Corporation will pursue future development projects;

•	that market fundamentals will result in reasonable demand and prices for palladium and by-product metals in the future;

•	that the Corporation will not be subject to any future material environmental incidents, significant regulatory changes or material labour disruptions;

•	that the information and advice the Corporation has received from its employees, consultants and advisors relating to matters such as mineral resource and mineral reserve estimates, engineering, mine planning, metallurgy, permitting and environmental matters is reliable and correct and, in particular, that the models used to calculate mineral resources and mineral reserves are appropriate and accurate;

•	that the Corporation and its contractors will be able to attract and retain sufficient qualified employees and will operate safely; and

•	that financing for the Corporation’s expansion and production plans will be available on reasonable terms.

All of the forward-looking statements made in this Circular and the documents incorporated by reference herein and therein are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the projected results or developments will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Corporation. You are cautioned not to put undue reliance on forward-looking statements. All forward-looking statements in this Circular and the documents incorporated by reference herein and therein are made as of the date of the document in which such statements appear, and the Corporation disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law.

NOTE TO CANADIAN SECURITYHOLDERS

THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES REGULATORY AUTHORITY OF ANY CANADIAN PROVINCE OR TERRITORY OR PASSED UPON THE MERITS OR FAIRNESS OF THE ARRANGEMENT NOR HAVE ANY OF THEM PASSED UPON THE ACCURACY OR ADEQUACY

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

OF THIS CIRCULAR AND THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

NOTE TO U.S. SECURITYHOLDERS

The 3(a)(10) Securities (as defined below) to be issued and distributed pursuant to the Arrangement have not been and will not be registered under the 1933 Act (as defined below), or the securities laws of any state of the United States, and are being issued in reliance on the exemption from registration set forth in Section 3(a)(10) of the 1933 Act on the basis of the approval of the Court (as defined below), which will consider, among other things, the fairness of the terms and condition of the Arrangement to Debentureholders and holders of RSUs, and in reliance on similar exemptions from registration or qualification under any applicable securities laws of the various states of the United States. We intend to file the Registration Statement with the SEC to register the New Common Shares issuable upon exercise of the Rights. See “Certain Regulatory Matters — United States.”

The solicitation of proxies hereby and the transactions contemplated herein are being undertaken by a Canadian issuer in accordance with Canadian corporate and securities laws and are not subject to the proxy requirements of Section 14(a) of the 1934 Act (as defined below), by virtue of an exemption applicable to proxy solicitations by “foreign private issuers” (as defined in Rule 3b-4 under the 1934 Act). Accordingly, this Circular has been prepared in accordance with applicable disclosure requirements in Canada. Such requirements are different than those of the United States. Likewise, information concerning the operations of the Corporation has been prepared in accordance with Canadian standards, and may not be comparable to U.S. companies.

Financial statements and information included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial statements of U.S. companies.

You should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. See “Income Tax Considerations - Certain United States Federal Income Tax Considerations.”

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Corporation is organized outside the United States, that some of its officers and directors and the experts named herein are residents of a foreign country, and that all or a substantial portion of the assets of the Corporation and said persons are located outside the United States. As a result, it may be difficult or impossible for U.S. securityholders to effect service of process within the United States upon the Corporation, its officers or directors or the experts named herein, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States. In addition, U.S. securityholders should not assume that the courts of Canada: (i) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States; or (ii) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States.

This Circular and the documents incorporated by reference have been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all reserve and resource estimates included in this Circular or

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in any documents incorporated by reference herein have been, and will be, prepared in accordance with NI 43-101 (as defined below) and the Canadian Institute of Mining, Metallurgy and Petroleum classification system. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC (as defined below), and reserve and resource information contained in or incorporated by reference into this Circular may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, these documents use the terms “measured resources”, “indicated resources” and “inferred resources”. Readers are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. The requirements of NI 43-101 for the identification of “reserves” are also not the same as those of the SEC, and reserves reported by the Corporation in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Readers are cautioned not to assume that any part of a “measured resource” or “indicated resource” will ever be converted into a “reserve”. Readers should also understand that “inferred resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all, or any part of, “inferred resources” exist, are economically or legally mineable, or will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. In addition, disclosure of “contained ounces” in a mineral resource is permitted disclosure under Canadian regulations. However, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade, without reference to unit measures. Accordingly, information concerning mineral deposits set forth in this Circular or in any documents incorporated by reference herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

U.S. SECURITYHOLDERS SHOULD CONSULT THEIR OWN TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE PARTICULAR CONSEQUENCES TO THEM OF THE ARRANGEMENT.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Circular from documents filed with the securities commissions or similar authorities in each of the provinces of Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Corporation at Suite 2350, Royal Bank Plaza, South Tower, 200 Bay Street, Toronto, Ontario M5J 2J2, telephone 416-360-7590 and facsimile 416-360-7709, or by accessing the disclosure documents available through the internet on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com and on the SEC’s EDGAR system, which can be accessed at www.sec.gov.

The following documents filed with securities commissions or similar authorities in each of the provinces of Canada are specifically incorporated by reference into, and form an integral part of, this Circular:

(a)	the annual information form of the Corporation (the “AIF”) for the financial year ended December 31, 2014;

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(b)	the audited consolidated financial statements of the Corporation and the notes thereto for the financial year ended December 31, 2014, which comprise the consolidated balance sheets as at December 31, 2014 and December 31, 2013, and the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years ended December 31, 2014 and December 31, 2013, prepared in accordance with IFRS (as defined below) (the “Annual Financial Statements”), together with the independent auditors’ report thereon;

(c)	the Corporation’s management’s discussion and analysis relating to the Annual Financial Statements;

(d)	the unaudited interim condensed consolidated financial statements of the Corporation for the three-month period ended March 31, 2015 prepared in accordance with International Accounting Standard 34 (the “Unaudited Interim Financial Statements”);

(e)	the Corporation’s management’s discussion and analysis for the three-month period ended March 31, 2015;

(f)	the Corporation’s material change report dated April 15, 2015 regarding the Arrangement; and

(g)	the Corporation’s material change report dated June 29, 2015 regarding the Arrangement and the entering into of the Recapitalization Agreement.

Any annual information form, annual or interim financial statement and related management’s discussion and analysis, material change report (excluding confidential material change reports), business acquisition report, information circular, news releases containing financial information for financial periods more recent than the most recent annual or interim financial statements, or disclosure document filed pursuant to an undertaking to a Canadian securities regulatory authority filed by us with any securities commission or similar regulatory authority in Canada subsequent to the date of this Circular and prior to the Closing Date (as defined below) shall be deemed to be incorporated by reference into this Circular, as well as any document so filed by NAP which expressly states it is to be incorporated by reference into this Circular. In addition, any document filed by the Corporation with, or furnished by the Corporation to, the SEC pursuant to the 1934 Act subsequent to the date of this Circular and prior to the Closing Date shall be deemed to be incorporated by reference into the Registration Statement (in the case of any Report on Form 6-K, if and to the extent expressly provided in such report). These documents will be available on SEDAR, which can be accessed at www.sedar.com, and on EDGAR, which can be accessed on www.sec.gov.

Any statement contained herein, or in any document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded, for the purposes of this Circular, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Circular, except as so modified or superseded.

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CURRENCY AND FINANCIAL STATEMENT PRESENTATION

Unless otherwise specified or the context otherwise requires, all references to dollar amounts in this Circular or in any documents incorporated by reference herein and therein are references to Canadian dollars. References to “$” or “Cdn.$” are to Canadian dollars and references to “US$” are to U.S. dollars.

Unless otherwise indicated, annual financial statements incorporated herein by reference have been prepared in accordance with IFRS as issued by the International accounting Standards Board and interim financial statements incorporated herein by reference have been prepared in accordance with IFRS using International Accounting Standard No. 34.

The following table sets forth, for the Canadian dollar, expressed in United States dollars: (i) the high and low exchange rates during each period; (ii) the average of the exchange rates on the last day of each month during each period; and (iii) the exchange rate at the end of each period. These rates are based on the noon buying rate published by the Bank of Canada.

	Year Ended December 31,		Six Months Ended June 30,
	2013	2014	2014	2015
Highest rate during period	1.0164	0.9422	0.9422	0.8527

Lowest rate during period	0.9348	0.8589	0.8888	0.7811

Average rate during period	0.9710	0.9054	0.9064	0.8095

Rate at the end of period	0.9402	0.8620	0.9047	0.8017

On June 30, 2015 the noon buying rate for one (1) Canadian dollar expressed in United States dollars, as quoted by the Bank of Canada, was $1.00=US$0.8017 (or US$1.00=$1.2473). The Canadian dollar/U.S. dollar exchange rate has varied significantly over the last several years and investors are cautioned that the exchange rates presented here are historical and are not indicative of future exchange rates.

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GLOSSARY OF TERMS

Unless the context otherwise requires, when used in this Circular the following terms shall have the meanings set forth below. Words importing the singular number shall include the plural and vice versa, and words importing any gender shall include all genders.

“1933 Act” means the United States Securities Act of 1933, as amended and now in effect and as it may be further amended from time to time, and the rules and regulations promulgated thereunder.

“1934 Act” means the United States Securities Exchange Act of 1934, as amended and now in effect and as it may be further amended from time to time, and the rules and regulations promulgated thereunder.

“2012 Debentures” means the 6.15% convertible debentures due September 30, 2017 of the Corporation in an aggregate principal amount of $43 million issued pursuant to the 2012 Indenture.

“2012 Indenture” means the convertible debenture indenture dated July 31, 2012, between the Corporation, as issuer, and Computershare Trust Company of Canada, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“2014 AGM” has the meaning ascribed to such term under the heading “Statement of Corporate Governance Practices – Board Committees – Audit Committee”.

“2014 Debentures” means, collectively, the Series 1 Debentures and the Series 2 Debentures.

“2014 Indenture” means the indenture dated January 31, 2014 between the Corporation, Computershare Trust Company of Canada and Computershare Trust Company, N.A., as supplemented on January 31, 2014 and April 11, 2014, and as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“3(a)(10) Securities” means the Common Shares to be issued to Debentureholders and holders of RSUs pursuant to the Arrangement.

“Additional New Common Shares” has the meaning ascribed to such term under the heading “Rights Offering – Additional Subscription Privilege”.

“Additional Subscription Privilege” has the meaning ascribed to such term under the heading “Rights Offering – Additional Subscription Privilege”.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“AIF” has the meaning ascribed to such under the heading “Documents Incorporated by Reference”.

“Annual Financial Statements” has the meaning ascribed to such under the heading “Documents Incorporated by Reference”.

“Applicable Securities Laws” mean all applicable Laws, regulations, rules, policies or instruments of any securities commission, stock exchange or like body in Canada and the United States (including U.S. securities laws).

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“Approved Ineligible Holder” means a person in an Ineligible Jurisdiction if the Corporation determines that the offering of Rights to and subscription by such person is lawful and in compliance with all securities and other laws applicable in the jurisdiction where such person is resident.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Plan of Arrangement or made at the direction of the Court in the Interim Order or the Final Order.

“Arrangement Agreement” means the arrangement agreement dated as of June 18, 2015 between the Corporation and Newco, as amended or restated from time to time.

“Arrangement Resolutions” means, collectively, the Shareholders’ Arrangement Resolution and the Debentureholders’ Arrangement Resolution.

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 192(6) of the CBCA to be filed with the Director after the Final Order has been made giving effect to the Arrangement.

“Audit Committee” has the meaning ascribed to such term under the heading “Statement of Corporate Governance Practices – Board Committees – Audit Committee”.

“Backstop Agreement” means the backstop agreement dated June 18, 2015 between NAP and Brookfield.

“Backstop Commitment” means the agreement by Brookfield to acquire all of the New Common Shares which remain unsubscribed for by the holders of the Rights at the Rights Expiry Time.

“Backstop Fee Shares” has the meaning ascribed to such term under the heading “Rights Offering – Backstop Agreement”.

“Backstopped Shares” means the New Common Shares that were not otherwise subscribed for and taken up in the Rights Offering by holders of Rights prior to the Rights Expiry Time, if any.

“Basic Subscription Privilege” means the right of a holder of a Right to purchase 0.1693 New Common Shares per Right, such that a holder may exercise 5.91 Rights to purchase one (1) New Common Share for the Subscription Price prior to the Rights Expiry Time.

“BNS Credit Agreement” means the second amended and restated credit agreement dated as of June 7, 2013, between, inter alia, the Corporation, Lac des Iles Mines Ltd., as borrowers, and the BNS Credit Agreement Lender, as amended by the first amendment dated as of November 23, 2013, the extension and second amendment dated as of July 4, 2014, the third amendment dated as of October 30, 2014 and the waiver and fourth amendment dated as of April 15, 2015, as amended, restated, or replaced from time to time.

“BNS Credit Agreement Lender” means, collectively, The Bank of Nova Scotia as administrative agent and collateral agent, and the persons who are lenders from time to time under the BNS Credit Agreement and the other BNS Credit Documents, and any Affiliate of any of the foregoing Persons.

“BNS Credit Documents” means the BNS Credit Agreement and all documents, agreements, certificates, instruments, and security documents and agreements executed from time to time by the Corporation or Lac Des Iles Mines Ltd. in any way related to or connected with (i) the BNS Credit Agreement; and

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(ii) any (A) cash management arrangement, (B) swap, hedging, foreign exchange or other derivative transaction, and (C) financing lease arrangement, in each case entered into from time to time by the Corporation or Lac Des Iles Mines Ltd. with a BNS Credit Agreement Lender.

“Board of Directors” or “Board” means the board of directors of NAP.

“Brookfield” means BCP III NAP L.P. by its administrative general partner, Brookfield Capital Partners Ltd.

“Brookfield Asset Management” means Brookfield Asset Management Inc.

“Brookfield Bridge Loan” means the principal amount of US$25,000,000 made available by Brookfield to the Corporation pursuant to the waiver and fourth amendment dated June 18, 2015 to the Brookfield Existing Loan.

“Brookfield Existing Loan” means the senior secured term loan under the loan agreement between the Corporation, Lac des Iles Mines Ltd. and Brookfield dated June 7, 2013, as amended on November 23, 2013, October 30, 2014 and April 15, 2015, as amended, restated, or replaced from time to time (but for greater certainty, not including the Brookfield Bridge Loan).

“Brookfield Representation Condition” has the meaning ascribed to such term under the heading “Recapitalization Agreement”.

“Business Day” means any day other than a Saturday or a Sunday, or a statutory or civic holiday on which commercial banks are generally open for business in Toronto, Ontario and New York, New York, USA.

“CBCA” means the Canada Business Corporations Act and the regulations thereto, as now in effect and as it may be amended from time to time prior to the Effective Date.

“CCAA” means the Companies’ Creditors Arrangements Act (Canada) and the regulations thereto, as now in effect and as it may be amended from time to time prior to the Effective Date.

“CDS” means CDS Clearing and Depository Services Inc. or any successor thereof.

“CDS Participant” means a registered broker/dealer or other financial institution in Canada that is a direct or indirect participant in the CDS system.

“Certificate” means the certificate giving effect to the Arrangement to be issued by the Director pursuant to Section 192(7) of the CBCA upon receipt of the Articles of Arrangement in accordance with Section 262 of the CBCA.

“CIBC” means CIBC World Markets Inc.

“CIBC Opinions” means the opinions of CIBC dated June 18, 2015 in the forms attached as Appendix D to this Circular.

“Circular” means this management proxy circular.

“Closing Date” means the second Business Day following the Rights Expiry Time, or such other date as may be agreed by the Corporation and Brookfield.

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“Closing Time” means 8:00 a.m. (Toronto time) on the Closing Date or at such other time as the Corporation and Brookfield may agree upon in writing.

“Closure Plan Amendment” means the closure plan amendment to be submitted to the Ontario Ministry of Northern Development and Mines in respect of the expansion of the TMF.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Code of Conduct” has the meaning ascribed to such term under the heading “Statement of Corporate Governance Practices – Code of Conduct”.

“Common Shares” means the common shares in the capital of NAP prior to the Share Consolidation.

“Consenting Debentureholder” means Polar Securities Inc., a Debentureholder holding approximately $23,328,000 or 54% of the principal amount of Debentures as of April 15, 2015.

“Convention” means the Canada-United States Income Tax Convention (1980), as amended.

“Corporation” means North American Palladium Ltd.

“Corporation Representation Condition” has the meaning ascribed to such term under the heading “Recapitalization Agreement”.

“CRA” means the Canada Revenue Agency.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“D&O” means director and officer.

“Debentureholder Voting Record Date” means June 30, 2015.

“Debentureholders” mean the holders of the Debentures.

“Debentureholders’ Arrangement Resolution” means the resolution of the Debentureholders to approve the Arrangement, the full text of which is set out as Appendix A to this Circular.

“Debentureholders’ Meeting” means the meeting of Debentureholders scheduled to be held on July 30, 2015 to consider the matters set out in the Debentureholders’ Notice, and any adjournment(s) or postponement(s) thereof.

“Debentureholders’ Notice” means the notice of the Debentureholders’ Meeting.

“Debentures” means, collectively, the 2012 Debentures, Series 1 Debentures and the Series 2 Debentures.

“Deferred Plans” has the meaning ascribed to such term under the heading “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Residents of Canada - Eligibility for Investment”.

“D.F. King” means D.F. King Co., Inc.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

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“Director’s Order” means the order signed on June 4, 2015 and issued by the Ontario Ministry of the Environment and Climate Change to the Corporation, Lac des Iles Mines Ltd., Robert Joseph Quinn, William James Weymark, John W. Jentz, Alfred L. Hills, Andre J. Douchane, Gregory J. Van Staveren, Phillippus F. du Toit, Jim Gallagher and Dave Langille relating to the LDI Mine site.

“Director’s Order and any Amendments” means the Director’s order and includes any amended, restated, replacement or further order or other instrument addressing the same or a similar subject matter, or any related underlying issue, as the Director’s Order.

“DTC” means the Depositary Trust Company or any successor thereof.

“DTC Participant” means a direct participant in the DTC book-entry only system.

“Effective Date” means the date shown on the Certificate.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date or such other time as may be specified in writing by NAP prior to the Effective Date.

“Eligible Jurisdictions” means the provinces and territories of Canada and if the Registration Statement is filed and becomes effective prior to the Effective Date, the United States (but not elsewhere).

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as granted or affirmed.

“g/t” means grams per tonne.

“Governance Committee” has the meaning ascribed to such term under the heading “Statement of Corporate Governance Practices – Board Committees – Governance, Nominating and Compensation Committee”.

“Governmental Entity” means any government, regulatory authority, stock exchange (including the TSX), governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (i) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Holder” has the meaning ascribed to such term under the heading “Rights Offering – Issue of the Rights”.

“ICFR” has the meaning ascribed to such term under the heading “Risk Factors – Risks Relating to the Corporation - The Corporation may fail to achieve and maintain adequate internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act and Equivalent Canadian Legislation”.

“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board.

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“Indenture Trustees” means Computershare Trust Company of Canada, the trustee under the 2012 Indenture, and Computershare Trust Company of Canada and Computershare Trust Company, N.A., the trustees under the 2014 Indenture.

“Indentures” means, collectively, the 2012 Indenture and the 2014 Indenture.

“Ineligible Holders” means a holder of Rights resident in an Ineligible Jurisdiction.

“Ineligible Jurisdiction” means any jurisdiction other than the Eligible Jurisdictions.

“Interim Order” means the interim order of the Court pursuant to subsection 192(4) of the CBCA containing declarations and directions with respect to the Arrangement and the Debentureholders’ Meeting and issued pursuant to the application of NAP therefor.

“Intermediary” means an intermediary with which a Non-Registered Debentureholder or a Non-Registered Shareholder may deal, including banks, trust companies, securities dealers or brokers and trustees or administrators of self-directed trusts governed by RRSPs, RRIFs, RESTs and similar plans, and their nominees.

“IRS” means the U.S. Internal Revenue Service.

“KPMG” means KPMG LLP.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States (including U.S. Securities Laws) or any other country, or any domestic or foreign state, county, province, city or other political subdivision or of any Governmental Entity.

“LDI Mine” means the Lac des Iles mine.

“LDI Report” means the NI 43-101 report titled “Amended and Restated NI 43-101 Technical Report for Lac des Iles Mine, Ontario Incorporating A Preliminary Economic Assessment of the Mine Expansion Plan” dated April 20, 2015 (effective date of February 18, 2015) prepared by Dr. D. Peck, Mr. D. Decharte, Mr. D. Penna, Mr. C. Roney, Mr. B. Young, Mr. R. Duinker and Mr. B. Houdeh.

“Letter of Transmittal” means the letter of transmittal for use by Securityholders with respect to the Arrangement.

“Material Adverse Change” means any previously undisclosed material adverse change in the Corporation’s business operations; for greater certainty, any change in the Corporation’s business operations resulting from or arising in connection with any of the following does not constitute a Material Adverse Change: (i) any change in IFRS; (ii) any change in commodity prices; (iii) any adoption, proposal, implementation or change in applicable Laws or any interpretation thereof by any Governmental Entity; (iv) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets; (v) any natural disaster; (vi) any change in the market price or trading volume of any securities of the Corporation; (vii) the execution, announcement or performance of the Recapitalization Agreement, the Term Sheet, the Plan of Arrangement or any other related agreement and the completion of the transactions contemplated thereby; (viii) the failure, in and of itself, of the Corporation to meet any internal or public projections, forecasts or estimates of revenues or earnings; or (ix) any action taken by the Corporation which is required by the Term Sheet, provided however that:

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(a)	if the Corporation incurs or is reasonably expected to incur in excess of $12,500,000, in aggregate (net of insurance recoveries and excluding any internal labour costs), (i) to comply with the Director’s Order and any Amendments, (ii) to stabilize any dam and any other containment structure at the LDI Mine site as a result of or otherwise related to the Director’s Order and any Amendments or related matters and (iii) to cover the incremental cost resulting from or otherwise related to the Director’s Order and any Amendments or related matters to expand the tailings management facilities and water management facilities;

(b)	if there is a failure or other breach of any dam or other containment structure at the LDI Mine site that materially affects or may reasonably be expected to materially affect the Corporation’s business operations, including any of its plans, projections, forecasts or estimates; or

(c)	if the mill at the LDI Mine site is processing less than 8,400 tonnes of ore per day, on average, between the date the mill recommences processing ore in accordance with the Director’s Order and any Amendments and July 15, 2015 (and, for greater clarity, if such recommencement does not occur prior to July 15, 2015, the average tonnes of ore processed per day will be zero), a Material Adverse Change shall automatically be deemed to have occurred.

“Meeting Materials” has the meaning ascribed to such term under the heading “General Information - Non-Registered Holders”.

“Meetings” means, collectively, the Shareholders’ Meeting and the Debentureholders’ Meeting.

“Mercator” means Mercator Minerals Ltd.

“Mercer” has the meaning ascribed to such term under the heading “Director Compensation – Review of Director Compensation”.

“Mt” means million tonnes.

“NAP” means North American Palladium Ltd.

“NAP Quebec” means NAP Quebec Mines Ltd.

“Newco” means NAP Newco Inc.

“New Common Shares” means the Common Shares after the Share Consolidation.

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

“NI 51-102” means National Instrument 51-102 - Continuous Disclosure Obligations of the Canadian Securities Administrators.

“NI 52-110” means National Instrument 52-110 — Audit Committees of the Canadian Securities Administrators.

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“NI 54-101” means National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators.

“NI 58-101” means National Instrument 58-101 – Disclosure of Corporate Governance Practices of the Canadian Securities Administrators.

“Non-Registered Debentureholder” means a non-registered, beneficial holder of Debentures whose Debentures are held through an Intermediary.

“Non-Registered Holder” means a Non-Registered Debentureholder or a Non-Registered Shareholder, as applicable.

“Non-Registered Shareholder” means a non-registered, beneficial holder of Common Shares whose Common Shares are held through an Intermediary.

“Notices of Meeting” means, collectively, the Debentureholders’ Notice and the Shareholders’ Notice.

“NYSE MKT” means the NYSE MKT, LLC.

“OBO” has the meaning ascribed to it under the heading “General Information – General”.

“Offset Zone” means the mineralized zone located below and approximately 250 metres to the west of the LDI underground mine Roby Zone orebody.

“Open Pit Expansion” means the expansion of the currently idle open pit mine.

“Options” means the outstanding stock options, whether or not vested, to acquire Common Shares granted pursuant to Stock Option Plan.

“Outside Date” means September 16, 2015.

“Pd” means palladium.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“PFIC” means a passive foreign investment company within the meaning Section 1297 of the Code.

“PGM” has the meaning ascribed to such term under the heading “Risk Factors – Risks Relating to the Corporation - The Corporation’s financial results are directly affected by commodity prices”.

“Phase 2 Expansion” means the potential deepening of the shaft at the LDI Mine to access the lower Offset Zone.

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Appendix C to this Circular and any amendments or variations thereto made in accordance with the provisions of the Plan of Arrangement or made at the direction of the Court in the Interim Order or the Final Order.

“Principal Claim Amount” means, with respect to each holder of Debentures, the principal amount of the Debentures owned by such holder at the Debentureholder Voting Record Date.

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“Proposed Amendments” has the meaning ascribed to such term under the heading “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations”.

“Recapitalization” means the transactions contemplated by the Plan of Arrangement and the Recapitalization Agreement.

“Recapitalization Agreement” means the recapitalization agreement dated June 18, 2015 between NAP and Brookfield.

“Recapitalization Securities” means, collectively, the Rights, the New Common Shares issuable upon the exercise of the Rights, the Backstopped Shares and the Backstop Fee Shares.

“Registered Debentureholder” means a Debentureholder as shown on the register maintained by or on behalf of NAP for the Debentures.

“Registered Shareholder” means a Shareholder as shown in the register maintained by or on behalf of NAP for the Common Shares.

“Registration Statement” means the Form F-7 filed by the Corporation under the 1933 Act registering the New Common Shares to be issued in the Rights Offering, as such registration statement may be amended from time to time.

“Regulation S” means Regulation S adopted by the SEC pursuant to the 1933 Act.

“Regulations” has the meaning ascribed to such term under the heading “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations”.

“Rights” means the rights to be issued by NAP pursuant to the Rights Offering, with each Right entitling the holder thereof to subscribe for 0.1693 New Common Shares, such that 5.91 Rights shall entitle the holder to purchase one (1) New Common Share for the Subscription Price.

“Rights Agent” means Computershare Investor Services Inc.

“Rights Certificate” means certificates in registered form evidencing the Rights.

“Rights Expiry Date” means the 21st calendar day (or the next Business Day if this date is not a Business Day) following the Rights Issuance Date.

“Rights Expiry Time” means 5:00 p.m. (Toronto time) on the Rights Expiry Date.

“Rights Issuance Date” means the date on which the Rights are issued by the Corporation, which shall occur on the Rights Offering Record Date.

“Rights Offering Record Date” means the record date for the Rights Offering, which shall occur on the date that is ten (10) trading days after the Effective Date.

“Rights Offering” means the issuance by NAP of one (1) Right for each New Common Share held by Shareholders of record on the Rights Offering Record Date.

“Roby Zone” means the mineralized zone extending to a minimum depth of 650 metres below surface at the LDI Mine.

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“RRIF” has the meaning ascribed to such term under the heading “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Eligibility for Investment”.

“RRSP” has the meaning ascribed to such term under the heading “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Eligibility for Investment”.

“RSUs” means the outstanding restricted share units issued pursuant to the RSU Plan.

“RSU Plan” means the 2014 amended and restated North American Palladium Ltd. restricted share unit plan for directors, officers and key employees.

“SEC” means the United States Securities and Exchange Commission.

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the 1933 Act provided by Section 3(a)(10) of the 1933 Act.

“Securityholders” means the Debentureholders and the Shareholders.

“Series 1 Debentures” means the 7.5% convertible unsecured subordinated debentures of the Corporation due January 31, 2019 in the aggregate principal amount of $1,000.

“Series 1 Warrants” means the issued and outstanding Common Share purchase warrants issued on January 31, 2014 and February 10, 2014 and outstanding pursuant to the 2014 Indenture.

“Series 2 Debentures” means the 7.5% convertible unsecured subordinated debentures of the Corporation due April 11, 2019 in the aggregate principal amount of $250,000.

“Series 2 Warrants” means the issued and outstanding Common Share purchase warrants issued on April 11, 2014 and April 17, 2014 pursuant to the 2014 Indenture.

“Share Consolidation” means the consolidation of NAP’s issued and outstanding Common Shares on the basis of one (1) New Common Share for every 400 Common Shares.

“Shareholder Voting Record Date” means June 30, 2015.

“Shareholders” mean the holders of Common Shares.

“Shareholders’ Meeting” means the meeting of Shareholders scheduled to be held on July 30, 2015 to consider the matters set out in the Shareholders’ Notice.

“Shareholders’ Notice” means the notice of the Shareholders’ Meeting.

“Shareholders’ Arrangement Resolution” means the resolution of the Shareholders to approve the Arrangement, the full text of which is set out as Appendix B to this Circular.

“SOX” has the meaning ascribed to such term under the heading “Risk Factors – Risks Relating to the Corporation - The Corporation may fail to achieve and maintain adequate internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act and Equivalent Canadian Legislation”.

“Special Committee” has the meaning ascribed to such term under the heading “Statement of Corporate Governance Practices – Board Committees – Special Committee”.

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“Starfield” means Starfield Resources Inc.

“STIP” has the meaning ascribed to such term under “Compensation Discussion and Analysis”.

“Stock Option Plan” means the Corporation’s stock option plan, as amended and restated in 2013 and further amended in 2014.

“Subscription Price” means $5.97 per New Common Share.

“Subscription Office” has the meaning ascribed to such term under the heading “Rights Offering – Rights Agent”.

“Support Agreement” means the support agreement dated April 15, 2015 between NAP, Brookfield and the Consenting Debentureholder pursuant to which the Consenting Debentureholder has agreed to support and vote its Debentures in favour of the Arrangement on the terms and conditions set out therein.

“Tax Act” means the Income Tax Act (Canada) as now in effect and as it may be amended from time to time.

“Technical Committee” has the meaning ascribed to such term under the heading “Statement of Corporate Governance Practices – Board Committees – Technical, Environment, Health and Safety Committee”.

“Term Sheet” means the definitive, binding term sheet dated as of April 15, 2015 between the Corporation and Brookfield.

“TFSA” has the meaning ascribed to such term under the heading “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Eligibility for Investment”.

“TMF” means the tailings management facility at the LDI Mine.

“Transfer Agent” means Computershare Investor Services Inc., the registrar and transfer agent of the Common Shares and the Debentures.

“TSX” means the Toronto Stock Exchange.

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“US$” or “U.S. dollars” means United States dollars.

“U.S. Holder” has the meaning ascribed to such term in “Income Tax Considerations - Certain United States Federal Income Tax Considerations”.

“U.S. Securities Laws” means collectively, and as the context may require, the 1933 Act and all other applicable U.S. federal and state securities laws, rules and regulations and published policies thereunder.

“Warrantholders” mean the holders of the Warrants.

“Warrants” means, collectively, the Series 1 Warrants and the Series 2 Warrants.

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

“Vale” means Vale Canada Limited.

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SUMMARY

The following is a summary of the contents of this Circular. This summary is provided for convenience only and the information contained in this summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing or referred to elsewhere in this Circular, including the appendices. Securityholders should read this Circular in its entirety to understand the terms of the Arrangement as well as other considerations that may be important to them in deciding whether to approve the Arrangement. Securityholders should pay special attention to the “Risk Factors” section of this Circular. Capitalized terms used herein, and not otherwise defined, have the meanings ascribed to them in the Glossary.

THE ARRANGEMENT

This Circular describes the proposed Arrangement. The Arrangement will be considered by the Shareholders and the Debentureholders at their respective Meetings. If completed as contemplated, the Arrangement will effect a number of significant changes to the capital structure of NAP (including a change of control of NAP), as more particularly described in this Circular.

BACKGROUND TO THE ARRANGEMENT

Over the past several years, the Corporation, along with several of its peers in the mining industry, has faced a number of challenges including operating in an environment of constrained availability of capital. In 2010, the Corporation commenced an expansion of the LDI Mine to access the Offset Zone. The expansion plan consisted of sinking a shaft and extending the ramp from the Roby Zone into the Offset Zone.

Mining of the first Offset Zone stope commenced in the fourth quarter of 2012. Capital expenditures in 2012 totaled $145.2 million at LDI, of which $130.4 million was invested in the mine expansion. In late 2012, the Corporation announced that it was exploring divestiture opportunities for its gold division assets and conducting a comprehensive strategic review to improve its capital structure and enhance liquidity.

In March of 2013, the Corporation completed the sale of its wholly-owned subsidiary NAP Quebec resulting in the disposition of its gold division assets for gross proceeds of $18 million in cash, 1.5 million common shares of the purchaser and $1.8 million of receivable inventory amounts. In June of 2013 the Corporation entered into a US$130 million debt financing with Brookfield to fund the Corporation’s ongoing expansion of the LDI mine.

In late 2013, the Corporation completed Phase I of the mine expansion including construction and commissioning of the shaft and the underground ore handling system. Capital expenditures in 2013 totaled $109.5 million with $91.8 million spent on the LDI Mine expansion. In December of 2013 an additional US$21 million was received from Brookfield to support working capital needs and continue funding operational and capital expenditures at the LDI Mine. As a result, the Corporation’s debt was increased to US$169.7 million principal outstanding under the loan.

In January and February of 2014, the Corporation completed the first tranche of a public offering of convertible unsecured subordinated debentures and warrants. In April of 2014 the Corporation completed the second tranche of the public offering of convertible debentures and warrants. The proceeds were used for general corporate purposes including upgrades to the ore handling system. The Corporation gradually ramped-up production utilizing the new shaft. The Corporation invested $23.8 million from the proceeds of the offerings in capital expenditures and successfully transitioned to underground mining utilizing the new shaft and related infrastructure.

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As described above, the mine expansion required significant capital, new infrastructure and did not originally yield the anticipated efficiencies in the timeframe that was expected, which ultimately led to higher costs for the Corporation while the Corporation was completing the construction and seeking to maximize efficiencies at the underground mine. In addition, the Corporation was spending capital to carry out exploration to extend the mine life. In order to improve its financial condition in the longer-term and its financial position, the Corporation determined that it would consider strategic alternatives, including raising capital on both dilutive and/or expensive terms.

In January 2015, the Corporation retained CIBC to act as its financial advisor in connection with a strategic review process to solicit interest in a sale of the Corporation and consider refinancing alternatives. In February 2015, CIBC commenced a targeted sale process to determine market interest in a potential transaction to acquire the Corporation or its assets, or recapitalize the Corporation. The Board also considered various types of transactions that would assist realizing immediate cash flows for minerals extracted in the future. These transactions included streaming transactions, forward sales of extracted minerals, and finding a potential partner with which the Corporation could enter into a joint venture.

In late March 2015, the Corporation became aware of potential violations of certain financial covenants under the BNS Credit Agreement and the Brookfield Existing Loan due to a decline in palladium prices and weakening of the Canadian dollar, and to lower production volumes in March combined with higher expenses. The Corporation began discussions with Brookfield to obtain waivers providing temporary relief with respect to compliance with these covenants and sought amendments to the Brookfield Existing Loan with respect to the covenants. Brookfield agreed to a series of temporary waivers with respect to compliance with the covenants; however, the Corporation was not able to secure amendments with respect to the covenants.

In April 2015, Brookfield proposed a potential recapitalization transaction. CIBC and Stikeman Elliott LLP, the Corporation’s outside legal counsel, assisted the Corporation with these discussions and negotiations. On April 15, 2015, the Corporation and Brookfield entered into a binding recapitalization term sheet aimed at significantly reducing the Corporation’s debt and enhancing the Corporation’s liquidity, which permitted the Corporation to conduct a strategic review process to solicit interest in a sale of the Corporation, as an alternative to the Recapitalization. The Corporation had until June 30, 2015 to obtain a superior proposal. The terms of the Recapitalization were ultimately supported by the lender under the BNS Credit Agreement and a Debentureholder holding approximately 54% of the outstanding principal amount of the Debentures. In connection with the foregoing, Brookfield advanced US$25 million to the Corporation in the form of an interim credit facility on April 15, 2015.

Following the execution of the Term Sheet, CIBC re-launched its sale process on an expedited basis to canvass if any superior proposals existed. CIBC established an accelerated process for identifying potentially-interested parties, soliciting interest and conducting due diligence. CIBC contacted various strategic, financial, off-take and trading houses, and royalty or streaming companies; however, no proposals were received through the sale process. As a result, CIBC concluded that no formal or acceptable superior proposals were likely to be received and in a position to be implemented prior to the June 30th timeline provided for in the Term Sheet.

In May of 2015, the LDI Mine was addressing water seepage issues, including a relatively small discharge of reclaim water at the LDI Mine. The discharged water was initially contained and pumped back into a water reclaim pond at the LDI Mine. The Corporation instituted a temporary suspension of milling operations at the LDI Mine due to these water balance issues. Additional leakages at some of the existing containment structures were then experienced and were found to have reached a small water body. These issues were exacerbated by the late and rapid onset of spring, accompanied by heavy rains,

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causing excess water to enter containment areas resulting in an upsetting of the water balance at the LDI Mine. A leak then occurred in a decommissioned tailings pond that was used to store reclaimed water, which was ultimately contained on site. However, due to persistent high water levels in the containment ponds, milling operations at the LDI Mine remained suspended and, after consultation with government ministries, the Corporation received approval to commence a controlled release of water in order to restore the water balance. Prior to the restart of milling operations, the Corporation received a dam safety report from an independent, third-party engineering consulting firm that reconfirmed the integrity of the containment structures at the TMF. The Corporation also successfully restored water balance levels at the LDI Mine to within permitted operating levels. Following consultations with relevant provincial ministries, the Corporation was confirmed to be in full compliance with all necessary requirements to allow for the restart of milling operations. The temporary suspension of milling operations had an adverse impact on the Corporation’s short-term liquidity.

The Ontario Ministry of the Environment and Climate Change issued the Director’s Order dated June 4, 2015 to the Corporation, Lac des Iles Mines Ltd., the Board and certain officers of the Corporation requiring, among other things, that all necessary measures be taken to prevent the failure or breach of the tailings dams or other structures at the LDI Mine site, and to prevent and minimize any adverse effect as a result of discharging untreated/partially treated reclaim water into the environment. The independent directors of the Corporation named personally in the Director’s Order have appealed this order in their respective personal capacities.

As the strategic review process did not yield any viable alternatives, on June 18, 2015, the Corporation and Brookfield entered into the Recapitalization Agreement and the Backstop Agreement. Also on this date, the Corporation and Brookfield entered into the Brookfield Bridge Loan to secure US$25 million of temporary working capital support, which the Corporation is using to cover the costs incurred due to the suspension of milling operations and to cover the costs incurred to comply with the Director’s Order, including those related to the restart of milling operations. Milling operations resumed on June 26, 2015 and the mill is currently running at approximately 8,400 tonnes per day.

On June 30, 2015, the Corporation obtained the Interim Order.

DESCRIPTION OF THE ARRANGEMENT

If the Arrangement Resolutions are approved by Debentureholders and Shareholders and all other conditions precedent to closing are satisfied or waived, the Arrangement will be implemented by way of a court approved plan of arrangement pursuant to Section 192 of the CBCA. Pursuant to the Arrangement, and subject to the specific terms thereof:

(a)	the Corporation shall pay all accrued and unpaid interest under the Brookfield Existing Loan in cash to Brookfield;

(b)	the Brookfield Existing Loan shall be, and shall be deemed to be, irrevocably, finally and fully settled and extinguished by the issuance by the Corporation to Brookfield of 18,214,401,868 Common Shares (representing 92% of the outstanding Common Shares upon completion of the Arrangement but prior to completion of the Rights Offering);

(c)	Debentureholders will receive a cash payment in respect of all accrued and unpaid interest on the Debentures up to (but not including) the Effective Date;

(d)	the Debentures (representing in aggregate $43,251,000) shall be, and shall be deemed to be, irrevocably, finally and fully settled and extinguished by the issuance by the

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Corporation to the Debentureholders of 1,187,895,774 Common Shares, with each Debentureholder being entitled to receive its pro rata share of such Common Shares in full and final settlement of and in exchange for the Debentures (representing 6% of the outstanding Common Shares upon completion of the Arrangement but prior to completion of the Rights Offering);

(e)	RSUs issued pursuant to the RSU Plan issued and outstanding at the Effective Time, whether or not vested, will be transferred to the Corporation without any action on behalf of the respective holders thereof, free and clear of all liens, charges, encumbrances and any other rights of others, and in exchange therefor, the Corporation shall issue to the holder such number of Common Shares as were subject to the RSUs immediately prior to the Effective Time and the RSU Plan will be terminated and the Corporation will have no liabilities or obligations with respect to the RSU Plan;

(f)	the Common Shares then issued and outstanding will be consolidated on the basis of one (1) New Common Share for every 400 Common Shares.

(g)	the Options will be cancelled for no consideration and the Stock Option Plan will be terminated and the Corporation will not have any liabilities or obligations outstanding with respect to the Stock Option Plan;

(h)	the Warrants will be terminated for no consideration;

(i)	Newco, a subsidiary of the Corporation created for the sole purpose of effecting the Arrangement, shall assign, transfer and convey all of its right, title and interest of Newco in and to all of its undertaking, property and assets to its sole shareholder and its sole shareholder shall assume all debts, obligations and liabilities of Newco and Newco shall then be dissolved; and

(j)	on the Rights Issuance Date, holders of New Common Shares will receive, for each New Common Share held following the completion of the Share Consolidation one (1) Right to subscribe for 0.1693 New Common Shares at a Subscription Price of $5.97 per New Common Share (subject to adjustment in certain circumstances);

(k)	on the Rights Expiry Date, the Corporation shall issue New Common Shares to each holder of Rights upon the due exercise of the Rights and receipt of payment therefor; and

(l)	if any of the Rights remain unexercised at the Rights Expiry Time, the issuance of the Backstopped Shares to Brookfield and the Consenting Debentureholder upon the exercise of such Rights pursuant to the Backstop Commitment.

If the Arrangement Resolutions are approved, existing Shareholders will own approximately 2% of the outstanding New Common Shares and Debentureholders will own approximately 6% of the outstanding New Common Shares upon completion of the Arrangement (but prior to completion of the Rights Offering). Brookfield will own approximately 92% of the outstanding New Common Shares upon completion of the Arrangement (but prior to completion of the Rights Offering) and the Arrangement will result in a change of control of the Corporation. Other obligations and indebtedness of NAP not described above will not be affected by the Arrangement. Trade debt, obligations to employees generally and under pension plans will all be required to continue to be paid or satisfied by NAP in the ordinary course.

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

No fractional shares will be issued in connection with the Arrangement. With respect to fractional shares that would otherwise be issuable to a securityholder, the entitlement of such securityholder will be reduced to the next lowest whole number of Common Shares or New Common Shares, as applicable.

RECOMMENDATION OF THE BOARD

The Arrangement is expected to substantially improve the capital structure and financial position of the Corporation by deleveraging its balance sheet, significantly reducing cash interest and providing it with improved liquidity and improved access to capital. The Board and management of the Corporation believe that the Arrangement will provide the necessary financial flexibility and capital resources to manage the business in the current economic environment and enable the Corporation to continue to pursue its business plan, without having to pursue non-consensual proceedings under creditor protection legislation.

In connection with the Arrangement, the Board of Directors received opinions from CIBC to the effect that, as of the date thereof, and subject to the qualifications set out therein: (i) the Debentureholders and the Shareholders would each be in a better financial position, respectively, under the Arrangement than if the Corporation were liquidated, as in each case the estimated aggregate value of the consideration available to the Debentureholders and the Shareholders, respectively, pursuant to the Arrangement would exceed the estimated value that such Debentureholders and Shareholders would receive in a liquidation, respectively; and (ii) the Arrangement, if implemented, is fair, from a financial point of view, to the Corporation. See “CIBC Opinions”. The full text of the CIBC Opinions are attached hereto as Appendix D to this Circular and should be read in their entirety for a description of the assumptions made, matters considered and limitations and qualifications on the review undertaken by CIBC in providing its opinions.

The Board also considered various factors, including: the challenging circumstances that the Corporation has been faced with over the past several years; the challenges faced by the Corporation to meet expected cash requirements of the Corporation, including to service and repay existing debt; the fact that the terms of the Arrangement are the result of arm’s length negotiations by the Corporation with support from their financial and legal advisors; the likely consequences of a failure to pursue the Arrangement; a process to solicit a superior proposal to the Arrangement was conducted but did not present any viable alternatives; the strategic significance and benefits of the Arrangement; the fact that the Arrangement provides a continuing equity interest in the Corporation for Shareholders and Debentureholders; the CIBC Opinions; the input the Corporation has received from CIBC and the fact that a Debentureholder holding approximately 54% of the principal amount of the Debentures is supportive of the Arrangement.

After careful consideration of these and other factors and following consultation with its financial advisor and outside legal counsel, the Board has unanimously determined that the Arrangement is in the best interests of the Corporation and has unanimously determined to recommend to Debentureholders and Shareholders that they VOTE FOR the Arrangement Resolutions at the Meetings. See “Recommendation of the Board of Directors”.

THE MEETINGS

Pursuant to the Interim Order, NAP has called the meeting of the Debentureholders to consider and, if deemed advisable, to approve the Debentureholders’ Arrangement Resolution and NAP has called the meeting of the Shareholders to consider, and, if deemed advisable, to (i) approve the Shareholders’ Arrangement Resolution, and (ii) elect directors of the Corporation for the ensuing year, and approve the

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appointment of KPMG LLP, as auditors for the Corporation, and to authorize the directors of the Corporation to set the auditors’ remuneration. The Meetings are scheduled to be held at the following place, dates and times (unless adjourned or postponed):

Meeting	Time and Date	Place

Debentureholders’ Meeting	10:00 a.m. (Toronto time) on July 30, 2015	Stikeman Elliott LLP, 53rd Floor, Commerce Court West, Suite 5300, 199 Bay Street, Toronto, Ontario

Shareholders’ Meeting	10:30 a.m. (Toronto time) on July 30, 2015	Stikeman Elliott LLP, 53rd Floor, Commerce Court West, Suite 5300, 199 Bay Street, Toronto, Ontario

The Court has set the quorum for the Debentureholders’ Meeting as the presence, in person or by proxy, of one (1) or more persons representing at least 50% in principal amount of the outstanding Debentures.

The Court has set the quorum for the Shareholders’ Meeting as the presence of one (1) or more persons present in person, each being a Shareholder entitled to vote or a duly appointed proxyholder, and collectively holding or representing at least 5% of the total number of outstanding Common Shares having voting rights at such meeting.

Procedures for Voting

Those persons who are Registered Debentureholders on the Debentureholders Voting Record Date are entitled to attend and vote at the Debentureholders’ Meeting or to submit a proxy in respect thereof. Those persons who are Registered Shareholders on the Shareholder Voting Record Date are entitled to attend and vote at the Shareholders’ Meeting or to submit a proxy in respect thereof.

Non-Registered Holders who hold their Debentures and/or Common Shares in the name of an Intermediary or in the name of a depositary such as CDS or DTC will receive either a voting instruction form or, less frequently, a form of proxy. The Non-Registered Holder must complete and sign the voting instruction form and return it in accordance with the directions set out on such form. If a Non-Registered Holder desires to attend a Meeting in person, it must follow the procedures set out in “Information Concerning the Meetings — Non-Registered Holders”.

Debentureholders and Shareholders who have questions or require further information on how to submit their vote at the Debentureholders Meeting or Shareholders Meeting, as applicable, are encouraged to speak with their brokers and Intermediaries, or to contact Computershare Investor Services Inc. toll-free at (800) 564-6253.

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

Stock Exchange Listing

The Common Shares are listed on the TSX. Subject to Shareholders approving the Shareholders’ Arrangement Resolution, the TSX has conditionally approved the: (i) listing of the Common Shares issuable to the Debentureholders and Brookfield and holders of RSUs pursuant to the Arrangement; (ii) consolidation of the Common Shares then issued and outstanding; and (iii) listing of the Rights and the New Common Shares issuable upon the exercise of the Rights, including the Backstopped Shares and the Backstop Fee Shares. Listing is subject to the Corporation fulfilling all of the requirements of the TSX.

Securityholder Approvals

The Interim Order specifies that all Debentureholders as of the Record Date shall vote as one (1) class for the purposes of voting on the Debentureholders’ Arrangement Resolution. The Interim Order also provides that in order for the Debentureholders’ Arrangement Resolution to be passed by the Debentureholders (the full text of which is set out in Appendix A to this Circular) at the Debentureholders’ Meeting at least 66 2⁄3% of votes cast by Debentureholders present in person or by proxy at the Debentureholders’ Meeting and entitled to vote on the Debentureholders’ Arrangement Resolution, on the basis of one (1) vote for each $1,000 of principal amount as of June 30, 2015 must be cast in favour of the Debentureholders’ Arrangement Resolution.

In order for the Shareholders’ Arrangement Resolution (the full text of which is set out in Appendix B to this Circular) to be passed by the Shareholders at the Shareholders’ Meeting, at least 66 2⁄3% of the votes cast by Shareholders present in person or by proxy at the Shareholders’ Meeting and entitled to vote on the Shareholders’ Arrangement Resolution, on the basis of one (1) vote for each Common Share held as of June 30, 2015, must be cast in favour of the Shareholders’ Arrangement Resolution.

The approval of the Shareholders’ Arrangement Resolution will satisfy the TSX’s requirement to obtain the approval of a majority of the votes cast by Shareholders in respect of: (i) the issuance of 19,404,572,359 Common Shares pursuant to the Arrangement (which includes the 2,274,717 Common Shares in (iii)); (ii) the material effect on control that the Arrangement will have on the Corporation; (iii) the transfer of 2,274,717 RSUs by the holders thereof to the Corporation in exchange for 2,274,717 Common Shares; and (iv) the issuance of a maximum of 8,630,870 New Common Shares pursuant to the Rights Offering at a price that may not be at a significant discount to the market price of the Common Shares. Brookfield will own approximately 92% of the outstanding New Common Shares upon completion of the Arrangement but prior to completion of the Rights Offering and the Arrangement will result in a change of control of the Corporation.

Court Approval of Plan of Arrangement

The implementation of the Plan of Arrangement is subject, among other things, to approval of the Court. Prior to the mailing of this Circular, NAP intends to file an application for approval of the Arrangement and obtained the Interim Order.

Following the Meetings, NAP intends to apply for the Final Order. A copy of the Notice of Application for the Final Order is attached as part of Appendix E to this Circular. The hearing in respect of the Final Order is scheduled to take place on August 5, 2015 at 10:00 a.m. (Toronto time) at the courthouse, at 330 University Avenue, Toronto, Ontario, Canada. At the hearing, any Debentureholder, Shareholder, securityholder of the Corporation or other interested party who wishes to participate, or to be represented, or to present evidence or argument, may do so, subject to filing with the Court and serving upon the solicitors for NAP a Notice of Appearance and satisfying any other requirements of the Court as provided in the Interim Order or otherwise. At the hearing for the Final Order, the Court will consider,

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among other things, the fairness and reasonableness of the Arrangement and the approval of the Debentureholders’ Arrangement Resolution by the Debentureholders at the Debentureholders’ Meeting and the Shareholders’ Arrangement Resolution by the Shareholders at the Shareholders’ Meeting.

The Final Order shall provide that the releases described in Article V of the Plan of Arrangement shall be binding on certain parties as contemplated by the Plan of Arrangement.

SUPPORT AGREEMENT

A Debentureholder representing approximately 54% of the aggregate principal amount of Debentures has entered into a support agreement pursuant to which it has agreed, subject to the terms and conditions thereof, to vote all of its Debentures in favour of the Arrangement Resolution at the Debentureholders’ Meeting. Such Debentureholder has also agreed to support the Backstop Commitment.

For a summary of the terms of the Support Agreements, see “Support Agreement”.

CONDITIONS TO THE ARRANGEMENT BECOMING EFFECTIVE

The following are the mutual conditions to the implementation of the Arrangement pursuant to the Recapitalization Agreement:

(a)	the Interim Order shall have been granted on terms consistent with the Recapitalization Agreement and the Interim Order shall not have been set aside or modified in a manner unacceptable to either Brookfield or the Corporation, acting reasonably, on appeal or otherwise;

(b)	the Debentureholders’ Arrangement Resolution shall have been approved at the Debentureholders’ Meeting;

(c)	the Shareholders’ Arrangement Resolution shall have been approved at the Shareholders’ Meeting;

(d)	the Final Order shall have been granted on terms consistent with the Recapitalization Agreement and the Final Order shall not have been set aside or modified in a manner unacceptable to either Brookfield or the Corporation, acting reasonably, on appeal or otherwise;

(e)	there shall not be in effect any preliminary or final decision, order or decree by a Governmental Entity, no application shall have been made to any Governmental Entity, and no action or investigation shall have been taken by any Governmental Entity, in consequence of or in connection with the Recapitalization that restrains, impedes or prohibits (or if granted would reasonably be expected to restrain, impede or inhibit), the Recapitalization or any part thereof or requires or purports to require a variation of the Recapitalization;

(f)	all material filings under applicable Laws shall have been made and any material regulatory consents or approvals that are required in connection with the Recapitalization shall have been obtained and, in the case of waiting or suspensory periods, such waiting or suspensory periods shall have expired or been terminated; and

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(g)	the listing and posting on the TSX of the New Common Shares and the Rights issuable pursuant to the Recapitalization shall have been approved by the TSX, subject only to reasonable listing conditions.

The implementation of the Arrangement pursuant to the Recapitalization Agreement is subject to the following additional conditions in favour of Brookfield:

(a)	the representations and warranties of the Corporation set forth in the Recapitalization Agreement shall be true and correct at the Effective Time with the same force and effect as if made at and as of such time except as such representations and warranties may be affected by the occurrence of events or transactions required by the Recapitalization Agreement and except that representations and warranties that are given as of a specified date shall be true and correct as of such date except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change (as defined in the Recapitalization Agreement) (and, for this purpose, any reference to “material”, “Material Adverse Change” or any other concept of materiality in such representations and warranties shall be ignored), and the Corporation shall have provided Brookfield with a certificate signed by an officer of the Corporation certifying compliance with this condition as at the Effective Time;

(b)	the Corporation shall have performed any and all of its material obligations under and in accordance with the Recapitalization Agreement;

(c)	no Material Adverse Change shall have occurred after the date of the Recapitalization Agreement and prior to the Effective Date;

(d)	the issuance and distribution of securities pursuant to the Recapitalization shall comply with the prospectus and registration requirements of Applicable Securities Laws of Canada and/or exempt from such prospectus and registration requirements;

(e)	(i) all necessary actions shall have been taken with respect to the Recapitalization so that the 3(a)(10) Securities to be issued pursuant to the Recapitalization shall be exempt from the registration requirements of the 1933 Act pursuant to the Section 3(a)(10) Exemption and similar exemptions under all applicable U.S. state securities laws; and (ii) the Final Order will serve as a basis of a claim to a Section 3(a)(10) Exemption regarding the distribution of the 3(a)(10) Securities to be issued pursuant to the Recapitalization; and

(f)	on the Effective Date, Brookfield shall have been reimbursed its reasonable fees and expenses in accordance with the Recapitalization Agreement; provided Brookfield advises the Corporation of such fees and expenses at least five (5) Business Days prior to the Effective Date.

The implementation of the Arrangement pursuant to the Recapitalization Agreement is subject to the following additional conditions in favour of the Corporation:

(a)

the representations and warranties of Brookfield set forth in the Recapitalization Agreement shall be true and correct at the Effective Time with the same force and effect as if made at and as of such time except as such representations and warranties may be affected by the occurrence of events or transactions required by the

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Recapitalization Agreement and except that representations and warranties that are given as of a specified date shall be true and correct as of such date and Brookfield shall have provided the Corporation with a certificate signed by an officer of Brookfield certifying compliance with this condition as at the Effective Time; and

(b)	Brookfield shall have performed any and all of its material obligations under and in accordance with the Recapitalization Agreement.

NAP AFTER THE ARRANGEMENT

The Arrangement is expected to substantially improve the capital structure of NAP by reducing the amount of outstanding debt by approximately $345.1 million on a consolidated basis. After the Arrangement, NAP will benefit from a reduction in the annual cash interest expense of approximately $36.0 million. See “Unaudited Pro Forma Condensed Interim Consolidated Balance Sheet”. Management of NAP believes that the Arrangement will enable NAP to continue to pursue its business plan. The Corporation expects to continue normal business operations at its LDI Mine and the Corporation’s obligations to employees, trade creditors, equipment leases and suppliers will not be affected by the Recapitalization.

Share Capital

After the Arrangement is implemented, the authorized capital of NAP will consist of an unlimited number of New Common Shares. On the Effective Date, 49,495,656 New Common Shares are expected to be outstanding. Following completion of the Rights Offering, including the issuance of the Backstopped Shares and the Backstop Fee Shares, a maximum of 58,126,526 New Common Shares in the aggregate are expected to be outstanding. See “NAP After the Arrangement – Share Capital”.

Debt

After the Arrangement is implemented: (i) the Indentures and all of the Debentures issued pursuant thereto will have been extinguished and terminated and there will not be any Debentures outstanding; and (ii) all of the debt owed by the Corporation to Brookfield under the Brookfield Existing Loan will be extinguished and terminated and the Brookfield Existing Loan will be terminated. The Corporation intends to use the net proceeds of the Rights Offering to fund repayment of any amounts owing under the Brookfield Bridge Loan and the ongoing operations and expansion at the LDI Mine. The Corporation’s total borrowed debt (consisting of the BNS Credit Agreement and obligations under finance leases) will be approximately $48.0 million after the Arrangement. See “NAP After the Arrangement – Debt”.

Board of Directors

Following completion of the Arrangement, the current directors will resign from the Board and the Board will be reconstituted to consist of five (5) directors, including three (3) nominated by Brookfield, one (1) nominated by Debentureholders and one (1) independent director (as such term is construed under Applicable Securities Laws). It is anticipated that one (1) current director of the Corporation will continue to serve as an independent director following completion of the Arrangement. The members of the new Board will be identified prior to the Effective Date and announced by way of a news release. See “NAP After the Arrangement – Board of Directors”.

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Brookfield

Brookfield will own 92% of the outstanding New Common Shares upon completion of the Arrangement but prior to completion of the Rights Offering and the Arrangement will result in a change of control of the Corporation. Brookfield is an affiliate of Brookfield Asset Management, a public company listed on the TSX, New York Stock Exchange and Euronext exchanges with an equity market capitalization of more than $30 billion. Brookfield Asset Management is a global asset manager with approximately $200 billion of assets under management across private equity, real estate, renewable power and infrastructure asset classes.

Brookfield Asset Management has a long history in the mining sector which includes investments and operating experience in Noranda Inc., Falconbridge Limited, Westmin Resources Limited, Northgate Minerals Corporation, Hammerstone Corporation, Grande Cache Coal and Highvale Coal Limited Partnership. See “NAP After the Arrangement – Brookfield”.

RIGHTS OFFERING

Description of the Rights

Each Right entitles the holder thereof to subscribe for 0.1693 New Common Shares, such that a holder may exercise 5.91 Rights to purchase one (1) New Common Share for the Subscription Price prior to the Rights Expiry Time.

A holder of Rights who has exercised in full its Basic Subscription Privilege may subscribe pro rata for additional whole New Common Shares, if available, at the Subscription Price. Those additional whole New Common Shares will be allocated from those New Common Shares, if any, available as a result of Rights that are unexercised at the Rights Expiry Time. If not exercised, the Rights shall expire no later than 5:00 p.m. (Toronto time) on the 21st calendar day following the Rights Issuance Date.

No fractional Rights will be issued in connection with the Arrangement.

The Rights Offering

The following is qualified in its entirety by the more detailed disclosure contained under the heading “Rights Offering”.

Issuer	NAP

Rights Offering	49,495,656 Rights to subscribe for up to 8,379,613 New Common Shares. Pursuant to the Plan of Arrangement, Shareholders of record on the Rights Offering Record Date will receive one (1) Right for each New Common Share held. Each Right will entitle the holder thereof to acquire 0.1693 New Common Shares. NAP intends to file the Registration Statement with the SEC to register the distribution of the New Common Shares underlying the Rights.

Each Shareholder of record on the Rights Offering Record Date will receive one (1) Right for each New Common Share held.

Rights Issuance Date	August 20, 2015 assuming an Effective Date of August 6, 2015.

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Rights Expiry Date	September 10, 2015 assuming an Effective Date of August 6, 2015.

Rights Expiry Time	5:00 p.m. (Toronto time) on the Rights Expiry Date. Rights not exercised at or before the Rights Expiry Time will be void and have no value.

Subscription Price	$5.97 per New Common Share

Net Proceeds	Approximately $49.6 million, after deduction of the estimated cash expenses of approximately $0.4 million.

Basic Subscription Privilege	Each Right will entitle the holder thereof to purchase 0.1693 New Common Shares such that a holder may exercise 5.91 Rights to purchase one (1) New Common Share for the Subscription Price.

If not exercised, the Rights shall expire at the Rights Expiry Time. Mailing of the certificates representing the Rights to Shareholders is expected to commence on or about three (3) Business Days after the Rights Offering Record Date.

Additional Subscription Privilege	A holder of Rights who has exercised in full its Basic Subscription Privilege may subscribe pro rata for additional whole New Common Shares, if available, at the Subscription Price. Those additional whole New Common Shares will be allocated from those New Common Shares, if any, available as a result of Rights that are unexercised at the Rights Expiry Time.

Application for Additional New Common Shares will be received subject to allotment only and the number of Additional New Common Shares, if any, which may be allotted to each applicant will be equal to the lesser of: (i) the number of Additional New Common Shares which that applicant has subscribed for under the Additional Subscription Privilege; and (ii) the product (disregarding fractions) obtained by multiplying the number of Additional New Common Shares by a fraction, the numerator of which is the number of Rights exercised by that applicant under the Basic Subscription Privilege and the denominator of which is the aggregate number of Rights exercised under the Basic Subscription Privilege by holders of Rights that have subscribed for Additional New Common Shares pursuant to the Additional Subscription Privilege. If any holder of Rights has subscribed for fewer Additional New Common Shares than such holder’s pro rata allotment of Additional New Common Shares, the excess Additional New Common Shares will be allotted in a similar manner among the holders who were allotted fewer Additional New Common Shares than they subscribed for.

Exercise of Rights	For all Shareholders whose New Common Shares are held in registered form, a Rights Certificate representing the total number of Rights to which such Shareholder is entitled as at the Rights Offering Record Date will be mailed a copy of this Circular to each such Shareholder. In order to exercise the Rights represented by the Rights Certificate, such Shareholder must complete and deliver the Rights Certificate in accordance with the instructions set out under “Rights Offering - How

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to Complete the Rights Certificate”. For New Common Shares held through a CDS Participant or DTC Participant in the book-based system administered by CDS or DTC, as applicable, a subscriber may subscribe for New Common Shares by instructing the CDS Participant or DTC Participant holding the subscriber’s Rights to exercise all or a specified number of such Rights and forwarding the Subscription Price for each New Common Share subscribed for in accordance with the terms of the Rights Offering to such CDS Participant or DTC Participant, as applicable. See “Rights Offering”.

Holders in Ineligible Jurisdiction	The Rights Offering is made only in Eligible Jurisdictions. No subscription under the Basic Subscription Privilege nor under the Additional Subscription Privilege will be accepted from any person, or such person’s agent, who appears to be, or who the Corporation has reason to believe is, an Ineligible Holder, except that the Corporation may accept subscriptions in certain circumstances from persons in such jurisdictions if the Corporation determines that such offering to and subscription by such person or agent is lawful and in compliance with all securities and other laws applicable in the jurisdiction where such person or agent is resident (each an “Approved Ineligible Holder”). No Rights Certificate will be mailed to Ineligible Holders and Ineligible Holders will, except for Approved Ineligible Holders, not be permitted to exercise their Rights.

Holders of New Common Shares who have not received Rights Certificates but are resident in an Eligible Jurisdiction or wish to be recognized as an Approved Ineligible Holder should contact the Rights Agent at the earliest possible time. Rights of Ineligible Holders will be held by the Rights Agent until 5:00 p.m. (Toronto time) on September 1, 2015 in order to provide the beneficial holders outside the Eligible Jurisdictions the opportunity to claim their Rights Certificate by satisfying the Corporation that the exercise of their Rights will not be in violation of the laws of the applicable Ineligible Jurisdiction. After such time, the Rights Agent will attempt to sell the Rights of such registered Ineligible Holders on such date or dates and at such price or prices as the Rights Agent determines in its sole discretion. Ineligible Holders whose New Common Shares are held through a CDS Participant or DTC Participant who wish to be recognized as Approved Ineligible Holders should contact their CDS Participant or DTC Participant, as applicable, at the earliest possible time. CDS participant(s) or DTC participant(s), prior to the Rights Expiry Date, as agent for and on behalf of the Ineligible Holders, may attempt to sell the Rights issued to such Ineligible Holders at the price or prices that they determine.

Backstop	Brookfield has entered into the Backstop Agreement pursuant to which Brookfield has, subject to certain terms and conditions, agreed to purchase all of the New Common Shares which remain unsubscribed for by the holders of the Rights at the expiry of the Rights Offering under the Basic Subscription Privilege and the Additional Subscription Privilege. The Consenting Debentureholder has agreed to support the Backstop Commitment by purchasing 10% of such unsubscribed New Common Shares.

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

In consideration for the Backstop Commitment, on the Closing Date the Corporation will issue 226,131 New Common Shares to Brookfield and 25,126 New Common Shares to the Consenting Debentureholder with an estimated aggregate value of $1.5 million.

Use of Proceeds	The gross proceeds of the Rights Offering (including, if applicable, the purchase of the Backstopped Shares by Brookfield and the Consenting Debentureholder) will be approximately $50 million. The net proceeds of the Rights Offering will be $49.6 million after paying certain fees and expenses relating to the Rights Offering. The net proceeds will be used by NAP to fund repayment of any amounts owing under the Brookfield Bridge Loan and the ongoing operations and expansion at the LDI Mine. The Brookfield Bridge Loan was used to provide temporary working capital support required by the Corporation as a result of the suspension of milling operations. Fees and expenses reducing the gross proceeds of the Rights Offering relate to financial advisory fees, and legal, accounting and regulatory filing fees.

Listing and Trading	Subject to Shareholders approving the Shareholders’ Arrangement Resolution, the TSX has conditionally approved the: (i) listing of the Common Shares issuable to the Debentureholders and Brookfield and holders of RSUs pursuant to the Arrangement; (ii) consolidation of the Common Shares then issued and outstanding; and (iii) listing of the Rights and the New Common Shares issuable upon the exercise of the Rights, including the Backstopped Shares and the Backstop Fee Shares. Listing is subject to the Corporation fulfilling all of the requirements of the TSX.

Resale Restrictions	The Rights being issued hereunder pursuant to the Rights Offering and the New Common Shares issuable upon exercise of the Rights will be exempt from the prospectus and registration requirements under Canadian and U.S. securities legislation. For a discussion on when the Rights and the underlying New Common Shares will become freely tradable in the Eligible Jurisdictions, see “Certain Regulatory Matters”.

Risk Factors	An investment in New Common Shares is subject to a number of risk factors, which prospective investors should consider before exercising their Rights offered under the Rights Offering. See “Risk Factors – Risks Relating to the Rights Offering”.

INCOME TAX CONSIDERATIONS

Certain Canadian Income Tax Considerations

For a detailed description of the Canadian federal income tax consequences resulting from the Arrangement, please refer to “Income Tax Considerations — Certain Canadian Federal Income Tax Considerations”.

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

Certain United States Income Tax Considerations

For a detailed description of the United States federal income tax consequences resulting from the Arrangement, please refer to “Income Tax Considerations — Certain United States Federal Income Tax Considerations”.

RISK FACTORS

Securityholders should carefully consider the risk factors concerning implementation and non-implementation, respectively, of the Arrangement and the business of NAP described under “Risk Factors”.

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

GENERAL INFORMATION

General

This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of NAP. No person has been authorized to give any information or to make any representations in connection with the Arrangement other than those contained in this Circular and, if given or made, any such other information or representation should be considered as not having been authorized.

NAP will be sending proxy-related materials to Intermediaries for forwarding to non-objecting beneficial owners under National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”). Management of NAP intends to pay for intermediaries to forward to objecting beneficial owners (each, an “OBO”) under NI 54-101 the proxy-related materials and Form 54-101F7 — Request for Voting Instructions Made by Intermediary.

This Circular describes the proposed Arrangement. The Arrangement will be considered by the Shareholders and the Debentureholders at their respective Meetings.

Unless otherwise indicated, the information in this Circular is dated as of June 30, 2015.

Meetings

The Debentureholders’ Meeting is scheduled to be held on July 30, 2015 at Stikeman Elliott LLP, 53rd Floor, Commerce Court West, Suite 5300, 199 Bay Street, Toronto, Ontario at 10:00 a.m. (Toronto time) (unless adjourned or postponed) and the Shareholders’ Meeting is scheduled to be held on July 30, 2015 at Stikeman Elliott LLP, 53rd Floor, Commerce Court West, Suite 5300, 199 Bay Street, Toronto, Ontario at 10:30 a.m. (Toronto time) (unless adjourned or postponed) as set forth in the Notices of Meetings.

Solicitation of Proxies

Management of NAP is soliciting proxies for use at the Meetings and has designated the individuals named on the enclosed forms of proxy as persons whom Securityholders may appoint as their proxyholders. If a Securityholder wishes to appoint an individual not named on the enclosed form of proxy to represent him or her at a Meeting such Securityholder is entitled to attend, the Securityholder may do so either (i) by crossing out the names on the enclosed form of proxy and inserting the name of that other individual in the blank space provided on the enclosed form of proxy or (ii) by completing another valid form of proxy. A proxyholder need not be a Securityholder. If the Securityholder is a corporation, its proxy must be executed by a duly authorized officer or properly appointed attorney.

It is expected that the solicitation will be made primarily by mail but proxies may also be solicited by telephone, or in person by directors, officers or employees of NAP without special compensation or by NAP’s proxy solicitation firm, D.F. King Co. D.F. King will receive a fee not to exceed $40,000 for its services and will be reimbursed for its reasonable out-of-pocket expenses. All costs of the solicitation will be borne by the Corporation.

NAP has requested brokers and nominees who hold Common Shares or Debentures in their names to furnish the Circular and accompanying materials to the beneficial holders of the Common Shares and Debentures and to request authority to deliver a proxy.

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

Whether or not Debentureholders are able to be present at the Debentureholders’ Meeting, you are requested to vote following the instructions provided on the appropriate voting instruction card or proxy using one of the available methods. In order to be effective, proxies must be received by Computershare Investor Services Inc. prior to 10:00 a.m. (Toronto time) on July 28, 2015 (or, in the event that the Debentureholders’ Meeting is adjourned or postponed, 48 hours prior to the time of the reconvened Debentureholders’ Meeting (excluding Saturdays, Sundays and holidays) at the following address:

DEBENTUREHOLDER PROXIES

By Hand, by Courier or by Registered Mail:

Computershare Investor Services Inc.

8th Floor, 100 University Avenue

Toronto, Ontario M5J 2Y1

Whether or not Shareholders are able to be present at the Shareholders’ Meeting, you are requested to vote following the instructions provided on the appropriate voting instruction card or proxy using one of the available methods. In order to be effective, proxies must be received by Computershare Investor Services Inc. prior to 10:30 a.m. (Toronto time) on July 28, 2015 (or, in the event that the Shareholders’ Meeting is adjourned or postponed, 48 hours prior to the time of the reconvened Shareholders’ Meeting (excluding Saturdays, Sundays and holidays) at the following address:

SHAREHOLDER PROXIES

By Hand, by Courier or by Registered Mail:

Computershare Investor Services Inc.

8th Floor, 100 University Avenue

Toronto, Ontario M5J 2Y1

Any questions and requests for assistance may be directed to Computershare Investor Services Inc. at 1-800-564-6253 within North America or 1-514-982-7555 outside of North America.

Notice-and-Access

The Corporation is not relying on the notice-and-access delivery procedures outlined in NI 54-101 to distribute copies of proxy-related materials in connection with the Meetings.

Entitlement to Vote and Attend

Those persons who are Registered Debentureholders on the Debentureholder Voting Record Date are entitled to attend and vote at the Debentureholders’ Meeting. Debentureholders will be entitled to one (1) vote for each $1,000 principal amount of Debentures held on the Debentureholder Voting Record Date.

Those persons who are Registered Shareholders on the Shareholder Voting Record Date are entitled to attend and vote at the Shareholders’ Meeting. Shareholders will be entitled to one (1) vote for each Common Share held on the Shareholder Voting Record Date.

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

Revocation of Proxies

You can revoke your proxy at any time prior to its use. You may revoke your proxy by requesting, or having your authorized attorney request, in writing to revoke your proxy. This request must be delivered to NAP’s address (as listed in this Circular) before the last business day preceding the day of the Meetings or to the Chairman of the Meetings on the day of the Meetings or any adjournment thereof immediately prior to the commencement or adjournment(s) thereof.

If you submit your proxy by telephone or Internet, you may revoke your proxy by entering the proxy system (telephone or Internet) in the same manner and submitting another proxy at any time up to and including the last business day preceding the date of the Meetings. A proxy submitted later will supersede any prior proxy submitted.

Voting of Proxies

In addition to voting in person at the Meetings, you may vote by mail by completing the enclosed form of proxy and returning it in the enclosed envelope to Computershare Investor Services Inc., Proxy Department, 8th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1. You may also appoint a person (who need not be a Shareholder or a Debentureholder, as applicable), other than one of the directors or officers named in the form of proxy, to represent you at the Meetings by inserting the person’s name in the blank space provided in the proxy and returning the proxy no later than 48 hours (excluding Saturdays, Sundays and holidays) prior to the commencement of the Meetings or any adjournment or postponement thereof. You may also vote by telephone or via the Internet. To vote by telephone, in Canada and the United States only, call the toll-free number listed on the proxy from a touch tone phone. When prompted, enter your Holder Account Number and Proxy Access Number listed on the proxy and follow the voting instructions. To vote via the Internet, go to the website specified on the proxy and enter your Holder Account Number and Proxy Access Number listed on the proxy and follow the voting instructions on the screen. If you vote by telephone or via the Internet, do not complete or return the form of proxy.

To be effective, all forms of proxy must be deposited with Computershare Investor Services Inc. prior to (i) 10:00 a.m. (Toronto time) on July 28, 2015 in respect of the Debentureholders’ Meeting (or, in the event that the Debentureholders’ Meeting is adjourned or postponed, 48 hours prior to the time of the reconvened Debentureholders’ Meeting (excluding Saturdays, Sundays and holidays), or (ii) 10:30 a.m. (Toronto time) on July 28, 2015 in respect of the Shareholders’ Meeting (or, in the event that the Shareholders’ Meeting is adjourned or postponed, 48 hours prior to the time of the reconvened Shareholders’ Meeting (excluding Saturdays, Sundays and holidays). Late proxies may be accepted or rejected by the Chairman of the Meetings at his or her discretion and the Chairman of the Meetings is under no obligation to accept or reject any particular late proxy. The Chairman of the Meetings may waive or extend the proxy cut-off without notice.

Non-Registered Holders

Only registered holders of Debentures on the Debentureholder Voting Record Date and registered holders of Common Shares on the Shareholder Voting Record Date, or the persons they appoint as their proxies, are permitted to attend and vote at the Debentureholders’ Meeting and Shareholders’ Meeting, respectively. However, in many cases, Common Shares and Debentures beneficially owned by a holder (a “Non-Registered Holder”) are registered either:

•	in the name of an intermediary that the Non-Registered Holder deals with in respect of the Common Shares or Debentures, as applicable; or

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

•	in the name of a depository such as CDS or DTC.

In accordance with Canadian securities law, NAP has distributed copies of the Notices of Meetings, this Circular and the forms of proxy (collectively, the “Meeting Materials”) to CDS, DTC and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Typically, Intermediaries will use a service company to forward the Meeting Materials to Non-Registered Holders.

Non-Registered Holders will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit Non-Registered Holders to direct the voting of the Common Shares or Debentures they beneficially own. Non-Registered Holders should follow the procedures set out below, depending on which type of form they receive.

A.	Voting Instruction Form. In most cases, a Non-Registered Holder will receive, as part of the Meeting Materials, a voting instruction form. If the Non-Registered Holder does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the Non-Registered Holder’s behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. If a Non-Registered Holder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the Non-Registered Holder’s behalf), the Non-Registered Holder must complete, sign and return the voting instruction form in accordance with the directions provided for purposes of attending and voting at the meeting in person and a form of proxy, giving the right to attend and vote, will be forwarded to the Non-Registered Holder.

or

B.	Form of Proxy. Less frequently, a Non-Registered Holder will receive, as part of the Meeting Materials, a form of proxy that has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of Common Shares or Debentures, as applicable, beneficially owned by the Non-Registered Holder but which is otherwise uncompleted. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on the Non-Registered Holder’s behalf), the Non-Registered Holder must complete the form of proxy and deposit it with the Transfer Agent in accordance with the directions on the proxy. If a Non-Registered Holder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the Non-Registered Holder’s behalf), the Non-Registered Holder must strike out the names of the persons named in the proxy and insert the Non-Registered Holder’s (or such other person’s) name in the blank space provided.

Non-Registered Holders should follow the instructions on the forms they receive and contact their broker or Intermediaries promptly if they need assistance.

Exercise of Discretion by Proxies

The Common Shares and Debentures represented by the enclosed form of proxy will be voted or withheld from voting on any motion, by ballot or otherwise, in accordance with any indicated

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com instructions. In the absence of such direction, such Common Shares and Debentures will be voted FOR the resolutions referred to in the form of proxy.

The persons named in the enclosed proxy will have discretionary authority with respect to any amendments or variations of the matters referred to in the Notices of Meeting or any other matters properly brought before the Meetings or any adjournment or postponement thereof, in each instance, to the extent permitted by law, whether or not the amendment, variation or other matter that comes before the Meetings is routine and whether or not the amendment, variation or other matter that comes before the Meetings is contested. At the time of printing this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notices of the Meetings.

Quorum and Voting Requirements

Debentureholders’ Meeting

On June 30, 2015, the aggregate principal amount of the Debentures outstanding was $43,251,000.

Pursuant to the Interim Order, each Debenture carries one (1) vote for each $1,000 principal amount of such Debenture held as of the Debentureholder Voting Record Date.

The Court has set the quorum for the Debentureholders’ Meeting as the presence, in person or by proxy, of one (1) or more persons representing at least 50% in principal amount of the outstanding Debentures.

The Debentureholders’ Arrangement Resolution must be approved by the affirmative vote of at least 66 2⁄3% of the votes cast by Debentureholders present in person or by proxy at the Debentureholders’ Meeting and entitled to vote on the Debentureholders’ Arrangement Resolution.

As of the date hereof, a Debentureholder representing approximately 54% of the aggregate principal amount of Debentures has entered into a support agreement pursuant to which it has agreed, subject to the terms and conditions thereof, to vote all of its Debentures in favour of the Arrangement Resolution at the Debentureholders’ Meeting. See “Support Agreement”.

Shareholders’ Meeting

On June 30, 2015, 393,690,541 Common Shares were outstanding, each carrying the right to one (1) vote.

As of the Shareholder Voting Record Date, to the knowledge of the directors and officers of the Corporation, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Corporation carrying more than 10% of the rights attached to the voting securities of the Corporation.

The Court has set the quorum for the Shareholders’ Meeting as the presence of one (1) or more persons present in person, each being a Shareholder entitled to vote or a duly appointed proxyholder, and collectively holding or representing at least 5% of the total number of outstanding Common Shares having voting rights at such meeting.

The vote required to pass the Shareholders’ Arrangement Resolution is the affirmative vote of at least 66 2⁄3% of the votes cast by Shareholders present in person or by proxy at the Shareholders’ Meeting and entitled to vote on the resolution.

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

The approval of the Shareholders’ Arrangement Resolution will satisfy the TSX’s requirement to obtain the approval of a majority of the votes cast by Shareholders in respect of: (i) the issuance of 19,404,572,359 Common Shares pursuant to the Arrangement (which includes the 2,274,717 Common Shares in (iii)); (ii) material effect on control that the Arrangement will have on the Corporation; (iii) the transfer of 2,274,717 RSUs by the holders thereof to the Corporation in exchange for 2,274,717 Common Shares; and (iv) the issuance of a maximum of 8,630,870 New Common Shares pursuant to the Rights Offering at a price that may not be at a significant discount to the market price of the Common Shares. Brookfield will own approximately 92% of the outstanding New Common Shares upon completion of the Arrangement but prior to completion of the Rights Offering and the Arrangement will result in a change of control of the Corporation.

Interest of Management and Others

Management is unaware of any material interest, direct or indirect, of any “informed person” (as defined in NI 51-102), any associate or affiliate of any such informed person, or of NAP in any transaction since the beginning of the last completed financial year of NAP or in any proposed transaction or in connection with the Arrangement that has materially affected or will materially affect NAP or any of its affiliates. Except as otherwise described in this Circular, there are no agreements or arrangements between NAP and any director, officer or employee of NAP and its subsidiaries in respect of the Arrangement.

BACKGROUND TO THE ARRANGEMENT

Over the past several years, the Corporation, along with several of its peers in the mining industry, has faced a number of challenges including operating in an environment of constrained availability of capital. In 2010, the Corporation commenced an expansion of the LDI Mine to access the Offset Zone. The expansion plan consisted of sinking a shaft and extending the ramp from the Roby Zone into the Offset Zone.

Mining of the first Offset Zone stope commenced in the fourth quarter of 2012. Capital expenditures in 2012 totaled $145.2 million at LDI, of which $130.4 million was invested in the mine expansion. In late 2012, the Corporation announced that it was exploring divestiture opportunities for its gold division assets and conducting a comprehensive strategic review to improve its capital structure and enhance liquidity.

In March of 2013, the Corporation completed the sale of its wholly-owned subsidiary NAP Quebec resulting in the disposition of its gold division assets for gross proceeds of $18 million in cash, 1.5 million common shares of the purchaser and $1.8 million of receivable inventory amounts. In June of 2013 the Corporation entered into a US$130 million debt financing with Brookfield to fund the Corporation’s ongoing expansion of the LDI mine.

In late 2013, the Corporation completed Phase I of the mine expansion including construction and commissioning of the shaft and the underground ore handling system. Capital expenditures in 2013 totaled $109.5 million with $91.8 million spent on the LDI Mine expansion. In December of 2013 an additional US$21 million was received from Brookfield to support working capital needs and continue funding operational and capital expenditures at the LDI Mine. As a result, the Corporation’s debt was increased to US$169.7 million principal outstanding under the loan.

In January and February of 2014, the Corporation completed the first tranche of a public offering of convertible unsecured subordinated debentures and warrants. In April of 2014 the Corporation completed the second tranche of the public offering of convertible debentures and warrants. The

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proceeds were used for general corporate purposes including upgrades to the ore handling system. The Corporation gradually ramped-up production utilizing the new shaft. The Corporation invested $23.8 million from the proceeds of the offerings in capital expenditures and successfully transitioned to underground mining utilizing the new shaft and related infrastructure.

As described above, the mine expansion required significant capital, new infrastructure and did not originally yield the anticipated efficiencies in the timeframe that was expected, which ultimately led to higher costs for the Corporation while the Corporation was completing the construction and seeking to maximize efficiencies at the underground mine. In addition, the Corporation was spending capital to carry out exploration to extend the mine life. In order to improve its financial condition in the longer-term and its financial position, the Corporation determined that it would consider strategic alternatives, including raising capital on both dilutive and/or expensive terms.

In January 2015, the Corporation retained CIBC to act as its financial advisor in connection with a strategic review process to solicit interest in a sale of the Corporation and consider refinancing alternatives. In February 2015, CIBC commenced a targeted sale process to determine market interest in a potential transaction to acquire the Corporation or its assets, or recapitalize the Corporation. The Board also considered various types of transactions that would assist realizing immediate cash flows for minerals extracted in the future. These transactions included streaming transactions, forward sales of extracted minerals, and finding a potential partner with which the Corporation could enter into a joint venture.

In late March 2015, the Corporation became aware of potential violations of certain financial covenants under the BNS Credit Agreement and the Brookfield Existing Loan due to a decline in palladium prices and weakening of the Canadian dollar, and to lower production volumes in March combined with higher expenses. The Corporation began discussions with Brookfield to obtain waivers providing temporary relief with respect to compliance with these covenants and sought amendments to the Brookfield Existing Loan with respect to the covenants. Brookfield agreed to a series of temporary waivers with respect to compliance with the covenants; however, the Corporation was not able to secure amendments with respect to the covenants.

In April 2015, Brookfield proposed a potential recapitalization transaction. CIBC and Stikeman Elliott LLP, the Corporation’s outside legal counsel, assisted the Corporation with these discussions and negotiations. On April 15, 2015, the Corporation and Brookfield entered into a binding recapitalization term sheet aimed at significantly reducing the Corporation’s debt and enhancing the Corporation’s liquidity, which permitted the Corporation to conduct a strategic review process to solicit interest in a sale of the Corporation, as an alternative to the Recapitalization. The Corporation had until June 30, 2015 to obtain a superior proposal. The terms of the Recapitalization were ultimately supported by the lender under the BNS Credit Agreement and a Debentureholder holding approximately 54% of the outstanding principal amount of the Debentures. In connection with the foregoing, Brookfield advanced US$25 million to the Corporation in the form of an interim credit facility on April 15, 2015.

Following the execution of the Term Sheet, CIBC re-launched its sale process on an expedited basis to canvass if any superior proposals existed. CIBC established an accelerated process for identifying potentially-interested parties, soliciting interest and conducting due diligence. CIBC contacted various strategic, financial, off-take and trading houses, and royalty or streaming companies; however, no proposals were received through the sale process. As a result, CIBC concluded that no formal or acceptable superior proposals were likely to be received and in a position to be implemented prior to the June 30th timeline provided for in the Term Sheet.

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In May of 2015, the LDI Mine was addressing water seepage issues, including a relatively small discharge of reclaim water at the LDI Mine. The discharged water was initially contained and pumped back into a water reclaim pond at the LDI Mine. The Corporation instituted a temporary suspension of milling operations at the LDI Mine due to these water balance issues. Additional leakages at some of the existing containment structures were then experienced and were found to have reached a small water body. These issues were exacerbated by the late and rapid onset of spring, accompanied by heavy rains, causing excess water to enter containment areas resulting in an upsetting of the water balance at the LDI Mine. A leak then occurred in a decommissioned tailings pond that was used to store reclaimed water, which was ultimately contained on site. However, due to persistent high water levels in the containment ponds, milling operations at the LDI Mine remained suspended and, after consultation with government ministries, the Corporation received approval to commence a controlled release of water in order to restore the water balance. Prior to the restart of milling operations, the Corporation received a dam safety report from an independent, third-party engineering consulting firm that reconfirmed the integrity of the containment structures at the TMF. The Corporation also successfully restored water balance levels at the LDI Mine to within permitted operating levels. Following consultations with relevant provincial ministries, the Corporation was confirmed to be in full compliance with all necessary requirements to allow for the restart of milling operations. The temporary suspension of milling operations had an adverse impact on the Corporation’s short-term liquidity.

The Ontario Ministry of the Environment and Climate Change issued the Director’s Order dated June 4, 2015 to the Corporation, Lac des Iles Mines Ltd., the Board and certain officers of the Corporation requiring, among other things, that all necessary measures be taken to prevent the failure or breach of the tailings dams or other structures at the LDI Mine site, and to prevent and minimize any adverse effect as a result of discharging untreated/partially untreated reclaim water into the environment. The independent directors of the Corporation named personally in the Director’s Order have appealed this order in their respective personal capacities.

As the strategic review process did not yield any viable alternatives; on June 18, 2015, the Corporation and Brookfield entered into the Recapitalization Agreement and the Backstop Agreement. Also on this date, the Corporation and Brookfield entered into the Brookfield Bridge Loan to secure US$25 million of temporary working capital support, which the Corporation is using to cover the costs incurred due to the suspension of milling operations and to cover the costs incurred to comply with the Director’s Order, including those related to the restart of milling operations. Milling operations resumed on June 26, 2015 and the mill is currently running at approximately 8,400 tonnes per day.

On June 30, 2015, the Corporation obtained the Interim Order.

THE ARRANGEMENT

Description of the Arrangement

If the Arrangement Resolutions are approved by Debentureholders and Shareholders and all other conditions precedent to closing are satisfied or waived, the Arrangement will be implemented by way of a court approved plan of arrangement pursuant to Section 192 of the CBCA. Pursuant to the Arrangement, and subject to the specific terms thereof:

(a)	the Corporation shall pay all accrued and unpaid interest under the Brookfield Existing Loan in cash to Brookfield;

(b)	the Brookfield Existing Loan shall be, and shall be deemed to be, irrevocably, finally and fully settled and extinguished by the issuance by the Corporation to Brookfield of

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18,214,401,868 Common Shares (representing 92% of the outstanding Common Shares upon completion of the Arrangement but prior to completion of the Rights Offering);

(c)	Debentureholders will receive a cash payment in respect of all accrued and unpaid interest on the Debentures up to (but not including) the Effective Date;

(d)	the Debentures (representing in aggregate $43,251,000) shall be, and shall be deemed to be, irrevocably, finally and fully settled and extinguished by the issuance by the Corporation to the Debentureholders of 1,187,895,774 Common Shares, with each Debentureholder being entitled to receive its pro rata share of such Common Shares in full and final settlement of and in exchange for the Debentures (representing 6% of the outstanding Common Shares upon completion of the Arrangement but prior to completion of the Rights Offering);

(e)	RSUs issued pursuant to the RSU Plan issued and outstanding at the Effective Time, whether or not vested, will be transferred to the Corporation without any action on behalf of the respective holders thereof, free and clear of all liens, charges, encumbrances and any other rights of others, and in exchange therefor, the Corporation shall issue to the holder such number of Common Shares as were subject to the RSUs immediately prior to the Effective Time and the RSU Plan will be terminated and the Corporation will have no liabilities or obligations with respect to the RSU Plan;

(f)	the Common Shares then issued and outstanding will be consolidated on the basis of one (1) New Common Share for every 400 Common Shares.

(g)	the Options will be cancelled for no consideration and the Stock Option Plan will be terminated and the Corporation will not have any liabilities or obligations outstanding with respect to the Stock Option Plan;

(h)	the Warrants will be terminated for no consideration;

(i)	Newco, a subsidiary of the Corporation created for the sole purpose of effecting the Arrangement, shall assign, transfer and convey all of its right, title and interest of Newco in and to all of its undertaking, property and assets to its sole shareholder and its sole shareholder shall assume all debts, obligations and liabilities of Newco and Newco shall then be dissolved;

(j)	on the Rights Issuance Date, holders of New Common Shares will receive, for each New Common Share held following the completion of the Share Consolidation one (1) Right to subscribe for 0.1693 New Common Shares at a Subscription Price of $5.97 per New Common Share (subject to adjustment in certain circumstances);

(k)	on the Rights Expiry Date, the Corporation shall issue New Common Shares to each holder of Rights upon the due exercise of the Rights and receipt of payment therefor; and

(l)	if any of the Rights remain unexercised at the Rights Expiry Time, the issuance of the Backstopped Shares to Brookfield and the Consenting Debentureholder upon the exercise of such Rights pursuant to the Backstop Commitment.

If the Arrangement Resolutions are approved, existing Shareholders will own approximately 2% of the outstanding New Common Shares and Debentureholders will own approximately 6% of the

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outstanding New Common Shares upon completion of the Arrangement (but prior to completion of the Rights Offering). Brookfield will own approximately 92% of the outstanding New Common Shares upon completion of the Arrangement (but prior to completion of the Rights Offering) and the Arrangement will result in a change of control of the Corporation. Other obligations and indebtedness of NAP not described above will not be affected by the Arrangement. Trade debt, obligations to employees generally and under pension plans will all be required to continue to be paid or satisfied by NAP in the ordinary course.

No fractional shares will be issued in connection with the Arrangement. With respect to fractional shares that would otherwise be issuable to a securityholder, the entitlement of such securityholder will be reduced to the next lowest whole number of New Common Shares.

Arrangement Agreement

The Arrangement Agreement contains covenants by each of NAP and Newco to make application to the Court to effect the Arrangement pursuant to the form of Plan of Arrangement attached as Appendix D to this Circular.

Court Approval and Completion of the Arrangement

The Arrangement requires approval by the Court. Prior to the mailing of this Circular, NAP and Newco obtained the Interim Order providing for the calling and holding of the Debentureholders’ Meeting and the Shareholders’ Meeting and other procedural matters. A copy of the Interim Order is attached hereto as Appendix E.

Subject to the approval of the Arrangement by the Securityholders, the hearing in respect of the Final Order is scheduled to take place on August 5, 2015 at 10:00 a.m. (Toronto time) at the courthouse, at 330 University Avenue, Toronto, Ontario, Canada. Any Securityholder and holder of RSUs who wishes to appear or be represented and to present evidence or arguments at the hearing must serve and file with the Court a Notice of Appearance as set out in the Originating Application for the Final Order and serve such Notice of Appearance on the solicitors for NAP and satisfy any other requirements of the Court as provided in the Interim Order or otherwise. At the hearing for the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement and the approval of the Debentureholders’ Arrangement Resolution by the Debentureholders at the Debentureholders’ Meeting and the Shareholders’ Arrangement Resolution by the Shareholders at the Shareholders’ Meeting.

The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. Prior to the hearing on the Final Order, the Court will be informed that the Final Order will also constitute the basis for an exemption from registration under the 1933 Act for the 3(a)(10) Securities to be issued in the Arrangement.

Assuming the Final Order is granted and the other conditions to closing contained in the Plan of Arrangement are satisfied or waived, it is anticipated that the following will occur on or about August 6, 2015: (i) Articles of Arrangement will be filed with the Director under the CBCA to give effect to the Arrangement; and (ii) the transactions provided for in the Plan of Arrangement will occur in the order indicated.

The Final Order shall provide that the releases described in Article V of the Plan of Arrangement shall be binding on certain parties as contemplated by the Plan of Arrangement.

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Subject to the foregoing, it is expected that the Effective Time will occur as soon as practicable after the requisite approvals have been obtained, which is expected to occur on or about August  6, 2015.

Procedures for Share Consolidation

Shareholders – Registered Shareholders

A Letter of Transmittal accompanies this Circular. Registered Shareholders must properly complete, execute and return the Letter of Transmittal, together with the certificate(s) representing their Common Shares and any other relevant documents required by the instructions set out in the Letter of Transmittal, to the Depositary at one of the offices specified in the Letter of Transmittal, which documents must actually be received by the Depositary in order to receive the New Common Shares. In the Letter of Transmittal, the Registered Shareholders will have to elect to either receive certificate(s) or a direct registration statement representing the New Common Shares. Except as otherwise provided by the instructions in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an eligible institution as defined and set out in the Letter of Transmittal that will be sent to Registered Shareholders. If a Letter of Transmittal is executed by a person other than the registered holder of the certificate(s) deposited therewith, the certificate(s) must be endorsed or be accompanied by an appropriate securities transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or securities transfer power of attorney guaranteed by the eligible institution. All questions as to form, validity and acceptance of any Common Shares deposited pursuant to the Arrangement will be determined by the Corporation in its sole discretion. Registered Shareholders depositing Common Shares agree that such determination shall be final and binding.

The Corporation reserves the absolute right to reject any and all deposits which the Corporation determines not to be in proper form or which may be unlawful for it to accept under the laws of any jurisdiction. The Corporation reserves the absolute right to waive any defect or irregularity in the deposit of any Common Shares. There shall be no duty or obligation on the Corporation, the Depositary or any other person to give notice of any defect or irregularity in any deposit of Common Shares and no liability shall be incurred by any of them for failure to give such notice. The Corporation reserves the right to permit the procedure for the exchange of shares pursuant to the Arrangement to be completed other than that as set out above. Unless otherwise directed in the Letter of Transmittal, the certificate representing the New Common Shares or the direct registration statement advice/statement representing the New Common Shares, as applicable, to be issued in exchange for the Common Shares will be issued in the name of the registered holder of the shares so deposited. Unless the person who deposits the Common Shares instructs the Depositary to hold the New Common Share certificate for pick-up by checking the appropriate box in the Letter of Transmittal, certificates will be forwarded by first class insured mail to the address supplied in the Letter of Transmittal. If no address is provided, certificates will be forwarded to the address of the person as shown on the applicable register of the Corporation.

Registered Shareholders who do not forward to the Depositary properly completed Letters of Transmittal (together with a certificate or certificates representing their Common Shares and all other required documents) will not receive the certificates or direct registration statement advice/statement, as applicable, representing the New Common Shares which they are otherwise entitled and also will not be recorded on the registers of New Common Shares until proper delivery is made.

Where a certificate representing Common Shares has been destroyed, lost or mislaid, the registered holder of that certificate should immediately complete the Letter of Transmittal as fully as possible and deliver it together with a letter describing the loss to the Depositary in accordance with instructions in the Letter of Transmittal.

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Shareholders – Non-Registered Shareholders

Shareholders who hold their interests in Common Shares through CDS or DTC will receive their New Common Shares through the facilities of CDS or DTC, as applicable. Delivery of New Common Shares will be made through the facilities of CDS and DTC to CDS Participants or DTC Participants, as applicable, who in turn will deliver the New Common Shares to the beneficial holders of such New Common Shares pursuant to standing instructions and customary practices.

Debentureholders – Non-Registered Debentureholders

CDS is the sole registered holder of the Debentures. Debentureholders who hold their interests in Debentures through CDS will receive their New Common Shares through the facilities of CDS. Delivery of New Common Shares will be made through the facilities of CDS to CDS Participants, who in turn will deliver the New Common Shares to the beneficial holders of such New Common Shares pursuant to standing instructions and customary practices.

General

Any use of the mail to transmit a certificate representing Common Shares and a related Letter of Transmittal is at the risk of the Shareholder. If these documents are mailed, it is recommended that registered mail, with (if applicable) return receipt requested, properly insured, be used. If the Debentureholders’ Arrangement Resolution and the Shareholders’ Arrangement Resolution are not adopted at the Meetings by the Debentureholders and the Shareholders, respectively, or if the Arrangement is not otherwise completed, the certificates representing the Common Shares received by the Depositary will be returned to the appropriate Shareholders.

Securityholders whose Common Shares or Debentures are registered in the name of a broker, custodian, nominee or other intermediary should contact that intermediary for instructions and assistance in providing details of registration and delivery of their New Common Shares.

Strict compliance with the requirements set forth above concerning deposit and delivery of securities and related required documents will be necessary.

OPINIONS OF CIBC

At a meeting of the Board held on June 18, 2015, CIBC rendered its oral opinion and, subsequently confirmed in writing on such date, that, as of such date, based upon and subject to the assumptions, limitations and other matters set forth in the CIBC Opinions, in the opinion of CIBC (i) the Debentureholders and the Shareholders would each be in a better financial position, respectively, under the Arrangement than if the Corporation were liquidated, as in each case, the estimated aggregate value of the consideration available to the Debentureholders and the Shareholders, respectively, pursuant to the Arrangement would exceed the estimated value that such Debentureholders and Shareholders would receive in a liquidation, respectively (the “CBCA Opinion”); and (ii) the Arrangement, if implemented, is fair, from a financial point of view, to the Corporation (the “Fairness Opinion”).

The full texts of the CIBC Opinions are attached as Appendix D to this Circular and Securityholders are encouraged to read the CIBC Opinions carefully and in their entirety. The CIBC Opinions describe the scope of the review undertaken by CIBC, matters considered, the assumptions made by CIBC, the limitations and qualifications on the review undertaken in connection with the CIBC Opinions, and the approach to fairness for the purposes of the CIBC Opinions, among other matters. The summary of the CIBC Opinions set forth in this Circular is qualified in its entirety by reference to the full

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texts of the CIBC Opinions. CIBC has provided its written consent to the inclusion of the CIBC Opinions in this Circular. The CIBC Opinions may not be used, or relied upon, by any person other than the Board.

Assumptions and Limitations

The CIBC Opinions are based on and subject to various assumptions, qualifications and limitations including, without limitation, the following:

(a)	CIBC has not been engaged to provide and has not provided: (i) an opinion as to the relative fairness of the Arrangement among and between Shareholders and Debentureholders; (ii) a formal valuation or appraisal of NAP or any of its securities or assets or the securities or assets of NAP’s associates or affiliates (nor has CIBC been provided with such valuation); (iii) an opinion concerning the future trading price of any securities of NAP, or of securities of its associates or affiliates following the completion of the Arrangement; (iv) a recommendation to any Debentureholder as to whether or not such Debentures should be held, or sold or to use the voting rights provided in respect of the Arrangement to vote for or against the Arrangement or to participate in the Rights Offering; or (v) a recommendation to any Shareholder as to whether or not the Common Shares should be held or sold or to use the voting rights provided in respect of the Arrangement to vote for or against the Arrangement or to participate or not participate in the Rights Offering; and the CIBC Opinions should not be construed as such.

(b)	CIBC has relied upon, and has assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by CIBC from public sources, or provided to CIBC by the Corporation or its affiliates or advisors or otherwise obtained by CIBC pursuant to its engagement, and the CIBC Opinion is conditional upon such completeness, accuracy and fair presentation.

(c)	With respect to the historical financial data, operating and financial forecasts and budgets provided to CIBC concerning the Corporation and relied upon in its financial analyses, CIBC has assumed that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgements of management of the Corporation, having regard to the Corporation’s business, plans, financial condition and prospects.

(d)	CIBC has also assumed that all of the representations and warranties contained in the Recapitalization Agreement are correct as of the date hereof and that the Arrangement will be completed substantially in accordance with its terms and all applicable laws and that the Circular will disclose all material facts relating to the Arrangement and will satisfy all applicable legal requirements.

(e)	CIBC expresses no opinion concerning any legal, tax or accounting matters concerning the Arrangement.

(f)

The CIBC Opinions are rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date of the CIBC Opinions and the conditions and prospects, financial and otherwise, of the Corporation as they are reflected in the Information and as they were represented to CIBC in discussions with management of the Corporation and its affiliates and advisors. In its analyses and in connection with the preparation of the CIBC Opinions, CIBC made numerous assumptions with respect to industry performance, general business, markets and

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economic conditions and other matters, many of which are beyond the control of any party involved in the Arrangement.

(g)	The CIBC Opinions are being provided to the Board of Directors for its exclusive use only in considering the Arrangement and may not be published, disclosed to any other person, relied upon by any other person, or used for any other purpose, without the prior written consent of CIBC. The CIBC Opinions are not intended to be and do not constitute a recommendation to the Board of Directors as to whether they should approve the Recapitalization Agreement nor as a recommendation to any Debentureholder or Shareholder as to how to vote or act at the Meetings or as an opinion concerning the trading price or value of any securities of NAP following the announcement or completion of the Arrangement.

(h)	CIBC believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the CIBC Opinions. The preparation of a fairness opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to carry out such could lead to undue emphasis on any particular factor or analysis.

Engagement of CIBC

CIBC will be paid a fee for rendering the CIBC Opinions and will be paid an additional fee that is contingent upon the completion of the Arrangement or any alternative transaction. The Corporation has also agreed to reimburse CIBC for its reasonable out-of-pocket expenses and to indemnify CIBC in respect of certain liabilities that might arise out of its engagement.

CIBC, in the normal course, provides Brookfield Asset Management Inc., an affiliate of Brookfield, and/or its direct and indirect subsidiaries, affiliates and related parties with investment banking and corporate banking services unrelated to the Recapitalization or the Arrangement. In addition, Canadian Imperial Bank of Commerce, an affiliate of CIBC, is, directly or through a wholly owned subsidiary of Canadian Imperial Bank of Commerce, a passive minority investor, along with a number of other parties, in Brookfield Capital Partners Fund II L.P. and Brookfield Capital Partners Fund III L.P., each of which is an affiliate of Brookfield, and which investments are not material to Canadian Imperial Bank of Commerce.

Scope of Review

In preparing the CIBC Opinions, CIBC has relied upon the discussions, documents and materials referred to in the CIBC Opinions.

Approach to Fairness

For the purposes of the Fairness Opinion, CIBC considered that the Arrangement would be fair, from a financial point of view, to NAP if, on a going concern basis, the transaction: (i) provides the Corporation with a more appropriate capital structure, by reducing the total amount of debt outstanding and the amount of debt maturing in the near-term; (ii) reduces the risk that the Corporation’s cash flow from operations and available liquidity would be insufficient to provide adequate funds to finance the operating and capital expenditures necessary to execute its operating strategy and service its debt; and (iii) based on these criteria, is better than other known, feasible alternatives.

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For the purposes of the CBCA Opinion, CIBC considered that the Debentureholders and Shareholders would each be in a better financial position under the Arrangement than if the Corporation were liquidated if the estimated aggregate value of the consideration made available to the Debentureholders and the Shareholders, respectively, exceeds the estimated value such holders would receive if the Corporation were liquidated.

RECOMMENDATION OF THE BOARD

The Board met on several occasions to consider the terms of the proposed Arrangement. It received advice from its financial advisor, CIBC.

The Arrangement is expected to substantially improve the capital structure and financial position of the Corporation by substantially deleveraging its balance sheet and providing it with improved liquidity and improved access to capital. The Board and management of the Corporation believe that the Arrangement will provide the necessary financial flexibility and capital resources to manage the business in the current economic environment and enable the Corporation to continue to pursue its business plan, without having to pursue other alternatives that could include non-consensual proceedings under creditor protection legislation.

The following is a summary of the factors, among others, which the Board reviewed and considered in relation to the Arrangement:

(a)	the challenging set of circumstances that the Corporation has been faced with over the past several years;

(b)	the challenges faced by the Corporation to meet expected cash requirements of the Corporation, including to service and repay existing debt;

(c)	the various alternatives that the Corporation has explored to address its current financial situation, including: (i) a sale of some or all of the Corporation’s assets; (ii) additional debt issuances; (iii) various types of transactions including streaming deals, forward sales of extracted minerals and joint ventures; (iv) attempting to amend the terms of the Corporation’s existing debt obligations; (v) an equity financing in connection with long-term covenant relief from the Corporation’s existing creditors; and (vi) a CCAA restructuring;

(d)	the fact that the terms of the Arrangement are the result of arm’s length negotiations among management and the Board of the Corporation, with support from their professional advisors, and Brookfield and the Consenting Debentureholder;

(e)	the likely consequences of a failure to pursue the Arrangement;

(f)	a process to solicit a superior proposal to the Arrangement was conducted but did not present any viable alternatives;

(g)	the strategic significance and benefits of the Arrangement, including the reduction of the Corporation’s net debt and annual interest costs and the commitment of additional capital required to stabilize the Corporation’s operations;

(h)	the fact that the Arrangement provides a continuing equity interest in the Corporation for Shareholders and Debentureholders;

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(i)	the input the Corporation has received from CIBC;

(j)	the CIBC Opinions;

(k)	the funds made available by Brookfield through the interim credit facility and the Brookfield Bridge Loan, together with the estimated proceeds of the Rights Offering, provide the Corporation with the liquidity required to satisfy its short-term and long- term operating expenses, including the costs of complying with the Director’s Order and any Amendments;

(l)	the Backstop Agreement provides certainty that the Rights Offering will provide additional liquidity to the Corporation;

(m)	the Recapitalization will not directly affect any of the Corporation’s employees or trade obligations;

(n)	the fact that Brookfield, the lender under the BNS Credit Agreement and a holder of approximately 54% of the principal amount of the Debentures are supportive of the Arrangement;

(o)	a restructuring pursuant to CCAA would likely result in worse recoveries for all of the Corporation’s stakeholders than a consensual restructuring outside of creditor protection proceedings; and

(p)	the Recapitalization represents the best going concern solution available to the Corporation.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes certain of the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Arrangement, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. In addition, individual members of the Board may have given differing weights to different factors.

After careful consideration of the above-noted factors and other factors and following consultation with its financial advisor and outside legal counsel, the Board has unanimously determined that the Arrangement is in the best interests of the Corporation and has unanimously determined to recommend to Debentureholders and Shareholders that they VOTE FOR the Arrangement Resolution at the Meetings.

RECAPITALIZATION AGREEMENT

On June 18, 2015, the Corporation and Brookfield entered into the Recapitalization Agreement. The following is a description of certain material terms of the Recapitalization Agreement and is qualified in its entirety by reference to the full text of the Recapitalization Agreement which is available on SEDAR under the Corporation’s profile at www.sedar.com.

The principal terms of the Recapitalization are set out in the Recapitalization Agreement and will be implemented pursuant to various agreements and related documentation.

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Pursuant to the Recapitalization Agreement, and subject to the terms and conditions specified therein, Brookfield has covenanted and agreed:

(a)	to the terms of, and to implement the transactions contemplated by, the Recapitalization Agreement;

(b)	to support the approval of the Arrangement by the Court, on terms consistent with the Recapitalization Agreement, as promptly as practicable;

(c)	not to take any action, or omit to take any action, that would delay, challenge, frustrate or hinder the consummation of the Arrangement;

(d)	to execute any and all documents and perform (or cause its agents and advisors to perform) any and all commercially reasonable acts required by the Recapitalization Agreement to satisfy its obligations hereunder;

(e)	to make the Brookfield Bridge Loan available in accordance with its terms;

(f)	except as specifically provided in the Recapitalization Agreement, not to take any action, or omit to take any action, or require any terms in any agreements entered into in connection with the Recapitalization Agreement that would affect or compromise the unsecured creditors in connection with the Recapitalization; and

(g)	subject to and at the Effective Time, and provided that the similar releases by the Corporation described in the Recapitalization Agreement are fully effective and enforceable, the Corporation and its present and former subsidiaries and affiliates and their respective present and former shareholders, officers, directors, employees, auditors, financial advisors, legal counsel and agents (collectively, the “Corporation Released Parties”) are released and discharged from any and all demands, claims, costs, expenses, liabilities, causes of action, remedies, debts, accounts, covenants, damages, executions and other recoveries based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the date of implementation of the Arrangement relating to, arising out of or in connection with the Brookfield Existing Loan, the Recapitalization, the Term Sheet, the Recapitalization Proceedings (as defined in the Recapitalization Agreement) and any other steps or proceedings commenced with respect to the Arrangement and the Recapitalization, other than under the Backstop Agreement; provided that the releases in the Recapitalization Agreement will release or discharge any of the Corporation Released Parties from or in respect of their obligations to Brookfield under the Term Sheet, the Recapitalization Agreement and the Backstop Agreement and further provided that nothing in the Recapitalization Agreement will release or discharge a Corporation Released Party if the Corporation Released Party is adjudged by the express terms of a judgment rendered on a final determination on the merits to have committed gross negligence, fraud or other willful misconduct.

Pursuant to the Recapitalization Agreement, and subject to the terms and conditions specified therein, the Corporation has, among other things, covenanted and agreed:

(a)	to the terms of, and to implement the transactions contemplated by, the Recapitalization Agreement;

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(b)	that during the period from the date of Recapitalization Agreement until the earlier of the time at which the Recapitalization is implemented and the time that the Recapitalization Agreement is terminated in accordance with its terms, the Corporation shall, and shall cause its subsidiaries to, operate its business in the ordinary course of business and in compliance with all applicable Laws in all material respects, consistent with past practice, having regard to its financial condition; and

(c)	subject to and at the Effective Time, and provided that the similar releases by Brookfield described in the Recapitalization Agreement are fully effective and enforceable, Brookfield and any assignees, together with their respective present and former subsidiaries and affiliates and their respective present and former shareholders, officers, directors, employees, auditors, financial advisors, legal counsel and agents (collectively, the “Brookfield Released Parties”) are released and discharged from any and all demands, claims, costs, expenses, liabilities, causes of action, remedies, debts, accounts, covenants, damages, executions and other recoveries based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the date of implementation of the Arrangement relating to, arising out of or in connection with the Brookfield Existing Loan, the Recapitalization, the Term Sheet, the Recapitalization Proceedings (as defined in the Recapitalization Agreement) and any other steps or proceedings commenced with respect to the Arrangement and the Recapitalization; provided that the releases in the Recapitalization Agreement will not release or discharge any of the Brookfield Released Parties from or in respect of its obligations under the Recapitalization Agreement, in respect of the Brookfield Bridge Loan, or the Backstop Agreement, and further provided that the releases in the Recapitalization Agreement will not release or discharge a Brookfield Released Party if the Brookfield Released Party is adjudged by the express terms of a judgment rendered on a final determination on the merits to have committed gross negligence, fraud or other wilful misconduct.

The Recapitalization Agreement provides that the Corporation shall pursue the completion of the Arrangement in good faith upon the terms and conditions set forth in the Recapitalization Agreement. Pursuant to the Recapitalization Agreement, the Corporation has covenanted to take all necessary actions to ensure that as of the Effective Date, the Board is comprised of five (5) directors, including three (3) nominated by Brookfield, one (1) nominated by Debentureholders and one (1) independent director (as such term is construed under Applicable Securities Laws). See “NAP After the Arrangement – Board of Directors”.

The Recapitalization shall be subject to the satisfaction of the following conditions prior to or at the Effective Time, each of which is for the benefit of both the Corporation and Brookfield (provided that such conditions shall not be enforceable by the Corporation or Brookfield if any failure to satisfy such conditions results from an action, error or omission by or within the control of the party seeking enforcement and, if not satisfied on or prior to the Effective Time, can only be waived by both the Corporation and Brookfield):

(a)	the Interim Order shall have been granted on terms consistent with the Recapitalization Agreement and the Interim Order shall not have been set aside or modified in a manner unacceptable to either party, acting reasonably, on appeal or otherwise;

(b)	the Debentureholders’ Arrangement Resolution shall have been approved at the Debentureholders’ Meeting;

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(c)	the Shareholders’ Arrangement Resolution shall have been approved at the Shareholders’ Meeting;

(d)	the Final Order shall have been granted on terms consistent with the Recapitalization Agreement and the Final Order shall not have been set aside or modified in a manner unacceptable to either party, acting reasonably, on appeal or otherwise;

(e)	there shall not be in effect any preliminary or final decision, order or decree by a Governmental Entity, no application shall have been made to any Governmental Entity, and no action or investigation shall have been taken by any Governmental Entity, in consequence of or in connection with the Recapitalization that restrains, impedes or prohibits (or if granted would reasonably be expected to restrain, impede or inhibit), the Recapitalization or any part thereof or requires or purports to require a variation of the Recapitalization;

(f)	all material filings under applicable Laws shall have been made and any material regulatory consents or approvals that are required in connection with the Recapitalization shall have been obtained and, in the case of waiting or suspensory periods, such waiting or suspensory periods shall have expired or been terminated; and

(g)	the listing and posting on the TSX of the New Common Shares and the Rights issuable pursuant to the Recapitalization shall have been approved by the TSX, subject only to reasonable listing conditions.

The obligations of Brookfield under the Recapitalization Agreement are subject to the following additional conditions, each of which must be satisfied prior to or at the Effective time unless waived by Brookfield:

(a)	the representations and warranties of the Corporation set forth in the Recapitalization Agreement shall be true and correct at the Effective Time with the same force and effect as if made at and as of such time except as such representations and warranties may be affected by the occurrence of events or transactions required by the Recapitalization Agreement and except that representations and warranties that are given as of a specified date shall be true and correct as of such date except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change (as defined in the Recapitalization Agreement) (and, for this purpose, any reference to “material”, “Material Adverse Change” or any other concept of materiality in such representations and warranties shall be ignored), and the Corporation shall have provided Brookfield with a certificate signed by an officer of the Corporation certifying compliance with this condition as at the Effective Time (collectively, the “Brookfield Representation Condition”);

(b)	the Corporation shall have performed any and all of its material obligations under and in accordance with the Recapitalization Agreement;

(c)	no Material Adverse Change shall have occurred after the date of the Recapitalization Agreement and prior to the Effective Date;

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(d)	the issuance and distribution of securities pursuant to the Recapitalization shall comply with the prospectus and registration requirements of Applicable Securities Laws of Canada and/or exempt from such prospectus and registration requirements;

(e)	(i) all necessary actions shall have been taken with respect to the Recapitalization so that the 3(a)(10) Securities to be issued pursuant to the Recapitalization shall be exempt from the registration requirements of the 1933 Act pursuant to the Section 3(a)(10) Exemption and similar exemptions under all applicable U.S. state securities laws; and (ii) the Final Order will serve as a basis of a claim to a Section 3(a)(10) Exemption regarding the distribution of the 3(a)(10) Securities to be issued pursuant to the Recapitalization; and

(f)	on the Effective Date, Brookfield shall have been reimbursed its reasonable fees and expenses in accordance with the Recapitalization Agreement; provided Brookfield advises the Corporation of such fees and expenses at least five (5) Business Days prior to the Effective Date.

The obligations of the Corporation under the Recapitalization Agreement are subject to the following additional conditions, each of which must be satisfied prior to or at the Effective time unless waived by the Corporation:

(a)	the representations and warranties of Brookfield set forth in the Recapitalization Agreement shall be true and correct at the Effective Time with the same force and effect as if made at and as of such time except as such representations and warranties may be affected by the occurrence of events or transactions required by the Recapitalization Agreement and except that representations and warranties that are given as of a specified date shall be true and correct as of such date and Brookfield shall have provided the Corporation with a certificate signed by an officer of Brookfield certifying compliance with this condition as at the Effective Time (collectively, the “Corporation Representation Condition”); and

(b)	Brookfield shall have performed any and all of its material obligations under and in accordance with the Recapitalization Agreement.

The Recapitalization Agreement may be terminated by Brookfield upon the occurrence of any of the following:

(a)	the Recapitalization has not been completed on or before the Outside Date;

(b)	breach by the Corporation of any representation or warranty set forth in the Recapitalization Agreement which breach would cause the Brookfield Representation Condition not to be satisfied or failure by the Corporation to comply in all material respects with, or default by the Corporation in the performance or observance of, any term, condition, covenant or agreement set forth in the Recapitalization Agreement, which breach, failure or default is not cured within five (5) Business Days after the receipt by the Corporation of written notice of such breach, failure or default;

(c)

the issuance of any final decision, order or decree by a Governmental Entity, the making of an application to any Governmental Entity, or commencement of an action or investigation by any Governmental Entity, in consequence of or in connection with the Recapitalization, in each case which restrains or impedes in any material respect or

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prohibits the Recapitalization or any part thereof or requires or purports to require a variation of the Recapitalization;

(d)	if the Recapitalization Proceedings (as defined in the Recapitalization Agreement) are dismissed, terminated, stayed or the Corporation, whether voluntarily or involuntarily, commences or undergoes a receivership, liquidation, bankruptcy, debt enforcement proceeding or a proceeding under the CCAA, the Bankruptcy and Insolvency Act (Canada) or Winding-Up and Restructuring Act (Canada), unless such event occurs with the prior written consent of Brookfield or; or

(e)	the appointment of a receiver, interim receiver, receiver and manager, trustee in bankruptcy, liquidator or administrator in respect of the Corporation, unless such event occurs with the prior written consent of Brookfield.

The Recapitalization Agreement may be terminated by the Corporation upon the occurrence of any of the following:

(a)	breach by Brookfield of any representation or warranty set forth herein which breach would cause the Corporation Representation Condition not to be satisfied or failure by Brookfield to comply in all material respects with, or default by Brookfield in the performance or observance of, any term, condition, covenant or agreement set forth in the Recapitalization Agreement, which breach, failure or default is not cured within five (5) Business Days after the receipt of written notice of such breach, failure or default;

(b)	the issuance of any final decision, order or decree by a Governmental Entity, the making of an application to any Governmental Entity, or commencement of an action or investigation by any Governmental Entity, in consequence of or in connection with the Recapitalization, in each case which restrains or impedes in any material respect or prohibits the Recapitalization or any part thereof or requires or purports to require a variation of the Recapitalization; or

(c)	if all obligations under the Brookfield Existing Loan and the Brookfield Bridge Loan have been repaid by the Corporation in full, in cash, in accordance with the terms of the Brookfield Existing Loan and the Brookfield Bridge Loan, as applicable.

If the Arrangement Resolutions are not approved or other approvals to implement the Arrangement are not obtained by August 17, 2015, the Corporation shall immediately (but no later than three (3) Business Days after such date) commence an application for an initial order under the CCAA in form and substance satisfactory to Brookfield.

SUPPORT AGREEMENT

The following is a description of certain material terms of the Support Agreement and is qualified in its entirety by reference to the full text of the Support Agreement which is available on SEDAR under the Corporation’s profile at www.sedar.com.

On April 15, 2015, the Consenting Debentureholder holding approximately $23,328,000 or 54% of the principal amount of Debentures, entered into the Support Agreement thereby agreeing to support the Arrangement and vote in favour of the Arrangement at the Debentureholders’ Meeting. Pursuant to the Support Agreement, the Consenting Debentureholder has agreed to vote (or cause to be voted) all of its

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Debentures and any Debentures acquired after the execution of the Support Agreement, in favour of the Arrangement.

The Support Agreement shall continue in force until the earlier of (i) the completion of the Recapitalization; or (ii) the date on which the Support Agreement is terminated by mutual agreement between Brookfield, the Consenting Debentureholder and the Corporation. The Consenting Debentureholder shall have the right to terminate the Support Agreement upon written notice to Brookfield and the Corporation if (A) Brookfield or the Corporation announces or proceeds with any transaction that does not comply with the terms and conditions set forth on the Term Sheet, (B) the commencement of any bankruptcy, insolvency or receivership proceedings in respect of the Corporation, or (C) the Recapitalization has not been completed by September 15, 2015.

The Consenting Debentureholder has agreed to support the Backstop Commitment by exercising its Rights and purchasing from the Corporation, at the Subscription Price, 10% of all New Common Shares that are not otherwise subscribed for and taken up in the Rights Offering (after the exercise of the Basic Subscription Privilege and the Additional Subscription Privilege) and will receive a fee equal to 10% of the Backstop Fee Shares. Brookfield has also agreed to transfer to the Consenting Debentureholder for no additional consideration, and the Consenting Debentureholder will exercise, a portion of Brookfield’s Rights so that the aggregate number of Rights received by the Consenting Debentureholder, including Rights received by the Consenting Debentureholder as a holder of New Common Shares, equals 8% of the Rights issued by the Corporation.

RIGHTS OFFERING

This Circular qualifies the distribution of 49,495,656 Rights to subscribe for and purchase from the Corporation an aggregate of up to 8,379,613 New Common Shares at a price per New Common Share equal to $5.97. This Circular also qualifies the New Common Shares issuable upon exercise of the Rights and the Registration Statement registers the distribution in the United States of the New Common Shares issuable upon exercise of the Rights (other than the Backstopped Shares).

An investment in the New Common Shares is highly speculative and involves a high degree of risk. See “Risk Factors – Risks Relating to the Rights Offering” for a discussion of various risk factors that should be considered by prospective purchasers of the New Common Shares.

General Matters

In evaluating whether or not to exercise the Rights offered pursuant to the Rights Offering, a prospective investor should rely only on the information contained in, or incorporated by reference in, this Circular. No person has been authorized to give any information other than that contained in this Circular, or to make any representations in connection with the Rights Offering, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Corporation. The information contained in this Circular is accurate only as of the date of this Circular, regardless of the time of delivery of this Circular or any sale of the New Common Shares or Backstop Shares. The Corporation’s business, financial condition, operating results and prospects of the Corporation may have changed since the date of this Circular.

The Corporation

The Corporation is the successor to Madeleine Mines Ltd., a company incorporated under the Mining Companies Act (Québec) by letters patent in 1968. In January 1992, Madeleine Mines Ltd. was amalgamated with 2945-2521 Québec Inc. and the amalgamated company was wound up into the

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federally incorporated parent company, 2750538 Canada Inc. This entity changed its name to Madeleine Mines Ltd. and, in June 1993, the name was changed to North American Palladium Ltd. The Corporation continues to exist under the CBCA.

The Corporation has one (1) material wholly owned subsidiary, Lac des Iles Mines Ltd. The following chart describes the Corporation’s structure as at June 30, 2015. The Corporation’s head and registered office is located at 200 Bay Street, Suite 2350, Royal Bank Plaza, South Tower, Toronto, Ontario, M5J 2J2, Canada, Telephone: (416) 360-7590, Facsimile: (416) 360-7709.

Description of the Business

The Corporation is an established precious metals producer that has been operating its flagship LDI Mine in Ontario, Canada since 1993. Lac des Iles Mines Ltd. is one of two primary palladium producers in the world. Located approximately 85 kilometres northwest of Thunder Bay, Ontario, the LDI Mine property consists of an open pit, an underground mine (accessible by ramp and by shaft) and a mill with a nominal capacity of approximately 15,000 tonnes per day. The primary deposits on the property are the Roby Zone and the Offset Zone, both disseminated magmatic nickel copper-PGM deposits. The Corporation has also identified other mineralized areas close to or on the LDI Mine property.

Outside of the LDI Mine property, the Corporation holds or is earning a 100% interest in several PGE greenfields properties covering 32,056 hectares (79,212 acres). The Corporation also retains a 50% interest in the Shebandowan nickel property covering approximately 7,996 hectares (19,758 acres).

The AIF of the Corporation for the financial year ended December 31, 2014 contains additional information on the business and properties of the Corporation. See “Documents Incorporated by Reference”.

Recent Developments

On April 15, 2015, the Corporation announced it entered into an agreement with Brookfield aimed at significantly reducing the Corporation’s debt and enhancing the Corporation’s liquidity. The Corporation retained CIBC to act as its financial advisor in connection with the Recapitalization and to conduct a strategic review process to solicit interest in a sale of the Corporation. The Corporation had until June 30, 2015 to obtain a superior proposal to the Recapitalization, with closing to occur within a

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specified timeframe thereafter. The Corporation obtained covenant relief from its senior secured lenders in respect of certain financial and other covenants until August 15, 2015. Although the Corporation produced approximately 45,600 payable ounces of palladium in the first quarter of 2015, covenant relief was required as a result of a decline in palladium prices and weakening of the Canadian dollar, and lower production volumes in March combined with higher expenses, which impacted the minimum shareholders’ equity and leverage ratio covenants.

On April 16, 2015, trading in the Common Shares on the NYSE MKT was suspended as a result of low trading prices.

On April 20, 2015, the Corporation filed the LDI Report, which supports an extension to the life of mine to 2029.

On May 11, 2015, the Corporation announced that it was addressing water seepage, including a relatively small discharge of reclaim water that was contained and pumped back into the water reclaim pond. The Corporation also announced that milling operations at the LDI Mine were suspended to effect repairs to the liner in a portion of the TMF which appeared to have been damaged by ice. As part of its plan to address tailings requirements for the future, the Corporation began construction of a raise of the east TMF. The full long-term design is expected to be implemented in stages.

On May 28, 2015, the Corporation announced that problems had been experienced with leakages at some of the existing containment structures which were currently under repair. These issues were exacerbated by the late and rapid onset of spring, accompanied by heavy rains, causing excess water to enter containment areas resulting in an upset of the water balance. In addition, the Corporation experienced a leak in a decommissioned tailings pond that was used to store reclaimed water. An amount of water leaked from the pond and was contained on site and monitored closely.

On June 3, 2015, the Corporation announced that due to persistent water balance issues, milling operations at the LDI Mine remained suspended and after consultation with the relevant government ministries, the Corporation received approval to undertake a controlled release of water into the environment in order to restore the water balance. Underground operations continued during the temporary suspension of milling operations and a stockpile of ore accumulated, ready for processing.

The Director’s Order dated June 4, 2015 was issued to the Corporation, Lac des Iles Mines Ltd., Robert Joseph Quinn, William James Weymark, John W. Jentz, Alfred L. Hills, Andre J. Douchane, Gregory J. Van Staveren, Phillippus F. du Toit, Jim Gallagher and Dave Langille relating to the LDI Mine. The Director’s Order requires, among other things, that all necessary measures be taken to prevent the failure or breach of the tailings dams or other structures at the LDI Mine site, and to prevent and minimize any adverse effect as a result of discharging untreated/partially treated reclaim water into the environment. The independent directors of the Corporation named personally in the Director’s Order have appealed this order in their respective personal capacities.

On June 18, 2015, the Corporation announced that it had concluded its strategic review process during which no superior proposal was received and it had entered into the Brookfield Bridge Loan and Recapitalization Agreement.

On June 26, 2015, the Corporation received permission to resume milling operations at the LDI Mine and the mill was successfully restarted and the mill is currently running at approximately 8,400 tonnes per day.

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Issue of the Rights

NAP intends to distribute the Rights to Shareholders of record on the Rights Offering Record Date. An aggregate of 49,495,656 Rights will be distributed to Shareholders pursuant to the Rights Offering. The Rights will entitle the holders thereof to acquire up to 8,379,613 New Common Shares at the Subscription Price for gross proceeds of $50 million. Brookfield and the Consenting Debentureholder have agreed to fully backstop the Rights Offering pursuant to the Backstop Commitment.

Each Shareholder of record on the Rights Offering Record Date (each a “Holder”) will receive one (1) Right for each New Common Share held. The Rights are transferable by the holders thereof. See “Rights Offering - Sale or Transfer of Rights”.

The Rights will be represented by the Rights Certificates that will be issued in registered form. For Shareholders who hold their New Common Shares in registered form, a Rights Certificate evidencing the number of Rights to which a Holder is entitled and the number of New Common Shares which may be obtained on exercise of those Rights will be mailed to each such Shareholder of record in an Eligible Jurisdiction as of the Rights Offering Record Date. See “Rights Offering - Rights Certificate – New Common Shares Held in Registered Form”.

Shareholders that hold their New Common Shares through a CDS Participant or DTC Participant, as applicable, in the book-based system administered by CDS or DTC, as applicable, will not receive physical certificates evidencing their ownership of Rights. On the Rights Offering Record Date, a global certificate representing such Rights will be issued in registered form to, and deposited with, CDS or DTC, as applicable. The Corporation expects that each beneficial shareholder will receive a confirmation of the number of Rights issued to it from its CDS Participant or DTC Participant, as applicable. CDS and DTC will be responsible for establishing and maintaining book-entry accounts for CDS Participants and DTC Participants, respectively, holding Rights. See “Rights Offering - Rights Certificate – Common Shares Held Through CDS or DTC”.

Except as otherwise described herein, only Holders who hold their New Common Shares in registered form and who are resident in the Eligible Jurisdictions are entitled to receive Rights Certificates. The Rights and the New Common Shares issuable on the exercise of the Rights are not qualified under the securities laws of any jurisdiction other than the Eligible Jurisdictions and, except as permitted herein, Rights may not be exercised by or on behalf of a Holder resident in an Ineligible Jurisdiction. Instead, such Ineligible Holders will be sent a letter advising them that their Rights Certificates will be issued to and held on their behalf by the Rights Agent as agent for their benefit and sold for their account by the Rights Agent. See “Rights Offering - Ineligible Holders”.

Subscription Basis

Every 5.91 Rights entitle the Holder to subscribe for one (1) New Common Share at the Subscription Price, all as described below under “Rights Offering - Basic Subscription Privilege”. Fractional New Common Shares will not be issued upon the exercise of Rights. Where the exercise of Rights would appear to entitle a Holder of Rights to receive fractional New Common Shares, the Holder’s entitlement will be reduced to the next lowest whole number of New Common Shares.

Rights Issuance Date and Expiration Time

The Rights will be eligible for exercise on and following the Rights Issuance Date and will expire at 5:00 p.m. (Toronto time) on the Rights Expiry Date. Holders who exercise their Rights pursuant to the terms and conditions contained herein will not become a Shareholder of record until the Closing Date.

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RIGHTS NOT EXERCISED BY THE RIGHTS EXPIRY TIME WILL BE VOID AND OF NO VALUE.

Rights Agent

The Rights Agent has been appointed by the Corporation: (i) to receive subscriptions and payments from the Holders of Rights Certificates, CDS and DTC for the New Common Shares and Additional New Common Shares (as hereinafter defined) subscribed for under the Basic Subscription Privilege and under the Additional Subscription Privilege, respectively; and (ii) to perform the services relating to the exercise of the Rights. The Corporation will pay for all such services of the Rights Agent. Subscriptions and payments under the Rights Offering should be sent to the Rights Agent (by hand, courier or registered mail) at the following offices (the “Subscription Office”):

By Registered Mail:	By Hand or Courier

Computershare Trust Company of Canada	Computershare Trust Company of Canada
P.O. Box 7021	8th Floor
31 Adelaide St. E.	100 University Avenue
Toronto, Ontario	Toronto, Ontario
M5C 3H2	M5J 2Y1
Attention: Corporate Actions	Attention: Corporate Actions

Enquiries relating to the Rights Offering should be addressed to the Rights Agent by telephone at 1-800-564-6253.

Basic Subscription Privilege

Each Shareholder at the close of business on the Rights Offering Record Date is entitled to receive one (1) Right for each New Common Share held. For each 5.91 Rights held, the Holder (other than an Ineligible Holder) is entitled to acquire one (1) New Common Share under the Basic Subscription Privilege at the Subscription Price per New Common Share by subscribing and making payment in the manner described herein at or before the Rights Expiry Time. A Holder of Rights that subscribed for some, but not all, of the New Common Shares pursuant to the Basic Subscription Privilege will be deemed to have elected to waive the unexercised balance of such Rights and such unexercised balance of Rights will be void and of no value unless the Rights Agent is otherwise specifically advised by such Holder at the time the Rights Certificate is surrendered that the Rights are to be transferred to a third party or are to be retained by the Holder. Holders of Rights who exercise in full the Basic Subscription Privilege for their Rights are also entitled to subscribe pro rata for Additional New Common Shares, if any, that are not otherwise subscribed for under the Rights Offering on a pro rata basis, prior to the Rights Expiry Time pursuant to the Additional Subscription Privilege. See “Rights Offering - Additional Subscription Privilege”. Fractional New Common Shares will not be issued upon the exercise of Rights. An entitlement to a fractional New Common Share will be rounded down to the next whole New Common Share. CDS Participants or DTC Participants that hold Rights for more than one (1) beneficial holder may, upon providing evidence satisfactory to the Corporation, exercise Rights on behalf of its accounts on the same basis as if the beneficial owners of New Common Shares were Holders of record on the Rights Offering Record Date.

For New Common Shares held in registered form, in order to exercise the Rights represented by a Rights Certificate, the Holder of Rights must complete and deliver the Rights Certificate to the Rights Agent in accordance with the terms of the Rights Offering in the manner and upon the terms set out herein and pay the aggregate Subscription Price. All exercises of Rights are irrevocable once submitted.

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For New Common Shares held through a CDS Participant or DTC Participant, a Holder may subscribe for New Common Shares by instructing the CDS Participant or DTC Participant, as applicable, holding the subscriber’s Rights to exercise all or a specified number of such Rights and forwarding the Subscription Price for each New Common Share subscribed for in accordance with the terms of the Rights Offering to such CDS Participant or DTC Participant, as applicable. Subscriptions for New Common Shares made in connection with the Rights Offering through a CDS Participant or DTC Participant will be irrevocable and subscribers will be unable to withdraw their subscriptions for New Common Shares once submitted.

The Subscription Price is payable in Canadian funds by certified cheque, bank draft or money order drawn to the order of the Rights Agent. In the case of subscription through a CDS Participant or DTC Participant, the Subscription Price is payable by certified cheque, bank draft or money order drawn to the order of such CDS Participant or DTC Participant, as applicable, by direct debit from the subscriber’s brokerage account or by electronic funds transfer or other similar payment mechanism. The entire Subscription Price for New Common Shares subscribed for must be paid at the time of subscription and must be received by the Rights Agent at the Subscription Office prior to the Rights Expiry Time. Accordingly, a subscriber subscribing through a CDS Participant or DTC Participant must deliver its payment and instructions sufficiently in advance of the Rights Expiry Date to allow the CDS Participant or DTC Participant, as applicable, to properly exercise the Rights on its behalf.

Payment of the Subscription Price will constitute a representation to the Corporation and, if applicable, to the CDS Participant or DTC Participant, as applicable, by the subscriber (including by its agents) that: (i) either the subscriber is not a citizen or resident of an Ineligible Jurisdiction or the subscriber is an Approved Ineligible Holder; and (ii) the subscriber is not purchasing the New Common Shares for resale to any person who is a citizen or resident of an Ineligible Jurisdiction.

If mail is used for delivery of subscription funds, for the protection of the subscriber certified mail, return receipt requested, should be used and sufficient time should be allowed to avoid the risk of late delivery.

Additional Subscription Privilege

Each Holder of Rights who has initially subscribed for all of the New Common Shares to which he or she is entitled pursuant to the Basic Subscription Privilege may apply to purchase additional New Common Shares, if available, at the price equal to the Subscription Price for each additional New Common Share (collectively, the “Additional New Common Shares”).

The number of Additional New Common Shares available for all additional subscriptions will be the difference, if any, between the total number of New Common Shares issuable upon exercise of Rights and the total number of New Common Shares subscribed and paid for pursuant to the Basic Subscription Privilege at the Expiration Date (the “Additional Subscription Privilege”). Application for Additional New Common Shares will be received subject to allotment only and the number of Additional New Common Shares, if any, which may be allotted to each applicant will be equal to the lesser of: (i) the number of Additional New Common Shares which that applicant has subscribed for under the Additional Subscription Privilege; and (ii) the product (disregarding fractions) obtained by multiplying the number of Additional New Common Shares by a fraction, the numerator of which is the number of Rights exercised by that applicant under the Basic Subscription Privilege and the denominator of which is the aggregate number of Rights exercised under the Basic Subscription Privilege by holders of Rights that have subscribed for Additional New Common Shares pursuant to the Additional Subscription Privilege. If any holder of Rights has subscribed for fewer Additional New Common Shares than such holder’s pro rata allotment of Additional New Common Shares, the excess Additional New Common Shares will be

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allotted in a similar manner among the holders who were allotted fewer Additional New Common Shares than they subscribed for.

To apply for Additional New Common Shares under the Additional Subscription Privilege, each Holder of Rights must forward such Holder’s request to the Rights Agent at the Subscription Office or such Holder’s CDS Participant or DTC Participant, as applicable, prior to the Rights Expiry Time. Payment for Additional New Common Shares, in the same manner as required upon the exercise of the Basic Subscription Privilege, must accompany the request when it is delivered to the Rights Agent, a CDS Participant or a DTC Participant, as applicable. Any excess funds will be returned by mail by the Rights Agent or credited to the subscriber’s account with its CDS Participant or DTC Participant, as applicable, without interest or deduction. Payment of such price must be received by the Rights Agent prior to the Rights Expiry Time, failing which the subscriber’s entitlement to such Additional New Common Shares will terminate. Accordingly, a subscriber subscribing through a CDS Participant or DTC Participant must deliver its payment and instructions sufficiently in advance of the Rights Expiry Date to allow the CDS Participant or DTC Participant to properly exercise the Additional Subscription Privilege on its behalf.

Payment of the Subscription Price will constitute a representation to the Corporation and, if applicable, to the CDS Participant or DTC Participant, by the subscriber (including by its agents) that: (i) either the subscriber is not a citizen or resident of an Ineligible Jurisdiction or the subscriber is an Approved Ineligible Holder; and (ii) the subscriber is not purchasing the New Common Shares for resale to any person who is a citizen or resident of an Ineligible Jurisdiction.

Rights Certificate – New Common Shares Held Through CDS or DTC

For all Holders who hold their New Common Shares through a securities broker or dealer, bank or trust company or other CDS Participant or DTC Participant, as applicable, with an address of record in an Eligible Jurisdiction in the book based system administered by CDS or DTC, as applicable, a global share representing the total number of Rights to which all such Holders as at the Rights Offering Record Date are entitled will be issued in the name of CDS or DTC, as applicable, and will be deposited with CDS or DTC, as applicable, after the Rights Issuance Date. The Corporation expects that each beneficial Holder will receive a confirmation of the number of Rights issued to it from its respective CDS Participant or DTS Participant, in accordance with the practices and procedures of that CDS Participant or DTC Participant, as applicable. CDS and DTC will be responsible for establishing and maintaining the book-entry accounts for CDS Participants and DTC Participants holding Rights.

Neither the Corporation nor the Rights Agent will have any liability for: (i) the records maintained by CDS, CDS Participants, DTC or DTC Participants relating to the Rights or the book-entry accounts maintained by them; (ii) maintaining, supervising or reviewing any records relating to such Rights; or (iii) any advice or representations made or given by CDS, CDS Participants, DTC or DTC Participants with respect to the rules and regulations of CDS or DTC or any action to be taken by CDS, CDS Participants, DTC or DTC Participants.

The ability of a person having an interest in Rights held through a CDS Participant or DTC Participant to pledge such interest or otherwise take action with respect to such interest (other than through a CDS Participant or DTC Participant) may be limited due to the lack of a physical certificate.

Holders who hold their New Common Shares through a CDS Participant or DTC Participant, as applicable, must arrange purchases or transfers of Rights through their CDS Participant or DTC Participant, as applicable. The subscriber may subscribe for the resulting whole number of New Common Shares (ignoring fractions) or any lesser whole number of New Common Shares by instructing the CDS Participant or DTC Participant, as applicable, holding the subscriber’s Rights to exercise all or a specified

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number of such Rights and forwarding the Subscription Price for each New Common Share subscribed for to the CDS Participant or DTC Participant, as applicable, which holds the subscriber’s Rights. Subscribers should contact their particular CDS Participant or DTC Participant, as applicable, for complete details on how to exercise the Basic Subscription Privilege.

The Subscription Price is payable in Canadian funds by certified cheque, bank draft or money order drawn to the order of the CDS Participant or DTC Participant, as applicable, by direct debit from the subscriber’s brokerage account or by electronic funds transfer or other similar payment mechanism. All payments must be forwarded to the offices of a CDS Participant or DTC Participant, as applicable. The entire Subscription Price for New Common Shares subscribed for must be paid at the time of subscription and must be received by the Rights Agent prior to the Rights Expiry Time. Accordingly, a subscriber subscribing through a CDS Participant or DTC Participant, as applicable, must deliver its payment and instructions sufficiently in advance of the Rights Expiry Date to allow the CDS Participant or DTC Participant, as applicable, to properly exercise the Rights on its behalf.

Rights Certificate – New Common Shares Held in Registered Form

For all Holders with an address of record in an Eligible Jurisdiction whose New Common Shares are held in registered form, a Rights Certificate representing the total number of Rights to which each such Holder is entitled as at the Rights Offering Record Date and the number of New Common Shares which may be obtained on the exercise of those Rights will be mailed to each such Holder. In order to exercise the Rights represented by the Rights Certificate, such Holder of Rights must complete and deliver the Rights Certificate in accordance with the instructions set out under “Rights Offering - How to Complete the Rights Certificate”. Rights not exercised by the Rights Expiry Time will be void and of no value.

How to Complete the Rights Certificate

General

By completing the appropriate form in the Rights Certificate in accordance with the instructions outlined below and in the Rights Certificate, a Holder may:

•	subscribe for New Common Shares under the Basic Subscription Privilege (Form 1);

•	apply to subscribe for Additional New Common Shares under the Additional Subscription Privilege (Form 2);

•	transfer or sell rights (Form 3); or

•	divide, combine or exchange a Rights Certificate (Form 4).

Form 1 – Basic Subscription Privilege

The maximum number of Rights that may be exercised pursuant to the Basic Subscription Privilege is shown in the box on the upper right hand corner on the face of the Rights Certificate. Form 1 must be completed and signed to exercise all or some of the Rights represented by the Rights Certificate pursuant to the Basic Subscription Privilege. If Form 1 is completed so as to exercise some but not all of the Rights represented by the Rights Certificate, the Holder of the Rights Certificate will be deemed to have waived the unexercised balance of such Rights, unless the Rights Agent is otherwise specifically

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advised by such Holder at the time the Rights Certificate is surrendered that the unexercised Rights are to be transferred to a third party or are to be retained by the Holder.

Form 2 – Additional Subscription Privilege

Complete and sign Form 2 on the Rights Certificate only if you also wish to participate in the Additional Subscription Privilege. See “Rights Offering - Additional Subscription Privilege”.

Form 3 – Transfer of Rights

Complete and sign Form 3 on the Rights Certificate only if you wish to transfer the Rights. Your signature must be guaranteed by a Canadian Schedule I bank, or a member of the acceptable Medallion Signature Guarantee Program, including STAMP, SEMP and MSP. Members of STAMP are usually members of a recognized stock exchange in Canada or members of the Investment Industry Regulatory Organization of Canada. It is not necessary for a transferee to obtain a new Rights Certificate to exercise the Rights, but the signature of the transferee on Forms 1 and 2 must correspond in every particular with the name of the transferee (or the bearer if no transferee is specified) as the absolute owner of the Rights Certificate for all purposes. If Form 3 is completed, the Rights Agent will treat the transferee as the absolute owner of the Rights Certificate for all purposes and will not be affected by notice to the contrary.

The Corporation intends to file with the SEC the Registration Statement so that the New Common Shares issuable upon the exercise of the Rights (other than the Backstopped Shares) will not be “restricted securities” under U.S. securities laws. However, the Rights may be transferred by U.S. persons only in transactions outside of the United States in accordance with Regulation S, which will permit the resale of the Rights by persons through the facilities of the TSX, provided that the offer is not made to a person in the United States, neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, and no “directed selling efforts”, as that term is defined in Regulation S, are conducted in the United States in connection with the resale. Certain additional conditions are applicable to “affiliates” of the Corporation, as that term is defined under the 1933 Act. In order to enforce this resale restriction, U.S. holders of Rights will be required to execute a declaration certifying that such sale is being made outside the United States in accordance with Regulation S, which is included as part of Form 3.

Form 4 – Dividing or Combining

Complete and sign Form 4 on the Rights Certificate only if you wish to divide or combine the Rights Certificate, and surrender it to the Rights Agent at the Subscription Office. Rights Certificates need not be endorsed if the new Rights Certificates are issued in the same name. The Rights Agent will then issue a new Rights Certificate in such denominations (totaling the same number of Rights as represented by the Rights Certificates being divided or combined) as are required by the Rights Certificate holder. Rights Certificates must be surrendered for division or combination in sufficient time prior to the Expiration Time to permit the new Rights Certificates to be issued to and used by the Rights Certificate holder.

Payment

Enclose payment in Canadian funds by certified cheque, bank draft or money order payable to the order of “Computershare Investor Services Inc.”, the Rights Agent. The amount of payment will be $5.97 per New Common Share. Payment must also be included for any Additional New Common Shares subscribed for under the Additional Subscription Privilege.

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Deposit

Deliver or mail the completed Rights Certificate and payment in the enclosed return envelope addressed to the Rights Agent so that it is received by the Rights Agent listed above before the Rights Expiry Time. If mailing, registered mail is recommended. Please allow sufficient time to avoid late delivery. The signature on the Rights Certificate must correspond, in every particular, with the name that appears on the face of the Rights Certificate.

Signatures by a trustee, executor, administrator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity should be accompanied by evidence of authority satisfactory to the Rights Agent. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any subscription will be determined by the Corporation in its sole discretion, and any determination by the Corporation will be final and binding on the Corporation and its security holders. Upon delivery or mailing of a completed Rights Certificate to the Rights Agent, the exercise of the Rights and the subscription for New Common Shares is irrevocable. The Corporation reserves the right to reject any subscription if it is not in proper form or if the acceptance thereof or the issuance of New Common Shares pursuant thereto could be unlawful. The Corporation also reserves the right to waive any defect in respect of any particular subscription. Neither the Corporation nor the Rights Agent is under any duty to give any notice of any defect or irregularity in any subscription, nor will they be liable for the failure to give any such notice. Any Holder of Rights that fails to complete its subscription in accordance with the foregoing instructions prior to the Rights Expiry Time will forfeit its Rights under the Basic Subscription Privilege and the Additional Subscription Privilege attaching to those Rights.

Undeliverable Rights

Rights Certificates returned to the Rights Agent as undeliverable will not be sold by the Rights Agent and no proceeds of sale will be credited to such Holders.

Sale or Transfer of Rights

Holders of Rights in registered form in Eligible Jurisdictions may, instead of exercising their Rights to subscribe for New Common Shares, sell or transfer their Rights to any person that is not an Ineligible Holder by completing Form 3 on the Rights Certificate and delivering the Rights Certificate to the transferee; provided, however, that the Rights may be transferred only in transactions outside of the United States in accordance with Regulation S, which will permit the resale of the Rights by persons through the facilities of the TSX, provided that the offer is not made to a person in the United States, neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, and no “directed selling efforts”, as that term is defined in Regulation S, are conducted in the United States in connection with the resale. Certain additional conditions are applicable to “affiliates” of the Corporation, as that term is defined under the 1933 Act. In order to enforce this resale restriction, U.S. holders of Rights will be required to execute a declaration certifying that such sale is being made outside the United States in accordance with Regulation S, which is included as part of Form 3. See “Rights Offering - How to Complete the Rights Certificate - Form 3 - Transfer of Rights”. A permitted transferee of the Rights of a registered holder of a Rights Certificate may exercise the Rights transferred to such permitted transferee without obtaining a new Rights Certificate. If a Rights Certificate is transferred in blank, the Corporation and the Rights Agent may thereafter treat the bearer as the absolute owner of the Rights Certificate for all purposes and neither the Corporation nor the Rights Agent will be affected by any notice to the contrary.

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Sales or transfers of ownership of Rights will be effected only through records maintained by CDS or DTC, as applicable, or its nominee for such Rights with respect to interests of CDS Participants or DTC Participants, as applicable, and on the records of CDS Participants or DTC Participants, as applicable, with respect to interests of persons other than CDS Participants or DTC Participants. Holders of Rights who are not CDS Participants or DTC Participants, but who desire to purchase, sell or otherwise transfer ownership of their Rights, may do so only through CDS Participants or DTC Participants. See “Rights Offering - Rights Certificate – New Common Shares Held Through CDS or DTC”.

Dividing or Combining Rights Certificates

A Rights Certificate may be divided, exchanged or combined. See “Rights Offering - How to Complete the Rights Certificate –Form 4 - Dividing or Combining”.

Registration and Delivery of New Common Shares

Unless the Rights Agent is instructed otherwise in writing by a subscriber, New Common Shares purchased through the exercise of Rights, including Additional New Common Shares purchased through the Additional Subscription Privilege, will be registered in the name of the person subscribing for those New Common Shares and certificates for such New Common Shares will be mailed by ordinary pre-paid mail as soon as practicable to the subscriber at the address appearing in the Rights Certificate.

The Corporation anticipates that Shareholders whose New Common Shares are held through a CDS Participant or DTC Participant, as applicable, and exercise their Rights will receive a customer confirmation of the purchase from the CDS Participant or DTC Participant, as applicable, from whom such New Common Shares are purchased in accordance with the practices and procedures of the CDS Participant or DTC Participant, as applicable.

Reservation of Shares

The Corporation will, at all times, reserve sufficient unissued New Common Shares as will permit the exchange of all the outstanding Rights for New Common Shares during the period beginning on the Rights Issuance Date and ending on the Rights Expiry Date at the Rights Expiry Time.

Dilution to Existing Shareholders

If a Shareholder wishes to retain that holder’s current percentage ownership in the Corporation and assuming that all Rights are exercised, the Shareholder should fully exercise the Rights issued to that Shareholder under the Rights Offering to subscribe for and purchase New Common Shares. If a Shareholder does not exercise the Rights issued to that Shareholder, or elects to sell or transfer those Rights, and other holders of Rights exercise any of their Rights, that holder’s current percentage ownership in the Corporation will be diluted by the issue of New Common Shares under the Rights Offering.

However, if no other Holder of Rights exercises their Basic Subscription Privilege or Additional Subscription Privilege, Brookfield and the Consenting Debentureholder could own up to 53,471,379 New Common Shares and 2,297,263 New Common Shares, respectively, representing up to approximately 92% and 4% of the issued and outstanding New Common Shares, respectively. Holders should be aware that although Brookfield has agreed not to exercise its Additional Subscription Privilege, it has agreed to purchase all of the New Common Shares not otherwise subscribed for by Holders pursuant to their Basic Subscription Privilege and Additional Subscription Privilege, if any, subject to certain limitations. See “Rights Offering - Backstop Agreement”.

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Ineligible Holders

The Rights Offering is made only in the Eligible Jurisdictions. Accordingly, the Rights and the New Common Shares are not being offered to persons in or whose addresses of record are in any other jurisdiction outside of the Eligible Jurisdictions. Subject to the exception described below, neither a subscription for New Common Shares pursuant to the Basic Subscription Privilege nor an application for Additional New Common Shares pursuant to the Additional Subscription Privilege will be accepted from any person, or his agent, who appears to be, or who the Corporation has reason to believe, is an Ineligible Holder.

Rights Certificates will not be issued and forwarded by the Corporation to Ineligible Holders who are not Approved Ineligible Holders. Ineligible Holders will be presumed to be resident in the place of their registered address unless the contrary is shown to the satisfaction of the Corporation. Ineligible Holders will be sent a letter advising them that their Rights Certificates will be issued to and held on their behalf by the Rights Agent. The letter will also set out the conditions required to be met, and procedures that must be followed, by Ineligible Holders wishing to participate in the Rights Offering. Rights Certificates in respect of Rights issued to Ineligible Holders will be issued to and held by the Rights Agent as agent for the benefit of the Ineligible Holders. The Rights Agent will hold these Rights until 5:00 p.m. (Toronto time) on September 1, 2015 in order to provide Ineligible Holders an opportunity to claim their Rights by satisfying the Corporation that the issue of New Common Shares pursuant to the exercise of Rights will not be in violation of the laws of the applicable jurisdiction. Following such date, the Rights Agent, for the account of the registered Ineligible Holders, will, prior to the Rights Expiry Time, attempt to sell the Rights of such registered Ineligible Holders represented by Rights Certificates in possession of the Rights Agent on such date or dates and at such price or prices as the Rights Agent determines in its sole discretion.

Beneficial owners of New Common Shares registered in the name of a resident of an Ineligible Jurisdiction, who are not themselves resident in an Ineligible Jurisdiction, who wish to be recognized as an Approved Ineligible Holder and who believe that their Rights may have been delivered to the Rights Agent, should contact the Rights Agent at the earliest opportunity, and in any case in advance of 5:00 p.m. (Toronto time) on September 1, 2015, to request to obtain their Rights.

The Rights and the New Common Shares issuable on the exercise of the Rights (including the Backstopped Shares) have not been qualified for distribution in any Ineligible Jurisdiction and, accordingly, may only be offered, sold, acquired, exercised or transferred in transactions not prohibited by applicable laws in Ineligible Jurisdictions.

Notwithstanding the foregoing, persons located in such Ineligible Jurisdictions may be able to exercise the Rights and purchase New Common Shares provided that they furnish an investor letter satisfactory to the Corporation on or before September 1, 2015. A Holder of Rights in an Ineligible Jurisdiction holding on behalf of a person resident in an Eligible Jurisdiction may be able to exercise the Rights provided that the Holder certifies in an investor letter that the beneficial purchaser is resident in an Eligible Jurisdiction and satisfies the Corporation that such subscription is lawful and in compliance with all securities and other applicable laws. Any person resident outside of the Eligible Jurisdictions, who is subject to the laws of a jurisdiction where the Rights Offering may be lawful, should seek advice from an attorney or other qualified securities authority to satisfy himself or herself with respect to the availability and applicability of any exemption or other provision of the applicable securities legislation that would make the Rights Offering to him or her lawful.

No charge will be made for the sale of Rights by the Rights Agent except for a proportionate share of any brokerage commissions incurred by the Rights Agent and the costs of or incurred by the

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Rights Agent in connection with the sale of the Rights. Registered Ineligible Holders will not be entitled to instruct the Rights Agent in connection with the sale of the Rights. Registered Ineligible Holders will not be entitled to instruct the Rights Agent in respect of the price or the time at which the Rights are to be sold. The Rights Agent will endeavour to effect sales of Rights on the open market and any proceeds received by the Rights Agent with respect to the sale of Rights net of brokerage fees and costs incurred and, if applicable, the Canadian tax required to be withheld, will be divided on a pro rata basis among such registered Ineligible Holders and delivered by mailing cheques (in Canadian funds) of the Rights Agent therefor as soon as practicable to such registered Ineligible Holders at their addresses recorded on the books of the Corporation. Amounts of less than $10.00 will not be remitted. The Rights Agent will act in its capacity as agent of the registered Ineligible Holders on a reasonable efforts basis only and the Corporation and the Rights Agent do not accept responsibility for the price obtained on the sale of, or the inability to sell, the Rights on behalf of any registered Ineligible Holder. Neither the Corporation nor the Rights Agent will be subject to any liability for the failure to sell any Rights of registered Ineligible Holders or as a result of the sale of any Rights at a particular price or on a particular date. There is a risk that the proceeds received from the sale of Rights will not exceed the costs of or incurred by the Rights Agent in connection with the sale of such Rights and, if applicable, the Canadian tax required to be withheld. In such event, no proceeds will be remitted.

Similar provisions will apply to Rights held by a CDS Participant or DTC Participant on behalf of a beneficial Ineligible Holder.

Holders of Rights and New Common Shares who are not resident in Canada and the United States should be aware that the acquisition, exercise, disposition, conversion or lapse of Rights and New Common Shares may have tax consequences in the jurisdiction where they reside and in Canada, which are not described in this Circular. Accordingly, such holders should consult their own tax advisors about the specific tax consequences in the jurisdiction where they reside and in Canada of acquiring, exercising, holding, converting and disposing of Rights and New Common Shares.

Stock Exchange Listing

The Common Shares are listed on the TSX. Subject to Shareholders approving the Shareholders’ Arrangement Resolution, the TSX has conditionally approved the: (i) listing of the Common Shares issuable to the Debentureholders and Brookfield and holders of RSUs pursuant to the Arrangement; (ii) consolidation of the Common Shares then issued and outstanding; and (iii) listing of the Rights and the New Common Shares issuable upon the exercise of the Rights, including the Backstopped Shares and the Backstop Fee Shares. Listing is subject to the Corporation fulfilling all of the requirements of the TSX.

Use of Proceeds

The gross proceeds of the Rights Offering (including, if applicable, the purchase of the Backstopped Shares by Brookfield and the Consenting Debentureholder) will be approximately $50 million. The net proceeds of the Rights Offering will be $49.6 million after paying certain fees and expenses relating to the Rights Offering. The net proceeds will be used by NAP to fund repayment of any amounts owing under the Brookfield Bridge Loan and the ongoing operations and expansion at the LDI Mine. The Brookfield Bridge Loan was used to provide temporary working capital support required by the Corporation as a result of the suspension of milling operations. Fees and expenses reducing the gross proceeds of the Rights Offering relate to financial advisory fees, and legal, accounting and regulatory filing fees.

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Backstop Agreement

Brookfield has entered into the Backstop Agreement pursuant to which Brookfield has, subject to certain terms and conditions, agreed to purchase all of the New Common Shares which remain unsubscribed for by the holders of the Rights at the expiry of the Rights Offering under the Basic Subscription Privilege and the Additional Subscription Privilege.

The Consenting Debentureholder has agreed to support the Backstop Commitment by exercising its Rights and purchasing from the Corporation, at the Subscription Price, 10% of all New Common Shares that are not otherwise subscribed for and taken up in the Rights Offering (after the exercise of the Basic Subscription Privilege and the Additional Subscription Privilege) and will receive a fee equal to 10% of the Backstop Fee Shares (as defined below). Brookfield has also agreed to transfer to the Consenting Debentureholder for no additional consideration, and the Consenting Debentureholder will exercise, a portion of Brookfield’s Rights so that the aggregate number of Rights received by the Consenting Debentureholder, including Rights received by the Consenting Debentureholder as a holder of New Common Shares, equals 8% of the Rights issued by the Corporation.

In consideration for the Backstop Commitment, on the Closing Date the Corporation will issue 226,131 New Common Shares to Brookfield and 25,126 New Common Shares to the Consenting Debentureholder with an estimated aggregate value of $1.5 million (the “Backstop Fee Shares”).

The obligations of Brookfield under the Backstop Agreement may be terminated at the discretion of Brookfield in certain circumstances, including (but not limited to) if: (i) the Recapitalization Agreement is terminated for any reason, (ii) breach by the Corporation of any representation or warranty set forth in the Backstop Agreement, or default by the Corporation in the performance or observance of, any term, condition, covenant or agreement set forth in the Backstop Agreement, which breach failure or default is not cured within five (5) Business Days after the receipt of written notice of such breach, failure or default, (iii) if any order is issued by a Governmental Entity pursuant to applicable Laws, or if there is any change of Law, either of which suspends or ceases trading in the Rights or the New Common Shares for a period greater than one (1) Business Day, (iv) if any order is issued by a Governmental Entity pursuant to applicable Laws, or if there is any change of Law, which operates to prevent or restrict (A) the lawful distribution of the Recapitalization Securities or (B) the Recapitalization Securities (other than the Backstopped Shares) from being (aa) freely tradable in Canada (provided that the trade is not a “control distribution” as defined in Canadian securities laws, no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade, no extraordinary commission or consideration is paid to a person or company in respect of the trade, and if the selling security holder is an insider or officer of the Corporation, the selling security holder has no reasonable grounds to believe that the Corporation is in default of Canadian securities laws) or (bb) eligible for immediate resale on or through the facilities of the TSX, including, without limitation, by virtue of the Corporation failing to obtain final listing approval from the TSX, (v) any Material Adverse Change (as defined in the Backstop Agreement) occurs; (vi) the Rights Offering is otherwise terminated or cancelled or the closing of the Rights Offering has not occurred on or before October 16, 2015, and (vii) the conditions in favour of Brookfield have not been satisfied or waived on or before the Closing Date.

The obligations of the Corporation under the Backstop Agreement may be terminated at the discretion of the Corporation in certain circumstances, including (but not limited to) if: (i) the Recapitalization Agreement has been terminated by the Corporation for any reason; (ii) breach by Brookfield of any representation or warranty set forth in the Backstop Agreement, or default by Brookfield in the performance or observance of, any term, condition, covenant or agreement set forth in the Backstop Agreement, which breach failure or default is not cured within five (5) Business Days after the receipt of written notice of such breach, failure or default, (iii) the Rights Offering is not approved by

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the TSX, or (iv) if any order is issued by a Governmental Entity pursuant to applicable Laws, or if there is any change of Law, either of which operates to prevent or restrict the lawful distribution of the Rights, the New Common Shares issuable upon exercise of the Rights and the Backstop Fee Shares.

The respective obligations of each of the Corporation and Brookfield to complete the transactions contemplated by the Backstop Agreement are subject to the following conditions being satisfied in full on or before the Closing Date:

(a)	the Recapitalization shall have been completed in accordance with its terms;

(b)	there shall not be any claims, litigation, investigations or proceedings, including appeals and applications for review, in progress, or to the knowledge of the Corporation or Brookfield, pending or threatened, including, without limitation by or before any Governmental Entity, in relation to the Rights Offering or the Recapitalization Securities, any of which is reasonably likely to be successful against the Corporation and which suspends or ceases trading in the Rights or the New Common Shares or operates to prevent or restrict the lawful distribution of the Recapitalization Securities (which suspension, cessation, prevention or restriction, as the case may be, is continuing);

(c)	there shall not be any order issued by a Governmental Entity pursuant to Laws, nor shall there be any change of Law, in either case which suspends or ceases trading in the Rights or the New Common Shares or operates to prevent or restrict the lawful distribution of the Recapitalization Securities (which suspension, cessation, prevention or restriction, as the case may be, is continuing); and

(d)	the listing and posting on the TSX of the New Common Shares issuable upon exercise of the Rights and the Backstop Fee Shares shall have been approved by the TSX, subject to receipt of final documentation.

The obligation of Brookfield to complete the purchase of the Backstopped Shares is subject to the following conditions being satisfied in full on or before the Closing Date, which conditions are for the exclusive benefit of Brookfield, any of which may be waived, in whole or in part, by Brookfield:

(a)	all actions required to be taken by or on behalf of the Corporation, including the passing of all requisite resolutions of the directors of the Corporation and all requisite filings with any Governmental Entity will have occurred on or prior to the Closing Date, so as to validly authorize the Rights Offering (including the execution and filing of the Registration Statement) and to create and issue the Recapitalization Securities, in each case having the attributes contemplated in this Circular and the Registration Statement, and the Corporation will have taken all requisite actions, including the passing of all requisite resolutions of the directors of the Corporation, and have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all Governmental Entities required in connection with the Rights Offering and the other transactions contemplated herein, including the purchase of Backstopped Shares by Brookfield;

(b)

Brookfield shall have received legal opinions dated as of the Closing Date satisfactory to Brookfield, acting reasonably, collectively confirming that: (A) the New Common Shares issuable upon exercise of the Rights and the Backstop Fee Shares shall be duly authorized, validly issued and fully paid and non-assessable; (B) the issuance of the Rights and the issuance of the New Common Shares issuable upon exercise of the Rights and the Backstop Fee Shares shall comply with applicable Canadian securities laws; and

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(C) the issuance of the Rights and the Common Shares issuable upon exercise of the Rights (except the Backstop Fee Shares) shall be freely tradable in Canada (provided that the trade is not a “control distribution” as defined in Canadian securities laws, no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade, no extraordinary commission or consideration is paid to a person or company in respect of the trade, and if the selling security holder is an insider or officer of the Corporation, the selling security holder has no reasonable grounds to believe that the Corporation is in default of Canadian securities laws);

(c)	all terms and conditions of the Rights Offering included in this Circular and the Registration Statement and any other related document prepared by the Corporation for distribution or circulation shall have been acceptable to Brookfield and shall not have been changed in any material respect unless otherwise agreed to in writing by the Corporation and Brookfield;

(d)	Brookfield will have received on the Closing Date a certificate dated the Closing Date and signed by an officer of the Corporation certifying that:

(i)	no order, ruling or determination, having been issued by any Governmental Entity, or change of Law, in any such case, having the effect of preventing, restricting or suspending the sale or distribution of the Rights, or suspending or ceasing the trading of the New Common Shares or any other securities of the Corporation (including, without limitation, the Rights) that is continuing in effect and no inquiry, investigation (whether formal or informal) or other proceedings for that purpose having been instituted or are pending or, to the knowledge of such officers, having been contemplated or threatened under any of the applicable securities laws or by any Governmental Entity;

(ii)	the Corporation has duly complied in all material respects with the terms, conditions and covenants of the Backstop Agreement on its part to be complied with up until the Closing Date; and

(iii)	the representations and warranties of the Corporation contained in the Backstop Agreement are true and correct in all material respects as of the Closing Time with the same force and effect as if made at and as of the Closing Date, in each case after giving effect to the transactions contemplated by the Backstop Agreement, except for such representations and warranties which are stated to be qualified as to materiality, in which case such representations and warranties will be true and correct as of the Closing Time, and all such matters will in fact be true and correct as at the Closing Time; provided that such certificate or certificates may be revised to reflect that any representation or warranty which for any reason was not true and correct as at the Effective Time, and identified as such by the Corporation at the Effective Time (along with the reason such representation or warranty was not true and correct at such time) in the certificate to be delivered to Brookfield pursuant to Section 13(a) of the Recapitalization Agreement, can continue at Closing to not be true and correct for that reason; and

(e)	no Material Adverse Change shall have occurred after the date of the Backstop Agreement and prior to the Closing Time.

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The obligation of the Corporation to complete the issuance of the Rights and the New Common Shares issuable upon exercise of the Rights is subject to the following conditions being satisfied in full on or before the Closing Date, which conditions are for the exclusive benefit of the Corporation, any of which may be waived, in whole or in part, by the Corporation:

(a)	the Corporation will have received on the Closing Date a certificate dated the Closing Date and signed by an officer of Brookfield certifying that:

(i)	Brookfield has duly complied in all material respects with the terms, conditions and covenants of the Backstop Agreement on its part to be complied with up until the Closing Date; and

(ii)	the representations and warranties of Brookfield contained in the Backstop Agreement are true and correct in all material respects as of the Closing Time with the same force and effect as if made at and as of the Closing Date, in each case after giving effect to the transactions contemplated by the Backstop Agreement, except for such representations and warranties which are stated to be qualified as to materiality, in which case such representations and warranties will be true and correct as of the Closing Time.

Pursuant to the Backstop Agreement, Brookfield has agreed to, among other things, (i) exercise its Basic Subscription Privilege in full, (ii) not exercise its Additional Subscription Privilege, and (iii) subscribe for all of the New Common Shares not otherwise subscribed for by Holders of Rights pursuant to their Basic Subscription Privilege or the Additional Subscription Privilege, if any. However, if no other Holder of Rights exercises their Basic Subscription Privilege or Additional Subscription Privilege, following the Closing Date, Brookfield and the Consenting Debentureholder could own up to 53,471,379 and 2,297,263 New Common Shares, respectively which would bring Brookfield’s and the Consenting Debentureholder’s ownership interest in the Corporation to approximately 92% and 4%, respectively.

Brookfield is not engaged as an underwriter in connection with the Rights Offering and has not been involved in the preparation of, or performed any review of, this Circular in the capacity of an underwriter.

The foregoing summary of certain provisions of the Backstop Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Backstop Agreement which is available under NAP’s issuer profile at www.sedar.com.

DIVIDEND POLICY

It is not anticipated that the Corporation will pay any dividends on its Common Shares or New Common Shares in the near future. The actual timing, payment and amount of any dividends will be determined by the Board of Directors from time to time based upon, among other things, the Corporation’s cash flow, results of operations and financial condition, the need for funds to finance ongoing operations and such other business considerations as the board of directors may consider relevant. As of June 30, 2015, the Corporation has never paid any dividends on the Common Shares.

PRIOR SALES

During the twelve month period prior to the date of this Circular, the Corporation issued the following Common Shares and securities convertible into Common Shares:

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Number of Securities	Date of Issue	Price per Security/ Exercise Price per Security
1,917,594 Common Shares(2)	January 13, 2015	$0.27
100,000 Restricted Share Units(3)	January 8, 2015	$0.16
100,000 Stock Options(1)	January 8, 2015	$0.16
1,125,000 Restricted Share Units(3)	January 1, 2015	$0.16
2,000,000 Stock Options(1)	November, 21, 2014	$0.16
1,571,857 Common Shares(2)	October 17, 2014	$0.22
451,700 Stock Options(1)	October 1, 2014	$0.22
451,700 Restricted Share Units(3)	October 1, 2014	$0.22
1,224,568 Common Shares(2)	July 25, 2014	$0.33
180,000 Restricted Share Units(3)	July 10, 2014	$0.35

(1)	Each stock option is exercisable into one (1) Common Share.
(2)	Issued as compensation in connection with the Corporation’s employee RRSP plan.
(3)	Each Restricted Share Unit is redeemable for either one (1) Common Share or cash at the prevailing market price, at the election of the holder.

DESCRIPTION OF COMMON SHARES

The authorized share capital of the Corporation consists of an unlimited number of Common Shares. As of June 30, 2015, there were 393,690,541 Common Shares of the Corporation issued and outstanding. An aggregate of 19,404,572,359 Common Shares will be issued pursuant to the Arrangement (excluding the Share Consolidation and Rights Offering), representing approximately 4,928% of the Common Shares issued and outstanding as of June 30, 2015. It is anticipated that, after giving effect to the Arrangement (but excluding the Rights Offering), there will be 49,495,656 New Common Shares issued and outstanding. Following completion of the Rights Offering, including the issuance of the Backstopped Shares and the Backstop Fee Shares, a maximum of 58,126,526 New Common Shares in the aggregate are expected to be outstanding.

Each Common Share entitles the holder thereof to one (1) vote at all meetings of shareholders other than meetings at which only the holders of another class or series of shares are entitled to vote. Each Common Share entitles the holder thereof to receive any dividends declared by the board of directors and the remaining property of the Corporation upon dissolution.

There are no pre-emptive or conversion rights that attach to the Common Shares. All Common Shares now outstanding and to be outstanding are, or will be when issued, fully paid and non-assessable, which means the holders of such Common Shares will have paid the purchase price in full and the Corporation cannot ask them to pay additional funds.

The Corporation’s by-laws provide for certain rights of its shareholders in accordance with the provisions of the Canada Business Corporations Act. Such by-laws may be amended either by a majority vote of the shareholders or by a majority vote of the board of directors. Any amendment of the by-laws by action of the board of directors must be submitted to the next meeting of the shareholders whereupon the by-law amendment must be confirmed as amended by a majority vote of the shareholders voting on such matter. If the by-law amendment is rejected by the shareholders, the by-law ceases to be effective and no subsequent resolution of the board of directors to amend a by-law having substantially the same purpose or effect shall be effective until it is confirmed or confirmed as amended by the shareholders.

Shareholders do not have cumulative voting rights for the election of directors. Therefore, the holders of more than 50% of the Common Shares voting for the election of directors could, if they choose

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to do so, elect all of the directors and, in such event, the holders of the remaining Common Shares would not be able to elect any directors.

CERTAIN REGULATORY MATTERS

Canada

Issuance and Resale of Securities Received in the Arrangement

The issuance of (i) the Common Shares and New Common Shares pursuant to the Arrangement, (ii) the Rights, New Common Shares issuable upon the exercise of the Rights and the Backstopped Shares pursuant to the Arrangement, and (iii) the Backstop Fee Shares, will be exempt from the prospectus and registration requirements under Canadian securities legislation. As a consequence of these exemptions, certain protections, rights and remedies provided by Canadian securities legislation, including statutory rights of recession or damages, will not be available in respect of the Common Shares, New Common Shares, Rights, New Common Shares issuable upon the exercise of the Rights and the Backstopped Shares pursuant to the Arrangement.

The New Common Shares issued pursuant to the Arrangement, Rights and New Common Shares issuable upon the exercise of the Rights will be fully transferable subject to typical securities law limitations (other than as a result of any “control person” restrictions which may arise by virtue of the ownership thereof). Debentureholders and Shareholders are advised to seek legal advice prior to any resale of the New Common Shares.

Pursuant to the Arrangement, on or about August 25, 2015, NAP intends to distribute the Rights to Shareholders of record on the Rights Offering Record Date. NAP intends to file the Registration Statement with the SEC in the United States so that the New Common Shares issuable upon the exercise of the Rights will not be subject to transfer restrictions in the United States. The Rights will entitle the holders thereof to acquire up to 8,379,613 New Common Shares at the Subscription Price for gross proceeds of $50 million. Brookfield and the Consenting Debentureholder have agreed to fully backstop the Rights Offering pursuant to the Backstop Commitment.

Stock Exchange Listing

The Common Shares are listed on the TSX. Subject to Shareholders approving the Shareholders’ Arrangement Resolution, the TSX has conditionally approved the: (i) listing of the Common Shares issuable to the Debentureholders and Brookfield and holders of RSUs pursuant to the Arrangement; (ii) consolidation of the Common Shares then issued and outstanding; and (iii) listing of the Rights and the New Common Shares issuable upon the exercise of the Rights, including the Backstopped Shares and the Backstop Fee Shares. Listing is subject to the Corporation fulfilling all of the requirements of the TSX.

Expenses

The estimated fees, costs and expenses payable by NAP in connection with the completion of the Arrangement including, without limitation, financial advisory fees, filing fees, legal and accounting fees and printing and mailing costs are anticipated to be approximately $4.2 million.

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United States

Status under U.S. securities laws

At the time of the Arrangement and the Rights Offering, NAP is expected to be a “foreign private issuer” as defined in Rule 3b-4 under the 1934 Act. Subject to Shareholders approving the Shareholders’ Arrangement Resolution, the TSX has conditionally approved the: (i) listing of the Common Shares issuable to the Debentureholders and Brookfield and holders of RSUs pursuant to the Arrangement; (ii) consolidation of the Common Shares then issued and outstanding; and (iii) listing of the Rights and the New Common Shares issuable upon the exercise of the Rights, including the Backstopped Shares and the Backstop Fee Shares. The Corporation does not intend to seek a listing for the New Common Shares on a stock exchange in the United States.

Issuance and resale of securities under U.S. securities laws

The following discussion is a general overview of certain requirements of U.S. federal securities laws that may be applicable to U.S. securityholders in the United States. All U.S. securityholders are urged to consult with their own legal counsel to ensure that any subsequent resale of New Common Shares issued to them under the Arrangement and in the Rights Offering complies with applicable securities legislation.

Further information applicable to U.S. securityholders is disclosed under the heading “Note to U.S. Securityholders”. The following discussion does not address the Canadian securities laws that will apply to the issuance to or the resale by U.S. securityholders within Canada of securities of NAP. U.S. securityholders reselling their New Common Shares in Canada must comply with Canadian securities laws, as outlined above under “Certain Regulatory Matters - Canada”.

Issuance of 3(a)(10) Securities

The New Common Shares to be issued to Debentureholders and holders of RSUs under the Arrangement have not been and will not be registered under the 1933 Act or any applicable securities laws of any state of the United States, and are being issued in reliance on the exemption from registration set forth in Section 3(a)(10) of the 1933 Act on the basis of the approval of the Court, which will consider, among other things, the fairness of the Arrangement to the persons affected, and similar exemptions from registration or qualification provided under the securities laws of applicable states of the United States. Section 3(a)(10) of the 1933 Act exempts from registration the distribution of a security that is issued in exchange for outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or by a governmental authority expressly authorized by law to grant such approval. The Court is authorized to conduct a hearing at which the fairness of the terms and conditions of the Arrangement will be considered. The Court issued the Interim Order on June 30, 2015 and, subject to the approval of the Arrangement by the Securityholders, a hearing in respect of the Final Order for the Arrangement is currently scheduled to take place on August 5, 2015 at 10:00 a.m. (Toronto time) in Toronto, Ontario. Accordingly, pursuant to the Section 3(a)(10) Exemption, the Final Order will, if granted, constitute a basis for the exemption from the registration requirements of the 1933 Act with respect to the New Common Shares issued in the Arrangement to Debentureholders and holders of RSUs.

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Issuance of Rights Offering Securities

The issuance of New Common Shares upon the exercise of the Rights, including the Backstopped Shares, is not eligible for the exemption from registration under Section 3(a)(10) of the 1933 Act and these securities may not be issued in the absence of an effective registration statement, or another exemption under the 1933 Act. NAP intends to file the Registration Statement with the SEC, which registers the New Common Shares (other than the Backstopped Shares) issuable upon the exercise of the Rights. The Backstopped Shares and the Backstop Fee Shares will be issued in reliance on Regulation S.

Resales of New Common Shares within the United States after the completion of the Arrangement and the Rights Offering

Persons who are not affiliates of NAP after the Arrangement or who have not been affiliates of NAP within ninety days prior to the contemplated resale transaction may resell the New Common Shares, if any, that they receive in the Arrangement and the Rights Offering in the United States without restriction under the 1933 Act. An “affiliate” of NAP or persons or entities who have been affiliates of NAP within ninety days prior to the contemplated resale transaction will be subject to certain restrictions on resale imposed by the 1933 Act. As defined in Rule 144 under the 1933 Act, an “affiliate” of an issuer is a person that, directly or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with, the issuer and may include certain officers and directors of such issuer as well as principal shareholders of such issuer.

Persons who are affiliates of NAP may not resell the New Common Shares that they receive in the Arrangement in the absence of registration under the 1933 Act, unless an exemption from registration is available, such as the exemptions contained in Rule 144 or Regulation S.

•	Affiliates - Rule 144. In general, under Rule 144, persons who are affiliates of NAP will be entitled to sell in the United States, during any three-month period, the New Common Shares that they receive in the Arrangement and the Rights Offering, provided that the number of such securities sold does not exceed the greater of one percent (1%) of the then outstanding securities of such class or, if such securities are listed on a United States securities exchange and/or reported through the automated quotation system of a U.S. registered securities association, the average weekly trading volume of such securities during the four (4) calendar week period preceding the date of sale, subject to specified restrictions on manner of sale, notice requirements, aggregation rules and the availability of current public information about NAP. Persons who are affiliates of NAP will continue to be subject to the resale restrictions described in this paragraph for so long as they continue to be affiliates of NAP.

•

Affiliates - Regulation S. In general, under Regulation S, persons who are affiliates of NAP solely by virtue of their status as an officer or director of NAP may sell any New Common Shares received in the Arrangement and the Rights Offering outside the United States in an “offshore transaction” (which would include a sale through the TSX) if neither the seller nor any person acting on its behalf engages in “directed selling efforts” in the United States and provided that no selling commission, fee or other remuneration is paid in connection with such sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. For purposes of Regulation S, “directed selling efforts” means “any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the securities being offered”. Certain additional restrictions, set for in Rule 903 of Regulation S, are applicable to a holder of

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such securities who is an affiliate of NAP other than by virtue of his or her status as an officer or director of NAP.

UNAUDITED PRO FORMA CONDENSED INTERIM CONSOLIDATED BALANCE SHEET

North American Palladium Ltd.

Unaudited Pro Forma Condensed Interim Consolidated Balance Sheet

As at March 31, 2015

(expressed in millions of Canadian dollars)

(unaudited)

	March 31, 2015	Adjustments	Recapitalization & Rights Offering	Pro Forma March 31, 2015
ASSETS
Current Assets
Cash and cash equivalents 1(a),1(c), 1(d), 1(e), 2(a), 2(e), 3	$10.4	$30.7	$26.6	$67.7
Accounts receivable	66.2	—	—	66.2
Inventories	15.4	—	—	15.4
Other assets	2.0	—	—	2.0

Total Current Assets	94.0	30.7	26.6	151.3

Non-current Assets
Mining interests	450.6	—	—	450.6

Total Non-current Assets	450.6	—	—	450.6

Total Assets	$544.6	$30.7	$26.6	$601.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities 2(d)	$32.8	$—	$(0.3)	$32.5
Credit facility 1(e)	42.3	(12.0)	—	30.3
Current portion of obligations under finance leases	4.7	—	—	4.7
Current portion of long-term debt 1(a),1(b), 1(c), 1(d), 2(a), 2(b), 3	207.5	122.6	(330.1)	—

Total Current Liabilities	287.3	110.6	(330.4)	67.5

Non-current Liabilities
Income taxes payable	0.1	—	—	0.1
Asset retirement obligations	16.9	—	—	16.9
Obligations under finance leases	13.0	—	—	13.0
Long-term debt 2(b)	38.1	—	(38.1)	—

Total Non-current Liabilities	68.1	—	(38.1)	30.0

Shareholders’ Equity
Common share capital and purchase warrants 2(a), 2(b), 2(d), 3	868.4	—	832.8	1,701.2
Stock options and related surplus 2(c)	9.8	—	0.2	10.0
Equity component of convertible debentures, net of issue costs 2(b)	6.9	—	(6.9)	—
Contributed surplus	8.9	—	—	8.9
Deficit 1(a), 1(b), 1(c), 2(a), 2(b), 2(c), 2(d), 2(e)	(704.8)	(79.9)	(431.0)	(1,215.7)

Total Shareholders’ Equity	189.2	(79.9)	395.1	504.4

Total Liabilities and Shareholders’ Equity	$544.6	$30.7	$26.6	$601.9

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NOTES TO THE UNAUDITED PRO FORMA CONDENSED INTERIM CONSOLIDATED

BALANCE SHEET

1.	Basis of Presentation

This unaudited pro forma condensed interim consolidated balance sheet of NAP is derived from the unaudited consolidated balance sheet of NAP as at March 31, 2015. This unaudited pro forma condensed interim consolidated balance sheet is intended to reflect the consolidated financial position of NAP as at March 31, 2015 after giving effect to the following events and transactions, as if such events and transactions had occurred on March 31, 2015:

(a)	recognize the US$25.0 million interim loan provided by Brookfield on April 15, 2015 and associated commitment and waiver fees pursuant to an amendment to the Brookfield Existing Loan;

(b)	recognize the prepayment fee payable to Brookfield on acceleration of the Brookfield Existing Loan maturity;

(c)	recognize the US$15 million draw down on the Brookfield Bridge Loan and related commitment fee payment;

(d)	recognize scheduled repayment of the US$3.9 million commitment fee and the related US$1.2 million prepayment fee payable to Brookfield;

(e)	record a partial repayment of the BNS Credit Agreement with a portion of the Brookfield Bridge Loan proceeds; and

(f)	recognize the implementation of the Plan of Arrangement including the corporate and capital reorganization and the Rights Offering as discussed below under “Plan of Arrangement Adjustments” and “Rights Offering Adjustments”.

The above events and transactions are further described in more detail elsewhere in this Circular.

Other than those transactions described above, this unaudited pro forma condensed interim consolidated balance sheet does not give effect to transactions occurring after March 31, 2015.

All references to U.S. dollar equivalents of Canadian dollar amounts are based on an exchange rate of US$1.00 = Cdn$1.2508, being the Bank of Canada noon rate for March 31, 2015.

This unaudited pro forma condensed interim consolidated balance sheet should be read in conjunction with the Annual Financial Statements and the Unaudited Interim Financial Statements and related management’s discussion and analysis incorporated by reference herein.

The Plan of Arrangement is subject to possible amendment and approval. If the Plan of Arrangement is approved, the events and transactions will be accounted for on the basis of events and circumstances at the Effective Date. This unaudited pro forma condensed interim consolidated balance sheet is based on currently available information and on certain assumptions management of NAP believes are reasonable under the circumstances. Some assumptions may not materialize and events and circumstances occurring subsequent to the date hereof on which the unaudited pro forma condensed interim consolidated balance sheet has been prepared may be different from those assumed or anticipated, and thus may materially affect amounts disclosed in this unaudited pro forma condensed

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consolidated balance sheet. In accordance with the accounting required on the settlement of debt, the fair value of equity securities issued as part of the Recapitalization will be measured at their fair value on the Effective Date. This requirement may result in a per Common Share amount different from the $0.04 assumed in the unaudited pro forma condensed interim consolidated balance sheet and that difference may be material. For purposes of determining the fair value of the shares issued for the Recapitalization within the unaudited pro forma condensed interim consolidated balance sheet, the closing Common Share price of $0.04 on June 30, 2015 was used in the calculation. Additionally, this unaudited pro forma condensed interim consolidated balance sheet does not purport to represent what NAP’s actual financial position will be upon emergence from the proceedings or represent what fair value of NAP’s assets or liabilities will be at the Effective Date.

2.	Plan of Arrangement Adjustments

In conjunction with the filing of the Plan of Arrangement, certain amounts classified as “Liabilities” are subject to recapitalization. As such:

(a)	the book value of the Brookfield Existing Loan of $309.4 million, consisting of the secured term loan of $273.4 million and an interim credit facility of $36.0 million, have been eliminated on extinguishment in exchange for Common Shares. Share capital of $728.6 million has been recognized for the resulting issuance of 18,214,401,868 Common Shares, assuming a price of $0.04 per Common Share and a loss on conversion to equity of $419.2 million has been recognized in deficit on the unaudited pro forma condensed interim consolidated balance sheet;

(b)	the book value of Debentures of $40.1 million and the equity component of convertible debentures of $6.9 million have been eliminated on extinguishment. Share capital of $54.5 million has been recognized for the resulting issuance of 1,187,895,774 Common Shares, assuming a price of $0.04 per Common Share and a loss on conversion to equity of $7.4 million has been recognized in deficit on the unaudited pro forma condensed interim consolidated balance sheet;

(c)	in conjunction with the cancellation of the Options, a $0.2 million loss has been recognized as stock options and related surplus on the unaudited pro forma condensed interim consolidated balance sheet;

(d)	in conjunction with the exchange of outstanding RSUs to Common Shares, 2,274,717 Common Shares will be issued, assuming a price of $0.04 per share, resulting in $0.1 million recorded in share capital, the settlement of $0.3 million liability recorded in accounts payable, and a mark-to-market gain of $0.5 million in deficit in the unaudited pro forma condensed interim consolidated balance sheet; and

(e)	financial advisory fees of $2.0 million and legal, regulatory, and accounting fees of $2.2 million have been expensed as transaction costs.

3.	Rights Offering Adjustments

In conjunction with the closing of the Rights Offering, net proceeds of $49.5 million will be applied to repay any outstanding amounts drawn under the Brookfield Bridge Loan ($18.8 million payable as of the date hereof). Transaction costs associated with the Rights Offering have been estimated to be approximately $1.9 million. These costs are comprised of the Backstop Fee of $1.5 million, accounting, legal and regulatory filing fees of $0.4 million.

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NAP AFTER THE ARRANGEMENT

The Arrangement is expected to substantially improve the capital structure of NAP by reducing the amount of outstanding debt by approximately $345.1 million on a consolidated basis. With a normalized capital structure, NAP will benefit from a reduction in the annual cash interest expense of approximately $36.0 million. See “Unaudited Pro Forma Condensed Interim Consolidated Balance Sheet”. Management of NAP believes that the Arrangement will enable NAP to continue to pursue its business plan. The Corporation expects to continue normal business operations at its LDI Mine and the Corporation’s obligations to employees, trade creditors, equipment leases and suppliers will not be affected by the Recapitalization.

Share Capital

After the Arrangement is implemented, the authorized capital of NAP will consist of an unlimited number of New Common Shares. On the Effective Date, 49,495,656 New Common Shares are expected to be outstanding. Following completion of the Rights Offering, including the issuance of the Backstopped Shares and the Backstop Fee Shares, a maximum of 58,126,526 New Common Shares in the aggregate are expected to be outstanding.

The following table shows the effect of the Arrangement on NAP’s consolidated capital structure:

	March 31, 2015	Pro Forma(1) March 31, 2015
	($ in millions, except ratios and percentages)
Total cash	$10.4	$67.7
Total debt	305.6	48.0

Total net debt (cash), including current portion	295.2	(19.7)
Shareholders’ equity	189.2	504.4

Total capitalization	$484.4	$484.7

Ratios
Total debt/equity	1.62	0.10
Total debt as a percentage of total capitalization	63.1%	9.9%

(1)	See “Unaudited Pro Forma Condensed Interim Consolidated Balance Sheet”.

Debt

After the Arrangement is implemented, (i) the Indentures and all of the Debentures issued pursuant thereto will have been extinguished and terminated and there will not be any Debentures outstanding; and (ii) all of the debt owed by the Corporation to Brookfield under the Brookfield Existing Loan will be extinguished and terminated and the Brookfield Existing Loan will be terminated. The Corporation intends to use the net proceeds of the Rights Offering to fund repayment of any amounts owing under the Brookfield Bridge Loan and the ongoing operations and expansion at the LDI Mine. The Corporation’s total borrowed debt (consisting of the BNS Credit Agreement and obligations under finance leases) will be approximately $48.0 million after the Arrangement.

The following table shows the effect of the Arrangement on NAP’s outstanding borrowed debt including the subsequent partial repayments of the BNS Credit Agreement in the “Pro Forma After Arrangement” column:

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	March 31, 2015	Pro Forma After Arrangement
	($ in millions)
BNS Credit Agreement	42.3	30.3
Brookfield Existing Loan	205.5	Nil
Brookfield Bridge Loan	N/A	Nil
2012 Convertible Debentures	37.9	Nil
2014 Debentures and Warrants	2.2	Nil
Obligations under finance leases	17.7	17.7

Board of Directors

Following completion of the Arrangement, the current directors will resign from the Board and the Board will be reconstituted to consist of five (5) directors, including three (3) nominated by Brookfield, one (1) nominated by Debentureholders and one (1) independent director (as such term is construed under Applicable Securities Laws). It is anticipated that one (1) current director of the Corporation will continue to serve as an independent director following completion of the Arrangement. The members of the new Board will be identified prior to the Effective Date and announced by way of a news release.

The directors will hold office until the next annual meeting of the Corporation or until their successors are elected or appointed, unless the director resigns or the office becomes vacant through death or any other reason, in accordance with the by-laws of the Corporation. The directors will meet following completion of the Arrangement to determine committee membership.

Brookfield

Brookfield will own 92% of the outstanding New Common Shares upon completion of the Arrangement but prior to completion of the Rights Offering and the Arrangement will result in a change of control of the Corporation. Brookfield is an affiliate of Brookfield Asset Management, a public company listed on the TSX, New York Stock Exchange and Euronext exchanges with an equity market capitalization of more than $30 billion. Brookfield Asset Management is a global asset manager with approximately $200 billion of assets under management across private equity, real estate, renewable power and infrastructure asset classes.

Brookfield Asset Management has a long history in the mining sector which includes investments and operating experience in Noranda Inc., Falconbridge Limited, Westmin Resources Limited, Northgate Minerals Corporation, Hammerstone Corporation, Grande Cache Coal and Highvale Coal Limited Partnership.

PRICE RANGE AND TRADING VOLUME

The Common Shares are listed for trading on the TSX under the symbol “PDL”. The Common Shares were listed on the NYSE MKT under the symbol “PAL” until April 16, 2015. The following table sets out the reported high and low closing prices and trading volume of the Common Shares on the NYSE MKT and the TSX (as reported by Quotemedia) for the periods indicated:

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	NYSE MKT			TSX
	High	Low	Volume	High	Low	Volume
	(US$)	(US$)		($)	($)
2015
June	N/A	N/A	N/A	0.05	0.04	7,654,965
May	N/A	N/A	N/A	0.075	0.05	12,192,490
April(1)	0.22	0.044	71,336,007	0.275	0.055	56,442,115
March	0.291	0.18	81,635,524	0.365	0.25	13,456,100
February	0.345	0.17	127,938,685	0.415	0.22	25,868,296
January	0.19	0.132	43,235,339	0.22	0.155	7,022,803
2014
December	0.155	0.130	41,116,827	0.17	0.15	6,148,261
November	0.18	0.133	42,595,286	0.20	0.15	7,618,351
October	0.195	0.133	47,958,879	0.215	0.16	6,034,453
September	0.28	0.187	58,619,162	0.30	0.20	10,937,213
August	0.075	0.251	39,179,829	0.30	0.275	6,172,982
July	0.333	0.27	67,581,067	0.355	0.295	10,152,534
June	0.38	0.273	128,408,327	0.39	0.295	20,904,567
May	0.30	0.239	112,631,256	0.33	0.27	14,999,200

(1)	The Common Shares were delisted from the NYSE MKT on April 16, 2015.

On June 30, 2015, the closing price of the Common Shares on the TSX was $0.04.

The 2012 Debentures are listed for trading on the TSX under the trading symbol “PDL.DB”. The 2012 Debentures commenced trading on the TSX on July 31, 2012. The following table sets out the reported high and low closing prices and trading volume of the 2012 Debentures on the TSX (as reported by Quotemedia) for the periods indicated:

	TSX
	High	Low	Volume
	($)	($)
2015
June	39.00	24.00	545,000
May	42.01	38.00	516,000
April	51.97	33.00	1,280,000
March	52.50	48.25	166,000
February	52.50	42.50	410,000
January	47.50	35.00	281,000
2014
December	39.99	32.06	313,000
November	50.00	35.00	283,000
October	58.00	45.00	281,000
September	66.00	58.00	751,000
August	65.00	63.00	153,000
July	68.25	65.00	246,000
June	70.00	64.00	186,000
May	64.50	62.50	444,000

On June 30, 2015, the closing price per $100 principal amount of the 2012 Debentures on the TSX was $39.00.

The Series 1 Debentures are listed for trading on the TSX under the trading symbol “PDL.DB.A”. The Series 1 Debentures commenced trading on the TSX on January 31, 2014. The following table sets out the reported high and low closing prices and trading volume of the Series 1 Debentures on the TSX (as reported by Quotemedia) for the periods indicated:

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

	TSX
	High	Low	Volume
	($)	($)
2015
June	130.02	130.02	0
May	130.02	130.02	0
April	130.02	130.02	0
March	130.02	130.02	0
February	130.02	130.02	0
January	130.02	130.02	0
2014
December	130.02	130.02	0
November	130.02	130.02	0
October	130.02	130.02	0
September	130.02	130.02	0
August	130.02	130.02	0
July	130.02	130.02	0
June	130.02	130.02	0
May	130.02	130.02	0

On June 30, 2015, the closing price per $100 principal amount of the Series 1 Debentures on the TSX was $130.02.

The Series 2 Debentures are not listed for trading on any exchange.

INCOME TAX CONSIDERATIONS

The following summaries are of a general nature only and are not intended to be, nor should they be construed to be, legal or tax advice to any particular Securityholder. Consequently, Securityholders are urged to consult their own tax advisors for advice as to the tax considerations in respect of the Arrangement having regard to their particular circumstances.

Certain Canadian Federal Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations under the Tax Act generally applicable as of the date hereof to holders who participate in the Arrangement and who, for purposes of the Tax Act and at all relevant times, hold and will hold (as applicable) their Common Shares, Debentures, New Common Shares and Rights (as applicable) as capital property, and deal at arm’s length with and are not affiliated with the Corporation (referred to in this summary as a “Shareholder” or “Debentureholder”, as applicable).

Common Shares, New Common Shares, Debentures and Rights will generally be considered to be capital property of a holder provided such holder does not use or hold and is not deemed to use or hold such securities in carrying on a business and has not acquired such securities as part of an adventure or concern in the nature of trade. Certain Resident Shareholders and Resident Debentureholders (each as defined below) whose Common Shares, New Common Shares or Debentures might not otherwise qualify as capital property may, in certain circumstances, be able to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to deem such Common Shares, New Common Shares or Debentures, and all other Canadian securities (within the meaning of the Tax Act) owned by such holders in the taxation year of the election and in all subsequent taxation years, to be capital property. Resident Shareholders and Resident Debentureholders to whom this election may be relevant should consult with their own tax advisors with respect to the implications of such election.

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

This summary does not address holders who acquire New Common Shares or Rights otherwise than under the Arrangement. In addition, this summary does not apply to a Shareholder or Debentureholder: (i) that is a “financial institution” for purposes of the mark-to-market rules in the Tax Act, (ii) that is a “specified financial institution” for purposes of the Tax Act, (iii) an interest in which would be a tax shelter investment within the meaning of the Tax Act, (iv) that has made a functional currency reporting election under the Tax Act, or (v) that has entered into a “derivative forward agreement” in respect of Common Shares, New Common Shares, Rights or Debentures.

In general, for the purpose of the Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the daily noon rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the CRA.

This summary is based on the terms of the Arrangement and Rights, as described in this Circular, the current provisions of the Tax Act and the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act or the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and an understanding of the current published administrative and assessing practices and policies of the CRA. This summary assumes that the Proposed Amendments will be enacted in the form proposed and does not take into account or anticipate any other changes in law or administrative policy, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed in this summary. No assurance can be given that the Proposed Amendments will be enacted as currently proposed or at all.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to the Arrangement. The income tax consequences of the Arrangement will vary according to the status of the holder, the jurisdiction in which the holder resides or carries on business, and the holder’s own particular circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder and no representations with respect to the income tax consequences of the Arrangement to any particular holder are made. All Shareholders and Debentureholders should obtain independent advice from their own tax advisors regarding the income tax considerations to them of the Arrangement having regard to their own particular circumstances.

Residents of Canada

This portion of the summary applies only to Shareholders and Debentureholders who, for purposes of the Tax Act and at all relevant times, are or are deemed to be resident in Canada and who participate in the Arrangement. Shareholders and Debentureholders who meet these requirements are referred to in this portion of the summary as “Resident Shareholders” or “Resident Debentureholders”, respectively, and this portion of the summary only addresses such Resident Shareholders and Resident Debentureholders.

Interest Payment on the Debentures

A Resident Debentureholder will be required to include the amount of any interest payment received by such holder in its income under the Tax Act to the extent that such amount has not otherwise been included in income in the taxation year or a preceding taxation year.

Debenture Exchange Transaction

The exchange by a Resident Debentureholder of Debentures for Common Shares pursuant to the Arrangement will result in a capital gain (or capital loss) to the Resident Debentureholder if and to the

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extent that the proceeds of disposition of the Debentures exceed (or are less than) the adjusted cost base to the Resident Debentureholder of the Debentures so exchanged. For these purposes, the proceeds of disposition will be equal to the fair market value of the Common Shares received on the exchange. The treatment of capital gains and capital losses is described below under “Taxation of Capital Gains and Capital Losses”. The aggregate cost of the Common Shares received by a Resident Debentureholder will be equal to the fair market value of the Debentures so exchanged. The trading value of the Common Shares on the date of the Arrangement has not been determined by the Corporation. Generally, the adjusted cost base to a Resident Debentureholder who receives shares in exchange for Debentures will be determined by averaging the cost of such Common Shares with the adjusted cost base of any other identical Common Shares owned by the holder as capital property at such time.

Consolidation of the Common Shares

The consolidation of the Common Shares will not result in a disposition of the Common Shares and Resident Shareholders will not realize any capital gain or loss on the consolidation. A Resident Shareholder’s adjusted cost base of each New Common Share will be equal to such holder’s aggregate adjusted cost base of the Common Shares immediately before the consolidation divided by the number of the New Common Shares held by such holder following the consolidation.

Receipt of the Rights

No amount will be required to be included in computing the income of a Resident Shareholder as a consequence of acquiring Rights pursuant to the Arrangement. The cost to a Resident Shareholder of Rights received under the Arrangement will be nil. The cost of each Right held by a Resident Shareholder will be averaged with the adjusted cost base of each other identical Right held by the Resident Shareholder as capital property (including any identical Rights acquired otherwise than pursuant to the Arrangement) for the purpose of determining the adjusted cost base to that Resident Holder of each Right so held.

Exercise of Rights

The exercise of Rights will not constitute a disposition of property for purposes of the Tax Act and, consequently, no gain or loss will be realized by a Resident Shareholder upon the exercise of Rights. New Common Shares acquired by a Resident Shareholder upon the exercise of Rights will have an aggregate cost to the Resident Shareholder equal to the aggregate Subscription Price paid plus the adjusted cost base to the Resident Shareholder of the Rights exercised (if any).

The cost of each New Common Share held by a Resident Shareholder will be averaged with the adjusted cost base of each other identical New Common Share held by the Resident Shareholder as capital property for the purpose of determining the adjusted cost base to that Resident Shareholder of each New Common Share.

Disposition of Rights or New Common Shares

On a disposition or deemed disposition of a New Common Share or a Right (other than pursuant to the exercise or expiry of a Right), a Resident Shareholder will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the Right or New Common Share immediately before the disposition or deemed disposition. See “Residents of Canada - Taxation of Capital Gains and Losses” below.

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Upon the expiry of an unexercised Right, a Resident Holder will realize a capital loss equal to the adjusted cost base (if any) of the Right to the Resident Holder.

Dividends on the New Common Shares

A Resident Shareholder will be required to include in computing its income for a taxation year any dividends received (or deemed to be received) on the New Common Shares. In the case of a Resident Shareholder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by the Corporation as an eligible dividend in accordance with the provisions of the Tax Act. A dividend received (or deemed to be received) by a Resident Holder that is a corporation will generally be deductible in computing the corporation’s taxable income.

A Resident Holder that is a “private corporation” or a “subject corporation”, each as defined in the Tax Act, will generally be liable to pay a refundable tax of 33 1⁄3% under Part IV of the Tax Act on dividends received (or deemed to be received) on the New Common Shares to the extent such dividends are deductible in computing the Resident Holder’s taxable income for the taxation year.

Taxation of Capital Gains and Capital Losses

Generally, one half of any capital gain (a “taxable capital gain”) realized in a taxation year by a Resident Debentureholder or Resident Shareholder must be included in such holder’s income for the year and one half of any capital loss (an “allowable capital loss”) realized by a Resident Debentureholder or Resident Shareholder in a taxation year must be deducted from taxable capital gains realized by such holder in the year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back three (3) years or forward indefinitely, in the circumstances and to the extent provided by the Tax Act.

If a Resident Shareholder is a corporation, the amount of any capital loss otherwise arising upon the disposition of a New Common Share may be reduced by certain dividends previously received or deemed to have been received on the New Common Shares, all to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns New Common Shares, directly or indirectly, through a partnership or a trust.

A Resident Debentureholder or Resident Shareholder that throughout the relevant taxation year is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) of 6 2⁄3% on its aggregate investment income for the year, which is defined to include taxable capital gains.

Alternative Minimum Tax

Taxable dividends received or a capital gain realized by a Resident Debentureholder or a Resident Shareholder who is an individual (other than certain trusts) may result in such holder being liable for alternative minimum tax as calculated under the detailed rules set out in the Tax Act. Resident Debentureholders and Resident Shareholders that are individuals should consult their own tax advisors in this regard.

For any questions or voting assistance, please call D.F. King toll-free at 1-800-845-1507 or by email at inquiries@dfking.com

Eligibility for Investment

Provided that the New Common Shares are listed on a designated stock exchange (which currently includes the TSX) at the relevant time, the New Common Shares issued pursuant to the Arrangement and on the exercise of Rights will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans (“RRSP”), registered retirement income funds (“RRIF”), registered education savings plans, registered disability savings plans, tax-free savings accounts (“TFSA”), and deferred profit sharing plans, all as defined in the Tax Act (collectively, the “Deferred Plans”). The Rights will be a qualified investment for a Deferred Plan provided that: (i) the Rights are listed on a designated stock exchange, or (ii) the New Common Shares issuable on the exercise of such Rights are listed on a designated stock exchange and the Corporation deals at arm’s length with each person who is an annuitant, a beneficiary, an employer or a subscriber under, or holder of, such Deferred Plan.

Neither the Rights nor the Common Shares issuable upon exercise of the Rights will be a “prohibited investment” for an RRSP, an RRIF or a TFSA, provided the annuitant of the RRSP or RRIF or the holder of the TFSA, as the case may be, deals at arm’s length with the Corporation and does not have a “significant interest” (within the meaning of subsection 207.01(4) of the Tax Act) in the Corporation. The Common Shares will also not be a “prohibited investment” if such shares are “excluded property” as defined in subsection 207.01(1) of the Tax Act for trusts governed by a TFSA, RRSP or RRIF. Prospective investors who intend to hold Common Shares or Rights in a TFSA, RRSP or RRIF should consult their own tax advisors regarding their particular circumstances.

Non-Residents of Canada

The following portion of this summary is generally applicable to a Debentureholder or Shareholder who, at all relevant times, for purposes of the Tax Act: (i) is neither resident nor deemed to be resident in Canada; (ii) does not, and is not deemed to, use or hold the Debentures, Rights or New Common Shares in carrying on a business in Canada; (iii) is not a “specified shareholder” of the Corporation as defined in subsection 18(5) of the Tax Act or a person who does not deal at arm’s length with such a specified shareholder; and (iv) in the case of a Debentureholder, is entitled to all payments of interest, principal and any other amounts under the Debentures held by such Debentureholder. Shareholders and Debentureholders who meet these requirements are referred to in this portion of the summary as “Non-Resident Shareholders” or “Non-Resident Debentureholders”, respectively, and this portion of the summary only addresses such Non-Resident Shareholders and Non-Resident Debentureholders. Additional considerations not discussed herein may apply to an insurer who carries on an insurance business in Canada and elsewhere or an authorized foreign bank that carries on a Canadian banking business.

Interest Payment on the Debentures

The payment by the Corporation of interest accrued on the Debentures up to, but not including, the Effective Date will not be subject to Canadian withholding tax.

Debenture Exchange Transaction

Non-Resident Debentureholders will not be subject to tax under the Tax Act in respect of any capital gain realized on the exchange of a Debenture pursuant to the Arrangement unless the Debenture is “taxable Canadian property” of the Non-Resident Debentureholder for purposes of the Tax Act and the Non-Resident Debentureholder is not entitled to relief under an applicable income tax convention

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between Canada and the country in which the Non-Resident Debentureholder is resident. See below under the heading “Non-Residents of Canada - Dispositions of New Common Shares and Rights”.

Receipt of the Rights and Exercise of Rights

The issuance of the Rights will not be subject to Canadian withholding tax and no other tax will be payable under the Tax Act by a Non-Resident Shareholder in respect of the receipt of Rights. The tax consequences with respect to the receipt of Rights and the exercise of Rights are generally the same as described above under Residents of Canada.

Consolidation of the Common Shares

No tax will be payable by a Non-Resident Shareholder as a result of the consolidation of the Common Shares pursuant to the Arrangement. The tax consequences of the consolidation are generally the same as described above under Residents of Canada.

Dispositions of New Common Shares and Rights

Non-Resident Shareholders will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of a New Common Share or Right unless the New Common Share or Right (as applicable) is “taxable Canadian property” of the Non-Resident Shareholder for purposes of the Tax Act and the Non-Resident Shareholder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident.

Provided that the Common Shares (in the case of a Debenture) or New Common Shares (in the case of a New Common Share or Right) are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the TSX) at the time of a disposition or deemed disposition, the Debentures, New Common Shares and Rights, as applicable, generally will not constitute taxable Canadian property of a Non-Resident Shareholder unless, at any time during the 60-month period immediately preceding the disposition or deemed disposition: (i) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder did not deal at arm’s length, partnerships in which the Non-Resident Shareholder or a person with whom the Non-Resident Shareholder does not deal at arm’s length holds a membership interest directly or indirectly through one or more partnerships, or the Non-Resident Shareholder together with all such persons and partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of the Corporation; and (ii) at such time, more than 50% of the fair market value of the Common Shares or New Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act) or options or interests in respect of any such property whether or not such property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, shares which are not otherwise taxable Canadian property could be deemed to be taxable Canadian property.

A Non-Resident Shareholder whose New Common Shares, Rights or Debentures may constitute taxable Canadian property should consult their own tax advisors.

Dividends on the New Common Shares

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Shareholder by the Corporation will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in

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the rate of withholding to which the Non-Resident Shareholder is entitled under any applicable income tax convention between Canada and the jurisdiction in which the Non-Resident Shareholder resides.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of the Arrangement. Except as expressly provided otherwise below, it applies only to U.S. Holders (as defined below) that hold Debentures or Common Shares, and after the Arrangement, Rights or New Common Shares received in the Arrangement, as capital assets (generally, property held for investment purposes). This section does not apply to holders subject to special rules, including brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, banks, thrifts and other financial institutions, persons liable for alternative minimum tax, persons that own or will own, directly, indirectly or constructively, 5% or more (by vote or value) of our equity, persons that hold an interest in an entity that holds Debentures, Common Shares, Rights or New Common Shares, persons that hold Debentures, Common Shares, Rights or New Common Shares as part of a hedging, integration, conversion or constructive sale transaction or a straddle, or persons whose functional currency is not the U.S. dollar.

This discussion does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to U.S. Holders in light of their particular circumstances. Furthermore, it does not address any aspect of foreign, state, local or estate or gift taxation or the 3.8% Medicare tax imposed on certain net investment income. Each holder should consult its own tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the Arrangement. This discussion is based on the Code, its legislative history, administrative pronouncements of the IRS, existing and proposed U.S. Treasury regulations, published rulings and court decisions, and the Convention, all as in effect as of the date hereof, and any of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

A “U.S. Holder” is a beneficial owner of Debentures, Common Shares, Rights or New Common Shares, who, for U.S. federal income tax purposes, is a citizen or individual resident of the United States, a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, or any State thereof or the District of Columbia, an estate whose income is subject to U.S. federal income tax regardless of its source, or a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership or other pass-through entity holds Debentures, Common Shares, Rights or New Common Shares, the U.S. federal income tax treatment of a partner, beneficiary, or other stakeholder will generally depend on the status of that person and the tax treatment of the pass-through entity. A partner, beneficiary, or other stakeholder in a pass-through entity holding Debentures, Common Shares, Rights or New Common Shares, should consult its own tax advisor with regard to the U.S. federal income tax treatment of the Arrangement and its investment in Debentures, Common Shares, Rights or New Common Shares.

The U.S. federal income tax consequences of the Arrangement are complex. The following discussion is for general information only, does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder in light of such holder’s circumstances and income tax situation, and is not intended to be, nor should it be construed to be, legal or tax advice to any U.S. Holder. No opinion or representation with respect to the U.S. federal income tax consequences to any

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such U.S. Holder is made. Each U.S. Holder is urged to consult its own tax advisor regarding the particular tax consequences to it of the transactions contemplated by the Arrangement, including the application of U.S. federal, state and local tax laws, as well as any applicable foreign tax laws, to a U.S. Holder’s particular situation, and of any change in applicable tax laws.

General Considerations

Tax-free Treatment of the Exchange of Debentures for Common Shares

For U.S. federal income tax purposes, the exchange of Debentures for Common Shares followed by the exchange of Common Shares for New Common Shares and the subsequent distribution of Rights to holders of New Common Shares should be treated as an exchange of Debentures for New Common Shares and Rights. The qualification of the exchange of Debentures for New Common Shares and Rights as a tax-free “recapitalization” for U.S. federal income tax purposes depends upon, under applicable case law principles, whether the 2012 Debentures, the Series 1 Debentures and the Series 2 Debentures constitute “securities” for U.S. federal income tax purposes. The term “security” is not defined in the Code or in the Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a security depends on an evaluation of the overall nature of the debt obligation. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a maturity at issuance of less than five years may not constitute securities, whereas debt obligations with a maturity at issuance of five years or more may constitute securities depending on the particular facts and circumstances.

Based on their term to maturity at issuance, we believe that each of the 2012 Debentures, the Series 1 Debentures and the Series 2 Debentures should constitute securities, and, subject to the discussion under “Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules,” the exchange of Debentures for New Common Shares and Rights should qualify as a tax-free recapitalization for U.S. federal income tax purposes. If the exchange of Debentures for New Common Shares and Rights does not qualify as a recapitalization, the tax consequences may be materially different from those described below. Each U.S. Holder of Debentures is urged to consult its own tax advisor with respect to the U.S. federal income tax consequences of the exchange of Debentures for New Common Shares and Rights. Except as expressly provided otherwise below, the remainder of this discussion assumes that the exchange of Debentures for New Common Shares and Rights is a tax-free recapitalization for U.S. federal income tax purposes.

Tax-free Treatment of the Exchange of Common Shares for New Common Shares and Rights

The exchange of Common Shares for New Common Shares and the subsequent distribution of Rights to holders of New Common Shares should be treated as an exchange of Common Shares for New Common Shares and Rights, and, subject to the discussion under “Certain United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules,” the exchange of Common Shares for New Common Shares and Rights should qualify as a tax-free recapitalization for U.S. federal income tax purposes.

The Exchange of Debentures for New Common Shares and Rights

A U.S. Holder that exchanges Debentures for New Common Shares and Rights generally will not recognize any gain or loss as a result of such exchange (except to the extent of cash received in respect of accrued and unpaid interest, which shall be treated as a receipt of interest) and will have a holding period for the New Common Shares and Rights that includes the holding period of the Debentures. A U.S.

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Holder’s adjusted tax basis in its Debentures should be allocated among the New Common Shares and Rights received in proportion to their relative fair market values.

In the event that the exchange of 2012 Debentures, Series 1 Debentures or Series 2 Debentures for Common Shares is not treated as a recapitalization for U.S. federal income tax purposes, a U.S. Holder will recognize a gain or loss equal to the difference between its basis in the Debentures and the fair market value of the New Common Shares and Rights received in exchange therefor. Except as described below in “The Exchange of Debentures for Common Shares – Market Discount” and “Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules” such gain or loss will be a capital gain or loss. Any such gain or loss will be long-term if the Debentures have been held for more than one year. Capital gains of non-corporate U.S. Holders, including individuals, are eligible for reduced rates of taxation. The deductibility of capital loss may be subject to limitations.

Market Discount

In general, a debt obligation with a fixed maturity of more than one year that is acquired in the secondary market (or, in certain circumstances, upon original issuance) is a “market discount bond” as to the holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the adjusted tax basis of the bond in the holder’s hands immediately after its acquisition. A debt obligation will not be a “market discount bond” if such excess is less than a statutory de minimis amount. In general, a holder that disposes of a market discount bond in a taxable transaction is required to recognize as ordinary income the accrued market discount that has not been included in the holder’s income.

To the extent that the exchange of Debentures qualifies as a tax-free recapitalization for U.S. federal income tax purposes, a U.S. Holder should not be required to recognize any accrued but unrecognized market discount upon the exchange of its Debentures for New Common Shares and Rights, although it would be required to recognize any accrued but unrecognized market discount upon a subsequent taxable disposition of its New Common Shares or Rights. However, the treatment of accrued market discount in a nonrecognition transaction is subject to the issuance of Treasury regulations that have not yet been promulgated. In the absence of such regulations, the precise application of the market discount rules to the Arrangement is uncertain. U.S. Holders are urged to consult their own tax advisors regarding the application of the market discount rules to their particular circumstances.

The Exchange of Common Shares for New Common Shares and Rights

A U.S. Holder that exchanges Common Shares for New Common Shares and Rights generally will not recognize any gain or loss as a result of the receipt of New Common Shares and Rights in exchange for Common Shares and will have a holding period for the New Common Shares and Rights that includes the holding period of the Common Shares surrendered therefor. A U.S. Holder’s adjusted tax basis in its Common Shares should be allocated among the New Common Shares and Rights in proportion to their relative fair market values.

A U.S. Holder that does not receive any New Common Shares or Rights in the Share Consolidation as a result of a fractional New Common Shares being rounded down to zero should consult its own tax advisor about its ability to claim a capital loss on its Common Shares.

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The New Common Shares

Distributions

Subject to the discussion below under “Certain United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules,” the gross amount of any distribution received by a U.S. Holder with respect to the New Common Shares (including any amounts withheld to pay Canadian withholding taxes) will be included in the gross income of the U.S. Holder as a dividend to the extent attributable to the Corporation’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The Corporation does not intend to calculate its earnings and profits under U.S. federal income tax rules. Accordingly, U.S. Holders should expect that a distribution generally will be treated as a dividend for U.S. federal income tax purposes. The Corporation believes that it is considered to be a “qualified foreign corporation,” and therefore, provided that the Corporation is not treated as a passive foreign investment company (described below) in the year of distribution or the immediately preceding taxable year, distributions treated as dividends and received by non-corporate U.S. Holders may be eligible for a preferential tax rate. Distributions on the New Common Shares generally will not be eligible for the dividends received deduction available to U.S. Holders that are corporations.

The amount of any dividend paid in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will equal the U.S. dollar value of the Canadian dollars calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder, regardless of whether the Canadian dollars are converted into U.S. dollars. A U.S. Holder will have a tax basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. If the Canadian dollars received are converted into U.S. dollars on the date of receipt, the U.S. Holder should generally not be required to recognize foreign currency gain or loss in respect of the distribution. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder may recognize foreign currency gain or loss on a subsequent conversion or other disposition of the Canadian dollars. Such gain or loss will be treated as U.S. source ordinary income or loss.

A U.S. Holder may be entitled to deduct or credit Canadian withholding tax imposed on dividends paid to a U.S. Holder, subject to applicable limitations in the Code. For purposes of calculating a U.S. Holder’s foreign tax credit, dividends received by such U.S. Holder with respect to the equity of a foreign corporation generally constitute foreign source income. Dividends distributed by the Corporation will generally constitute “passive category” income for U.S. foreign tax credit purposes. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale, Exchange or Other Taxable Disposition

A U.S. Holder will recognize a gain or loss on the sale, exchange or other taxable disposition of the New Common Shares in an amount equal to the difference between the amount realized for the New Common Shares and the U.S. Holder’s adjusted tax basis in such New Common Shares. Subject to the discussion below under “Certain United States Federal Income Tax Considerations – Passive Foreign Investment Company Rules,” the gain or loss will be a capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a U.S. Holder generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

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The Rights

Exercise

A U.S. Holder generally will not recognize a gain or loss on the exercise of a Right and related receipt of a New Common Share. A U.S. Holder’s initial tax basis in the New Common Share received on the exercise of a Right generally should be equal to the sum of (i) the U.S. Holder’s tax basis in such Right plus (ii) the exercise price paid by the U.S. Holder on the exercise of the Right. Except as discussed below under “Certain United States Federal Income Tax Considerations – Passive Foreign Investment Company Rules,” a U.S. Holder’s holding period for the New Common Share received on the exercise of a Right generally should begin on and include the day that the Right is exercised. However, the matter is not free from doubt, and the IRS may assert that such holding period begins on and includes the date after the day that the Right is exercised. U.S. Holders are urged to consult their own tax advisors regarding their holding period for any New Common Shares acquired by an exercise of Rights.

Sale, Exchange or Other Taxable Disposition

A U.S. Holder generally will recognize a gain or loss on the sale, exchange or other taxable disposition of a Right in an amount equal to the difference between the amount realized for the Right and the U.S. Holder’s adjusted tax basis in the Right. Subject to the discussion below under “Certain United States Federal Income Tax Considerations – Passive Foreign Investment Company Rules,” the gain or loss will be a capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a U.S. Holder generally will be treated as United States source gain or loss for United States foreign tax credit purposes.

Lapse

Upon the lapse or expiration of a Right, a U.S. Holder will recognize a loss in an amount equal to its adjusted tax basis in the Right. Subject to the discussion below under “Certain United States Federal Income Tax Considerations – Passive Foreign Investment Company Rules,” any such loss should be a capital loss. Deductions for capital losses are subject to complex limitations under the Code. Any capital loss recognized by a U.S. Holder will generally be treated as U.S. source loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

A foreign corporation will be considered a passive foreign investment company (“PFIC”) for any taxable year in which (i) 75% or more of its gross income is “passive income” or (ii) 50% or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” In general, “passive income” includes dividends, interest, certain rents and royalties and the excess of gains over losses from certain commodities transactions, including transactions involving gold and other precious metals. Net gains from commodities transactions are generally treated as passive income, potentially triggering PFIC status, unless such gains are active business gains from the sale of commodities and “substantially all” (at least 85 percent) of the corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business (the “active commodities business exclusion”). If a corporation is treated as a PFIC with respect to a U.S. Holder for any taxable year, the corporation will continue to be treated as a PFIC with respect to that U.S. Holder in all succeeding taxable years, regardless of whether the corporation continues to meet the PFIC requirements in such years, unless certain elections are made.

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Based on the nature of the Corporation’s income, assets and activities, the Corporation believes that it presently qualifies, and expects to continue to qualify in the future, for the active commodities business exclusion and that the Corporation will not be classified as a PFIC for the current and subsequent taxable years. However, because the PFIC determination is made annually at the close of the taxable year in question on the basis of facts and circumstances that may be beyond the Corporation’s control and because the principles and methodology for applying the PFIC tests are not entirely clear, including the application of the active commodities business exclusion, there can be no assurance that the Corporation will not be a PFIC in the current or subsequent taxable years.

As described below, adverse tax consequences could apply to a U.S. Holder if the Corporation were classified as a PFIC. A U.S. Holder would be required to report any gain on the disposition of any Rights, Common Shares or New Common Shares and possibly Debentures as ordinary income, rather than as capital gain, and to compute the tax liability on the gain and any “Excess Distribution” (as defined below) received in respect of the New Common Shares as if such items had been earned ratably over each day in the U.S. Holder’s holding period (or a portion thereof) for the Debenture, the Rights, the Common Shares or the New Common Shares. For this purpose, a U.S. Holder’s holding period for New Common Shares includes such holder’s holding period for the Common Shares used to acquire such New Common Shares, and with respect to holders of Debentures, the Common Shares received will include the holding period for the Debentures exchanged therefor. The amounts allocated to the taxable year of disposition and to years before the Corporation became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amount. An “Excess Distribution” is the amount by which distributions received by a U.S. Holder during a taxable year in respect of its New Common Shares exceed 125% of the average amount of distributions in respect thereof received during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period for the New Common Shares).

For purposes of these rules, gifts, exchanges pursuant to corporate reorganizations and use of the New Common Shares or the Rights as security for a loan may be treated as a taxable disposition of the New Common Shares or the Rights. Under proposed regulations, which have not been finalized, if the Corporation were a PFIC at any time in a holder’s holding period for Debentures or Common Shares and if the Corporation is not a PFIC in the current taxable year, then the exchange of Common Shares for New Common Shares and Rights and possibly the exchange of Debentures for New Common Shares and Rights described above would generally be taxable transactions.

If the Corporation were to be classified as a PFIC, a U.S. Holder could avoid the rules described above by making a mark-to-market election, provided the New Common Shares are treated as regularly traded on a qualified exchange or other market within the meaning of the applicable U.S. Treasury regulations. Such election would not be available with respect to the Rights. U.S. Holders should consult their own tax advisers regarding the potential availability and consequences of a mark-to-market election. The Corporation does not intend to provide information to enable U.S. Holders to make a “qualified electing fund” election, which otherwise could allow a U.S. Holder to avoid the PFIC rules described above.

During any taxable year in which the Corporation is treated as a PFIC with respect to a U.S. Holder, that U.S. Holder must file IRS Form 8621. U.S. Holders should consult their own tax advisers concerning annual filing requirements.

U.S. Holders are urged to consult their own tax advisors regarding the tax consequences which would arise if the Corporation were treated as a PFIC for any taxable year, including as to how such a classification would impact the tax consequences of the Arrangement.

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Required Disclosure with Respect to Foreign Financial Assets

Certain U.S. Holders are required to report information relating to an interest in the New Common Shares or Rights subject to exceptions (including an exception for New Common Shares or Rights held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in the New Common Shares or Rights. U.S. Holders are urged to consult their own tax advisors regarding information reporting requirements relating to their ownership of the New Common Shares or Rights.

Information Reporting and Backup Withholding

Interest paid on the Debentures, distributions made on New Common Shares, and proceeds from the sale or other disposition of New Common Shares or Rights generally may be subject to tax information reporting and may be subject to backup withholding at the appropriate rate unless a U.S. Holder provides an accurate taxpayer identification number and complies with applicable certification requirements or otherwise demonstrates that it is an exempt recipient. The amount of any backup withholding collected from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that certain required information is submitted to the IRS in a timely manner.

RISK FACTORS

The following section describes risks that should be considered by Securityholders in evaluating whether to approve the Arrangement and includes both general and specific risks that could affect the Corporation, its business, results from operations and financial condition. The risks described below are not the only risks facing the Corporation. Additional risks and uncertainties not currently known or that are currently deemed immaterial may also materially and adversely affect the Corporation, its business, results from operations and financial condition.

Risks Relating to the Arrangement

The Completion of the Arrangement May Not Occur

The Corporation will not complete the Arrangement unless and until all conditions precedent to the Arrangement are satisfied or waived, some of which may not be under the Corporation’s control, including, without limitation, the requisite approvals of the Shareholders and the Debentureholders and the receipt of the Final Order. There can be no assurance that all of the conditions precedent will be satisfied or waived or that the Arrangement will be completed as currently contemplated or at all. Even if the Arrangement is completed, it may not be completed on the schedule described in this Circular, which may result in the Corporation incurring additional expenses.

The Arrangement May Not Improve the Financial Condition of NAP’s Business

The Arrangement is expected to improve the capital structure and financial position of the Corporation by substantially deleveraging its balance sheet and providing it with excess liquidity. In addition, the Board and management of the Corporation believe that the Arrangement will provide the necessary financial flexibility and capital resources to manage the business in the current economic environment and enable the Corporation to continue to pursue its business plan. However, the foregoing is contingent on many assumptions that may prove to be incorrect, including without limitation the ability of the Corporation to succeed in continuing to implement its business plan and assumptions with

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respect to the risk factors listed under “Risk Factors - Risks Relating to the Corporation”. Should any of those assumptions not materialize, the Arrangement may not have the effect of providing the Corporation with such anticipated benefits and the financial position of the Corporation may be materially adversely affected.

Significant Shareholder

Brookfield will own approximately 92% of the outstanding New Common Shares upon completion of the Arrangement but prior to completion of the Rights Offering. Brookfield will have significant influence in any matter coming before a vote of Securityholders. The interests of Brookfield in NAP’s business, operations and financial condition from time to time may not be aligned with, or may conflict with, those of other Securityholders.

Potential Effect of the Arrangement or failure to complete the Arrangement on the Corporation’s relationships with its suppliers and customers

There can be no assurance as to the effect that the Arrangement or delay or failure to complete the Arrangement will have on NAP’s relationships with its suppliers, service providers, customers, purchasers, manufacturers, employees or contractors, or as to the effect of completing the Arrangement under the CBCA or pursuant to another statutory procedure. To the extent that any of these events result in more restrictive payment or credit terms, increases in the price of supplied goods, or the loss of a major supplier, service provider, customer, purchaser, manufacturer or contractor, or of multiple other suppliers, service providers, customers, purchasers, manufacturers, employees or contractors, this could have a material adverse effect on NAP’s business, financial condition, liquidity and results of operations.

Risks Relating to the Non-Implementation of the Arrangement

The Corporation may be required to pursue other alternatives

If the Arrangement is not implemented, the Corporation has agreed to pursue proceedings under creditor protection legislation which would likely have a more negative effect on the Corporation’s stakeholders.

The Corporation may be unable to continue as a going concern

If the Arrangement is not implemented and our business operations continue at their current levels, the Corporation will not be able to generate sufficient cash for its operations and may need to raise additional capital to continue as a going concern. There can be no assurance that additional capital will be available to the Corporation on favourable terms or at all. The Corporation’s inability to obtain additional capital, if and when needed, would have a material adverse effect on the financial condition of the Corporation and its ability to continue as a going concern. The Corporation expects to extend the BNS Credit Agreement prior to it terminating in 2015.

In the event that the Arrangement is not implemented, then NAP’s total amount of debt will not be reduced by approximately $345.1 million on a consolidated basis and the associated net reduction in debt service costs would not be achieved. See “Pro Forma Condensed Interim Consolidated Balance Sheet”.

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Risks Relating to Our Equity Securities

Sales of a significant number of New Common Shares in the public markets, and the perception of such sales, could depress the market price of the New Common Shares, the Rights, or both

Sales of a significant number of New Common Shares or other equity-related securities in the public markets following implementation of the Arrangement could depress the market price of the New Common Shares or the Rights. In addition, with any sale or issuance of equity securities by NAP, investors will suffer dilution of their voting power and NAP may experience dilution in its earnings per share. The Corporation cannot predict the effect that future sales of the New Common Shares or other equity-related securities would have on the market price of the New Common Shares or the Rights.

In order to finance future operations, acquisitions and capital expenditures, if any, the Corporation may raise funds through the issuance of New Common Shares or the issuance of securities convertible into New Common Shares. Sales of a substantial number of New Common Shares or other equity-related securities in the public markets could depress the market price of the New Common Shares and impair the Corporation’s ability to raise capital through the sale of additional equity securities. The price of the New Common Shares could be affected by hedging or arbitrage trading activity which may occur involving the New Common Shares. Any transaction involving the issuance of New Common Shares, or securities convertible into New Common Shares, could result in dilution, which could be substantial, to holders of New Common Shares.

The trading price for the New Common Shares or the Rights may fluctuate significantly, which may make it difficult for holders to resell the New Common Shares, the Rights and the New Common Shares issuable upon exercising the Rights, when desired or at attractive prices

Subject to Shareholders approving the Shareholders’ Arrangement Resolution, the TSX has conditionally approved the: (i) listing of the Common Shares issuable to the Debentureholders and Brookfield and holders of RSUs pursuant to the Arrangement; (ii) consolidation of the Common Shares then issued and outstanding; and (iii) listing of the Rights and the New Common Shares issuable upon the exercise of the Rights, including the Backstopped Shares and the Backstop Fee Shares. Listing is subject to the Corporation fulfilling all of the requirements of the TSX. There can be no assurance, however, that an active public market for the Rights will develop, or that an active market will persist for the New Common Shares and their prices may decline. The trading price of the New Common Shares or the Rights may be subject to large fluctuations, which may result in losses to investors. The trading price of the New Common Shares and therefore the trading price of the Rights, may increase or decrease in response to a number of events and factors, many of which are not within the control of the Corporation, including:

•	the Corporation’s operating performance and the performance of competitors and other similar companies;

•	volatility in palladium and other metal prices and expectations for future prices;

•	volatility in currency exchange rates;

•	volatility in interest rates;

•	the Corporation’s financial condition, financial performance and future prospects;

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•	the public’s reaction to the Corporation’s press releases, other public announcements and the Corporation’s filings with the various securities regulatory authorities;

•	changes in earnings estimates or recommendations by research analysts who track the Corporation or the shares of other companies in the mineral resource sector;

•	changes in general economic conditions and/or political conditions;

•	the number of New Common Shares to be publicly traded, including upon the exercising of the Rights;

•	the arrival or departure of key personnel;

•	acquisitions, strategic alliances or joint ventures involving the Corporation or its competitors;

•	the factors listed under the heading “Cautionary Note Regarding Forward-Looking Information and Statements”;

•	current or future litigation (including class actions) or regulatory proceedings;

•	the market for all mineral resource sector securities;

•	the breadth of the public market for the New Common Shares or the Common Shares, as applicable, and the Rights; and

•	the attractiveness of alternative investments.

These and other factors on the market price of the New Common Shares on the exchanges on which the New Common Shares trade, and the New Common Shares to be issued pursuant to the Arrangement will trade if accepted for listing, have historically made the Corporation’s Common Share price volatile and suggests that the Corporation’s Common Share price and Rights price will be volatile in the future. Holders of New Common Shares and Rights may be unable to resell New Common Shares or Rights at a desirable price or at all.

Because the Rights are exercisable into New Common Shares, volatility or depressed prices of the New Common Shares could have a similar effect on the trading price of the Rights. In addition, the existence of the Rights may encourage short selling in the New Common Shares by market participants because the exercise of the Rights could depress the price of the New Common Shares.

There is currently no active trading market for the Rights

There is currently no public market for the Rights and there can be no assurance that a public market for the Rights will develop after the Effective Date. Although the Corporation expects that the Rights will be listed on the TSX, the Corporation cannot provide any assurance that an active or any trading market in the Rights will develop or that Rights can be sold on the TSX at any time.

Forward-looking information may prove inaccurate

Investors are cautioned not to place undue reliance on forward-looking information. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and

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uncertainties, of both a general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking information or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate.

Additional information on risks, assumptions and uncertainties relating to forward-looking information can be found in this Circular under the heading “Cautionary Note Regarding Forward-Looking Information and Statements”.

Shareholders are subject to dilution

A Shareholder’s percentage interest in NAP will be substantially diluted upon completion of the Arrangement and further diluted as a result of the Rights Offering. Such dilution will be increased if a Shareholder does not exercise all of its Rights. Other future issuances of additional New Common Shares may also result in dilution to the holders of New Common Shares.

Exchange of debt for equity

By exchanging the Debentures for New Common Shares pursuant to the Arrangement, Debentureholders will be changing the nature of their investment from debt to equity. Equity carries certain risks that are not applicable to debt. Claims of Shareholders will be subordinated in priority to the claims of creditors in the event of an insolvency, winding up, or other distribution of the assets of NAP.

Risks Relating to the Corporation

The Corporation will require substantial additional financing to fund both short-term and long-term capital requirements

Based on management’s preliminary internal review, significant additional capital expenditures will be required to fund short-term and long-term capital expenditures. The LDI Report supports a new base case which includes current operations with the addition of the Open Pit Expansion. The LDI Report also includes the potential Phase 2 Expansion, where preliminary results indicate that further exploration and technical investigation is justified.

Capital expenditures associated with the potential Phase 2 Expansion will require significant additional financing. There can be no assurance that additional financing will be available to the Corporation when needed or on terms acceptable to the Corporation. In addition, the consent of the lenders under any then existing debt facilities may be required for any such financing transaction. There can be no assurance that such consents would be obtained.

The Corporation’s inability to obtain additional financing could severely limit the Corporation’s long-term profitability, and the Corporation may be forced to pursue other strategic alternatives.

The Corporation’s financial results are directly affected by commodity prices

The Corporation’s earnings are directly related to commodity prices as its revenues are derived from sales of palladium, and to a lesser extent, gold, platinum, nickel and copper produced from the LDI Mine. Commodity prices can fluctuate widely and are affected by numerous factors beyond the Corporation’s control, including production at other mines, supply from recycling, producer hedging activities, the state of the automotive industry, other production and investor demands and overall political and economic conditions. The price of palladium is affected by global supply and demand for the commodity, and the availability and cost of substitutes for palladium, such as platinum and supply from Russia and South Africa, the two major platinum group metals (“PGM”) producing countries. An

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increased supply of palladium or platinum from Russia or South Africa could have a negative impact on the price of palladium. Further, the prices of palladium and platinum have on occasion been subject to very rapid short-term changes because of the smaller size of the market relative to other metals. The aggregate effect of these factors is impossible to predict.

If the price for palladium drops, this will adversely affect the Corporation’s financial performance and results of operations. Historically, changes in the market price of palladium have significantly impacted the Corporation’s profitability and the trading price of the Common Shares. In October 2008, when the market prices of palladium and by-product metals fell below the Corporation’s total cash costs of production, the Corporation suspended operations at its LDI Mine. From time to time, the Corporation may engage in hedging activities to manage its exposure related to changes in exchange rates, interest rates and commodity prices, but those hedging activities may not be successful in mitigating the Corporation’s exposure to those changes. There can be no assurance that future foreign exchange fluctuations will not materially adversely affect the Corporation’s financial performance and results of operations.

Changes in the Canadian dollar/U.S. dollar exchange rate significantly affect the Corporation’s operating results and cash flow

Changes in the Canadian dollar/U.S. dollar exchange rate significantly affect the Corporation’s operating results and cash flows as all of the Corporation’s revenues are earned in U.S. dollars but most of its operating and capital costs are incurred in Canadian dollars. As a result, a strengthening Canadian dollar relative to the U.S. dollar will result in reduced profit or increased losses for the Corporation. The Canadian dollar/U.S. dollar exchange rate has varied significantly over the last several years. From time to time, the Corporation may engage in hedging activities to manage its exposure related to changes in exchange rates, interest rates and commodity prices, but those hedging activities may not be successful in mitigating the Corporation’s exposure to those changes. There can be no assurance that future foreign exchange fluctuations will not materially adversely affect the Corporation’s financial performance and results of operations.

In addition, changes in currency exchange rates, and particularly a significant weakening of the South African rand relative to the U.S. dollar, could reduce relative costs of production and improve the competitive cost position of South African PGM producers.

Decreases in the market price of palladium or other metals or changes to foreign currency exchange rates may render the mining of reserves and resources uneconomic

The mineral reserve and resource figures included in the documents incorporated by reference herein are estimates, which are, in part, based on forward-looking information, and no assurance can be given that the indicated level of palladium, platinum, gold, nickel and copper will be produced. Factors such as metal price fluctuations, changes in the Cdn$/US$ exchange rate, increased production costs and reduced recovery rates may render the present reserves and resources unprofitable to develop at a particular site or sites for periods of time.

The LDI Report assumes the following long-term prices: US$855 per ounce for palladium, US$1,611 per ounce for platinum, US$1,275 per ounce for gold, US$8.87 per pound for nickel, US$3.01 per pound for copper and a Cdn$/US$ exchange rate of Cdn$1.00 = US$1.11. To the extent that actual metal prices are lower than assumed or the Canadian dollar is stronger than assumed, a portion of the mineral reserve and resource estimates would be lower than estimated and may become uneconomic.

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Deterioration of economic conditions would adversely impact the Corporation’s revenues

The deterioration of economic conditions generally could negatively impact the Corporation’s business in several ways. For instance, in recent years, financial conditions have been characterized by market volatility, tight credit markets and reduced consumer confidence and business activity, which have negatively impacted the Corporation’s revenues and the market price of the Common Shares.

In addition, a prolonged or significant global economic contraction could put downward pressure on market prices of PGMs, particularly if demand for PGMs declines in connection with consumer demand, since PGMs are used in the production of items such as automobiles, electronics and jewellery.

In addition, some purchasers of PGMs, such as automobile manufacturers, could experience serious cash flow problems due to deteriorating global capital markets. Greater than 65% of global demand of palladium is for the manufacture of automotive catalytic converters. Auto companies and other PGM purchasers may be forced to reduce their product lines or production, shut down their operations or file for bankruptcy protection, which would have a material adverse effect on the Corporation’s business.

The Corporation may not meet its production level, capital expenditure and operating cost estimates and, if it does not, its results of operations may be adversely affected

Planned production levels, capital expenditures and operating costs are estimates, with the estimates in respect of the LDI property being based on the Corporation’s experience in operating the LDI Mine. All of the Corporation’s estimates are subject to numerous uncertainties, many of which are beyond the Corporation’s control and which may cause actual results to differ materially. The Corporation may have difficulties attracting and maintaining a sufficient amount of qualified workers to meet projected production levels. The Corporation may be unable to maintain all necessary licences and permits that may be required to explore and develop its properties, commence construction or operation of mining facilities and projects under development or to maintain continued operations. In addition, the Corporation’s forecasts of production levels for the LDI Mine may differ materially from what the Corporation currently expects, as such estimates have not been prepared based on feasibility-level studies of mineral reserves which demonstrate economic viability. The Corporation cannot give assurances that its actual production levels will not be substantially lower than its estimates or that its capital expenditures and operating costs will not be materially higher than anticipated. Failure to meet production levels and operating costs estimates could adversely affect the Corporation’s results of operations.

The expansion of the LDI Mine involves significant risks

Additional diamond drilling and appropriate technical studies are required in order to determine the economic viability and capital cost of expansion projects including the Open Pit Expansion and Phase 2 Expansion. The results of the additional drilling and studies are uncertain and, if the results of such drilling and/or studies are unfavourable, the Corporation may need to find alternative sources of long-term production.

There is significant risk involved in all expansion projects. Project delays may adversely affect expected revenues and cost overruns may adversely affect project economics. In addition, completed expansion projects may not operate as expected by the Corporation, or result in the achievement of targeted operational results. The Corporation’s ability to execute on its development projects on time and on budget depends on many factors, including factors beyond the Corporation’s control, including the

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availability of equipment and personnel, access, weather, accidents, the need for government and regulatory approvals and unexpected or uncontrollable increases in the costs or availability of materials. Other risks include, but are not limited to, delays in obtaining sufficient financing, as well as unforeseen difficulties encountered during the expansion process including labour disputes or opposition by First Nations to the expansion and other risks that generally apply to the Corporation.

The risks and hazards associated with mining and processing pose operational and environmental risks

Exploration, mining and processing operations involve many risks and hazards, including, among others:

•	metallurgical and other processing problems;

•	geotechnical problems;

•	unusual and unexpected rock formations;

•	ground or slope failures or underground cave-ins;

•	environmental contamination;

•	industrial accidents;

•	fires;

•	flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of nature;

•	organized labour disputes or work slow-downs;

•	mechanical equipment failure and facility performance problems;

•	amendments to existing laws and regulations; and

•	the availability of critical materials, equipment and skilled labour.

These risks could result in: damage to, or destruction of, the Corporation’s properties or production facilities or equipment; personal injury or death; environmental damage; delays in mining or processing; suspensions or permanent reductions in mining production; increased production and operating costs; asset write downs; monetary losses and legal liability.

In previous years, the Corporation has experienced significant water flows onto its properties as a result of weather conditions in northern Ontario. The Corporation may be required to store water in underground areas, limiting its ability to operate in those areas. Production and capital development could be delayed if the Corporation cannot operate in necessary areas as a result of such flooding, which could cause the Corporation to miss production targets and to lose revenue. The Corporation may also incur additional costs as a result of such flooding, both in dealing with excess water and in remediating any damage resulting from flooding.

The Corporation cannot be certain that its insurance will cover all of the risks associated with mining and processing or that it will be able to maintain insurance to cover these risks at economically

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feasible premiums. The Corporation may also become subject to liability for hazards against which it cannot insure or against which the Corporation has elected not to insure because of high premium costs, commercial impracticality or other reasons. Such events could result in a prolonged interruption in operations that would have a negative effect on the Corporation’s ability to generate revenues, profits and cash flow. Losses from such events may increase costs and decrease profitability.

Failure to effectively manage the Corporation’s tailings facilities could have a material adverse effect on the Corporation

Managing the tailings facilities at the LDI Mine is integral to production. The Corporation recently experienced water balance issues, and milling operations were suspended temporarily. As required by the Director’s Order and any Amendments, the Corporation is in the process of finalizing remediation plans to ameliorate any adverse effects to the environment caused by the discharge of reclaim water from the LDI Mine. The Corporation may be required to implement these and/or other remediation plans which may result in significant expenditures.

Construction of a raise in the east TMF has commenced and the long-term design that addresses tailings requirements for the foreseeable future is currently in the public consultation process and is expected to be implemented in stages. Lac des Iles Mines Ltd. will be submitting a revised Closure Plan Amendment for the TMF expansion. If the Corporation does not receive regulatory approval for new or expanded tailings facilities on a timely basis, palladium production could be constrained or suspended.

Calculation of mineral resources, mineral reserves and metal recovery are only estimates, and there can be no assurance about the quantity and grade of minerals until the metals are actually mined

The calculation of mineral resources, mineral reserves and grades are merely estimates and depend on geological interpretation and statistical inferences or assumptions drawn from drilling and sampling analysis, which might prove to be inaccurate. Mineral resources that are not mineral reserves do not have demonstrated economic viability and mineral reserve estimates are based on certain assumptions, including metal prices. Until mineral resources or mineral reserves are actually mined and processed, the quantity of reserves or resources and their respective grades must be considered as estimates only. Any material change in the quantity of mineral resources, mineral reserves, grade or stripping ratio may affect the economic viability of the Corporation’s operations.

The Corporation cannot guarantee that it will recover the indicated quantities of metals. Future production could differ dramatically from such estimates for the following reasons:

•	actual mineralization or ore grade could be different from those predicted by drilling, sampling, feasibility studies or technical reports;

•	resources may not be successfully converted to reserves:

•	changes in the life-of-mine plan; or

•	the grade of ore may vary over the life of the mine and the Corporation cannot give any assurances that any particular mineral reserve estimate will ultimately be recovered.

The occurrence of any of these events may cause the Corporation to adjust its mineral resource and reserve estimates or change its mining plans, which could negatively affect the Corporation’s financial condition and results of operations. Moreover, short-term factors, such as the need for

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additional development of the orebody or the processing of new or different grades, may adversely affect the Corporation’s operations and results.

The Corporation’s operations may be affected by increased demand for, and cost of, exploration, development and construction services and equipment

Strength of the metal market can result in an increase in exploration, development and construction activities around the world, resulting in increased demand for, and cost of, exploration, development and construction services and equipment. The costs of such services and equipment could increase in the future, which could result in delays or materially increased costs if services or equipment cannot be obtained in a timely manner or at acceptable prices.

Future exploration at the LDI property or at the Corporation’s other exploration properties may not result in increased mineral resources or mineral reserves

As mines have a depleting asset base, the Corporation actively seeks to replace and expand its mineral resources and mineral reserves through exploration and development, strategic acquisitions and joint ventures. The Corporation has conducted exploration programs on the LDI property and elsewhere with the objective of increasing total mineral resources and mineral reserves. Exploration for minerals involves many risks and uncertainties and is frequently unsuccessful. Among the many uncertainties inherent in any exploration and development program are the location of mineralized zones, the development of appropriate metallurgical processes, the receipt of necessary governmental permits to mine a deposit and the construction of mining and processing facilities. Assuming discovery of an economic mineralized zone, several years may elapse from the completion of the exploration phase until commercial production commences and during such time the economic feasibility of production may change. There can be no assurance that the Corporation’s current exploration and development programs will result in economically viable mining operations or yield new mineral resources and mineral reserves to replace current mineral resources and mineral reserves. This could prevent the Corporation from sustaining its targeted production levels over the long term, which could affect its ability to continue as a going concern.

The Corporation’s future prospects will be negatively affected if the LDI Mine fails to achieve or maintain projected production levels

The Corporation’s future prospects will be negatively affected if the LDI Mine fails to achieve or maintain projected production levels. Unforeseen conditions or developments could arise during the ongoing development and operation of the LDI Mine or other properties, which could increase costs and adversely affect the Corporation’s ability to generate revenue and profits. These conditions may include, among others:

•	shortages or unanticipated increases in the cost of equipment, materials or skilled labour;

•	unexpected processing or equipment problems;

•	delays in delivery of equipment or materials;

•	delays in construction of a raise of the east TMF;

•	labour disruptions;

•	adverse weather conditions or natural disasters;

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•	accidents;

•	unforeseen engineering, design, environmental or geological problems; and

•	unanticipated changes in the life-of-mine plan or the ultimate mine design.

Title to the Corporation’s mineral properties cannot be guaranteed

The Corporation cannot guarantee that title to its properties will not be challenged. The Corporation’s ability to ensure that it has obtained secure claims to individual mineral properties or mining concessions may be severely constrained. The Corporation’s mineral properties may be subject to prior recorded and unrecorded agreements, transfers or claims, and title may be affected by, among other things, undetected defects. Additionally, there can be no guarantee that potential aboriginal rights claims to the Corporation’s mineral properties will not occur. A successful challenge to the area and location of these claims could result in the Corporation being unable to operate on its properties as permitted or being unable to enforce its rights with respect to its properties.

Concentrate Marketing and Transportation Risk

The Corporation has a smelter agreement with Vale, which provides for the smelting and refining of the metals contained in the concentrates produced at the LDI property. The agreement was set to expire on June 30, 2015 but has been extended due to the shutdown of the mill at the LDI Mine. The Corporation is in discussions with a number of smelters regarding processing of its concentrate and expects to enter into agreements with one or more smelters in 2015. The termination of the agreement or the failure to renew the agreement on acceptable terms, or at all, could have a material adverse effect on the Corporation’s financial performance and results of operations until such time as alternative smelting and refining arrangements could be made or alternative purchasers of the Corporation’s concentrates could be found. If the Corporation is required to make alternative arrangements for smelting and refining, or to find alternative purchasers, there can be no assurance that such arrangements would be on terms as favourable to the Corporation as the agreement with Vale.

Concentrates produced at the LDI Mine are loaded onto highway road vehicles for transport to the Vale smelter. In the future, concentrates could be transported to sea ports for export to foreign smelters in markets such as South Africa and Europe. The Corporation could be subject to potential increases in road and maritime transportation charges and treatment and refining charges. Transportation of such concentrate is also subject to numerous risks including, but not limited to, delays in delivery of shipments, road blocks, weather conditions and environmental liabilities in the event of an accident or spill. There is no assurance that transportation contracts for the concentrates will be entered into on acceptable terms or at all.

The Corporation could also be subject to limited smelter availability and capacity and could face the risk of a potential interruption of business from a third party beyond its control, which could have a material adverse effect on the Corporation’s operations and revenues.

The Corporation is subject to extensive environmental and other regulatory requirements

Environmental laws and regulations affect the exploration, development, mining and processing operations of the Corporation. These laws and regulations set various standards regulating environmental impacts and require the Corporation to obtain various operating approvals and licenses. Environmental legislation generally provides for restrictions and prohibitions on emissions of various

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substances produced in association with mining operations, such as seepage from tailings containment facilities, which could result in environmental pollution.

In addition, amendments to current laws or regulations governing mining companies, or more stringent implementation thereof, could have a material adverse impact on the Corporation and cause increases in costs, reductions in levels of production or delays in the development of new mining properties. In addition to existing requirements, it is expected that new environmental legislation may be implemented in the future with the objective of further protecting human health, the environment and climate change. New environmental requirements or changes in existing environmental requirements could have a negative effect on production levels, product demand, and methods of production and distribution. The complexity and breadth of these issues make it difficult for the Corporation to predict their impact.

A breach of such legislation could result in the issuance of governmental orders, imposition of fines and penalties and, in certain circumstances, could result in the loss of operating licenses or approvals, and/or the suspension of the Corporation’s operations. Significant liabilities could be imposed for damages or clean-up costs in the event of damage to the environment or non-compliance with environmental laws or regulations, which may have a material adverse impact on the Corporation’s operations or financial results. If the Corporation fails to obtain or maintain the necessary operating approvals or licenses it may not be able to continue its operations in its usual manner or at all.

The Ontario Ministry of the Environment and Climate Change issued the Director’s Order to the Corporation, Lac des Iles Mines Ltd., the Board and certain officers of the Corporation relating to the LDI Mine site. The Corporation is required to satisfy the terms and conditions of the Director’s Order.

The Corporation cannot give assurances that it will at all future times be in compliance with all federal and provincial environmental legislation or that steps to bring the Corporation into compliance would not have a negative effect on its financial condition and results of operations.

The cost of complying with environmental requirements may be significant

The Corporation’s operations are subject to extensive environmental requirements. They require the Corporation to obtain various operating approvals and licenses and also imposes standards and controls on activities relating to exploration, development and production. The cost to the Corporation of obtaining operating approvals and licenses and abiding by environmental legislation, standards and controls may be significant.

The Corporation will be responsible for all costs of closure and reclamation at the LDI Mine site. In addition, to the extent that the Corporation’s exploration activities at other projects disturb the land or some other environmental attribute, the Corporation may incur clean-up and other reclamation costs at such projects. The LDI Mine closure plan provides for approximately $14.1 million of closure and rehabilitation costs. This obligation of the Corporation is secured by letters of credit in the aggregate amount of $14.1 million. Including the Shebandowan West project, the Corporation’s obligations with respect to the eventual clean-up and restoration of these sites is secured by total letters of credit in the amount of $14.4 million. There can be no assurance that the closure and rehabilitation costs for these sites will not substantially exceed the Corporation’s estimates, or that letters of credit will cover these costs.

Changes in environmental requirements or in their enforcement, new information on existing environmental conditions or other events, including changes in environmental controls or standards or in their enforcement, may increase future environmental expenditures or otherwise have a negative effect on the Corporation’s financial condition and results of operations.

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Compliance with current and future government regulations may cause the Corporation to incur significant costs

The Corporation’s activities are subject to extensive Canadian federal and provincial requirements governing matters such as mine safety, occupational health, labour standards, prospecting, exploration, production, exports, toxic substances, explosives, management of natural resources, price controls, land use, water use, climate change and taxes. Compliance with applicable requirements could require the Corporation to make significant capital outlays. The enactment of new requirements or more stringent enforcement of current requirements may increase costs, which could have a negative effect on the Corporation’s financial position. The Corporation cannot make assurances that it will be able to adapt to these regulatory developments on a timely or cost effective basis. Violations of these laws, regulations and other regulatory requirements could lead to substantial fines, penalties or other sanctions, including possible shut-downs of the LDI Mine site and future operations, as applicable.

The Corporation is required to obtain and renew licensing and permits, which is often a costly and time-consuming process

Throughout the normal course of business, the Corporation is required to obtain and renew permits (including environmental permits) for exploration, operations and expansion of existing operations or for the development of new projects. Obtaining or renewing governmental permits is a complex and time-consuming process. The duration and success of permitting efforts are contingent upon many variables not within the Corporation’s control, including the interpretation of requirements implemented by the applicable permitting authority.

The Corporation may not be able to obtain or renew permits that are necessary for existing operations, additional permits for possible future changes including the Closure Plan Amendment for the TMF expansion, or additional permits associated with new legislation. The cost to obtain or renew permits may exceed the Corporation’s expectations. Any unexpected delays or costs associated with the permitting process could delay the development or impede the operation of a mine, which could materially adversely affect the Corporation’s revenues and future growth.

Additionally, it is possible that previously issued permits may become suspended for a variety of reasons, including through government or court action. There can be no assurance that the Corporation will continue to hold or obtain, if required to, all permits necessary to develop or continue operating the property.

There can be no assurance that delays or objections will not occur in connection with obtaining any necessary renewals of permits for the existing operations or additional permits or authorizations for any possible future changes to operations at the LDI Mine.

Inability to renew the collective agreement on acceptable terms could have a material adverse effect on the Corporation

The Corporation’s collective agreement with the United Steelworkers of America, the union representing the hourly employees at the LDI Mine, expired on May 31, 2015. A tentative agreement has been reached with the union and the results of the ratification vote are expected to be available by July 1, 2015. The inability to renew the agreement on acceptable terms could have a material adverse effect on the Corporation. In addition, work stoppages or strikes at the LDI Mine could have a material adverse effect on the results of operations and financial performance of the Corporation.

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Uncertainty related to First Nations rights and title in Ontario may create delays or interruptions

The nature and extent of First Nations rights and title remains the subject of active debate, claims, and litigation in Ontario. There can be no guarantee that the unsettled nature of First Nations rights and title in Ontario will not create delays in permit approval including the Closure Plan Amendment for the TMF expansion, unexpected interruptions in operations or development projects, or result in additional costs. In many cases mine construction and mining activities are only possible with consultation with local First Nations groups.

If the Corporation loses key personnel or is unable to attract and retain personnel, the Corporation’s mining operations and prospects could be significantly harmed

The Corporation is dependent upon the services of a small number of members of senior management. The Corporation’s current operations and its future prospects depend on the experience and knowledge of these individuals. The Corporation does not maintain any “key person” insurance. The loss of one or more of these individuals could have a material adverse effect on the Corporation’s mining operations and results of operations.

The Corporation faces competition from other, larger suppliers of PGMs and from potential new sources of PGMs

The Corporation competes globally with other PGM producers and suppliers, some of which are significantly larger and have access to greater mineral reserves and financial resources. In addition, recycling and new mines could increase the global supply of palladium. The Corporation may not be successful in competing with these existing and emerging PGM producers and suppliers.

Current and future litigation and regulatory proceedings may impact the revenue and profits of the Corporation

The Corporation may be subject to civil claims (including class action claims) based on allegations that include negligence, misrepresentation, breach of statutory duty, public nuisance or private nuisance or otherwise in connection with its operations, disclosure or investigations relating thereto. Potential liability may be covered in whole or in part by insurance; however such liability may be material to the Corporation and may materially adversely affect its ability to continue operations.

In addition, the Corporation may be subject to actions or related investigations by governmental or regulatory authorities in connection with its activities at the LDI Mine site or its other properties. Such actions may include prosecution for breach of relevant legislation or failure to comply with the terms of the Corporation’s licenses and permits and may result in liability for pollution, other fines or penalties, revocations of consents, permits, approvals or licenses or similar actions, which could be material and may impact the results of operations of the Corporation. The Corporation’s current insurance coverage may not be adequate to cover any or all of the potential losses, liabilities and damages that could result from the civil and/or regulatory actions referred to above, or the Corporation may elect not to insure against such risks.

The development of new technology or new alloys could reduce the demand for palladium and platinum

Demand for palladium and platinum may be reduced if manufacturers in the automotive, electronics and dental industries find substitutes for palladium or platinum. The development of a substitute alloy or synthetic material which has catalytic characteristics similar to PGMs could result in a decrease in demand for palladium and platinum. Furthermore, if the automotive industry were to develop automobiles that do not require catalytic converters, such as pure electric vehicles, it could

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significantly reduce the demand for palladium and platinum. High prices for palladium or platinum would create an incentive for the development of substitutes. Any such developments could have a material adverse effect on the Corporation’s financial condition and results of operations.

The BNS Credit Agreement, the 2012 Debentures, the 2014 Debentures and the Brookfield Existing Loan provide for events of default, some of which may be beyond the Corporation’s control

The BNS Credit Agreement provides the Corporation with liquidity for day-to-day operations. The BNS Credit Agreement, the 2012 Debentures, the 2014 Debentures and the Brookfield Existing Loan contain certain events of default, some of which may be beyond the Corporation’s control, the occurrence of which could require the Corporation to pay back immediately all amounts outstanding under the BNS Credit Agreement, the 2012 Debentures, the 2014 Debentures, or the Brookfield Existing Loan, as applicable.

The Corporation has obtained waivers providing temporary relief with respect to compliance with certain financial and other covenants under the BNS Credit Agreement and the Brookfield Existing Loan. However, there is no assurance that the holders of such debt will continue to keep such waivers in effect if the Arrangement is not completed.

Upon the occurrence of an event of default under the BNS Credit Agreement or the Brookfield Existing Loan, the holders of such debt could proceed against the collateral granted to them to secure that indebtedness, which collateral represents substantially all of the Corporation’s and its subsidiaries’ assets. If the holders of the Corporation’s debt accelerate the repayment of borrowings, no assurance can be made that the Corporation will have sufficient cash flow or assets to repay its debt or will be able to raise sufficient funds to refinance such indebtedness. Even if the Corporation is able to obtain new financing, it may not be on commercially reasonable terms, or acceptable terms.

The Corporation’s hedging activities could expose it to losses

From time to time, the Corporation may engage in hedging activities to manage its exposure related to currencies, interest rates and commodity prices. While hedging related to realized metal prices may protect the Corporation against low metal prices, it may also limit the price the Corporation can receive on hedged products. As a result, the Corporation may be prevented from realizing possible revenues in the event that the market price of a metal exceeds the price stated in a forward sale or call option contract. In addition, the Corporation may experience losses if a counterparty fails to purchase under a contract when the contract price exceeds the spot price of a commodity.

Lack of infrastructure could delay or prevent the Corporation from developing its projects

Operation and completion of the development of the Corporation’s development projects is subject to various requirements, including permitting and the availability and timing of acceptable arrangements for electricity or other sources of power, water and transportation facilities. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could impact operations or prevent or delay development projects. If adequate infrastructure is not available in a timely manner, there can be no assurance that:

•	operations will achieve the anticipated costs or production volumes;

•	development projects will be completed on a timely basis, if at all; or

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•	the ongoing operating costs associated with the development of the Corporation’s advanced projects will not be higher than anticipated.

The Corporation may fail to achieve and maintain adequate internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act and equivalent Canadian legislation.

The Corporation documented and tested, during the fiscal year ended December 31, 2014, its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”) and equivalent Canadian legislation. Both SOX and Canadian legislation require management to assess annually the effectiveness of the Corporation’s internal control over financial reporting (“ICFR”).

The Corporation may fail to maintain the adequacy of its ICFR as such standards are modified, supplemented or amended from time to time, and the Corporation may not be able to ensure that it can conclude, on an ongoing basis, that it has effective ICFR in accordance with Section 404 of SOX and equivalent Canadian legislation. The Corporation’s failure to satisfy the requirements of Section 404 of SOX and equivalent Canadian legislation on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Corporation’s business and negatively impact the trading price of the Common Shares or the market value of its other securities, including the Rights. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Corporation’s operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies, if any, may provide the Corporation with challenges in implementing the required processes, procedures and controls in its acquired operations. No evaluation can provide complete assurance that the Corporation’s ICFR will detect or uncover all failures of persons within the Corporation to disclose material information otherwise required to be reported. The effectiveness of the Corporation’s processes, procedures and controls could also be limited by simple errors or faulty judgments. In addition, if the Corporation expands, the challenges involved in implementing appropriate ICFR will increase and will require that the Corporation continue to improve its ICFR.

Risks Relating to the Rights Offering

Dilution

If a Holder does not exercise all of its Rights pursuant to the Basic Subscription Privilege, the Holder’s current percentage ownership in the Corporation will be diluted by the issuance of New Common Shares upon the exercise of Rights by other Holders, as well as the purchase of the Backstop Shares by Brookfield and the Consenting Debentureholder.

Trading Market for Rights

There is currently no public market for the Rights and there can be no assurance that a public market for the Rights will develop after the Effective Date. Although the Corporation expects that the Rights will be listed on the TSX, the Corporation cannot provide any assurance that an active or any trading market in the Rights will develop or that Rights can be sold on the TSX at any time.

Subscription of New Common Shares pursuant to the Rights

Upon exercise of a Right, a Shareholder may not revoke the exercise. The public trading market price of the New Common Shares may decline before a Shareholder converts its Rights. If a Shareholder

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exercises its Rights and, afterwards, the public trading market price of the New Common Shares decreases below the Subscription Price, the Shareholder will be unable to profitably convert its Rights.

Subscription Price not an Indication of Value

The Subscription Price is $5.97 per New Common Share. The Subscription Price was determined by the Corporation and may not reflect the value of the New Common Shares or the price at which the New Common Shares may trade following the implementation of the Arrangement. Shareholders should not consider the Subscription Price as an indication of the Corporation’s value. After the Rights Issuance Date, the New Common Shares may trade at prices above or below the Subscription Price.

Loss of Entire Investment

An investment in the New Common Shares is highly speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Corporation.

Decline in the Trading Price May Occur

The trading price of the New Common Shares in the future may decline below the Subscription Price. The Corporation can make no assurance that the Subscription Price will remain below any future trading price for the New Common Shares. Future prices of the New Common Shares may adjust positively or negatively depending on various factors including the Corporation’s future revenues, the Corporation’s operations, and overall conditions affecting the Corporation’s businesses, economic trends and the securities markets.

Exercise of Rights

Holders of Rights pursuant to the Rights Offering must act promptly to ensure that all required forms and payments are actually received by the Rights Agent before the Rights Expiry Time. If you are a beneficial owner of a Right, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the Rights Agent before the Rights Expiry Time. We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the Rights Agent before the Rights Expiry Time. If you fail to complete and sign the subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the Rights Offering, the Rights Agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Rights Agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

BUSINESS OF THE ANNUAL MEETING OF SHAREHOLDERS

1.	Presentation of Financial Statements

The (i) audited consolidated financial statements of the Corporation for the financial year ended December 31, 2014 and the auditors’ report thereon, and (ii) unaudited condensed interim consolidated financial statements for the three-month period ended March 31, 2015, will be placed before the Shareholders’ Meeting.

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The audited consolidated financial statements of the Corporation for the fiscal year ended December 31, 2014 and the auditors’ report thereon are also included in NAP’s 2014 Annual Report, which has been mailed to the Corporation’s registered and beneficial Shareholders who have requested these materials. Management will review NAP’s consolidated financial results at the Shareholders’ Meeting, and Shareholders and proxyholders will be given an opportunity to discuss these results with management. The 2014 Annual Report is available on NAP’s website at www.nap.com and on SEDAR at www.sedar.com.

2.	Election of Directors

It is proposed that the five (5) people listed under the heading “Election of Directors” on page 121 herein be nominated for election as directors of NAP to hold office until the next annual meeting or until their successors are elected or appointed (including in connection with the implementation of the Arrangement), unless the director resigns or the office becomes vacant through death or any other reason, in accordance with the by-laws of the Corporation. Messrs. Douchane, Hills, Jentz, Quinn and Weymark are currently directors of NAP, and their terms of office will each expire at the Shareholders’ Meeting unless they are re-elected. The articles of the Corporation provide for a Board consisting of a minimum of one and a maximum of ten directors. The Board has set the number of directors at five (5).

Management of the Corporation has been informed that each of the five (5) nominees would be willing to serve as a director if elected. However, in the event any such nominee is unable or unwilling to serve as a director, proxies will be voted in favour of the remaining nominees and for such other substitute nominee as the Board may designate.

On March 30, 2011, the Board adopted a policy providing that if any proposed nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election at a shareholders’ meeting, then such nominee is required to offer to resign. The Governance, Nominating and Compensation Committee will review any such offer of resignation and make a recommendation to the Board. The Board will determine whether to accept the resignation and will announce its decision within 90 days following the Shareholders’ Meeting. If the Board rejects the offer, it will disclose the reasons why. If the Board accepts the offer, it may appoint a new director to fill the vacancy.

Unless directed otherwise, the persons designated in the accompanying form of proxy intend to vote FOR the election of each of the proposed nominees.

3.	Appointment of Auditors

KPMG LLP, (“KPMG”) have been the auditors of the Corporation since June 23, 2004. It is proposed that KPMG be reappointed as the auditors of the Corporation to hold office until the next annual meeting of Shareholders and that the Board be authorized to fix their remuneration.

Unless directed otherwise, the persons designated in the accompanying form of proxy intend to vote FOR the appointment of KPMG as the auditors of the Corporation until the next annual meeting of Shareholders and to authorize the Board to fix their remuneration. To be effective, the appointment of auditors must be approved by a majority of the votes cast in person or represented by proxy at the Shareholders’ Meeting.

4.	Other Business

Management is not aware of any other matters to come before the Shareholders’ Meeting other than those set out in the attached Notice of Annual and Special Meeting of Shareholders. If other matters

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come before the Shareholders’ Meeting, it is the intention of the persons named in the form of proxy to vote in accordance with their best judgment on such matters.

ELECTION OF DIRECTORS

The table below sets forth information regarding the proposed nominees for election as directors (all of whom have agreed to stand for election) together with their municipality of residence, year in which they joined the Board, their independence status, areas of expertise, principal occupation(s) during the five preceding years and current Board committee memberships, as well as other public, private and not-for-profit affiliations. Also set forth are the number of Common Shares, Debentures, Stock Options, RSUs held as of June 29, 2015.

		Mr. Douchane is a seasoned mining executive with over 40 years of experience in the mining industry with a solid track record of successfully bringing development projects into production. He was appointed to the Board of Directors in April 2003, served as the President and CEO between 2003 and 2006, and as Chairman between 2006 and 2013. Previously, he held senior positions with several precious and base metal international mining companies including: as CEO of Mahdia Gold Corp, CEO of THEMAC Resources Group Ltd., President and CEO of Starfield Resources Inc., President and COO of Chief Consolidated Mining Co., and Vice President, Operations of Franco and Euro-Nevada (Newmont Mining Corporation). He holds a Bachelor’s degree in Mining Engineering from the New Mexico Institute of Mining and Technology and is a graduate of the Executive Business Program at the Kellogg School of Business in Chicago.
André J. Douchane, 64
Toronto, Ontario, Canada		Areas of Expertise: Metals and mining, mine engineering, executive management
		NAP Board Details:

Shares:	15,500	• Director since April 2003

Options:	95,000	• Committees: Technical, Environment, Health and Safety Committee

RSUs:	297,739	• Meets share ownership guidelines

Debentures:	$50,000	• Not independent (former member of management)

		Other Public Company Boards: Nil.

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Mr. Hills is a mining executive with over 35 years of international mine evaluation, development and operating experience. From 2006 to 2013, Mr. Hills was the CEO and Director of Kobex Minerals Inc., a Canadian exploration phase mining company, and its predecessor company, International Barytex Resources Ltd. Prior to that, Mr. Hills spent 26 years with the Placer Dome Group of Companies in a number of senior positions including Vice President Evaluations, and various positions at Placer Dome’s Papua New Guinea operations during construction, commissioning and start-up. Mr. Hills has participated in developing the CIM Best Practice guidelines for Mineral Resource and Mineral Reserve Estimation and was a corporate member of the SME Resources and Reserve Committee. Mr. Hills was also a member of the Canadian Security Administrators, Mining Technical Advisory and Monitoring Committee which advised the CSA on mining-related regulatory issues. Mr. Hills is a graduate of the University of British Columbia in Mining and Mineral Process Engineering. Mr. Hills is also a member of the Institute of Corporate Directors.
Alfred L. Hills, 60 Surrey, British Columbia, Canada

Shares:	Nil
Options:	Nil	Areas of Expertise: Metals and mining, mine operations, mergers and acquisitions, regulation
RSUs:	264,643

NAP Board Details:

• Director since June 2014

• Committees: Audit Committee; Technical, Environment, Health and Safety Committee

• Does not yet meet share ownership guidelines(1)

• Independent
Other Public Company Boards: Western Pacific Resources Corp.

Mr. Jentz is a financial and mining professional with 20 years of experience in corporate finance and mergers and acquisitions in both public and private markets. Mr. Jentz is currently Managing Director, Investment Banking at Clarus Securitas Inc., a research driven institutional investment dealer. He leads the mining group in equity underwritings and M&A assignments. Prior to that, Mr. Jentz has worked in global investment banking firms such as Bear, Stearns & Co. Inc. and independent Canadian firms such as Westwind Partners Inc. Mr. Jentz is a Chartered Professional Accountant and a Certified Public Accountant and holds an MBA from McMaster University with a focus on Finance and Marketing.

John W. Jentz, 44		Areas of Expertise: Metals and mining, finance, mergers and acquisitions
Toronto, Ontario, Canada		NAP Board Details:

• Director since June 2014

Shares:	Nil	• Committees: Audit Committee

Options:	Nil	• Does not yet meet share ownership guidelines(1)

RSUs:	290,357	• Independent

Other Public Company Boards: Nil

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		Mr. Quinn was first appointed to the Board of Directors in June 2006. He is a founding partner of the Houston mining transactional law firm Quinn & Brooks LLP, Mr. Quinn has over 30 years of legal and management experience, including as Vice President and General Counsel for Battle Mountain Gold Company. He has extensive experience in M&A transactions, corporate governance, public disclosure, governmental affairs, environmental law and land management. Mr. Quinn has a Bachelor of Science in Business Administration from the University of Denver, a Juris Doctorate degree from the University of Denver College of Law and has completed two years of graduate work in mineral economics at the Colorado School of Mines.
		Areas of Expertise: Metals and mining, law, mineral economics

Robert J. Quinn, 59
Houston, Texas, USA		NAP Board Details:

		• Director since June 2006

Shares:	21,000	• Committees: Audit Committee

Options:	95,000	• Meets share ownership guidelines

RSUs:	327,436	• Independent

		Other Public Company Boards: Formation Metals Inc. and Great Western Minerals Group Ltd.

		Appointed to the Board of Directors in January 2007, Mr. Weymark is President of Weymark Engineering Ltd., a company providing consulting services to businesses in the private equity, construction and resource sector. He is also a director of several private companies. Mr. Weymark is a Member of the Industry Advisory Committee for the Norman B. Keevil Institute of Mining Engineering at the University of British Columbia. Until June 2007, Mr. Weymark was President and CEO of Vancouver Wharves/BCR Marine, a transportation firm located on the west coast of British Columbia. Prior to joining Vancouver Wharves in 1991, Mr. Weymark spent 14 years in the mining industry throughout western Canada working on the start-up and operation of several mines. Mr. Weymark is a Professional Engineer and holds a Bachelor of Applied Science in Mining and Mineral Process Engineering from the University of British Columbia and is a graduate of the Institute of Corporate Directors’, Directors Education Program.
William J. Weymark, 61 West Vancouver, British Columbia, Canada
		Areas of Expertise: Metals and mining, executive management
Shares:	21,700	NAP Board Details:

Options:	95,000	• Director since January 2007

RSUs:	278,384	• Committees: Governance, Nominating and Compensation Committee; Technical, Environment, Health and Safety Committee

		• Meets share ownership guidelines

		• Independent

		Other Public Company Boards: Nil

(1)	The Board Mandate states that “Within three years of joining the Board, directors are expected to hold at least $125,000 in securities of NAP. The minimum holding requirement shall be calculated based on: (i) the actual price paid per share acquired and (ii) the grant value of RSUs.”

Following completion of the Arrangement, the current directors will resign from the Board and the Board will be reconstituted to consist of five (5) directors, including three (3) nominated by Brookfield, one (1) nominated by Debentureholders and one (1) independent director (as such term is construed under Applicable Securities Laws). It is anticipated that one (1) current director of the Corporation will continue to serve as an independent director following completion of the Arrangement. The members of the new Board will be identified prior to the Effective Date and announced by way of a news release. See “NAP After the Arrangement – Board of Directors”.

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DIRECTOR COMPENSATION

The compensation of non-executive directors is intended to attract and retain highly qualified individuals with the capability to meet the responsibilities of Board members and to closely align directors’ interests with those of our Shareholders. Non-executive directors receive a significant portion of their compensation in the form of RSUs with the remainder in cash and are subject to minimum share ownership requirements to promote long-term alignment with shareholder interests.

Review of Director Compensation

In 2014, Director compensation was comprised of an annual base retainer of $108,000 paid in quarterly instalments. A minimum of one-third and a maximum of two-thirds of the annual base retainer was paid in the form of RSUs.

At the end of 2014, the Governance Committee engaged Mercer (Canada) Limited to provide an overview of trends in director compensation and provide guidance for 2015. As a result of such review, the annual base retainer for 2015 was decreased to $100,000 paid in quarterly instalments. 30% of the annual base retainer was paid in the form of RSUs.

2014 Compensation Structure

The Corporation’s directors received the following annual retainers and attendance fees for their services as directors in 2014:

Fiscal year 2014
Director retainer (base)	$108,000 per year
Chairman (additional base retainer)	$60,000 per year
Special Committee Retainer	$25,000 lump sum
Audit Committee chair (additional retainer)	$15,000 per year
Technical Committee chair (additional retainer)	$7,500 per year
Governance Committee chair (additional retainer)	$7,500 per year
Meeting attendance fee	$1,500 per meeting

In 2014, a minimum of one-third and a maximum of two-thirds of the annual retainer was paid in the form of RSUs, which vested immediately and may be exercised as to one-third on the date of the grant, one-third on the first anniversary of the grant and one-third on the second anniversary of the grant. Directors elected what additional percentage of the annual retainer above one-third (to a maximum of two-thirds) to receive as RSUs. The RSUs were priced at the volume-weighted average price on the TSX for the five (5) TSX trading days immediately preceding January 1, 2014.

All retainers are paid pro rata on a quarterly basis, except for RSUs that are paid in lump sums upon redemption. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings and otherwise carrying out their duties as directors of NAP. Any director who is required to travel a total of more than four (4) hours per round trip in order to attend a meeting or series of meetings is entitled to a travel fee of $1,000 as compensation for travel time. If a director is called upon to dedicate a significant amount of time to perform duties above and beyond those described in the Board and committee mandates, the Board may approve additional compensation for the director provided that: (i) the additional compensation amount is approved in advance of the work being completed; and (ii) the additional compensation does not impair the director’s independence, as such term is defined in National Instrument 52-110 — Audit Committees (“NI 52-110”) and under the rules of the NYSE MKT.

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2015 Compensation Structure

For 2015, the annual base retainer of $108,000 was reduced to $100,000, and the percentage paid in the form of RSUs was fixed at 30%.

Securities Ownership Requirements

The Board believes that the economic interests of directors should be aligned with those of Shareholders. To achieve this, the Corporation’s director compensation policy provides that directors are expected hold at least $125,000 in securities of NAP within three years of joining the Board. The minimum holding requirement is calculated based on: (i) the actual price paid per Common Share acquired; and (ii) the grant value of RSUs. Unless the RSUs are expiring, directors may not redeem their RSUs if, after the redemption, their ownership of NAP securities would be less than $125,000.

Compensation of Directors

The following table sets forth all compensation provided to the Corporation’s directors for the year ended December 31, 2014.

Director Compensation Table

Name	Committee Memberships Jan. 1–Jun. 22, 2014	Committee Memberships Jun. 23-Dec. 31, 2014	Fees earned(2) ($)	Share-based awards(3) ($)	Option-based awards ($)	All other compensation(4) ($)	Total ($)
Steven R. Berlin	Audit (Chair), Gov	—	71,500	36,000	Nil	Nil	107,500

C. David A. Comba	Tech (Chair), Audit	—	67,750	36,000	Nil	Nil	103,750

André J. Douchane	Tech, Spec	Tech (Chair)	123,750	36,000	Nil	25,000	184,750

Alfred L. Hills	—	Audit, Tech	46,500	27,000	Nil	Nil	73,500

John W. Jentz	—	Audit	32,500	36,000	Nil	Nil	68,500

Robert J. Quinn	Spec	Gov	166,000	56,000	Nil	25,000	247,000

Greg J. Van Staveren	Gov (Chair), Audit, Spec	Audit (Chair), Gov	138,750	36,000	Nil	25,000	199,750

William J. Weymark	Gov, Tech	Gov (Chair), Tech	125,750	36,000	Nil	Nil	161,750

(1)	NAP Committees Legend:

Audit = Audit Committee

Gov = Governance, Nominating, and Compensation Committee

Spec = Special Committee

Tech = Technical, Environment, Health & Safety Committee

(2)	Fees earned = cash portion of base retainer + meeting attendance fees + travel fees.
(3)	Market value of share-based awards at the time of the award.
(4)	The members of the Special Committee received $25,000 each upon completion of the Special Committee mandate.

If the Arrangement is implemented, and subject to the specific terms thereof: (i) the Options will be cancelled for no consideration and the Stock Option Plan will be terminated and the Corporation will not have any liabilities or obligations outstanding with respect to the Stock Option Plan and (ii) RSUs issued pursuant to the RSU Plan issued and outstanding at the Effective Time, whether or not vested, will be transferred to the Corporation without any action on behalf of the respective holders thereof, free and

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clear of all liens, charges, encumbrances and any other rights of others, and in exchange therefor, the Corporation shall issue to the holder such number of Common Shares as were subject to the RSUs immediately prior to the Effective Time and the RSU Plan will be terminated and the Corporation will have no liabilities or obligations with respect to the RSU Plan.

Outstanding Option-based and Share-based Awards

The following table provides information for all equity-based compensation granted to the Corporation’s directors outstanding as at December 31, 2014:

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date(1)	Value of unexercised in-the- money options(2) ($)	Number of RSUs that have not vested (#)	Market or payout value of RSUs that have not vested ($)	Market or payout value of vested share based awards not paid out or distributed ($)

Steven R. Berlin	Nil	N/A	N/A	Nil	Nil	Nil	Nil

C. David A. Comba	Nil	N/A	N/A	Nil	Nil	Nil	2,065

André J. Douchane	75,000	3.22	December 7, 2017	Nil	Nil	Nil	22,086
	20,000	6.47	May 21, 2016	Nil

Alfred L. Hills	Nil	N/A	N/A	Nil	Nil	Nil	12,343

John W. Jentz	Nil	N/A	N/A	Nil	Nil	Nil	16,457

Robert J. Quinn	75,000	3.22	December 7, 2017	Nil	Nil	Nil	25,355
	20,000	6.47	May 21, 2016	Nil

Greg J. Van Staveren	75,000	3.22	December 7, 2017	Nil	Nil	Nil	25,265
	20,000	6.47	May 21, 2016	Nil

William J. Weymark	75,000	3.22	December 7, 2017	Nil	Nil	Nil	17,507
	20,000	6.47	May 21, 2016	Nil
	7,500	8.87	January 14, 2015	Nil

(1)	Stock options were granted between June 23, 2003 and December 8, 2009. No stock options have been granted to non-executive directors since December 8, 2009.
(2)	The “Value of unexercised in-the-money options” figures reflect the aggregate dollar amount of (vested and unvested) in-the-money unexercised options held at the end of the year. The amount is calculated based on the difference between the closing price of the Common Shares on the TSX on December 31, 2014, which was $0.16, and the exercise price of the options.

If the Arrangement is implemented, and subject to the specific terms thereof: (i) the Options will be cancelled for no consideration and the Stock Option Plan will be terminated and the Corporation will not have any liabilities or obligations outstanding with respect to the Stock Option Plan and (ii) RSUs issued pursuant to the RSU Plan issued and outstanding at the Effective Time, whether or not vested, will be transferred to the Corporation without any action on behalf of the respective holders thereof, free and clear of all liens, charges, encumbrances and any other rights of others, and in exchange therefor, the Corporation shall issue to the holder such number of Common Shares as were subject to the RSUs immediately prior to the Effective Time and the RSU Plan will be terminated and the Corporation will have no liabilities or obligations with respect to the RSU Plan.

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Incentive Plan Awards — Value Vested or Earned During 2014

The following table sets forth the value that would have been realized if the options granted under the Stock Option Plan had been exercised on their vesting date and the value realized upon vesting of RSUs during the year ended December 31, 2014 for each director:

Name	Option-based Awards — Value vested during the year ($)	Share-based Awards (RSUs) — Value vested during the year ($)
Steven R. Berlin	Nil	36,000
C. David A. Comba	Nil	36,000
André J. Douchane	Nil	36,000
Alfred L. Hills	Nil	27,000
John W. Jentz	Nil	36,000
Robert J. Quinn	Nil	56,000
Greg J. Van Staveren	Nil	36,000
William J. Weymark	Nil	36,000

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Mr. Quinn was a director of Mercator Minerals Ltd. (“Mercator”). On November 8, 2011, an order was issued by the SEC revoking the registration of Mercator’s common shares in the United States for failing to file periodic reports. On November 8, 2011, Mercator filed a Form 40-F registration statement with the SEC to re-register Mercator’s common shares in the United States. The Form 40-F registration statement became effective on January 9, 2012.

In addition, Mr. Quinn was a director of Mercator when it filed a Notice of Intention to make a proposal under the Bankruptcy and Insolvency Act (Canada) (the “BIA”) on August 26, 2014. Mr. Quinn ceased to be a director on September 4, 2014. Pursuant to section 50.4(8) of the BIA, Mercator was deemed to have filed an assignment in bankruptcy on September 5, 2014 as a result of allowing the ten-day period within which Mercator was required to submit a cash flow forecast to the Official Receiver to lapse.

Mr. Quinn is a director of Great Western Minerals Group Ltd. (“GWMG”). On April 30, 2015 GWMG was granted protection from its creditors under the CCAA upon receiving an initial order from the Court. On May 11, 2015, an order was issued by the Financial and Consumer Affairs Authority of the Province of Saskatchewan that all trading in the securities of GWMG be ceased due to its failure to file financial statements for the year ended December 31, 2014.

Mr. Van Staveren’s consulting company, Strategic Financial Services, provided the part-time services of Mr. Van Staveren to act as the Chief Financial Officer of Starfield Resources Inc. (“Starfield”) from September 14, 2007 to March 23, 2012. Approximately one (1) year after the termination of this agreement, on March 7, 2013, Starfield filed a Notice of Intention to Make a Proposal pursuant to the provisions of Part III of the Bankruptcy and Insolvency Act (Canada).

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Corporation and the Board recognize the importance of corporate governance to the effective management of the Corporation and to the protection of its employees and shareholders. The following is a description of the Corporation’s corporate governance practices.

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Independence of the Board

The Board has determined that a majority of the director nominees (four of five), Messrs. Hills, Jentz, Quinn (Chairman since March 2013) and Weymark, are independent within the meaning of National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”). Under NI 58-101, a director is considered to be independent if he or she has no direct or indirect material relationship with the Corporation. A “material relationship” is a relationship which could, in the view of the Corporation’s board of directors, be reasonably expected to interfere with the exercise of a member’s independent judgement. In addition, certain individuals are deemed, for the purposes of NI 58-101, to have material relationships with the Corporation, including any individual who has been an employee or executive officer of the Corporation within the last three years.

As of the date of this Circular, Mr. Douchane is not considered to be independent, as he acted as the Interim Chief Executive Officer of the Corporation from September 2012 until March 2013. Upon departure of former Chief Executive Officer Mr. Biggar in September 2012, the Board asked Mr. Douchane to assume the role of Interim Chief Executive Officer while an executive search for a new, permanent Chief Executive Officer was conducted. The Board determined that Mr. Douchane was the most-qualified person to serve as Interim CEO for several reasons: he is a seasoned mining executive with over 40 years of experience in the mining industry with expertise in mine engineering and executive management; and he has in-depth knowledge and familiarity with the Corporation from serving as the Corporation’s President and Chief Executive Officer from April 2003 until January 2006, as a director since 2003, and as non-Executive Chairman of the Board since 2006.

The Board fosters independence from management of the Corporation by regularly excusing management (and Mr. Douchane, while he assumed the role of Interim Chief Executive Officer) at the end of most Board meetings to facilitate more candid discussions. In 2014, the Board and the Audit Committee each held nine (9) and three (3) in-camera sessions, respectively, where only independent directors were present. The Board provides leadership opportunities to its independent directors through committee chairman appointments and by providing independent directors with the opportunity to recommend agenda items for consideration at Board meetings.

Following completion of the Arrangement, the current directors will resign from the Board and the Board will be reconstituted to consist of five (5) directors, including three (3) nominated by Brookfield, one (1) nominated by Debentureholders and one (1) independent director (as such term is construed under Applicable Securities Laws). It is anticipated that one (1) current director of the Corporation will continue to serve as an independent director following completion of the Arrangement. The members of the new Board will be identified prior to the Effective Date and announced by way of a news release. See “NAP After the Arrangement – Board of Directors”.

Chairman

Mr. Quinn was appointed Independent Lead Director on November 7, 2012 and Chairman on March 4, 2013. The Board meetings and the independent sessions have been presided over by Mr. Quinn, initially in his capacity as the Independent Lead Director and, since March 4, 2013, in his capacity as Chairman. As Independent Lead Director and Chairman, Mr. Quinn’s responsibilities include carrying the full authority to call Board meetings, set the agenda, approve meeting materials, engage with shareholders and ensure that the Board successfully performs its duties.

Given the foregoing, the Board believes it is independent of management.

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If the Arrangement is implemented, Mr. Quinn, if elected at the Shareholders’ Meeting, will resign from the Board. See “NAP After the Arrangement – Board of Directors”.

Board and Committee Meetings Attendance

In 2014, the Board held 20 meetings and the committees held, in aggregate, 21 meetings including an annual mine site trip conducted by the Technical, Committee to review the operations and meet directly with mine site personnel. (See also “Orientation and Continuing Education” below.)

The following table describes the attendance records at Board and committee meetings for each director in 2014.

Director	Board of Directors Meetings	Audit Committee Meetings	Governance, Nominating and Compensation Committee Meetings	Special Committee Meetings	Technical, Environment, Health and Safety Committee Meetings

Steven R. Berlin	14 of 14	2 of 2	2 of 2	N/A	N/A

C. David A. Comba	14 of 14	2 of 2	N/A	N/A	2 of 2

André J. Douchane	20 of 20	N/A	N/A	5 of 5	5 of 5

Alfred L. Hills	6 of 6	2 of 2	N/A	N/A	3 of 3

John W. Jentz	6 of 6	2 of 2	N/A	N/A	2 of 2

Robert J. Quinn	20 of 20	N/A	5 of 5	5 of 5	2 of 2

Greg J. Van Staveren	20 of 20	4 of 4	7 of 7	5 of 5	1 of 1

William J. Weymark	20 of 20	N/A	7 of 7	N/A	5 of 5

Mandate of the Board of Directors

The Board has a written mandate, the full text of which is included in this Circular as Appendix G. In fulfilling its mandate, the Board, among other matters, is responsible for: reviewing the Corporation’s overall business strategy and its annual business plan; identifying principal risks and implementing systems to manage those risks; assessing management’s performance against approved business plans and industry standards; appointing officers and reviewing succession planning; developing a communication policy for Shareholders; and overseeing the integrity of internal control and management information systems.

Board meetings are held at least once per quarter, and at each meeting there is a review of the business of the Corporation. The frequency of meetings and the nature of the Board and committee items considered vary depending on the activities and priorities of the Corporation.

Interests of Directors in Competing Businesses

From time to time, potential conflicts may arise to which the directors of the Corporation are subject in connection with the business and operations of the Corporation. The individuals concerned are governed by applicable law and the Corporation’s Code of Conduct (defined below). As of the date hereof, no directors of the Corporation hold positions with other companies that explore for or produce platinum group metals or have other business interests, which may potentially conflict with the interests of the Corporation.

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Position Descriptions

The Board has written descriptions of the duties of each of the Chairman of the Board, the President and Chief Executive Officer and the Independent Lead Director as well as written charters for each standing committee. The Chair of each committee presides at all meetings of the committee, is responsible for ensuring that the work of the committee is well organized and proceeds in a timely fashion and reports on the activities of the committee to the Board. The role and responsibilities of the chair of each committee of the Board is to effectively manage and provide leadership to the committee in the performance of its duties as set out in the committee’s written charter.

Orientation and Continuing Education

The Governance Committee is responsible for overseeing the development and implementation of orientation programs for new directors and continuing education for all directors. New members to the Board will possess considerable knowledge of their duties and obligations as a director through their work experience and membership on boards of directors of other issuers. The Governance Committee is responsible for ensuring that new members are provided with the necessary information about the Corporation, its business and the factors that affect its performance.

The Corporation maintains a collection of director orientation materials, which include a Board governance manual, a Board mandate and mandates of the Board’s committees. A copy of such materials is given to each director and is available on a board web portal. The materials are updated as required.

As required, the Corporation’s General Counsel circulates materials and provides verbal updates to the Board on issues of importance, covering topics such as corporate governance, securities law, litigation precedents, fiduciary duties of directors, and developments specific to the mining industry. In addition, the Corporation provides extensive reports on all operations to the directors at each quarterly Board meeting and conducts site tours for the directors.

The Governance Committee conducts an annual assessment to help identify opportunities for continuing Board and director development.

Code of Conduct

On May 23, 2014, the Board adopted a revised code of conduct for its employees, officers and directors (the “Code of Conduct”), a copy of which is available on the Corporation’s website at www.nap.com. Under the Code of Conduct and the Corporation’s Whistleblower Policy (as explained below), all employees, officers and directors are required to report complaints or concerns regarding accounting, internal controls and auditing matters, non-compliance with the Code of Conduct, and unethical or illegal behaviour.

All of the Corporation’s directors, officers and employees are expected to be familiar and comply with the Code of Conduct in the daily performance of their duties with the Corporation.

The Corporation strives to foster a business environment that promotes integrity and deters unethical or illegal behaviour. The Code of Conduct sets out the guidelines and principles that govern the Corporation’s business conduct, including the standards expected of individuals in protecting the Corporation’s assets from improper use, safeguarding the Corporation’s proprietary and confidential information, conducting business dealings in a manner that preserves the Corporation’s integrity and reputation, and complying with all applicable laws.

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The Code of Conduct strongly encourages all individuals to make full and timely disclosure of any actual or potential conflicts of interest to provide an opportunity to obtain advice and to resolve actual or potential conflicts of interests in a timely and effective matter. In the case of directors and officers, the Code of Conduct requires any potential conflicts of interest to be disclosed in writing to the Board.

Specific management representatives have been designated for each office and site for handling communications regarding non-compliance with the Code of Conduct and unethical or illegal behaviour. If a management representative concludes that a complaint or concern might be covered by the Corporation’s Whistleblower Policy, the complaint or concern must be reported to the Corporation’s General Counsel. Reports may also be made directly to the Corporation’s General Counsel by telephone, in writing, by email or by confidential fax.

The Board has also adopted a Whistleblower Policy to provide employees of the Corporation with a process for disclosing complaints or concerns regarding perceived or suspected: (i) questionable accounting, internal controls or auditing processes; (ii) non-compliance with the Code of Conduct; and (iii) unethical or illegal behaviour. The Whistleblower Policy outlines the process for reporting a complaint or concern, as well as who will deal with complaints and how each complaint is expected to be handled. The Whistleblower Policy allows employees to report concerns anonymously through a website or by telephone via a toll free number, both of which are administered by an independent third party service provider. Complaints submitted to the third party service provider are communicated to the Chair of the Audit Committee, who will either refer the matter to the Corporation’s General Counsel or, if it relates to questionable accounting, internal controls or auditing processes, to the Audit Committee.

Board Committees

The Board has three standing committees: (i) the Audit Committee; (ii) the Governance, Nominating and Compensation Committee; and (iii) the Technical, Environment, Health and Safety Committee. The duties and responsibilities of each of the committees are described below.

From time to time, ad hoc committees of the Board may be constituted to deal with special requirements of the Corporation. In January 2014, a Special Committee was formed as an ad hoc committee. This Special Committee was dissolved in May of 2014. A new Special Committee was formed in 2015.

Audit Committee

From January 1, 2014 until the annual and special meeting of shareholders held on June 23, 2014 (the “2014 AGM”), the audit committee (the “Audit Committee”) was comprised of Messrs. Berlin (Chairman), Comba, and Van Staveren. After the 2014 AGM, with the retirement of two directors and the appointment of two new directors, the composition of the Audit Committee was changed to Messrs. Van Staveren, Hills and Jentz. Each director who served on the Audit Committee in 2014 was independent as such term is defined in NI 52-110 and was financially literate.

It is anticipated that following the Shareholders’ Meeting, if the Arrangement is not implemented, the Audit Committee will be comprised of Messrs. Jentz (Chairman), Hills, and Quinn, each of whom are independent. Each of the members has the requisite qualifications to serve on the Audit Committee. Mr. Jentz has a CA and CPA designation. Mr. Hills and Mr. Quinn both have extensive management and board experience in the mining industry. If the Arrangement is implemented, the Board will be reconstituted and the new Board will determine committee membership. See “NAP After the Arrangement – Board of Directors”.

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The Audit Committee meets with the Corporation’s auditors before the submission of audited annual financial statements to the Board and otherwise as deemed necessary. The Audit Committee is responsible for assessing the performance of the Corporation’s auditors and for reviewing the Corporation’s financial reporting and internal controls. The Audit Committee has adopted a mandate, ratified by the Board, which describes the roles and responsibilities of the members of the Audit Committee. The text of the Audit Committee’s charter can be found under the heading “Audit Committee Mandate” in the Corporation’s most recently filed Annual Information Form, which is available on SEDAR at www.sedar.com.

In 2014, the Audit Committee held four (4) meetings.

The aggregate fees charged to the Corporation by the external auditors for the years ended December 31, 2014 and December 31, 2013 are as follows:

Type of Service	Fees Paid to Auditor in Year Ended December 31, 2014 ($)	Fees Paid to Auditor in Year Ended December 31, 2013 ($)
Audit Fees (1)	688,000	508,500
Audit-Related Fees (2)	70,000	49,000
Tax Fees (3)	35,000	73,600
All Other Fees (4)	Nil	Nil
TOTAL	793,000	631,100

(1)	“Audit Fees” include fees necessary to perform the annual audit and any quarterly reviews of the Corporation’s financial statements. This includes fees for the review of tax provisions and for accounting consultations on matters reflected in the financial statements. This also includes audit or other attest services required by legislation or regulation, such as comfort letters, consents, reviews of securities filings and statutory audits.
(2)	“Audit-Related Fees” include fees for Corporation’s financial statements and that are not included in “Audit Fees”.
(3)	“Tax Fees” include fees for professional services rendered by the Corporation’s auditors for tax compliance, tax advice and tax planning.
(4)	“All Other Fees” include fees for products and services provided by the Corporation’s auditors other than the services included in “Audit Fees”, “Audit-Related Fees” and “Tax Fees”.

Governance, Nominating and Compensation Committee

From January 1, 2014 until the 2014 AGM, the members of the Governance, Nominating and Compensation Committee (the “Governance Committee”) were Messrs. Van Staveren (Chairman), Berlin and Weymark, each of whom was independent. Mr. Berlin retired from the Board after the 2014 AGM, and the members of the Governance, Nominating and Compensation Committee became Messrs. Weymark (Chairman), Van Staveren and Quinn.

It is anticipated that following the Shareholders’ Meeting, if the Arrangement is not implemented, the Governance Committee will be comprised of Messrs. Weymark (Chairman), Quinn and Hills. If the Arrangement is implemented, the Board will be reconstituted and the new Board will determine committee membership. See “NAP After the Arrangement – Board of Directors”.

The Governance Committee is charged with assisting the Board in fulfilling its oversight responsibilities to ensure that the Corporation has an effective corporate governance regime. In furtherance of this role, the Governance Committee (i) formulates formal guidelines on corporate governance to provide appropriate guidance to the Board and the directors as to their duties; (ii) ensures that such guidelines, once adopted by the Board, are implemented and that the directors and the Board as

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a whole comply with such guidelines; (iii) reviews such guidelines annually and recommends changes when necessary or appropriate; and (iv) assesses the size, composition and dynamics of the Board and reports to the Board with respect to appropriate candidates for nomination to the Board.

As a whole, the Governance Committee is comprised of directors who have the necessary education and experience to carry out and improve the Corporation’s human resources and executive compensation strategy. In particular, Mr. Weymark is a director of several private companies and has extensive experience in human resources and currently provides consulting services to businesses in the private equity, construction and resources sectors. Mr. Quinn has had extensive management and board experience in the mining industry. Mr. Hills has held senior management positions in the mining industry including as General Manager at an operation with a unionized workforce.

The Governance Committee also considers the adequacy and form of compensation of directors and makes recommendations to the Board. The Governance Committee oversees periodic, independent reviews of director compensation of comparable companies and the responsibilities and risks involved in being an effective director, in assessing realistic compensation levels for the directors of the Corporation. See also “Executive Compensation — Role of the Governance, Nominating and Compensation Committee Copy” and “— Compensation Benchmarking.”

In 2014, the Governance, Nominating and Compensation Committee held seven (7) meetings.

When a vacancy on the Board occurs or is anticipated, the Governance Committee conducts an extensive search for candidates with suitable qualifications, skills and experience based on the evolving needs of the Corporation and on the qualifications, skills and experience of the remaining directors. Suitable candidates are contacted and, if interested, interviewed by the Governance Committee and a recommendation is then made to the Board. The Board then interviews the candidate before making a decision to appoint a candidate or nominate him or her for election to the Board.

In light of Mr. Van Staveren’s retirement as director, a decision was made to reduce the size of the Board to five (5).

Technical, Environment, Health and Safety Committee

From January 1, 2014 until the 2014 AGM, the members of the Technical, Environment, Health and Safety Committee (the “Technical Committee”) were Messrs. Comba (Chairman), Douchane, and Weymark. After the 2014 AGM, the members of the Technical Committee were Messrs. Douchane (Chairman), Hill, and Weymark.

It is anticipated that following the Meeting, if the Arrangement is not implemented, the members of the Technical Committee will be Messrs. Douchane (Chairman), Weymark and Hills. The Technical Committee will be comprised of two (2) independent directors, Messrs. Weymark and Hills, and one (1) non-independent director, Mr. Douchane. If the Arrangement is implemented, the Board will be reconstituted and the new Board will determine committee membership.

The purpose of the Technical Committee is to assist the Board in its oversight of operational risks, as well as on matters concerning the environment, health and safety, exploration, mining, metallurgy and other technical issues.

In 2014, the Technical Committee held five (5) meetings.

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Special Committee

In January of 2014, a special committee (the “Special Committee”) was formed to assist the Board with reviewing strategic alternatives, including a financing, sale of the Corporation, or a recapitalization transaction. The Special Committee was comprised of Messrs. Van Staveren (Chairman), Quinn and Douchane and engaged Edgecrest Capital Corporation as financial advisor. This Special Committee was dissolved in May 2014 following completion of the convertible debenture financing.

In 2014, the Special Committee held five (5) meetings. A new Special Committee was formed in May of 2015 to assist the Board with reviewing strategic alternatives in connection with the Term Sheet signed on April 15, 2015.

Assessments

The Board as a whole is responsible for assessing its own performance. On an annual basis, directors participate in a formal and confidential Board evaluation process to assess the effectiveness of the Board, its committees and individual directors. In 2014, the Board conducted a confidential survey encompassing key Board and committee activities, in addition to a director peer assessment whereby each director was given the opportunity to evaluate the effectiveness of the Board and its committees.

In addition, the Governance Committee annually examines the size of the Board and the effectiveness and contribution of the individual directors. The effectiveness of each committee of the Board is also considered annually by the Governance Committee during deliberations on recommendations for proposed committee nominations.

Based on these assessments, the Governance Committee believes that the size of the Board and the qualifications, skills and experience of the Board members are appropriate to effectively carry out the duties and responsibilities of the Board.

Term Limits

The Board believes that director term limits can promote an appropriate level of board renewal and in doing so provide opportunities for qualified board candidates. Pursuant to the Corporation’s Board Mandate, a director is required to submit to the Board his or her resignation 15 years after joining the Board. The Governance Committee will review the offer of resignation and make a recommendation to the Board. The Board will determine whether to accept the resignation as soon as possible, and in any event within 90 days of the offer of resignation.

Women on the Board and in Executive Offices

The Corporation has not adopted a written policy specifically relating to the identification and nomination of women directors nor does the Board or the Governance Committee consider the level of representation of women on the Board or in executive positions when nominating candidates for election to the Board or when making management appointments. Instead the Board and the Governance Committee review on an annual basis the diversity of Board members and make recommendations to ensure an appropriate commitment to Board diversity as a whole. The Board and the Governance Committee evaluate potential nominees to the Board by reviewing the qualifications of the nominee, and determine their relevance by taking into consideration the then current Board composition and the anticipated skills required to round out the capabilities of the Board. Similarly, the Board assesses candidates for executive positions with the Corporation based on experience, skill and merit. The Corporation values diversity, including, without limitation, diversity of experience, perspective,

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education, race, gender and national origin as part of its overall business strategy and may consider diversity when identifying Board nominees and appointing executive officers.

The Board has not set specific targets as to the number of women board members or the number of women in executive positions.

As at the date of this Circular, no woman is a current member of the Board (representing 0% of the Director nominees) and one (1) woman holds an executive position (representing 20% of such positions).

EXECUTIVE COMPENSATION

Compensation Committee Report

NAP’s approach to executive compensation is designed with the following objectives in mind:

•	Aligning the interests of executives with the short-term and long-term interests of Shareholders;

•	Linking executive compensation to the performance of both the Corporation and the individual;

•	Emphasizing variable compensation to reinforce pay-for-performance through achievement of current year corporate objectives and progressing longer-term strategies; and

•	Compensating executives at a level and in a manner that ensures the Corporation is capable of attracting, motivating and retaining qualified personnel.

2014 Compensation Decisions

2014 was a year of transition as the Corporation transitioned from ramp to shaft-based underground mining.

During 2014:

•	the Corporation produced 174,194 ounces of payable palladium at the LDI Mine, a 29% increase compared to 2013;

•	cash cost per ounce sold decreased to US$513 compared to US$560 in 2013;

•	revenue increased to $220.1 million, an increase of $66.9 million or 44% compared to 2013;

•	capital expenditures totaled $23.8 million, compared to $109.5 million in 2013;

•	the Corporation completed the transition to underground mining utilizing the new shaft and related ore handling infrastructure, and ramped up production via the shaft; and

•	exploration results for 2014 showed promising mineralization that put the Corporation in a good position to study extension to the mine life.

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Despite the significant milestones achieved, 2014 was a challenging year for NAP and the broader mining industry. The Phase 1 mine expansion and associated capital expenditures resulted in the need for additional financing to enhance the balance sheet and the Corporation was required to raise capital on both dilutive and expensive terms. Once the additional financing was secured, the Corporation was able to ramp up operations and achieve its key guidance metrics for 2014.

In determining executive compensation for 2014, the Governance Committee took into consideration corporate performance and individual performance. Our executives met the majority of the 2014 corporate and individual performance criteria.

NAP’s approach to executive compensation is described in greater detail below under “Compensation Discussion and Analysis”.

Role of the Governance, Nominating and Compensation Committee

One of the roles of the Governance Committee is to undertake periodic, independent reviews of market conditions to ensure that the executive officers of the Corporation are paid competitively relative to other comparable participants in the industry. When deemed necessary, the Governance Committee may call upon outside resources to assist with these reviews and to ensure that the executive compensation packages available to executive officers are sufficient, without being excessive, to retain the existing complement of executive officers and to recruit others into this group as an integral part of facilitating and sustaining the advancement of the Corporation’s strategic objectives and its ongoing operations. Similarly, the Governance Committee reviews and ensures that the directors’ compensation packages are competitive in light of the responsibility and the time commitment required from directors relative to other comparable participants in the industry. Based on such reviews, the Governance Committee makes recommendations to the Board with respect to changes to executive compensation and director compensation. For more information regarding the Governance Committee, see “Statement of Corporate Governance Practices — Governance, Nominating and Compensation Committee” in this Circular.

In assessing 2014 performance and determining appropriate compensation levels, the Governance Committee considered, among other things: safety and environment, operating expenditures, capital expenditures, production, completion of modifications to the ore handling system, exploration success and individual objectives.

Compensation Benchmarking

At the end of 2013, the Governance Committee engaged Mercer to provide an overview of trends in executive compensation. The Governance Committee and the Board elected to keep executive compensation essentially unchanged in 2014. At the end of 2014, Mercer was engaged to conduct a review of executive and director compensation, including a benchmarking analysis. The benchmarking analysis report was presented to the Governance Committee in December of 2014.

The following table provides the fees paid by the Corporation for services rendered by Mercer in 2014 and 2013(1):

Type of Service Provided	2014($)	2013($)
Executive Compensation-Related Fees	19,104	9,656
All Other Fees	24,287	2,283
Total Annual Fees:	43,391	11,938

(1)	The table does not include fees paid to Marsh Canada Limited (an affiliate of Mercer) for insurance brokerage services. The Corporation paid Marsh Canada Limited $188,229 and $75,000 for insurance brokerage services in 2014 and 2013, respectively.

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COMPENSATION DISCUSSION AND ANALYSIS

The primary focus of the Corporation’s compensation strategy is to provide a comprehensive executive compensation package designed to attract and retain executive officers while taking into consideration the overall strategies and objectives of the Corporation. The compensation strategy also recognizes the importance of balancing the financial interests and objectives of executive officers and other members of senior management with the financial interests and objectives of Shareholders.

The Corporation’s compensation policy in respect of executive compensation features three major measurement indicia:

•	performance of the Corporation;

•	performance of the employee; and

•	compensation paid to employees with similar responsibilities and experience in comparable companies.

The performance of the Corporation is evaluated by comparing its performance against targeted performance for a given period and by ascertaining whether the Corporation met its objectives. The performance of the employee is measured by evaluating the individual’s contribution to the performance of the Corporation in respect of corporate objectives as well as role-specific objectives and leadership factors. The amount of bonuses paid to the Named Executive Officers for 2014 was based on each Named Executive Officer’s performance against his or her short-term incentive plan (“STIP”) objectives. See “Short-Term Incentives” below. With respect to executive compensation, significant emphasis is placed on awarding a proper compensation mix, including cash remuneration in the form of competitive base salaries, annual bonuses, and long-term incentives in the form of stock options and RSUs.

Elements of Executive Compensation

Compensation of our Named Executive Officers includes the following components:

•	base salary;

•	short-term incentives; and

•	long-term incentives.

The sum of these three compensation components equals total direct compensation (as such term is defined in Form 51-102F6 – Statement of Executive Compensation). See “Compensation of Named Executive Officers” below.

Compensation Mix

The Governance Committee believes that the three compensation elements, when combined, form an appropriate mix of compensation. The elements provide competitive salary, link executive compensation to corporate and individual performance (which rewards behaviour that creates long-term value for shareholders and other stakeholders), and encourage retention with time-based vesting attached to long-term incentives.

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For the Corporation’s Named Executive Officers, the compensation mix is established with an emphasis on variable (or “at risk”) pay, which is not guaranteed, including a strong equity-linked component. The total value is weighted towards “at-risk” variable compensation, which is based on performance and ties total direct compensation to the achievement of current and longer-term corporate objectives and strategies.

The Corporation also has a maximum limit of one and a half (1.5) times target on payouts under the STIP.

2014 Total Direct Compensation

Base Salary

Base salaries are reviewed on an annual basis for each Named Executive Officer and adjusted where it is deemed necessary. In order to ensure that base salaries are competitive relative to similar positions within the mining industry in Canada, industry salary surveys are reviewed. Other considerations taken into account when examining base salaries include: years of experience, the contribution which the Named Executive Officer can make and has made to the success of the Corporation, the level of responsibility and authority inherent in the Named Executive Officer’s job, and leadership qualities of the individual.

Short-Term Incentives

The Corporation has a STIP developed by the Governance Committee and approved by the Board, pursuant to which the Named Executive Officers are eligible for an annual bonus calculated as a percentage of their annual base salary if certain performance criteria prescribed by the STIP are satisfied. Short-term incentives for Named Executive Officers are based on two factors, namely (i) the achievement of specific corporate objectives, and (ii) the executives’ individual performance. In 2014, the weighting for each element was 75% and 25% respectively, for the Chief Executive Officer, 60% and 40% respectively, for the Chief Financial Officer, Chief Operating Officer, and Vice President, Exploration, and 50% and 50%, respectively, for the General Manager. The evaluation of NAP’s 2014 corporate performance is based on achievement of specific targets such as safety and environment, operating expenditures, capital expenditures, production, completion of modifications to the ore handling system, and exploration success. The individual performance component is more subjective and is based on individual goals established at the beginning of the year for each executive, which are linked to the achievement of the Corporation’s goals.

NAP’s incentive compensation policy provides for targets for short-term incentive compensation as a percentage of base salary of 100% for the Chief Executive Officer, 60% for the Chief Operating Officer and 50% for the Chief Financial Officer. These targets are then multiplied by a performance factor (ranging from 0.7 to 1.2) to arrive at a final bonus as a percentage of salary. The performance factor is designed to provide the flexibility to recognize exceptional performance of an executive and is determined by the Governance Committee with respect to the Chief Executive Officer, and jointly by the Governance Committee and the Chief Executive Officer for the remaining Named Executive Officers. The performance factor, together with the targets, creates a limit (the “maximum permissible bonus”) on the annual incentive compensation as a percentage of base salary. The following formula demonstrates how bonuses are calculated:

[(Corporate Component x X%) + (Individual Component x Y%)]

x Executive Target Percentage x Performance Factor

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= Bonus as a Percentage of Salary

X and Y vary depending on the Executive’s position, and equal 100%

The most significant performance factors underlying 2014 corporate objectives were operating expenditures, capital expenditures, production, and completion of modifications to the ore handling system. Overall, the majority of the 2014 corporate and individual performance criteria were met.

Ultimately, the Governance Committee uses its discretion at the end of the year when comparing actual achievements against the performance criteria prescribed by the STIP. The Governance Committee believes that rigid formulas can occasionally lead to an unwarranted result that does not accurately reflect performance and believes that the discretion of the Board should be the ultimate determinant of final, overall compensation within the context of pre-determined guidelines. See “Summary Compensation Table” in this Circular for actual bonus amounts paid to Named Executive Officers for 2014, as set out under the “Non-equity incentive plan compensation — Annual incentive plans” column of the table.

Long-term Incentives

Long-term incentives such as stock options and RSUs are a means of aligning the compensation of executive officers with the performance of the Corporation and the interests of shareholders. Factors taken into account in determining whether to grant stock options or RSUs to an executive officer and in determining the number of stock options or RSUs granted include: the relative position of the individual executive officer, the contribution made by that officer during the review period, the number of stock options or RSUs previously granted, and the resulting level of total compensation in relation to the executive officer’s counterparts in the mining industry. Executive officers may also participate in the Corporation’s RRSP Plan, under which the Corporation makes matching contributions on behalf of the employee in, at the Corporation’s discretion, cash, common Shares issued from treasury, or a combination thereof.

Compensation Risk Management

The Corporation’s compensation program is structured in a way that does not encourage excessive risk-taking by employees. Performance targets are designed to measure a mixture of financial and non-financial measures and to balance short-term and longer-term objectives. No single metric or objective can significantly impact executive compensation in a given year.

The compensation mix between base salary and at-risk pay (short-term and long-term incentives), and the balance between short-term (paid in cash) and long-term incentives (paid in stock options and RSUs), are designed to ensure that executive officers do not take inappropriate or excessive risks in the performance of their duties. Before recommending the compensation mix to the Board, the Governance Committee undertakes an annual review of the compensation policies and programs and considers the implications and risks associated with such policies and programs. Based on its most recent review, the Governance Committee did not identify any risks from the compensation policies and practices that are reasonably likely to have a material adverse effect on the Corporation. In addition to the Governance Committee’s recommendations, the Board considered the results from Mercer’s market review of compensation programs and practices.

The Governance Committee believes that all of the above helps to ensure that the Corporation’s executive compensation program motivates executive officers without encouraging them to take inappropriate or excessive risk.

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Policy Against Hedging

The Corporation prohibits directors and officers from trading or entering into arrangements involving derivative instruments, securities or other arrangements designed to hedge or offset decreases in the market value of the Corporation’s securities held by them, as such arrangements could reduce the risk of equity ownership by directors and officers and negate the alignment of interests of directors and officers with those of shareholders.

Performance Graph

The following graph compares the total cumulative Shareholder return for $100 invested in Common Shares on January 1, 2010 with the cumulative total return of the S&P/TSX Composite Index and the S&P/TSX Global Mining Index for the five most recently completed financial years. The total cumulative Shareholder return for $100 invested in Common Shares was $4.22 compared to $143.75 for the S&P/TSX Composite Index and $58.56 for the S&P/TSX Global Mining Index.

	Jan. 1, 2010	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2014
NAP Common Shares (TSX:PDL)	$100.00	$187.74	$71.12	$36.51	$19.62	$4.22

S&P/TSX Composite Index (TSX:^TSX)	$100.00	$117.61	$107.36	$115.08	$130.03	$143.75

S&P/TSX Global Mining Index (TSX:^TXGM)	$100.00	$127.56	$95.73	$94.00	$77.35	$58.56

The S&P/TSX Composite Index is an index of the share prices of the largest companies on the TSX as measured by market capitalization. Stocks included in this index cover all sectors of the economy, and the S&P/TSX Composite Index has traditionally been heavily weighted towards financial stocks. The S&P/TSX Global Mining Index is comprised of the world’s leading mining companies with holdings and projects all over the globe. Stocks included in this index provide diverse geographic exposure to mining companies and broad exposure to metals and minerals. As such, it is difficult to directly compare our NEO compensation with the trends reflected in the graph above.

The Corporation is of the view that compensation levels for the Named Executive Officers cannot and should not be directly compared to year-over-year relative share price performance. Global

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commodity prices and general market conditions are significant factors affecting the Corporation’s share price and these are beyond the control of the Corporation’s officers.

The Corporation’s executive compensation package is designed to attract and retain top quality managers for the longer-term to manage and grow the business through both adverse and favourable economic cycles. In 2014, a significant portion of Named Executive Officer compensation is based on long-term incentives with the ultimate value received tied directly to the Corporation’s share price performance.

Compensation of Named Executive Officers

The following table sets forth all annual and long-term compensation for services in all capacities to the Corporation and its subsidiaries for each of the past three fiscal years ended December 31, 2014 in respect of the Named Executive Officers.

Summary Compensation Table

					Non-equity incentive plan compensation
Name and Principal Position	Year	Salary ($)	Share- based awards(1)(10) ($)	Option- based awards(2)(11) ($)	Annual incentive plans(3) ($)	Long- term incentive plans ($)	All other compensation(4) ($)	Total compensation ($)
Phil du Toit(5) President & Chief Executive Officer	2014	550,000	Nil	50,348	687,500	Nil	42,692	1,330,540
	2013	384,615	Nil	435,439	200,000	Nil	14,273	1,034,328
	2012	—	—	—	—	—	—	—

Dave Langille(6) Chief Financial Officer	2014	325,000	Nil	33,565	227,500	Nil	39,004	625,069
	2013	309,167	Nil	181,359	130,000	Nil	24,564	645,089
	2012	—	—	—	—	—	—	—

Jim Gallagher(7) Chief Operating Officer	2014	375,000	Nil	33,565	212,500	Nil	7,137	628,202
	2013	93,750	Nil	311,658	55,000	Nil	6,849	467,257
	2012	—	—	—	—	—	—	—

Dave Peck(8) Vice President, Exploration	2014	339,620	Nil	25,174	69,000	Nil	14,089	447,883
	2013	369,905	30,000	72,176	Nil	Nil	Nil	472,081
	2012	172,132	Nil	69,176	Nil	Nil	Nil	241,308

Hugh MacIsaac(9) General Manager	2014	254,375	36,366	27,017	114,500	Nil	4,943	437,201
	2013	45,512	Nil	Nil	25,000	Nil	519	71,031
	2012	—	—	—	—	—	—	—

(1)	The “Share-based awards” figures reflect the grant date fair value of RSUs granted under the Corporation’s RSU Plan. Grant date fair value for each RSU is equivalent in value to the fair market value of the weighted average trading price per Common Share on the TSX for the five (5) TSX trading days immediately preceding the date of the grant, and adjusted to reflect changes in market value until the date of redemption.
(2)

The “Option-based awards” figures reflect the fair value of options granted in accordance with the Corporation’s Stock Option Plan on the grant date. The fair value of these options on their grant date is calculated by using the Black-Scholes option valuation model. The Black-Scholes option valuation is determined using the expected life of the stock option, expected volatility of the Common Share price, expected dividend yield, and risk-free interest rate. The Corporation assigns an exercise price equivalent to the value of one (1) Common Share on the TSX on the date immediately preceding the date of the grant. The assumptions used in the valuation are based on an actual term of five (5) years and a vesting period of three (3) years. IFRS 2 requires recognition in the Corporation’s financial statements of an expense for option awards using the fair value method of

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accounting. Under this method, the fair value of an award at the grant date is amortized over the applicable vesting period and recognized as a compensation expense.
(3)	The “Annual incentive plans” figures reflect the bonuses paid to each Named Executive Officer based on his or her performance in 2014 (see “Compensation Discussion and Analysis — Elements of Compensation”).
(4)	The “All other compensation” figures consist of premiums paid for health insurance, life insurance, RRSP contributions, fitness benefits, and severance payments for Named Executive Officers.
(5)	Mr. du Toit assumed the role of President and Chief Executive Officer of the Corporation effective March 25, 2013.
(6)	Mr. Langille assumed the role of Chief Financial Officer of the Corporation effective January 22, 2013.
(7)	Mr. Gallagher assumed the role of Chief Operating Officer of the Corporation effective October 1, 2013.
(8)	Throughout 2012 and 2013, Mr. Peck was a consultant with the Corporation. Mr. Peck assumed the role of Vice President, Exploration of the Corporation effective June 27, 2014.
(9)	Mr. MacIsaac assumed the role of General Manager of Lac des Iles Mines Ltd. effective October 28, 2013.
(10)	If the Arrangement is implemented, and subject to the specific terms thereof, RSUs issued pursuant to the RSU Plan issued and outstanding at the Effective Time, whether or not vested, will be transferred to the Corporation without any action on behalf of the respective holders thereof, free and clear of all liens, charges, encumbrances and any other rights of others, and in exchange therefor, the Corporation shall issue to the holder such number of Common Shares as were subject to the RSUs immediately prior to the Effective Time and the RSU Plan will be terminated and the Corporation will have no liabilities or obligations with respect to the RSU Plan.
(11)	If the Arrangement is implemented, and subject to the specific terms thereof, the Options will be cancelled for no consideration and the Stock Option Plan will be terminated and the Corporation will not have any liabilities or obligations outstanding with respect to the Stock Option Plan.

Outstanding Share-based Awards and Option-based Awards

The following table sets forth the options to purchase securities and RSUs of the Corporation granted to Named Executive Officers outstanding as at December 31, 2014.

	Option-based Awards(1)				Share-based Awards(2)
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options(3) ($)	Number of RSUs that have not vested (#)	Market or payout value of RSUs that have not vested(4) ($)	Market or payout value of vested share based awards not paid or distributed ($)
Phil du Toit	750,000	1.14	May 10, 2021	Nil	Nil	Nil	Nil
	600,000	0.16	Nov. 21, 2019	Nil

Dave Langille	250,000	1.14	May 10, 2018	Nil	Nil	Nil	Nil
	75,000	1.00	Oct. 1, 2018	Nil
	400,000	0.16	Nov. 21, 2019	Nil

Jim Gallagher(5)	600,000	1.00	Oct. 1, 2021	Nil	Nil	Nil	Nil
	400,000	0.16	Nov. 21, 2019	Nil

Dave Peck	50,000	2.90	Mar. 5, 2017	Nil	26,315	Nil	4,210
	140,000	1.00	Oct. 1, 2018	Nil
	300,000	0.16	Nov. 21, 2019	Nil

Hugh MacIsaac	50,000	0.30	May 5, 2019	Nil	165,300	17,632	8,816
	165,300	0.22	Oct. 1, 2019	Nil

(1)	The “Option-based Awards” figures represent all options awarded to Named Executive Officers under the Corporation’s Stock Option Plan outstanding as at December 31, 2014.
(2)	Includes all RSUs awarded to Named Executive Officers under the RSU Plan outstanding as at December 31, 2014.
(3)

The “Value of unexercised in-the-money options” figures reflect the aggregate dollar amount of in-the-money unexercised options that are either vested or unvested held at the end of the year. The amount is calculated based on the difference between

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the price per Common Share at the close of business on the TSX on December 31, 2014, which was $0.16, and the exercise price of the option.
(4)	The “Market or payout value of share-based awards that have not vested” figures reflect the aggregate market value or payout value of RSUs that have not vested, based on the closing price of Common Shares on the TSX on December 31, 2014.
(5)	For a portion of the options granted to Mr. Gallagher vesting is contingent upon the achievement of certain performance criteria.

If the Arrangement is implemented, and subject to the specific terms thereof: (i) the Options will be cancelled for no consideration and the Stock Option Plan will be terminated and the Corporation will not have any liabilities or obligations outstanding with respect to the Stock Option Plan; (ii) RSUs issued pursuant to the RSU Plan issued and outstanding at the Effective Time, whether or not vested, will be transferred to the Corporation without any action on behalf of the respective holders thereof, free and clear of all liens, charges, encumbrances and any other rights of others, and in exchange therefor, the Corporation shall issue to the holder such number of Common Shares as were subject to the RSUs immediately prior to the Effective Time and the RSU Plan will be terminated and the Corporation will have no liabilities or obligations with respect to the RSU Plan.

Incentive Plan Awards — Value Vested or Earned During 2014

For the year ended December 31, 2014, the following table sets forth for each Named Executive Officer the value that would have been realized if the options granted under the Corporation’s Stock Option Plan had been exercised on their vesting date, the value for RSUs had they been exercised on their vesting date and the value earned under non-equity incentives (i.e. STIP).

Name	Option-based Awards — Value vested during the year(1) ($)	Share-based Awards (RSUs) — Value vested during the year(2) ($)	Non-equity incentive plan compensation — Value earned during the year(3) ($)
Phil du Toit	Nil	Nil	512,500
Dave Langille	Nil	Nil	152,500
Jim Gallagher	Nil	Nil	212,500
Dave Peck	Nil	Nil	69,000
Hugh MacIsaac	Nil	Nil	114,500

(1)	Figures represent the value that would have been realized from all options vested during 2014, calculated based on the difference between the closing price of the Common Shares on the TSX on the date of vesting and the exercise price of the option.
(2)	Figures represent the value realized for RSUs that vested during 2014, calculated based on the volume-weighted average price of the Common Shares on the TSX for the five (5) TSX trading days preceding the grant date.
(3)	Figures represent the bonuses that were paid to each Named Executive Officer based on his performance in 2014. See “Annual Incentive Plans” in Summary Compensation Table above.

Employment Contracts and Termination and Change of Control Entitlements

The Corporation has entered into employment agreements with each of the Named Executive Officers. Generally, the agreements provide the position, term and duties of each Named Executive Officer. The agreements provide that the Corporation shall pay each Named Executive Officer an annual base salary, and that each Named Executive Officer shall have the right to participate in all health, dental and other benefit plans of the Corporation, the right to participate in the Corporation’s STIP, and the right to receive stock options or RSUs upon approval from the Board. Pursuant to the STIP, the Named Executive Officers are eligible to receive a performance bonus in accordance with the Corporation’s compensation policy. The amount of any such performance bonus and the related performance criteria

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are determined from time to time by the Governance, Nominating and Compensation Committee and are subject to approval by the Board.

Pursuant to the Corporation’s employment agreement with Mr. du Toit, in the event that the Corporation terminates his employment without cause or he terminates his employment for “Good Reason” (as defined below), Mr. du Toit shall be entitled to (i) a lump sum amount equal to his base salary as at the date of termination plus an amount equal to the average of the annual bonus paid by the Corporation for each of the two calendar years immediately preceding the date of termination, (ii) an amount equal to the Corporation’s cost of maintaining his benefits for 12 months, and (iii) entitlements in accordance with the terms of his options and RSUs. In the event that the Corporation terminates Mr. du Toit’s employment within 12 months following a change of control, Mr. du Toit’s entitlements will be based on an 18-month period. In the event of a change of control, all unvested share-based and option-based awards held at such time shall immediately vest and become exercisable.

Pursuant to the Corporation’s employment agreements with Mr. Langille, Mr. Gallagher and Mr. Peck, in the event that the Corporation terminates their employment without cause or if they terminate their employment for “Good Reason” (as defined below), they shall be entitled to (i) a lump sum amount equal to base salary as at the date of termination, plus an amount equal to the average of the annual bonus paid by the Corporation for each of the two calendar years immediately preceding the date of termination, (ii) an amount equal to the Corporation’s cost of maintaining their benefits for 12 months, and (iii) entitlements in accordance with the terms of their options and RSUs.

In the event that the Corporation terminates Mr. Langille’s employment within 12 months following a change of control, Mr. Langille’s entitlements will be based on an 18-month period. In the event that the Corporation terminates Mr. Gallagher’s or Mr. Peck’s employment within 12 months following a change of control, their entitlements will be based on a 12-month period. In the event of a change of control, all unvested share-based and option-based awards held at such time shall immediately vest and become exercisable.

Mr. MacIsaac retired from his position with the Corporation on April 30, 2015 and is not entitled to compensation in respect of his retirement.

“Good Reason” means (i) any material change in the duties, responsibilities, authority or status of the executive, (ii) certain reductions to the annual compensation entitlements of the executive, (iii) any material breach or non-observance by the Corporation of a material provision of the employment agreement between the Corporation and the executive that has not been rectified within a certain time period, (iv) any requirement that the executive relocate more than seventy-five kilometres from Toronto, Ontario, and (v) any other reason which a court of competent jurisdiction would consider to amount to constructive dismissal.

Termination of Employment Without Cause / Resignation for Good Reason

The table below sets out the estimated incremental payments due to each Named Executive Officer upon a termination without cause or a resignation for Good Reason, assuming that the termination or resignation took place on December 31, 2014.

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	Base Salary ($)	Bonus ($)	Option-Based Awards ($)	All Other Compensation ($)	Total ($)

Phil du Toit	550,000	375,000	Nil	15,000	940,000

Dave Langille	325,000	130,500	Nil	15,000	470,000

Jim Gallagher	375,000	55,000	Nil	15,000	445,000

Dave Peck	300,000	150,000	Nil	15,000	465,000

Termination of Employment Upon a Change of Control

The table below sets out the estimated incremental payments due to each Named Executive Officer upon a termination upon a change of control, assuming that the termination took place on December 31, 2014.

	Base Salary ($)	Bonus ($)	Option-Based Awards ($)	All Other Compensation ($)	Total ($)

Phil du Toit	825,000	562,500	Nil	15,000	1,402,500

Dave Langille	487,500	195,000	Nil	15,000	697,500

Jim Gallagher	375,000	55,000	Nil	15,000	445,000

Dave Peck	300,000	150,000	Nil	15,000	465,000

Pursuant to their respective employment agreements, each of the Named Executive Officers has agreed that they will not, among other things, during the term of their employment and for a period of time thereafter, canvass or solicit the business of customers or prospective customers of the Corporation for a purpose which is competitive with a business of the Corporation or solicit the employment of employees of the Corporation. Each Named Executive Officer has also agreed to maintain the confidentiality of confidential information relating to the Corporation and its business.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information on the Corporation’s equity compensation plans as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights		Weighted-average exercise price of outstanding options and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 2)
Equity compensation plans approved by securityholders
(a) RRSP Plan	N/A		N/A	2,009,355
(b) Stock Option Plan	3,359,221	(1)	1.91	6,240,779
Equity compensation plans not approved by securityholders	N/A		N/A	N/A

	—		—	—

Total	3,359,221		1.91	8,250,134

(1)	Includes 1,600,000 inducement options.

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If the Arrangement is implemented, and subject to the specific terms thereof, the Options will be cancelled for no consideration and the Stock Option Plan will be terminated and the Corporation will not have any liabilities or obligations outstanding with respect to the Stock Option Plan.

Indebtedness of Directors and Executive Officers

The following table discloses the aggregate indebtedness of the Corporation’s directors, executive officers, employees or former directors, executive officers or employees of the Corporation or any of their respective associates, to the Corporation or any of its subsidiaries.

Purpose	Aggregate Indebtedness to the Corporation or its Subsidiaries ($)	Aggregate Indebtedness to Another Entity ($)

Share Purchases	Nil	Nil

Other	Nil	Nil

AUDITORS, TRANSFER AGENT AND REGISTRAR, AND RIGHTS AGENT

The Corporation’s auditors are KPMG LLP, Chartered Accountants, Bay Adelaide Centre, Suite 4600, 333 Bay Street, Toronto, Ontario, M5H 2S5. KPMG LLP are the auditors of the Corporation and have confirmed that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation and under all relevant US professional and regulatory standards.

Computershare Investor Services Inc. is the registrar and transfer agent of the Common Shares in Canada and Computershare Trust Company, N.A., is the co-transfer agent for the Common Shares in the United States.

The transfer agent and registrar for the New Common Shares and Rights Agent for the Rights Offering is Computershare Investor Services Inc. at its principal office in Toronto.

LEGAL MATTERS

Certain legal matters in connection with the Arrangement will be passed upon on behalf of the Corporation by Stikeman Elliott LLP, with respect to matters of Canadian law, and Skadden, Arps, Slate, Meagher & Flom LLP, with respect to matters of United States law.

As at the date hereof, the partners and associates of Stikeman Elliott LLP as a group beneficially own, directly or indirectly, less than one percent (1%) of the outstanding securities of the Corporation.

OWNERSHIP OF SECURITIES

To the knowledge of the Corporation, as at June 30, 2015, no person owns, beneficially or of record, either directly or indirectly, or exercises control or direction, over more than 10% of the outstanding Common Shares. Upon completion of the Arrangement but prior to completion of the Rights Offering, Brookfield will own approximately 92% of the outstanding New Common Shares.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the Registration Statement of which this Circular forms a part:

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•	the AIF;

•	the Annual Financial Statements;

•	the Corporation’s management’s discussion and analysis relating to the Annual Financial Statements;

•	the Unaudited Interim Financial Statements;

•	the Corporation’s management’s discussion and analysis relating to the Unaudited Interim Financial Statements;

•	the Corporation’s material change report, dated April 15, 2015 regarding the Arrangement;

•	the Corporation’s material change report, dated June 29 regarding the Arrangement and the entering into of the Recapitalization Agreement;

•	the consent of KPMG LLP;

•	the consent of CIBC World Markets Inc.; and

•	the consent of Tetra Tech Inc.

INTERESTS OF EXPERTS

Information relating to the Corporation’s mineral properties in the documents incorporated by reference herein has been based on statements, reports, valuations or opinions of Tetra Tech Inc., whose business gives authority to the statements, reports, valuations or opinions, in each case with respect to the Corporation. As at the date hereof, the partners and associates of Tetra Tech Inc., respectively as a group beneficially own, directly or indirectly, less than one percent (1%) of the outstanding securities of the Corporation.

KPMG LLP are the auditors of the Corporation and have confirmed that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation and under all relevant US professional and regulatory standards.

CIBC has prepared the CIBC Opinions, the full text of which are attached hereto as Appendix D to this Circular. As at the date hereof, CIBC, beneficially owns, directly or indirectly, less than one percent (1%)  of the outstanding securities of the Corporation.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

At the date hereof, to the knowledge of management of the Corporation, no person who has been a director or executive officer of the Corporation at any time since the beginning of the last fiscal year, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matters to be acted upon at the Meetings other than as disclosed in this Circular.

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ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on the Corporation’s website at www.nap.com. Financial information about the Corporation is provided in the Corporation’s comparative annual financial statements and management’s discussion and analysis of operating and financial results for its most recently completed financial year (“MD&A”). The Corporation will provide to any person or company, upon request to its Corporate Secretary at 200 Bay Street, Suite 2350, Royal Bank Plaza, South Tower, Toronto, Ontario, Canada M5J 2J2 a copy of the Corporation’s financial statements and MD&A. The Corporation may require the payment of a reasonable charge if the request is made by a person who is not a Shareholder or Debentureholder.

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DIRECTORS’ APPROVAL

The contents of this Circular and the sending thereof to shareholders of the Corporation have been approved by the Board of Directors.

DATED at Toronto, Ontario this 30th day of June, 2015.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “Robert J. Quinn”
Robert J. Quinn

Chairman of the Board

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CONSENT OF CIBC WORLD MARKETS INC.

We hereby consent to the inclusion of our firm’s name and to the references to our firm’s Fairness Opinion dated June 18, 2015 and our CBCA Opinion dated June 18, 2015 under “Summary”, “Opinions of CIBC” and “Recommendation of the Board” in the Circular and to the inclusion of the text of the Fairness Opinion and CBCA Opinion in the Circular. The CIBC Opinions were given as at June 18, 2015 and remain subject to the assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any person other than the Directors of North American Palladium Ltd. shall be entitled to rely upon the CIBC Opinions.

Toronto, Canada	(signed) CIBC World Markets Inc.

June 30, 2015

Appendix A Appendix B Appendix C Appendix D Appendix E Appendix F Appendix G [do not delete, these will not print]

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APPENDIX A

FORM OF DEBENTUREHOLDERS’ ARRANGEMENT RESOLUTION

DEBENTUREHOLDERS’ ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

(a)	The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) of North American Palladium (the “Corporation”) and NAP Newco Inc. (“Newco”), as more particularly described and set forth in the management proxy circular (the “Circular”) dated June 30, 2015 of the Corporation accompanying the notice of this meeting is hereby authorized, approved and adopted.

(b)	The recapitalization agreement made as of June 18, 2015 between the Corporation and BCP III NAP L.P. by its administrative general partner, Brookfield Capital Partners Ltd. (the “Recapitalization Agreement”) and the arrangement agreement made as of June 18, 2015 between the Corporation and Newco (the “Arrangement Agreement” and together with the Recapitalization Agreement, the “Agreements”) are hereby ratified and confirmed.

(c)	The plan of arrangement of the Corporation (as it has been or may be amended, modified or supplemented in accordance with the Agreements (the “Plan of Arrangement”)), the full text of which is set out in Appendix “C” to the Circular, is hereby authorized, approved and adopted.

(d)	The (i) Agreements and related transactions, (ii) actions of the directors of the Corporation in approving the Agreements, and (iii) actions of the directors and officers of the Corporation in executing and delivering the Agreements, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

(e)	The Corporation be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) to approve the Arrangement on the terms set forth in the Agreements and the Plan of Arrangement (as they may be amended, modified or supplemented in accordance with the Agreements).

(f)	Notwithstanding that this resolution has been passed or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of the Corporation are hereby authorized and empowered to, without notice to or approval of the securityholders of the Corporation, (i) amend, modify or supplement the Agreements or the Plan of Arrangement, to the extent permitted by the Agreements and (ii) subject to the terms of the Agreements, not to proceed with the Arrangement and related transactions.

(g)	Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, under the corporate seal of the Corporation or otherwise, and deliver or cause to be delivered, for filing with the Director under the CBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Agreements, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

(h)

Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed, under the corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered all such other documents and instruments and

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to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

(i)	The proper officers and authorized signatories of Computershare Trust Company of Canada and Computershare Trust Company, N.A., as applicable, be and are hereby authorized and directed to execute and deliver all documents and instruments and to take such other actions as they may deem necessary or desirable to implement these resolutions and the matters authorized hereby, including the transactions required and/or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the taking of such actions.

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APPENDIX B

FORM OF SHAREHOLDERS’ ARRANGEMENT RESOLUTION

SHAREHOLDERS’ ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

(a)	The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) of North American Palladium (the “Corporation”), as more particularly described and set forth in the management proxy circular (the “Circular”) dated June 30, 2015 of the Corporation accompanying the notice of this meeting is hereby authorized, approved and adopted.

(b)	The recapitalization agreement made as of June 18, 2015 between the Corporation and BCP III NAP L.P. by its administrative general partner, Brookfield Capital Partners Ltd. (the “Recapitalization Agreement”) and the arrangement agreement made as of June 18, 2015 between the Corporation and Newco (the “Arrangement Agreement” and together with the Recapitalization Agreement, the “Agreements”) are hereby ratified and confirmed.

(c)	The plan of arrangement of the Corporation, including the share consolidation contemplated therein, (as it has been or may be amended, modified or supplemented in accordance with the Agreements (the “Plan of Arrangement”)), the full text of which is set out in Appendix C to the Circular, is hereby authorized, approved and adopted.

(d)	For the purposes of the rules of the Toronto Stock Exchange: (i) the issuance by the Corporation of 19,404,572,359 Common Shares pursuant to the Arrangement (which includes the 2,274,717 Common Shares in (iii)); (ii) the material effect on control that the Arrangement will have on the Corporation; (iii) the transfer of 2,274,717 restricted share units of the Corporation by the holders thereof to the Corporation in exchange for 2,274,717 Common Shares; (iv) the issuance of a maximum of 8,630,870 Common Shares pursuant to the rights offering at a price that may not be at a significant discount to the market price of the Common Shares; and (v) the Arrangement generally, as more particularly described and set forth in the Circular, is hereby authorized and approved.

(e)	The (i) Agreements and related transactions, (ii) actions of the directors of the Corporation in approving the Agreements, and (iii) actions of the directors and officers of the Corporation in executing and delivering the Agreements, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

(f)	The Corporation be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) to approve the Arrangement on the terms set forth in the Agreements and the Plan of Arrangement (as they may be amended, modified or supplemented in accordance with the Agreements).

(g)	Notwithstanding that this resolution has been passed or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of the Corporation are hereby authorized and empowered to, without notice to or approval of the securityholders of the Corporation, (i) amend, modify or supplement the Agreements or the Plan of Arrangement, to the extent permitted by the Agreements and (ii) subject to the terms of the Agreements, not to proceed with the Arrangement and related transactions.

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(h)	Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, under the corporate seal of the Corporation or otherwise, and deliver or cause to be delivered, for filing with the Director under the CBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Agreements, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

(i)	Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed, under the corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

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APPENDIX C

PLAN OF ARRANGEMENT

Please see attached.

PLAN OF ARRANGEMENT

UNDER SECTION 192 OF THE

CANADA BUSINESS CORPORATIONS ACT

ARTICLE I - INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, the following terms have the following meanings:

(a) “2012 Indenture” means the convertible debenture indenture dated July 31, 2012, between the Company, as issuer, and Computershare Trust Company of Canada, as the same may be amended, supplemented, replaced or otherwise modified from time to time;

(b) “2014 Indenture” means the indenture dated January 31, 2014 between the Company, Computershare Trust Company of Canada and Computershare Trust Company, N.A., as supplemented on January 31, 2014 and April 11, 2014, and as the same may be amended, supplemented, replaced or otherwise modified from time to time;

(c) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise;

(d) “Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Plan of Arrangement or made at the direction of the Court in the Interim Order or the Final Order;

(e) “Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under subsection 192(6) of the CBCA to be filed with the Director after the Final Order has been made giving effect to the Arrangement;

(f) “Backstop Commitment” means the agreement by Brookfield to acquire all of the New Shares which remain unsubscribed for by the holders of the Rights at the Rights Expiry Time;

(g) “Backstopped Shares” means the New Shares that were not otherwise subscribed for and taken up in the Rights Offering by holders of Rights prior to the Rights Expiry Time, if any;

(h) “BNS Credit Agreement” means the second amended and restated credit agreement dated as of June 7, 2013, between, inter alia, the Company, Lac des Iles Mines Ltd. and the BNS Credit Agreement Lender, as amended by the first amendment dated as of November 29, 2013, the extension and second amendment dated as of July 4, 2014, the third amendment dated as of October 30, 2014 and the waiver and fourth amendment dated as of April 15, 2015, as amended, restated, or replaced from time to time;

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(i) “BNS Credit Agreement Lender” means, collectively, The Bank of Nova Scotia, as administrative agent and collateral agent, and the Persons who are lenders from time to time under the BNS Credit Agreement and the other BNS Credit Documents, and any Affiliate of any of the foregoing Persons;

(j) “BNS Credit Documents” means the BNS Credit Agreement and all documents, agreements, certificates, instruments, and security documents and agreements executed from time to time by the Company or Lac Des Iles Mines Ltd. in any way related to or connected with (a) the BNS Credit Agreement, and (b) any (i) cash management arrangement, (ii) swap, hedging, foreign exchange or other derivative transaction, and (iii) financing lease arrangement, in each case entered into from time to time by the Company or Lac Des Iles Mines Ltd. with a BNS Credit Agreement Lender;

(k) “Brookfield” means BCP III NAP L.P., by its administrative general partner, Brookfield Capital Partners Ltd.;

(l) “Brookfield Bridge Loan” means the US$25,000,000 bridge loan made available by Brookfield to the Company pursuant to the waiver and fourth amendment dated as of June 18, 2015 to the Brookfield Existing Loan and all fees provided for thereunder), as amended, restated, or replaced from time to time;

(m) “Brookfield Existing Loan” means the senior secured term loan under the loan agreement dated as of June 7, 2013 between the Company, Lac Des Iles Mines Ltd. and Brookfield, as amended by a first amendment dated as of November 23, 2013, the second amendment dated as of October 30, 2014 and the waiver and third amendment dated as of April 15, 2015 (but, for greater certainty, not including the Brookfield Bridge Loan), as amended, restated, or replaced from time to time;

(n) “Business Day” means any day other than a Saturday or Sunday on which commercial banks in Toronto, Ontario, Canada and New York, New York, USA are generally open for business;

(o) “CBCA” means the Canada Business Corporations Act;

(p) “Certificate” means the certificate giving effect to the Arrangement to be issued by the Director pursuant to Section 192(7) of the CBCA upon receipt of the Articles of Arrangement in accordance with Section 262 of the CBCA;

(q) “Circular” means the notice of the Debentureholders’ Meeting and the notice of the Existing Shareholders’ Meeting to be sent to Securityholders and the management proxy circular of the Company, together with all schedules, appendices and exhibits thereto, to be distributed to all Securityholders in connection with the Debentureholders’ Meeting and the Existing Shareholders’ Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement;

(r) “Claim” means any right or claim of any Person that may be asserted or made in whole or in part against the Company, in any capacity, whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any

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interest accrued thereon or costs payable in respect thereof, whether at law or in equity, including by reason of the commission of a tort (intentional or unintentional), by reason of any breach of contract or other agreement (oral or written), by reason of any breach of duty (including any legal, statutory, equitable or fiduciary duty), or by reason of any equity interest, right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise), and together with any security enforcement costs or legal costs associated with any such claim, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown, by guarantee, warranty, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature, including any claim arising from or caused by the termination, disclaimer, resiliation, assignment or repudiation by the Company of any contract, lease or other agreement, whether written or oral, any claim made or asserted against the Company through any affiliate of the Company or Person related to the Company, or any right or ability of any Person to advance a claim for an accounting, reconciliation, contribution, indemnity, restitution or otherwise with respect to any matter, grievance, action (including any class action or proceeding before an administrative tribunal), cause or chose in action, whether existing at present or commenced in the future, and including any security interest, charge, mortgage, lien or other encumbrance in connection with any of the foregoing;

(s) “Common Shares” means the common shares in the capital of the Company;

(t) “Company” means North American Palladium Ltd.;

(u) “Court” means the Ontario Superior Court of Justice (Commercial List);

(v) “Debentureholder’s Pro Rata Share” means, with respect to each Debentureholder: (x) the principal amount owing on the Debentures held by such Debentureholder; divided by (y) $43,251,000, being the aggregate principal amount owing on the Debentures;

(w) “Debentureholders” means the holders of the Debentures;

(x) “Debentureholders’ Claims” means all Claims of Debentureholders relating to, arising out of, or in connection with the Debentures, the Indenture and the Entitlements;

(y) “Debentureholders’ Meeting” means the meeting of Debentureholders to be held in accordance with the Interim Order to consider and if deemed advisable, approve the Arrangement and to consider other matters as may properly come before such meeting, and any adjournment(s) or postponement(s) thereof;

(z) “Debentures” means (i) the 6.15% convertible debentures due September 30, 2017 of the Company in an aggregate principal amount of $43 million issued pursuant to the 2012 Indenture, (ii) the 7.5% convertible debentures due January 31, 2019 of the Company in an aggregate principal amount of $1,000 issued pursuant to the 2014 Indenture; and (iii) the 7.5%

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convertible debentures due April 11, 2019 of the Company in an aggregate principal amount of $250,000 issued pursuant to the 2014 Indenture;

(aa) “Debentures Interest” means accrued and unpaid interest up to but not including the Effective Date to which Debentureholders are entitled with respect to the Debentures and in accordance with the Indenture;

(bb) “Depositary” means Computershare Investor Services Inc.;

(cc) “Director” means the Director appointed pursuant to section 260 of the CBCA;

(dd) “Effective Date” means the date shown on the Certificate;

(ee) “Effective Time” means 12:01 a.m. (Toronto time) or such other time on the Effective Date as may be specified in writing by the Company prior to the Effective Date;

(ff) “Eligible Jurisdictions” means (i) the provinces and territories of Canada, (ii) if an F-7 registration statement relating to the Rights Offering is declared effective by the U.S. Securities and Exchange Commission prior to the Effective Date, the United States and (iii) such other jurisdictions as determined by the Company;

(gg) “Entitlements” means the legal, equitable, contractual and any other rights or Claims (whether actual or contingent, and whether or not previously asserted) of any Person with respect to or arising out of, or in connection with, the Debentures or the Indenture, as the case may be, and to acquire or receive any of the foregoing, other than those created under the Arrangement;

(hh) “Existing Shareholders” means the holders of the Existing Shares at any applicable time prior to the Effective Time;

(ii) “Existing Shareholders’ Meeting” means the meeting of Existing Shareholders to be held in accordance with the Interim Order to consider and if deemed advisable, approve the Arrangement, such other matters set out in the notice of the Existing Shareholders Meeting and to consider other matters as may properly come before such meeting, and any adjournment(s) or postponement(s) thereof;

(jj) “Existing Shares” means the Common Shares issued and outstanding at any applicable time prior to the Effective Time;

(kk) “Final Order” means the final order of the Court approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as granted or affirmed;

(ll) “Indentures” means the 2012 Indenture and the 2014 Indenture;

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(mm) “Indenture Trustees” means Computershare Trust Company of Canada, the trustee under the 2012 Indenture, and Computershare Trust Company of Canada and Computershare Trust Company, N.A., the trustees under the 2014 Indenture;

(nn) “Interim Order” means the Interim Order of the Court pursuant to subsection 192(4) of the CBCA containing declarations and directions with respect to the Arrangement, the Debentureholders’ Meeting and the Existing Shareholders’ Meeting and issued pursuant to the application of the Company therefor;

(oo) “Letter of Transmittal” means the letter of transmittal for use by Securityholders and Brookfield with respect to the Arrangement;

(pp) “Newco” means NAP Newco Inc.;

(qq) “New Shares” means the Common Shares issued and outstanding immediately following the time at which the transactions described in Section 2.2(f) are deemed to have occurred;

(rr) “Options” means the options issued and outstanding under the Stock Option Plan;

(ss) “Optionholders” means the holders of the Options;

(tt) “Person” includes any individual, sole proprietorship, firm, company, corporation, body corporate (including a limited liability company and an unlimited liability company), partnership, limited partnership, unincorporated association or organization, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, governmental authority, syndicate or other entity, whether or not having legal status, and the successors and assigns of any of the foregoing;

(uu) “Plan of Arrangement” means this plan of arrangement, as amended or supplemented from time to time in accordance with Section 6.3 hereof;

(vv) “Recapitalization” means the transactions contemplated by this Plan of Arrangement;

(ww) “Recapitalization Agreement” means the recapitalization agreement dated as of June 18, 2015 between the Company and Brookfield;

(xx) “Rights Agent” means Computershare Investor Services Inc.;

(yy) “Rights” means the rights to be issued by the Company, with each Right entitling the holder thereof to subscribe for 0.1693 Common Shares upon payment of the Subscription Price;

(zz) “Rights Expiry Date” means the 21st calendar day (or the next Business Day if this date is not a Business Day) following the Rights Issuance Date;

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(aaa) “Rights Expiry Time” means 5:00 p.m. (Toronto time) on the Rights Expiry Date;

(bbb) “Rights Issuance Date” means the date on which the Rights are issued by the Company, which shall occur on the Rights Offering Record Date;

(ccc) “Rights Offering” means the offering of Rights by the Company pursuant to this Plan of Arrangement and on the terms set forth in the Circular;

(ddd) “Rights Offering Record Date” means the record date for the Rights Offering, which shall occur on the date that is 10 trading days after the Effective Date;

(eee) “RSU Holders” means the holders of outstanding RSUs;

(fff) “RSU Plan” means the 2014 amended and restated North American Palladium Ltd. restricted share unit plan for directors officers and key employees;

(ggg) “RSUs” means the outstanding restricted share units issued under the RSU Plan;

(hhh) “Securityholders” means the Existing Shareholders and Debentureholders;

(iii) “Stock Option Plan” means the 2013 amended and restated North American Palladium Ltd. corporate stock option plan, as further amended in May 2014;

(jjj) “Subscription Price” means $5.97 per Common Share;

(kkk) “Warrants” means the issued and outstanding Common Share purchase warrants of the Company; and

(lll) “Warrantholders” means the holders of the Warrants.

1.2	Rules of Interpretation

(a) Sections and Headings - The division of this Plan of Arrangement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refer to the specified Article or section of this Plan of Arrangement.

(b) Rules of Construction - Unless the context otherwise requires, in this Plan of Arrangement: (i) words importing the singular number shall include the plural and vice versa; (ii) words importing any gender shall include all genders; and (iii) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

(c) References to Statutes - References in this Plan of Arrangement to any legislation or to any provision of any legislation shall include any amendment to, and any

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modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments thereunder or pursuant thereto from time to time in effect.

(d) Currency - Unless otherwise stated all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

(e) Date of Any Action - If the date on which any action is required or permitted to be taken under this Plan of Arrangement is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day that is a Business Day.

(f) Time - Time shall be of the essence in this Plan of Arrangement. Unless otherwise indicated, all times expressed herein are local time, Toronto, Ontario, Canada.

1.3	Enurement

This Plan of Arrangement shall be binding upon, and enforceable by and against, and shall enure to the benefit of, the Persons named or referred to in this Plan of Arrangement, together with their respective heirs, administrators, executors, legal personal representatives, successors and assigns.

ARTICLE II - ARRANGEMENT

2.1	Binding Effect

This Plan of Arrangement and the Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) Newco, (iii) Brookfield, (iv) all Securityholders; (v) all Optionholders, (vi) all Warrantholders, (vii) all RSU Holders, and (viii) the Indenture Trustees, all without any further act or formality required on the part of any Person, except as otherwise provided herein.

2.2	Arrangement

Commencing at the Effective Time, the following events or transactions shall occur sequentially in the order set out below and will be deemed to occur without any further act or formality required on the part of any Person, except as otherwise provided herein:

(a)	the Company shall pay all accrued and unpaid interest under the Brookfield Existing Loan in cash to Brookfield;

(b)	all amounts owing to Brookfield under the Brookfield Existing Loan shall be, and shall be deemed to be, irrevocably, finally and fully settled and extinguished by the issuance by the Company to Brookfield of 18,214,401,868 Common Shares. The Common Shares issued pursuant to this Section 2.2(b) shall be, and shall be deemed to be, received in full and final settlement, extinguishment, discharge and release of the Brookfield Existing Loan and all Claims relating thereto;

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(c)	the Company shall pay the Debentures Interest in cash to the applicable Indenture Trustee or its nominee, as registered holder of the global notes and on behalf of all Debentureholders, and such Indenture Trustee shall pay (or cause to be paid) the Debentures Interest to the Debentureholders pursuant to standing instructions and customary practices, without abatement or rights of setoff or counterclaim of any nature;

(d)	the Debentures shall be, and shall be deemed to be, irrevocably, finally and fully settled and extinguished by the issuance by the Company to the Debentureholders of 1,187,895,774 Common Shares, with each Debentureholder being entitled to receive its Debentureholder’s Pro Rata Share of such Common Shares in full and final settlement of and in exchange for the Debentures. The Common Shares issued pursuant to this Section 2.2(d) shall be, and shall be deemed to be, received in full and final settlement, extinguishment, discharge and release of the Debentures, the Indentures, all Entitlements relating to the Debentures and the Indentures and all other Debentureholders’ Claims;

(e)	notwithstanding any vesting provisions to which an RSU might otherwise be subject,

(i) each RSU issued and outstanding at the Effective Time, whether or not vested, will be transferred to the Company without any action on behalf of the respective holders thereof, free and clear of all liens, charges, encumbrances and any other rights of others, and in exchange therefor, the Company shall issue to the holder such number of Common Shares as were subject to the RSU immediately prior to the Effective Time; and

(ii) the RSU Plan will be terminated and the Company will have no liabilities or obligations with respect to the RSU Plan;

(f)	the Common Shares then issued and outstanding will be consolidated, such that every 400 Common Shares shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one new Common Share;

(g)	notwithstanding any vesting or exercise provisions to which an Option might otherwise be subject:

(i) each Option issued and outstanding at the Effective Time, whether or not vested, will be transferred to the Company without any action on behalf of the respective holders thereof, free and clear of all liens, charges, encumbrances and any other rights of others, and such Option will be cancelled by the Company without payment of any consideration; and

(ii) the Stock Option Plan will be terminated and the Company will have no liabilities or obligations with respect to the Stock Option Plan;

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(h)	each outstanding Warrant held by a Warrantholder will be transferred to the Company without any action on behalf of the respective Warrantholders, free and clear of all liens, charges, encumbrances and any other rights of others, and such Warrant will be cancelled by the Company without payment of any consideration;

(i)	Newco shall assign, transfer and convey all of its right, title and interest of Newco in and to all of its undertaking, property and assets to its sole shareholder and its sole shareholder shall assume all debts, obligations and liabilities of Newco and Newco shall then be dissolved;

(j)	on the Rights Issuance Date, the Company shall issue to each holder of record of Common Shares in an Eligible Jurisdiction as of the close of business on the Rights Offering Record Date 1 Right for each Common Share held;

(k)	on the Rights Expiry Date, the Company shall issue Common Shares to each holder of Rights in respect of the due exercise of the Rights and receipt of payment therefor; and

(l)	if any of the Rights remain unexercised at the Rights Expiry Time, the Company shall issue the Backstopped Shares to Brookfield upon the purchase of Common Shares by Brookfield pursuant to the Backstop Commitment and receipt of payment therefor.

ARTICLE III - EXCHANGE OF COMMON SHARES

3.1	Certificates and Payments

(a)	On or immediately prior to the Effective Date, the Company shall deposit or cause to be deposited with the Depositary, for the benefit of and to be held on behalf of the Securityholders and Brookfield, certificates representing the New Shares that the Securityholders and Brookfield are entitled to receive pursuant to Section 2.2(f), which certificates shall be held by the Depositary as agent and nominee for the Securityholders and Brookfield, subject to the issuance of the Certificate, in accordance with the provisions of this Article III.

(b)

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the time at which the transactions described in Section 2.2(f) are deemed to have occurred represented one or more Common Shares (or the entitlement to receive one or more Common Shares pursuant to Section 2.2(d)), together with a duly completed and executed Letter of Transmittal, and such additional documents and instruments as the Depositary may reasonably require, the holder of such certificate shall be entitled to receive in exchange therefor, and the Depositary shall delivery to such holder following the Effective Time (in each case, less any amount withheld pursuant to Section 6.1), a certificate

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representing the number of New Shares to which such holder is entitled to receive under the Arrangement.

(c)	After the Effective Time and until surrendered for cancellation as contemplated by Section 3.1(b), each certificate which immediately prior to the time at which the transactions described in Section 2.2(f) represented one or more Common Shares (or the entitlement to receive one or more Common Shares pursuant to Section 2.2(d)) shall be deemed at all times to represent only the right to receive in exchange therefor the entitlements which the holder of such certificate is entitled to receive in accordance with Section 3.1(b).

(d)	In the event any certificate which immediately prior to the time at which the transactions described in Section 2.2(f) represented one or more Common Shares (or the entitlement to receive one or more Common Shares pursuant to Section 2.2(d)) that were consolidated pursuant to Section 2.2(f) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the New Shares that such Person is entitled to receive pursuant to Section 2.2(f) deliverable in accordance with such holder’s Letter of Transmittal. When authorizing the delivery of such consideration in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to the Company and the Depositary in such sum as the Company and the Depositary may direct or otherwise indemnify the Company and the Depositary in a manner satisfactory to the Company and the Depositary against any claim that may be made against the Company or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE IV - VOLUNTARY ARRANGEMENTS WITH LENDERS

4.1	Arrangements With BNS Credit Agreement Lender

Nothing in this Plan shall affect the BNS Credit Agreement Lender with respect to its rights or Claims under the BNS Credit Agreement and the other BNS Credit Documents, and all obligations of the Company to the BNS Credit Agreement Lender pursuant to the BNS Credit Agreement and the other BNS Credit Documents remain in full force and effect, unamended. Pursuant to the letter agreement dated as of April 15, 2015, the BNS Credit Agreement Lender has agreed to waive any defaults or events of default that may exist under the BNS Credit Agreement as a result of the Company: (i) having commenced proceedings under the CBCA; or (ii) presenting and implementing the Recapitalization.

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4.2	Arrangements With Brookfield

Nothing in this Plan shall affect Brookfield with respect to its rights or Claims under the Brookfield Bridge Loan, and all obligations of the Company to Brookfield pursuant to the terms or the Brookfield Bridge Loan remain in full force and effect, unamended.

ARTICLE V - RELEASES

For greater certainty, at the Effective Time, the Company and Newco, together with their respective predecessors, successors, subsidiaries and affiliates, and their respective former and present officers, directors, employees, auditors, financial advisors, legal counsel, and agents and the new board of directors constituted in accordance with the Recapitalization Agreement shall be released and discharged from any and all Securityholders’ Claims, and any Claims of the Optionholders, RSU Holders, Warrantholders and the Indenture Trustees relating to, arising out of, or in connection with the Recapitalization, including the Arrangement, this Plan of Arrangement, the transactions contemplated herein and any proceedings commenced with respect to or in connection with the Recapitalization.

ARTICLE VI - GENERAL

6.1	Withholding Rights

The Company and the Indenture Trustees shall be entitled to deduct and withhold from any consideration or distribution otherwise payable or deliverable to any Debentureholder, such amounts as the Company or the Indenture Trustees are required to deduct and withhold with respect to such payment or delivery under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986, as amended, or any provision of federal, provincial, territorial, state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Debentureholder of the Debentures in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

6.2	Fractional Interests

No fractional Common Shares shall be issued pursuant to this Plan of Arrangement. In lieu of any fractional Common Shares, each Securityholder otherwise entitled to a fractional interest in Common Shares will receive an aggregate amount of Common Shares rounded down to the nearest whole number increment.

6.3	Amendments

The Company, with the written consent of Brookfield, reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any such amendment, modification or supplement must be contained in a written document that is:

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(a)	filed with the Court and served on the service list in the CBCA proceedings and, if made following the Debentureholders’ Meeting and Existing Shareholders’ Meeting, approved by the Court; and

(b)	communicated to Debentureholders and/or Existing Shareholders in the manner required by the Court, if so required.

Notwithstanding the foregoing and subject to Section 4.1, any amendment, modification or supplement to this Plan of Arrangement may be made by the Company, with the written consent of Brookfield, before or following the Effective Time without the consent of any Person (other than Brookfield), provided that it concerns: (i) a matter that, in the opinion of the Company, acting reasonably, is of an administrative nature and is required to better give effect to the implementation of the Recapitalization and the Final Order, or to cure any errors, omissions, inconsistencies or ambiguities in the Plan of Arrangement; and (ii) is not materially adverse to the financial or economic interests of the Debentureholders or the Existing Shareholders. Any amended, modified or supplementary plan or plans of arrangement and reorganization filed with the Court and, if required by this Section, approved by the Court with the consents required pursuant to this Section shall, for all purposes, be and be deemed to be a part of, and incorporated into, this Plan of Arrangement.

6.4	Deeming Provisions

In this Plan of Arrangement, the deeming provisions are not rebuttable and are conclusive and irrevocable.

6.5	Severability of Plan Provisions

If, prior to the Effective Time, any term or provision of this Plan of Arrangement is held by the Court or any other court of competent jurisdiction to be invalid, void or unenforceable, at the request of the Company, and subject to the prior consent of Brookfield, the Court or court, as applicable, shall have the power to either: (a) sever such term or provision from the balance of this Plan of Arrangement and provide the Company and Brookfield with the option to proceed with the implementation of the balance of this Plan of Arrangement as of and with effect from the Effective Date; or (b) alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted, provided that Brookfield has approved such alteration or interpretation. Notwithstanding any such holding, alteration or interpretation, and provided that the Company proceeds with the implementation of this Plan of Arrangement, the remainder of the terms and provisions of this Plan of Arrangement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.

6.6	Paramountcy

From and after the Effective Date, any conflict between this Plan of Arrangement and the covenants, warranties, representations, terms, conditions, provisions or obligations, express or implied, of any contract, charge, security agreement, indenture, trust indenture, loan agreement, commitment letter, by-laws or other agreement, written or oral, and any and all amendments or

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supplements thereto existing between one or more of the Debentureholders, the Existing Shareholders, the Warrantholders, the Company, the Depositary, the Indenture Trustees and any trustee, transfer agent or other depositary therefor in relation thereto and Brookfield as of the Effective Date will be deemed to be governed by the terms, conditions and provisions of this Plan of Arrangement and the Final Order, which shall take precedence and priority.

6.7	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to occur in the order set out herein without any other additional act or formality, each of the Persons affected hereby shall make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by the Company or Brookfield in order to better implement this Plan of Arrangement.

APPENDIX D

CIBC OPINIONS

Please see attached.

OPINION

June 18, 2015

The Board of Directors

North American Palladium Ltd.

Royal Bank Plaza, South Tower

200 Bay Street, Suite 2350

Toronto, Ontario

M5J 2J2

To the Board of Directors:

CIBC World Markets Inc. (“CIBC”, “we” or “us”) understands that North American Palladium Ltd. (“NAP” or the “Company”) is considering a recapitalization transaction designed to improve the capital structure and financial position of NAP (the “Recapitalization”), the terms of which are set forth in a recapitalization agreement (the “Recapitalization Agreement”) to be entered into between NAP and BCP III NAP L.P. (“Brookfield”), by its administrative general partner Brookfield Capital Partners Ltd. In connection with the Recapitalization, the Company is issuing $50 million of new common shares of NAP (the “Rights Offering”) backstopped by Brookfield. We understand that the Recapitalization is to be implemented by way of a Plan of Arrangement (the “Arrangement”) under s.192 of the Canada Business Corporation Act, which is attached to the Recapitalization Agreement, and that the completion of the Arrangement is conditional upon receiving the required approval of the holders of the C$43.0 million aggregate principal amount of 6.15% convertible debentures due September 30, 2017, C$1,000 aggregate principal amount of 7.5% convertible debentures due January 31, 2019 and C$0.25 million aggregate principal amount of 7.5% convertible debentures due April 11, 2019 (collectively, the “Debentures”, and the holders of such Debentures being referred to herein as the “Debentureholders”) and holders of the existing common shares (“Existing Common Shares”) of NAP (“Shareholders”) at special meetings of such security holders (“Meetings”). The terms of the Arrangement will be described in a management proxy circular (the “Circular”) which will be mailed to Debentureholders and Shareholders in connection with the Recapitalization. We also understand that pursuant to the definitive, binding term sheet dated as of April 15, 2015 between the Company and Brookfield (“Recapitalization Term Sheet”), the Company was permitted to conduct a process to solicit a Superior Proposal (as such term is defined in the Recapitalization Term Sheet), but that as of the date hereof, no offers providing for a Superior Proposal have been received.

Engagement of CIBC

By letter agreement dated January 13, 2015 (the “Engagement Agreement”), the Company retained CIBC to act as financial advisor to the Company and its board of directors (the “Board of Directors”) to render various advisory services to the Company in connection with, amongst other things, the Recapitalization.

Pursuant to the Engagement Agreement, the Company has requested that we prepare and deliver to the Board of Directors this written opinion as to the fairness, from a financial point of view, of the Recapitalization to NAP (the “Opinion”). Additionally, the Company has requested that we prepare and deliver to the Board of Directors an opinion pursuant to Industry Canada’s Policy Statement 15.1 - “Policy of the Director Concerning Arrangements Under Section 192 of the Canada Business Corporations” (the “CBCA Opinion” and collectively with the Opinion, the “Opinions”).

CIBC will be paid a fee for rendering the Opinions and will be paid an additional fee that is contingent upon the completion of the Recapitalization or any alternative transaction. The Company has also agreed to reimburse CIBC for its reasonable out-of-pocket expenses and to indemnify CIBC in respect of certain liabilities that might arise out of our engagement.

CIBC, in the normal course, provides Brookfield Asset Management Inc., an affiliate of Brookfield, and/or its direct and indirect subsidiaries, affiliates and related parties with investment banking and corporate banking services unrelated to the Recapitalization or the Arrangement. In addition, Canadian Imperial Bank of Commerce, an affiliate of CIBC, is, directly or through a wholly owned subsidiary of Canadian Imperial Bank of Commerce, a passive minority investor, along with a number of other parties, in Brookfield Capital Partners Fund II, L.P. and Brookfield Capital Partners Fund III, L.P. each of which is an affiliate of Brookfield, and which investments are not material to Canadian Imperial Bank of Commerce.

Credentials of CIBC

CIBC is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, restructurings, equity and fixed income sales and trading and investment research. The Opinion expressed herein is the opinion of CIBC and the form and content herein have been approved for release by a committee of its managing directors and internal counsel, who are collectively experienced in merger, acquisition, divestiture, restructuring and valuation matters.

Scope of Review

In connection with rendering our Opinion, we have reviewed and relied upon, among other things, the following:

i)	Recapitalization Term Sheet;

ii)	a draft dated June 18, 2015 of the Recapitalization Agreement;

iii)	the annual reports, including the comparative audited financial statements and management’s discussion and analysis, of the Company for the fiscal years ended 2012, 2013 and 2014;

iv)	the interim reports, including the comparative unaudited financial statements and management’s discussion and analysis, of the Company for the three months ended March 31, 2015;

v)	the annual information form of the Company dated March 31, 2015;

vi)	known, feasible alternative transactions to the Recapitalization;

vii)	the Company’s National Instrument 43-101 Technical Report prepared by Hatch titled “Amended and Restated NI 43-101 Technical Report for Lac des Iles Mine, Ontario Incorporating A Preliminary Economic Assessment of the Mine Expansion Plan” effective February 18, 2015;

viii)	certain internal financial, operational, corporate and other information prepared or provided by the management of the Company, including internal operating and financial budgets and projections;

ix)	selected public market trading statistics and relevant financial information of the Company and other public entities;

x)	selected financial statistics and relevant financial information with respect to relevant precedent transactions;

xi)	selected relevant reports published by equity research analysts and industry sources regarding the Company and other comparable public entities;

xii)	a certificate addressed to us, dated as of the date hereof, from two senior officers of the Company, as to the completeness and accuracy of the Information (as defined below); and

xiii)	such other information, analyses, investigations, and discussions as we considered necessary or appropriate in the circumstances.

In addition, we have participated in discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. We have also participated in discussions with Stikeman Elliott LLP, external legal counsel to the Company, concerning the Recapitalization, the Arrangement and related matters.

Assumptions and Limitations

Our Opinion is subject to the assumptions, qualifications and limitations set forth below.

CIBC World Markets has not been engaged to provide and has not provided: (i) an opinion as to the relative fairness of the Recapitalization among and between Shareholders and Debentureholders; (ii) a formal valuation or appraisal of NAP or any of its securities or assets or the securities or assets of NAP’s associates or affiliates (nor have we been provided with such valuation); (iii) an opinion concerning the future trading price of any securities of NAP, or of securities of its associates or affiliates following the completion of the Recapitalization; (iv) a recommendation to any Debentureholder as to whether or not such Debentures should be held, or sold or to use the voting rights provided in respect of the Recapitalization to vote for or against the Arrangement or to participate in the Rights Offering; or (v) a recommendation to any Shareholder as to whether or not the Existing Common Shares should be held or sold or to use the voting rights provided in respect of the Recapitalization to vote for or against the Arrangement or to participate or not participate in the Rights Offering; and the Opinion should not be construed as such.

With your permission, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company or its affiliates or advisors or otherwise obtained by us pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to or attempted to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. We have not met separately with the independent auditors of the Company in connection with preparing this Opinion and with your permission, we have assumed the accuracy and fair presentation of, and relied upon, the Company’s audited financial statements and the reports of the auditors thereon and the Company’s interim unaudited financial statements.

With respect to the historical financial data, operating and financial forecasts and budgets provided to us concerning the Company and relied upon in our financial analyses, we have assumed that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgements of management of the Company, having regard to the Company’s business, plans, financial condition and prospects.

We have also assumed that all of the representations and warranties contained in the Recapitalization Agreement are correct as of the date hereof and that the Recapitalization will be completed substantially in accordance with its terms and all applicable laws and that the Circular will disclose all material facts relating to the Recapitalization and will satisfy all applicable legal requirements. Without limiting the generality of the foregoing, we have assumed that the prepayment fee payable by the Company to Brookfield in connection with the senior secured term loan outstanding to Brookfield shall be paid in accordance with the terms of the Brookfield Loan Agreement (as such term is defined in the Recapitalization Agreement), and that the making of such payment shall not be enjoined, restricted, or prohibited by any legal or regulatory process or otherwise.

The Company has represented to us, in a certificate of two senior officers of the Company dated the date hereof, among other things, that the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company, including the written information and discussions concerning the Company referred to above under the heading “Scope of Review” (collectively, the “Information”), are complete and correct at the date the Information was provided to us and that, since the date on which the Information was provided to us, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its affiliates and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Recapitalization or the sufficiency of this letter for your purposes.

Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they were represented to us in our discussions with management of the Company and its affiliates and advisors. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Recapitalization.

The Opinion is being provided to the Board of Directors for its exclusive use only in considering the Recapitalization and may not be published, disclosed to any other person, relied upon by any other person, or used for any other purpose, without the prior written consent of CIBC. Our Opinion is not intended to be and does not constitute a recommendation to the Board of Directors as to whether they should approve the Recapitalization Agreement nor as a recommendation to any Debentureholder or Shareholder as to how to vote or act at the Meetings or as an opinion concerning the trading price or value of any securities of NAP following the announcement or completion of the Recapitalization.

CIBC believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to carry out such could lead to undue emphasis on any particular factor or analysis.

The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the information that we relied upon in preparing the

Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after the date of this Opinion.

Approach to Fairness

For the purposes of the Opinion, we considered that the Recapitalization would be fair, from a financial point of view, to NAP if, on a going concern basis, the transaction:

•	provides the Company with a more appropriate capital structure, by reducing the total amount of debt outstanding and the amount of debt maturing in the near-term;

•	reduces the risk that the Company’s cash flow from operations and available liquidity would be insufficient to provide adequate funds to finance the operating and capital expenditures necessary to execute its operating strategy and service its debt; and

•	based on these criteria, is better than other known, feasible alternatives.

Opinion

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Recapitalization, if implemented, is fair, from a financial point of view, to the Company.

Yours very truly,

(signed) CIBC World Markets Inc.

CBCA OPINION

June 18, 2015

The Board of Directors

North American Palladium Ltd.

Royal Bank Plaza, South Tower

200 Bay Street, Suite 2350

Toronto, Ontario

M5J 2J2

To the Board of Directors:

CIBC World Markets Inc. (“CIBC”, “we” or “us”) understands that North American Palladium Ltd. (“NAP” or the “Company”) is considering a recapitalization transaction designed to improve the capital structure and financial position of NAP (the “Recapitalization”), the terms of which are set forth in a recapitalization agreement (the “Recapitalization Agreement”) to be entered into between NAP and BCP III NAP L.P. (“Brookfield”), by its administrative general partner Brookfield Capital Partners Ltd. In connection with the Recapitalization, the Company is issuing $50 million of new common shares of NAP (the “Rights Offering”) backstopped by Brookfield. We understand that the Recapitalization is to be implemented by way of a Plan of Arrangement (the “Arrangement”) under s.192 of the Canada Business Corporation Act, which is attached to the Recapitalization Agreement, and that the completion of the Arrangement is conditional upon receiving the required approval of the holders of the C$43.0 million aggregate principal amount of 6.15% convertible debentures due September 30, 2017, C$1,000 aggregate principal amount of 7.5% convertible debentures due January 31, 2019 and C$0.25 million aggregate principal amount of 7.5% convertible debentures due April 11, 2019 (collectively, the “Debentures”, and the holders of such Debentures being referred to herein as the “Debentureholders”) and holders of the existing common shares (“Existing Common Shares”) of NAP (“Shareholders”) at special meetings of such security holders (“Meetings”). The terms of the Arrangement will be described in a management proxy circular (the “Circular”) which will be mailed to Debentureholders and Shareholders in connection with the Recapitalization. We also understand that pursuant to the definitive, binding term sheet dated as of April 15, 2015 entered into between the Company and Brookfield (the “Recapitalization Term Sheet”), the Company was permitted to conduct a process to solicit a Superior Proposal (as such term is defined in the Recapitalization Term Sheet), but that as of the date hereof, no offers providing for a Superior Proposal have been received.

Engagement of CIBC

By letter agreement dated January 13, 2015 (the “Engagement Agreement”), the Company retained CIBC to act as financial advisor to the Company and its board of directors (the “Board of Directors”) to render various advisory services to the Company in connection with, amongst other things, the Recapitalization.

Pursuant to the Engagement Agreement, the Company has requested that we prepare and deliver to the Board of Directors this written opinion pursuant to Industry Canada’s Policy Statement 15.1 - “Policy of the Director Concerning Arrangements Under Section 192 of the Canada Business Corporations” (the “CBCA Opinion”). Additionally, the Company has requested that we prepare and deliver to the Board of Directors an opinion as to the fairness, from a financial point of view, of the Recapitalization to NAP (the “Opinion” and collectively with the CBCA Opinion, the “Opinions”).

CIBC will be paid a fee for rendering the Opinions and will be paid an additional fee that is contingent upon the completion of the Recapitalization or any alternative transaction. The Company has also agreed to reimburse CIBC for its reasonable out-of-pocket expenses and to indemnify CIBC in respect of certain liabilities that might arise out of our engagement.

CIBC, in the normal course, provides Brookfield Asset Management Inc., an affiliate of Brookfield, and/or its direct and indirect subsidiaries, affiliates and related parties with investment banking and corporate banking services unrelated to the Recapitalization or the Arrangement. In addition, Canadian Imperial Bank of Commerce, an affiliate of CIBC, is, directly or through a wholly owned subsidiary of Canadian Imperial Bank of Commerce, a passive minority investor, along with a number of other parties, in Brookfield Capital Partners Fund II, L.P. and Brookfield Capital Partners Fund III, L.P. each of which is an affiliate of Brookfield, and which investments are not material to Canadian Imperial Bank of Commerce.

Credentials of CIBC

CIBC is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, restructurings, equity and fixed income sales and trading and investment research. The CBCA Opinion expressed herein is the opinion of CIBC and the form and content herein have been approved for release by a committee of its managing directors and internal counsel, who are collectively experienced in merger, acquisition, divestiture, restructuring and valuation matters.

Scope of Review

In connection with rendering our CBCA Opinion, we have reviewed and relied upon, among other things, the following:

i)	Recapitalization Term Sheet;

ii)	a draft dated June 18, 2015 of the Recapitalization Agreement;

iii)	the annual reports, including the comparative audited financial statements and management’s discussion and analysis, of the Company for the fiscal years ended 2012, 2013 and 2014;

iv)	the interim reports, including the comparative unaudited financial statements and management’s discussion and analysis, of the Company for the three months ended March 31, 2015;

v)	the annual information form of the Company dated March 31, 2015;

vi)	known, feasible alternative transactions to the Recapitalization;

vii)	the Company’s National Instrument 43-101 Technical Report prepared by Hatch titled “Amended and Restated NI 43-101 Technical Report for Lac des Iles Mine, Ontario Incorporating A Preliminary Economic Assessment of the Mine Expansion Plan” effective February 18, 2015;

viii)	certain internal financial, operational, corporate and other information prepared or provided by the management of the Company, including internal operating and financial budgets and projections;

ix)	selected public market trading statistics and relevant financial information of the Company and other public entities;

x)	selected financial statistics and relevant financial information with respect to relevant precedent transactions;

xi)	selected relevant reports published by equity research analysts and industry sources regarding the Company and other comparable public entities;

xii)	a certificate addressed to us, dated as of the date hereof, from two senior officers of the Company, as to the completeness and accuracy of the Information (as defined below); and

xiii)	such other information, analyses, investigations, and discussions as we considered necessary or appropriate in the circumstances.

In addition, we have participated in discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. We have also participated in discussions with Stikeman Elliott LLP, external legal counsel to the Company, concerning the Recapitalization, the Arrangement and related matters.

Assumptions and Limitations

Our CBCA Opinion is subject to the assumptions, qualifications and limitations set forth below.

CIBC World Markets has not been engaged to provide and has not provided: (i) an opinion as to the relative fairness of the Recapitalization among and between Shareholders and Debentureholders; (ii) a formal valuation or appraisal of NAP or any of its securities or assets or the securities or assets of NAP’s associates or affiliates (nor have we been provided with such valuation); (iii) an opinion concerning the future trading price of any securities of NAP, or of securities of its associates or affiliates following the completion of the Recapitalization; (iv) a recommendation to any Debentureholder as to whether or not such Debentures should be held, or sold or to use the voting rights provided in respect of the Recapitalization to vote for or against the Arrangement or to participate in the Rights Offering; or (v) a recommendation to any Shareholder as to whether or not the Existing Common Shares should be held or sold or to use the voting rights provided in respect of the Recapitalization to vote for or against the Arrangement or to participate or not participate in the Rights Offering; and the CBCA Opinion should not be construed as such.

With your permission, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company or its affiliates or advisors or otherwise obtained by us pursuant to our engagement, and our CBCA Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to or attempted to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. We have not met separately with the independent auditors of the Company in connection with preparing this CBCA Opinion and with your permission, we have assumed the accuracy and fair presentation of, and relied upon, the Company’s audited financial statements and the reports of the auditors thereon and the Company’s interim unaudited financial statements.

With respect to the historical financial data, operating and financial forecasts and budgets provided to us concerning the Company and relied upon in our financial analyses, we have assumed that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgements of management of the Company, having regard to the Company’s business, plans, financial condition and prospects.

We have also assumed that all of the representations and warranties contained in the Recapitalization Agreement are correct as of the date hereof and that the Recapitalization will be completed substantially in accordance with its terms and all applicable laws and that the Circular will disclose all material facts relating to the Recapitalization and will satisfy all applicable legal requirements. Without limiting the generality of the foregoing, we have assumed that the prepayment fee payable by the Company to Brookfield in connection with the senior secured term loan outstanding to Brookfield shall be paid in accordance with the terms of the Brookfield Loan Agreement (as such term is defined in the Recapitalization Agreement), and that the making of such payment shall not be enjoined, restricted, or prohibited by any legal or regulatory process or otherwise.

The Company has represented to us, in a certificate of two senior officers of the Company dated the date hereof, among other things, that the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company, including the written information and discussions concerning the Company referred to above under the heading “Scope of Review” (collectively, the “Information”), are complete and correct at the date the Information was provided to us and that, since the date on which the Information was provided to us, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its affiliates and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the CBCA Opinion.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Recapitalization or the sufficiency of this letter for your purposes.

Our CBCA Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they were represented to us in our discussions with management of the Company and its affiliates and advisors. In our analyses and in connection with the preparation of our CBCA Opinion, we made numerous assumptions with respect to industry performance, general business, markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Recapitalization.

The CBCA Opinion is being provided to the Board of Directors for its exclusive use only in considering the Recapitalization and may not be published, disclosed to any other person, relied upon by any other person, or used for any other purpose, without the prior written consent of CIBC. Our CBCA Opinion is not intended to be and does not constitute a recommendation to the Board of Directors as to whether they should approve the Recapitalization Agreement nor as a recommendation to any Debentureholder or Shareholder as to how to vote or act at the Meetings or as an opinion concerning the trading price or value of any securities of NAP following the announcement or completion of the Recapitalization. Our CBCA Opinion is not to be construed as an opinion as to the fairness of the allocation, as between Shareholders and Debentureholders, of the aggregate consideration received by the Shareholders and Debentureholders pursuant to the Recapitalization.

CIBC believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the CBCA Opinion. The preparation of a fairness opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to carry out such could lead to undue emphasis on any particular factor or analysis.

The CBCA Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the CBCA Opinion if we learn that any of the information that we relied upon in preparing the CBCA Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the CBCA Opinion, to advise any person of any change that may come to our attention or to update the CBCA Opinion after the date of this CBCA Opinion.

Approach to Fairness

Industry Canada’s policy Statement 15.1 - “Policy of the Director Concerning Arrangements Under Section 192 of the Canada Business Corporations Act” recommends that corporations seeking to implement a plan of arrangement pursuant to s. 192 of the CBCA that contemplates the compromise of debt obtain an opinion as to whether “each class of security holders would be in a better financial position under that arrangement than if the corporation were liquidated”.

For the purposes of the CBCA Opinion, CIBC considered that the Debentureholders and Shareholders would each be in a better financial position under the Recapitalization than if the Company were liquidated if the estimated aggregate value of the consideration made available to the Debentureholders and the Shareholders, respectively, exceeds the estimated value such holders would receive if the Company were liquidated.

CBCA Opinion

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Debentureholders and the Shareholders would each be in a better financial position, respectively, under the Recapitalization than if the Company were liquidated, as in each case, the estimated aggregate value of the consideration available to the Debentureholders and the Shareholders, respectively, pursuant to the Recapitalization would exceed the estimated value that such Debentureholders and the Shareholders would receive in a liquidation, respectively.

Yours very truly,

(signed) CIBC World Markets Inc.

APPENDIX E

INTERIM ORDER

Please see attached.

Court File No. CV-15-11020-00CL
ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST
THE HONOURABLE MR. ) TUESDAY, THE 30th
)
JUSTICE WILTON-SIEGEL ) DAY OF JUNE, 2015
IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C.-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE
AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF NAP NEWCO INC., NORTH AMERICAN PALLADIUM LTD.
AND LAC DES ILES MINES LTD.
Applicants
INTERIM ORDER
THIS MOTION made by North American Palladium Ltd. (“NAP”), Lac des Iles Mines Ltd. (“LDI”) and NAP Newco Inc. (collectively, the “NAP Group”), for an interim order for advice and directions pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, (the “CBCA”) was heard this day at 330 University Avenue, Toronto, Ontario.
ON READING the Notice of Application issued on June 29, 2015, the Notice of Motion, and the affidavit of David Langille sworn June 29, 2015, (the “Langille Affidavit”), including the Plan of Arrangement (the “Plan of Arrangement”), which is attached as Appendix C to the draft management proxy circular of NAP (the “Circular”), which is attached as Exhibit A to the Langille Affidavit, and on hearing the submissions of counsel for the NAP Group and counsel for BCP III NAP L.P. (“Brookfield”), by its general partner, Brookfield Capital Partners Ltd., on being advised that the Director appointed under the CBCA (the “Director”) does not consider it necessary to appear, and on further being advised that it is the intention of NAP and Brookfield to rely upon Section 3(a)(10) of the United States Securities Act of 1933 (the “1933 Act”) to issue, subject to the Court’s approval of the Plan of Arrangement, the 3(a)(10) Securities as well as the Common Shares to Brookfield in exchange for the Brookfield Existing Loan (as such terms are defined in the Circular), in each case in accordance with the Plan of Arrangement without registration under the 1933 Act.
Definitions
1. THIS COURT ORDERS that all definitions used in this Interim Order shall have the meaning ascribed thereto in the Circular or otherwise as specifically defined herein.
The Debentureholders’ Meeting
2. THIS COURT ORDERS that NAP is permitted to call, hold and conduct a special meeting (the “Debentureholders’ Meeting”) of the Debentureholders, voting as one class and at one meeting, to be held at the offices of Stikeman Elliott LLP, Suite 5300,199 Bay Street, Toronto, Ontario, on July 30, 2015 at 10:00 a.m. (Toronto time) in order for the Debentureholders to consider and, if determined advisable, pass the Debentureholders’ Arrangement Resolution (attached as Appendix “A” to the Circular) authorizing, adopting and approving the Arrangement and the Plan of Arrangement.

3. THIS COURT ORDERS that the Debentureholders’ Meeting shall be called, held and conducted in accordance with the notice of meeting of Debentureholders (which accompanies the Circular (the “Notice of Debentureholders’ Meeting”)) and the Debentures, subject to what may be provided hereafter and subject to further order of this court.
4. THIS COURT ORDERS that the record date (the “Record Date”) for determination of the Debentureholders entitled to notice of, and to vote at, the Debentureholders’ Meeting shall be the close of business on June 30, 2015.
5. THIS COURT ORDERS that the only persons entitled to attend or speak at the Debentureholders’ Meeting shall be:
a) the Debentureholders or their respective proxyholders;
b) the officers, directors, auditors and advisors of the NAP Group;
c) representatives and advisors of Brookfield;
d) the Director; and
e) other persons who may receive the permission of the Debentureholders’ Chair (as defined below).
6. THIS COURT ORDERS that NAP may transact such other business at the Debentureholders’ Meeting as is contemplated in the Circular, or as may otherwise be properly before the Debentureholders’ Meeting.

The Shareholders’ Meeting
7. THIS COURT ORDERS that NAP is permitted to call, hold and conduct an annual and special meeting (the “Shareholders’ Meeting” and, together with the Debentureholders’ Meeting, the “Meetings”) of the holders of common shares (the “Existing Shareholders”) in the capital of NAP to be held at the offices of Stikeman Elliott LLP, Suite 5300, 199 Bay Street, Toronto, Ontario, on July 30, 2015, at 10:30 a.m. (Toronto time) in order for the Existing Shareholders to consider and, if determined advisable, pass, among other things, the Existing Shareholders’ Arrangement Resolution (attached as Appendix “B” to the Circular) authorizing, adopting and approving the Arrangement and the Plan of Arrangement.
8. THIS COURT ORDERS that the Shareholders’ Meeting shall be called, held and conducted in accordance with the CBCA, the notice of meeting of Existing Shareholders, which accompanies the Circular (the “Notice of Shareholders’ Meeting”) and the articles and by-laws of NAP, subject to what may be provided hereafter and subject to further order of this court.
9. THIS COURT ORDERS that the record date for determination of the shareholders entitled to notice of, and to vote at, the Shareholders’ Meeting shall be the close of business on the Record Date.
10. THIS COURT ORDERS that the only persons entitled to attend or speak at the Shareholders’ Meeting shall be:
a) the Existing Shareholders or their respective proxyholders;
b) the officers, directors, auditors and advisors of the NAP Group;

c) representatives and advisors of Brookfield;
d) the Director; and
e) other persons who may receive the permission of the Shareholders’ Chair (as defined below).
11. THIS COURT ORDERS that NAP may transact such other business at the Shareholders’ Meeting as is contemplated in the Circular, or as may otherwise be properly before the Shareholders’ Meeting.
Quorum
12. THIS COURT ORDERS that Robert J. Quinn, the Chairperson of the Board of NAP shall be the chair of the Debentureholders’ Meeting (the “Debentureholders’ Chair”) and that the quorum at the Debentureholders’ Meeting shall be one or more persons representing at least 50% in principal amount of the outstanding Debentures, voting as one class and at one meeting, present in person at the opening of the Debentureholders’ Meeting who are entitled to vote at the Debentureholders’ Meeting either as Debentureholders or proxyholders.
13. THIS COURT ORDERS that Robert J. Quinn, the Chairperson of the Board of NAP shall be the chair of the Shareholders’ Meeting (the “Shareholders’ Chair”) and that the quorum at the Shareholders’ Meeting shall be one or more persons present in person collectively holding or representing at least 5% of the total number of outstanding common shares of NAP having voting rights at a meeting of shareholders, and who are entitled to vote at the Shareholder’s Meeting either as Existing Shareholders or proxyholders.

STAY OF PROCEEDINGS
14. THIS COURT ORDERS that from and including the date of this Interim Order until and including September 15, 2015 (the “Stay Period”), the Debentureholders (or any administrative agent, collateral agent, indenture trustee or similar person acting for the Debentureholders) shall have no right to terminate, accelerate, amend or declare in default or take any other enforcement steps under any contract or other agreement to which any of the members of the NAP Group is a party, including any contract or agreement to which any member of the NAP Group is borrower or guarantor, due to:
a) any of the members of the NAP Group having made an application to this Honourable Court pursuant to section 192 of the CBCA;
b) any of the members of the NAP Group being a party to this proceeding or being a party to the Arrangement; or
c) any of the members of the NAP Group taking any step contemplated by or related to the Arrangement;
in each case, without further order of this Honourable Court, provided that nothing in this paragraph 14 shall affect the exercise of rights, including termination rights, under the Support Agreement in accordance with the terms and conditions of the Support Agreement.

Amendments to the Arrangement and the Plan of Arrangement
15. THIS COURT ORDERS that NAP, with the consent of Brookfield, such consent not to be unreasonably withheld, is authorized to make, subject to the terms of the Arrangement Agreement, and paragraph 16, below, such amendments, modifications or supplements to the Arrangement and the Plan of Arrangement as it may determine without any additional notice to the Debentureholders, the Existing Shareholders, or others entitled to receive notice under paragraphs 19 and 20 hereof and the Arrangement and the Plan of Arrangement, as so amended, modified or supplemented shall be the Arrangement and the Plan of Arrangement to be submitted to the Debentureholders and the Existing Shareholders at the Meetings and shall be the subject of the Arrangement Resolutions. Amendments, modifications or supplements may be made following the Meetings in accordance with the applicable provisions of the Plan of Arrangement, but shall be subject to review and, if appropriate, further direction by this Honourable Court at the hearing for the final approval of the Arrangement and the Plan of Arrangement.
16. THIS COURT ORDERS that, if any amendments, modifications or supplements to the Arrangement and the Plan of Arrangement as referred to in paragraph 15, above, would, if disclosed, reasonably be expected to affect a Debentureholder’s or an Existing Shareholder’s decision to vote for or against the Arrangement Resolutions, notice of such amendment, modification or supplement shall be distributed, subject to further order of this Honourable

Court, by press release, newspaper advertisement, prepaid ordinary mail, or by the method most reasonably practicable in the circumstances, as NAP may determine.
Amendments to the Circular
17. THIS COURT ORDERS that NAP is authorized to make such amendments, revisions and/or supplements to the draft Circular as it may determine and the Circular, as so amended, revised and/or supplemental, shall be the Circular to be distributed in accordance with paragraphs 19 and 20.
Adjournments and Postponements
18. THIS COURT ORDERS that NAP, if it deems advisable and subject to the terms of the Arrangement Agreement and with the consent of Brookfield, such consent not to be unreasonably withheld, is specifically authorized to adjourn or postpone the Meetings on one or more occasions, without the necessity of first convening the Meetings or first obtaining any vote of the Debentureholders, the Existing Shareholders or both (as the case may be) respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as NAP may determine is appropriate in the circumstances. This provision shall not limit the authority of the Debentureholders’ Chair or the Shareholders’ Chair (as the case may be) in respect of adjournments and postponements.
Notice of Meeting
19. THIS COURT ORDERS that, in order to effect notice of each of the Meetings, NAP shall send: (a) the Circular (including the Notice of Application and this Interim Order); (b) the Notice of Debentureholders’ Meeting or the Notice of Shareholders’ Meeting (as the case may be); (c) the form of proxies and the letters of transmittal, along with such amendments or additional documents as NAP may determine are necessary or desirable and are not inconsistent with the terms of this Interim Order (collectively, the “Meeting Materials”), to the following:
a) the registered Debentureholders, Existing Shareholders and holders of NAP’s restricted share units (the “RSUs”) at the close of business on the Record Date, at least twenty-one (21) days prior to the date of the Meetings, excluding the date of sending and the date of the Meetings, by one or more of the following methods:
i) by pre-paid ordinary or first class mail at the addresses of the Debentureholders, Existing Shareholders and holders of RSUs as they appear on the books and records of NAP, or the applicable registrar and transfer agent, at the close of business on the Record Date and if no address is shown therein, then the last address of the person known to the Corporate Secretary of NAP;
ii) by delivery, in person or by recognized courier service or inter-office mail, to the address specified in (i) above; or
iii) by facsimile or electronic transmission to any Debentureholder, Existing Shareholder and holder of RSUs, who is identified to the satisfaction of NAP, who requests such transmission in writing and, if required by NAP, who is prepared to pay the charges for such transmission;
b) non-registered Existing Shareholders by providing sufficient copies of the Meeting Materials to intermediaries and registered nominees in a timely manner, in accordance with National Instrument 54-101 of the Canadian Securities Administrators; and
c) the respective directors and auditors of NAP, and to the Director appointed under the CBCA, by delivery in person, by recognized courier service, by prepaid ordinary or first class mail or, with the consent of the person, by facsimile or electronic transmission, at least twenty-one (21) days prior to the date of the Meetings, excluding the date of sending and the date of the Meetings;
and that compliance with this paragraph shall constitute sufficient notice of the Meetings.
20. THIS COURT ORDERS that the NAP Group is hereby directed to distribute the Circular (including the Notice of Application, and this Interim Order), and any other communications or documents determined by the NAP Group to be necessary or desirable (collectively, the “Court Materials”) to the holders of NAP’s options, warrants, performance units, deferred share units, deferred share equivalents or other rights to acquire voting common shares of NAP (collectively, “Other Equity”), by any method permitted for notice to Existing Shareholders as set forth in paragraphs 19(a) or 19 (b), above, concurrently with the distribution described in paragraph 19 of this Interim Order. Distribution to such persons shall be to their addresses or e-mail addresses as they appear on the books and records of NAP or its registrar and transfer agent at the close of business on the Record Date.
21. THIS COURT ORDERS that accidental failure or omission by the NAP Group to give notice of the meeting or to distribute the Meeting Materials or Court Materials to any person entitled by this Interim Order to receive notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of the NAP Group, or the non-receipt of such notice shall, subject to further order of this Honourable Court, not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of the NAP Group, it shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.
22. THIS COURT ORDERS that the NAP Group is hereby authorized to make such amendments, revisions or supplements to the Meeting Materials and Court Materials, as the NAP Group may determine in accordance with the terms of the Arrangement Agreement (“Additional Information”), and that notice of such Additional Information may, subject to paragraph 16, above, be distributed by press release, newspaper advertisement, pre-paid ordinary mail, or by the method most reasonably practicable in the circumstances, as the NAP Group may determine.
23. THIS COURT ORDERS that distribution of the Meeting Materials and Court Materials pursuant to paragraphs 19 and 20 of this Interim Order shall constitute notice of the Meeting and good and sufficient service of the within Application upon the persons described in paragraphs 19 and 20 and that those persons are bound by any orders made on the within Application. Further, no other form of service of the Meeting Materials or the Court Materials or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to such persons or to any other persons, except to the extent required by paragraph 16, above.

Solicitation and Revocation of Proxies
24. THIS COURT ORDERS that the NAP Group is authorized to use the letters of transmittal and proxies substantially in the form of the drafts accompanying the Circular , with such amendments and additional information as the NAP Group may determine are necessary or desirable, subject to the terms of the Arrangement Agreement. The NAP Group is authorized, at its expense, to solicit proxies, directly or through its officers, directors or employees, and through such agents or representatives as they may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine. The NAP Group may waive generally, in its discretion, the time limits set out in the Circular for the deposit or revocation of proxies by Debentureholders or Existing Shareholders, if the NAP Group deems it advisable to do so.
25. THIS COURT ORDERS that Debentureholders and Existing Shareholders shall be entitled to revoke their proxies in accordance with section 148(4) of the CBCA (except as the procedures of that section are varied by this paragraph) provided that any instruments in writing delivered pursuant to s.148(4)(a)(i) of the CBCA: (a) may be deposited at the registered office of the NAP Group or with the transfer agent of the NAP Group as set out in the Circular ; and (b) any such instruments must be received by the NAP Group or its transfer agent not later than 10:30 a.m. two business days immediately preceding the Meeting (or any adjournment or postponement thereof).
Voting
26. THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolutions, or such other business as may be properly brought before the Meetings, shall be those Existing Shareholders who hold voting common shares of NAP and the Debentureholders as of the close of business on the Record Date. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed to be votes not cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolutions.
27. THIS COURT ORDERS that votes shall be taken at the Meetings on the basis of one vote per common share or one vote per $1,000 dollar of principal amount of Debentures (as applicable) and that in order for the Plan of Arrangement to be implemented, subject to further Order of this Honourable Court, the Arrangement Resolutions must be passed, with or without variation, at the Meetings by an affirmative vote of at least two-thirds (662/3%) of the votes cast in respect of the Arrangement Resolutions at each of the Meetings in person or by proxy by the Existing Shareholders and the Debentureholders (as applicable). Such votes shall be sufficient to authorize the NAP Group to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is provided for in the Circular without the necessity of any further approval by the Existing Shareholders or the Debentureholders, subject only to final approval of the Arrangement and the Plan of Arrangement by this Honourable Court.
28. THIS COURT ORDERS that in respect of matters properly brought before the Shareholders’ Meeting pertaining to items of business affecting NAP (other than in respect of the Arrangement Resolutions), each Existing Shareholder is entitled to one vote for each voting common share held at close of business on the Record Date.

Dissent Rights
29. THIS COURT ORDERS that the Existing Shareholders shall not be entitled to any right of dissent with respect to the Arrangement.
Hearing of Application for Approval of the Arrangement
30. THIS COURT ORDERS that upon approval by the Existing Shareholders and Debentureholders of the Plan of Arrangement in the manner set forth in this Interim Order, the NAP Group may apply to this Honourable Court for an Order:
a) pursuant to CBCA Section 192(4)(e) approving the Arrangement;
b) pursuant to CBCA Section 192(4)(e) declaring that the terms and conditions of the Arrangement are fair and reasonable; and
c) for such further and other relief as counsel for the Applicants may advise and this Court may deem just;
(collectively, the “Final Order”); and that the hearing for the Final Order will be held on August 5, 2015 at 10:00 a.m. at 330 University Avenue, Toronto, Ontario or as soon thereafter as the hearing for the Final Order can be heard or at such other date and time as this Court may direct.
31. THIS COURT ORDERS that distribution of the Notice of Application and the Interim Order in the Circular, when sent in accordance with paragraphs 19 and 20 shall constitute good and sufficient service of the Notice of Application and this Interim Order and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with paragraph 32.

32. THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on the solicitors for the NAP Group, with a copy to counsel for Brookfield, as soon as reasonably practicable, and, in any event, no less than 2 days before the hearing of this Application at the following addresses:
Stikeman Elliott LLP
5300 Commerce Court West, 199 Bay Street Toronto, ON M5L 1B9 Fax: (416) 947-0866 Attention: Elizabeth Pillon E-mail: lpillon@stikeman.com
Solicitors for the NAP Group Torys LLP
79 Wellington St. W., 30th Floor Box 270, TD South Tower
Toronto, Ontario M5K 1N2
Fax: (416) 865-7380
Attention: David Bish
E-mail: dbish@torys.com
Solicitors for Brookfield
33. THIS COURT ORDERS that, subject to further order of this Honourable Court, the only persons entitled to appear and be heard at the hearing of the within application shall be:
i) the NAP Group;
ii) Brookfield;
iii) the Director; and
iv) any person (including each Person to whom securities will be issued pursuant to the Recapitalization in reliance upon Section 3(a)(10) of the Securities Act)

who has filed a Notice of Appearance herein in accordance with the Notice of Application, this Interim Order and the Rules of Civil Procedure.
34. THIS COURT ORDERS that any materials to be filed by the NAP Group in support of the within Application for the Final Order may be filed up to one day prior to the hearing of the Application without further order of this Honourable Court.
35. THIS COURT ORDERS that in the event the within Application for final approval does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons who served and filed a Notice of Appearance in accordance with paragraph 33 shall be entitled to be given notice of the adjourned date.
36. THIS COURT ORDERS that the Applicants, Brookfield, and any party who has filed a Notice of Appearance may serve court materials in these proceedings by emailing a PDF or other electronic copy of such court materials to counsels’ email addresses as recorded on the Service List from time to time.
Precedence
37. THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the voting common shares or the Debentures, the RSUs, the Other Equity, or the articles or by-laws of the NAP Group, this Interim Order shall govern.
Extra-Territorial Assistance
38. THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States or other country to act in aid of and to assist this Honourable Court in carrying out the terms of this Interim Order.
Variance
39. THIS COURT ORDERS that the NAP Group shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Honourable
Court may direct.
ENTERED AT / INSCRIT A TORONTO ON / BOOK NO:
LE / DANS LE REGISTRE NO.:
JUN 30 2015

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C.-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE
Court File No. CV-15-11020-00CL
AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF NAP NEWCO INC., NORTH AMERICAN PALLADIUM LTD., AND LAC DES ILES MINES LTD.
ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST)
Proceeding commenced at Toronto
INTERIM ORDER
STIKEMAN ELLIOTT LLP
Barristers & Solicitors 5300 Commerce Court West 199 Bay Street Toronto, Canada M5L 1B9
Elizabeth Pillon LSUC#: 35638M Tel: (416) 869-5623
Maria Konyukhova LSUC#: 52880V Tel: (416) 869-5230
Yannick Katirai LSUC#: 62234K Tel: (416) 869-5556
Fax: (416) 947-0866
Lawyers for the Applicants

APPENDIX F

NOTICE OF APPLICATION FOR FINAL ORDER

Please see attached.

Court File No.
CV-15-11020-00CL
ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST)
IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C.-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE
AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF NAP NEWCO INC., NORTH AMERICAN PALLADIUM LTD.,
AND LAC DES ILES MINES LTD.
Applicants
NOTICE OF APPLICATION
TO THE RESPONDENT:
A LEGAL PROCEEDING HAS BEEN COMMENCED by the Applicants. The claim made by the Applicants appears on the following pages.
THIS APPLICATION will come on for a hearing on August 5, 2015 at 10:00 a.m., or as soon after that time as the application may be heard, at 330 University Avenue, Toronto, Ontario.
IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a Notice of Appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the Applicants’ lawyer or, where the Applicants do not have a lawyer, serve it on the Applicants, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.
IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your Notice of Appearance, serve a copy of the evidence on the Applicants’ lawyer or, where the Applicants do not have a lawyer, serve it on the Applicants, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2 days before the hearing.
IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Date June 29, 2015 Local registrar Issued by Natasha Brown Registrar
Address of 330 University Avenue
court office Toronto, Ontario
M5G 1R7
AND TO:
ALL HOLDERS OF THE 6.15% CONVERTIBLE DEBENTURES ISSUED BY NORTH AMERICAN PALLADIUM INC. DUE SEPTEMBER 30, 2017;
AND TO:
ALL HOLDERS OF THE 7.5% CONVERTIBLE DEBENTURES ISSUED BY NORTH AMERICAN PALLADIUM INC. DUE JANUARY 31, 2019;
AND TO:
ALL HOLDERS OF THE 7.5% CONVERTIBLE DEBENTURES ISSUED BY NORTH AMERICAN PALLADIUM INC. DUE APRIL 11, 2019;
AND TO:
ALL SHAREHOLDERS OF NORTH AMERICAN PALLADIUM INC.
AND TO:
THE DIRECTOR APPOINTED UNDER THE CANADA BUSINESS
CORPORATIONS ACT
Corporations Canada
Jean Edmonds Building
South Tower, 9th floor
365 Laurier Avenue West
Ottawa, ON K1A 0C8

APPLICATION
1. NAP Newco Inc. (“Newco”), North American Palladium Ltd. (“NAP”) and Lac des lies Mines Ltd. (collectively, the “Applicants”) MAKE APPLICATION FOR:
(a) An interim order (the “Interim Order”) for advice and directions substantially in the form of the draft Interim Order attached as Tab 4 to the Application Record pursuant to subsection 192(4) of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”) in connection with a proposed plan of arrangement (the “Plan of Arrangement” and the arrangement contemplated therein, the “Arrangement”) involving the Applicants, together with BCP III NAP L.P. (“Brookfield”), by its general partner Brookfield Capital Partners Ltd.; the Shareholders and the Debentureholders (as the terms are defined below) and are seeking (among other things), the following relief:
(i) A limited stay of proceedings during the pendency of these proceedings;
(ii) Setting quorum for the meeting of the Shareholders and the calling of the meeting of the Debentureholders to consider and vote on the Plan of Arrangement; and
(iii) An order that the Shareholders shall not be entitled to any right of dissent with respect to the Arrangement;
(b) A final order approving the Arrangement pursuant to sections 192(3) and 192(4) of the CBCA; and
(c) Such further and other relief as this Court deems just.
2. THE GROUNDS FOR THE APPLICATION ARE:
(a) NAP is a company incorporated under and governed by the CBCA, with its registered office being located in Toronto, Ontario and its common shares being listed and publicly traded on the Toronto Stock Exchange;
(b) LDI and Newco are corporations incorporated under the CBCA;
(c) The Arrangement is an “arrangement” within the meaning of section 192(1) of the CBCA;
(d) There is no practicable way to effect the Arrangement other than under section 192 of the CBCA;
(e) NAP, LDI and Newco are not insolvent;
(f) The Arrangement is in the best interests of each member of the Applicants and is put forward in good faith;

(g) The Arrangement is fair and reasonable;
(h) The directions set forth in the Interim Order (if granted), and the requisite approval of:
(i) The holders of the issued and outstanding common shares of NAP (the “Shareholders”)
(ii) The holders (“Debentureholders”) of:
(A) the 6.15% convertible debentures due September 30, 2017,
(B) the 7.5% convertible debentures due January 31, 2019, and
(C) the 7.5% convertible debentures due April 11, 2019, issued by NAP, will be sought by the date of the return of this Application;
(i) Section 192 of the CBCA;
(j) National Instrument 54-101 of the Canadian Securities Administrators;
(k) Rules 14.05,37 and 38 of the Rules of Civil Procedure; and
(1) Such further and other grounds as counsel may advise and this Court may permit.
3. THE FOLLOWING DOCUMENTARY EVIDENCE WILL BE USED AT THE HEARING OF THE APPLICATION:
(a) The Affidavit of David C. Langille, sworn June 29, 2015;
(b) A further or supplementary affidavit to be sworn, and the exhibits thereto, on behalf of the NAP Group, reporting as to compliance with any Interim Order and the results of any meeting conducted pursuant to such Interim Order; and
(c) Such further and other materials as counsel may advise and this Honourable Court may permit.

June 29, 2015
STIKEMAN ELLIOTT LLP
Barristers & Solicitors
5300 Commerce Court West
199 Bay Street
Toronto, Canada M5L 1B9
Elizabeth Pillon LSUC#: 35638M
Tel: (416) 869-5623
E-mail: lpillon@stikeman.com
Maria Konyukhova LSUC#: 52880V
Tel: (416) 869-5230
E-mail: mkonyukhova@stikeman.com
Yannick Katirai LSUC#: 62234K
Tel: (416) 869-5556
Fax: (416) 947-0866
E-mail: ykatirai@stikeman.com
Lawyers for the Applicants

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS
Court File No. CV-15-11020-00
CORPORATIONS ACT, R.S.C. 1985, C.-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3)
OF THE RULES OF CIVIL PROCEDURE
AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF NAP NEWCO INC.,
NORTH AMERICAN PALLADIUM LTD., AND LAC DES ILES MINES LTD.
ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)
Proceeding commenced at Toronto
NOTICE OF APPLICATION
STIKEMAN ELLIOTT LLP
Barristers & Solicitors
5300 Commerce Court West
199 Bay Street
Toronto, Canada M5L 1B9
Elizabeth Pillon LSUC#: 35638M
Tel: (416) 869-5623
E-mail: lpillon@stikeman.com
Maria Konyukhova LSUC#: 52880V
Tel: (416) 869-5230
E-mail: mkonyukhova@stikeman.com
Yannick Katirai LSUC#: 62234K
Tel: (416) 869-5556
Fax: (416) 947-0866
E-mail: ykatirai@stikeman.com
Lawyers for the Applicants

APPENDIX G

BOARD MANDATE

Obligations

The Board of Directors shall assume the responsibility for the stewardship of the Corporation and shall:

1.	Supervise the management of the business and affairs of the Corporation; and

2.	Act in accordance with the Corporation’s obligations contained in the Canada Business Corporations Act (the “CBCA”), the securities legislation of each province and territory of Canada, the governance guidelines of the Toronto Stock Exchange and the American Stock Exchange, other relevant legislation and regulations and the Corporation’s articles and by-laws.

As a matter of policy, the following matters must be considered by the Board as a whole and may not be delegated to a committee:

1.	Changing the membership of, or filling a vacancy in, any committee;

2.	Appointing and removing officers, unless such appointment or removal is specifically delegated to the President and Chief Executive Officer (“CEO”) or a committee of the Board; and

3.	Such matters, if any, as may be specified in the resolution establishing any committee.

Pursuant to the CBCA, the following additional matters must be considered by the Board as a whole and may not be delegated to a committee:

1.	Submission to the shareholders of any question or matter requiring the approval of the shareholders;

2.	Filling a vacancy in the office of auditor;

3.	Issuing securities except in the manner and on the terms authorized by the directors;

4.	Declaring dividends;

5.	Purchasing or redeeming or any other form of acquiring shares issued by the Corporation;

6.	Paying a commission or allowing a discount to any person in consideration of that person subscribing or agreeing to subscribe for shares of the Corporation or procuring or agreeing to procure subscriptions for any such shares;

7.	Approving management proxy circulars;

8.	Approving any take-over bid circular or directors’ circular;

9.	Approving the annual financial statements of the Corporation; and

10.	Adopting, amending or repealing the by-laws of the Corporation.

Duties

Introduction

The Board operates by delegating certain of its authorities, including spending authorizations, to management and by reserving other powers to itself. Subject to the Articles and By-Laws of the Corporation, the Board retains the responsibility for managing its own affairs including planning its composition, selecting its Chairman, nominating candidates for election to the Board, appointing committee members and determining director compensation. The Board’s principal duties fall into the following six categories.

1.	Selection of the Management

The Board has the responsibility for:

(a)	Appointing and replacing the CEO, monitoring CEO performance, determining CEO compensation and providing advice and counsel in the execution of the duties of the CEO;

(b)	Approving the appointment and remuneration of all corporate officers, acting upon the advice of the CEO; and

(c)	Ensuring that adequate provision has been made for management succession.

2.	Monitoring and Acting

The Board has the responsibility for:

(a)	Monitoring the Corporation’s progress towards its goals, and to revise and alter its direction through management in light of changing circumstances;

(b)	Taking action when performance falls short of its goal or in other special circumstances (for example, mergers and acquisitions or changes in control);

(c)	Identifying principal risks and ensure appropriate systems to manage those risks are implemented; and

(d)	Approving any payment of dividends to shareholders.

3.	Strategy Determination

The Board has the responsibility to participate with management directly or through its committees, in developing and approving the mission of the Corporation, its objectives and goals, and the strategy by which it proposes to reach those goals.

4.	Policies and Procedures

The Board has a particular responsibility for:

(a)	Confirming that the Corporation operates at all times within applicable laws and regulations, and to the highest ethical and moral standards;

(b)	Approving and monitoring compliance with significant policies and procedures by which the Corporation is managed;

(c)	Ensuring that the integrity of the internal control and information management systems are maintained;

(d)	Approving all significant transactions involving the Corporation; and

(e)	Reviewing material press releases prior to dissemination.

5.	Reporting to Shareholders

The Board has the responsibility for:

(a)	Ensuring that the financial performance of the Corporation is adequately reported to shareholders, other security holders and regulators on a timely and regular basis;

(b)	Ensuring that the financial results are reported fairly and in accordance with generally accepted accounting standards;

(c)	Ensuring, to the extent it is aware, the timely reporting of any other developments that have a significant and material impact on the value of the Corporation and in setting out its future plans and strategies; and

(d)	Reporting annually to shareholders on its stewardship for the preceding year.

6.	Legal Requirements

The Board is responsible for confirming that legal requirements have been met and that documents and records have been properly prepared, approved and maintained

Constitution and Role of the Board of Directors

Board Composition

7.	Definitions

(a)	Inside and Outside Directors

An “inside” director is a director who is an officer or employee of the Corporation or of any of its affiliates. The only inside director shall be the President and CEO.

An “outside” director is a director who is not a member of management.

(b)	Unrelated Directors

An “unrelated” director is a director who is independent of management and is free from any business or other relationship, other than interests and relationships arising from shareholding, which could, or could be perceived to, materially interfere with the director’s ability to act in the Corporation’s best interest.

If a shareholder is in a position to control or influence control of the Corporation, that person is a “significant” shareholder. For purposes of assessing “relatedness”, a director who is a significant shareholder, or is a director with interests in or relationships with the significant shareholder is not considered a related director under the TSX guidelines.

8.	Constitution of the Board

The Board will be constituted with two-thirds of unrelated and independent directors.

If the Corporation has a significant shareholder, the Board will include, at a minimum, a proportion of unrelated directors that fairly represents the investment in the Corporation by shareholders other than the significant shareholder.

The Board will determine annually whether it is constituted with the appropriate number of unrelated or independent directors, as the case may be, and will report its conclusions, and the analysis supporting the conclusions, as required by applicable laws.

9.	Board Membership

The Board is responsible for selecting nominees for appointment or election to the Board. The Board delegates the nomination process to the Governance, Nominating and Compensation Committee with the input from the Chairman of the Board and the President and CEO.

The Governance, Nominating and Compensation Committee reviews with the Board on an annual basis, the appropriate diversity, skills and experience required of Board members in the context of the needs of the Board, and will recommend increasing, decreasing or replacing directors to facilitate more effective governance of the Corporation.

The Governance, Nominating and Compensation Committee will provide an orientation and education program for new recruits to the Board.

10.	Board Size

The Board will annually consider its size and will increase or decrease the number of directors to facilitate more effective leadership and decision-making.

11.	Independent Directors

A director is considered “independent” for the purposes of the policies and guidelines set out in this Governance Manual if such director satisfies the requirements of “outside” and “unrelated” prescribed by the TSX. Notwithstanding the foregoing, directors appointed to the Audit Committee shall meet the standards prescribed by both the TSX and the NYSE AMEX. “Prescribed period” means the period prescribed by law and currently under the Canadian Multilateral Instrument 52-110 under the NYSE AMEX rules it is three (3) years.

A director shall be considered independent if he or she meets the following requirements:

(a)	A member of an audit committee is independent if the member has no direct or indirect material relationship with the issuer.

(b)	For the purposes of subsection (a), a material relationship means a relationship which could, in the view of the issuer’s board of directors, reasonably interfere with the exercise of a member’s independent judgement.

(c)	Despite subsection (b), the following individuals are considered to have a material relationship with an issuer:

i.	An individual who is, or has been, an employee or executive officer of the issuer (or any of its affiliates), unless the prescribed period has elapsed since the end of the service of employment;

ii.	An individual whose immediate family member is, or has been, an employee or executive officer of the issuer (or any of its affiliates), unless the prescribed period has elapsed since the end of the service of employment;

iii.	An individual who is, or has been, an affiliated entity of, a partner of, or employed by, a current or former internal or external auditor of the issuer, unless the prescribed period has elapsed since the person’s relationship with the internal or external auditor, or the auditing relationship, has ended;

iv.	An individual whose immediate family member is, or has been, an affiliated entity of, a partner of, or employed in a professional capacity by, a current or former internal or external auditor of the issuer, unless the prescribed period has elapsed since the person’s relationship with the internal or external auditor, or the auditing relationship, has ended;

v.	An individual who is, or has been, or whose immediate family member is or has been, employed as an executive officer of an entity if any of the issuer’s current executives serve on the entity’s compensation committee, unless the prescribed period has elapsed since the end of the service or employment;

vi.	A person who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the issuer made, or from which the issuer received, payments for property or services in the current or any of the past three (3) fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or US$200,000, whichever is more, other than the following:

a.	Payments arising solely from investments in the issuers securities; or

b.	Payments under non-discretionary charitable contribution matching programs; or

c.	A person who has participated in the preparation of the financial statements of the issuer or any current subsidiary of the issuer and any time during the past three (3) years.

The Board shall have the authority to appoint a non-independent director or directors to a committee or appoint a committee, the members of which do not constitute a majority of independent directors, if permitted by applicable laws and rules of the TSX and the NYSE AMEX.

12.	Director Tenure

Maximum term – A director is required to submit to the Board his or her resignation 15 years after joining the Board. The Governance, Nominating, and Compensation Committee will review the offer of resignation and make a recommendation to the Board. The Board will determine whether to accept the resignation as soon as possible, and in any event within 90 days of the offer of resignation.

Majority voting – A director is required to submit to the Board his or her resignation in accordance with the Majority Voting Policy.

Resignation

Any director who changes the responsibilities he or she held when elected to the Board should inform the Governance, Nominating and Compensation Committee so that they may consider the appropriateness of that person’s continued Board membership under the changed circumstances.

Relationship with Management

The Board functions independently of management, and the role of Chairman is separate from that of President and CEO. The Chairman’s role is to effectively manage and provide leadership to the Board while the role of the CEO is to provide the day-to-day leadership and management of the Corporation.

1.	The President will be the CEO of the Corporation.

2.	The CEO formulates Corporation policies and proposed actions and presents them to the Board for approval. The CEO keeps the Board fully informed of the Corporation’s progress towards the achievement of, and of all material deviations from, the goals or objectives and policies established by the Board in a timely and candid manner.

3.	The CEO speaks for North American Palladium Ltd. Individual Board members may meet or otherwise communicate with various constituencies but only with the knowledge of the CEO and, in most instances, at the request of the CEO.

The obligations of the directors and the Chairman’s duties and responsibilities are set out in separate policies.

Strategic Plan

The Board, with the assistance of the CEO, is responsible for establishing the long-term goals and objectives of the Corporation.

The initiative for developing and modifying the corporate strategies to achieve these goals and objectives must come from management. The Board may assist in the development of the strategies, act as a resource, contribute ideas and ultimately approve the strategy, but management will lead this process.

The Board is responsible for monitoring management’s success in implementing the strategies to achieve such goals and objectives and ensuring that the strategies are modified appropriately.

Performance Evaluation

One of the most important aspects of effective governance is the relationship between the CEO and the Board. It is crucial that the Board is fully informed and that the CEO has a forum for drawing on the wisdom and experience that exists within the Board. While it is expected that full and frank dialogue will exist between the CEO and the Board, a CEO review process at least once a year ensures that this communication takes place. It allows for a full and healthy dialogue between the Board and the CEO regarding corporate and individual performance.

The Board is committed to evaluating its own performance on an annual basis. The review process is also an opportunity to provide input to the Chairman on his or her performance. This assessment is designed to evaluate the Board’s contribution as a whole and to review areas in which the Board believes a better contribution can be made. Its purpose is to increase the effectiveness of the Board, not to single out individual Board members.

Meetings

The Board will meet on a scheduled basis five (5) times per year and more frequently if required. The Chairman, with the assistance of the CEO, will be responsible for establishing the agenda for Board meetings. A significant portion of each meeting will be spent examining future plans and strategies.

The Chairman shall solicit from the members of the Board recommendations as to matters to be brought before the Board and shall ensure that such matters receive a fair hearing. The Chairman shall have the same voting powers as all directors and will determine, consistent with the Corporation’s by-laws, which matters require a vote. In the case of an equality of votes, the Chairman, in addition to his or her original vote, shall have the casting vote.

Management will deliver a meeting agenda and background material on agenda items to directors not less than 5 business days prior to each meeting, so that Directors can prepare for the Board meetings.

Guests may be invited by the Board and CEO to make presentations to the Board. Should the CEO wish to invite attendees other than officers on a regular basis, the CEO should first seek the concurrence of the Board.

Independent directors should hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. However, the Board encourages the CEO to bring into Board meetings employees who can provide additional insight into the items being discussed or who have potential and should be given exposure to the Board.

If a director is in the situation of having to contact an employee directly, the director will ensure that this contact is not distracting to the business operation of the Corporation. The CEO should be made aware of the substance of such contact.

Board Information

Prior to each quarterly meeting, the Board should receive a report from management describing operating and financial metrics achieved over the quarter along with information pertaining to key business activities and developments for this period.

Board Committees

In addition to Board committees that are required by law, the Board may form a committee of directors and delegate to such committee any powers of the directors, subject to Section 115 of the CBCA. These committees shall generally be composed of outside directors, a majority of whom are unrelated and independent directors.

Subject to the Corporation’s by-laws and any resolution of the board of directors, a committee may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Where neither the Board nor the committee has determined the rules or procedures to be followed by the committee, the rules and procedures set out in the by-laws, paragraphs 8 to 15, shall apply with necessary modifications.

The mandates of standing committees of the Board are set out as separate documents. The composition and general duties of the Board committees are discussed below:

1.	Committee Membership

Committee members are appointed by the Board on the recommendation of the Board Chairman in consultation with the CEO and the Governance, Nominating and Compensation Committee. Consideration will be given to rotating committee members periodically.

Committee chairs are selected by the Board on the recommendation of the chairman. The chairman of a committee presides at all meetings of the committee and is responsible for ensuring that the work of the committee is well organized and proceeds in a timely fashion.

All directors may attend meetings of any Committee at the Committee chairman’s invitation, but may not vote and may not be counted for the purposes of quorum.

2.	Committee Meetings and Agendas

The committee chairman, in consultation with committee members, will determine the location, frequency and length of the meetings of the committee. The Audit Committee shall meet at least four (4) times per year to review the annual and interim financial statements. All other committees shall meet at least annually. The chairman of the committee, in consultation with the CEO or the appropriate officer, will develop the committee’s agenda.

Notice of meetings shall be given by email or any other form of written or electronic communication not less than 24 hours before the time fixed for the meeting. Members may waive notice of any meetings before or after the holding thereof.

3.	Committee Responsibilities

Committees analyze, consistent with their terms of reference, strategies and policies which are developed by management. Committees may make recommendations to the Board but, unless specifically mandated to do so, do not take action or make decisions on behalf of the Board.

4.	Reporting

Each committee shall report to the Board all matters that it considers to be important for Board consideration.

Director Compensation

Remuneration of directors is established by the Board on the recommendation of the Governance, Nominating and Compensation Committee and shall be generally in line with that paid by public companies of a similar size and type.

The Board encourages Board members to own shares in the belief that share ownership facilitates the directors’ identification with the interests of the shareholders. Within three (3) years of joining the Board, directors are expected to hold at least $125,000 in securities of NAP. The minimum holding requirement shall be calculated based on: (i) the actual price paid per share acquired and (ii) the grant value of RSUs held at the relevant point in time.

Unless they are expiring, directors may not exercise RSUs if, after the exercise of the RSUs, their ownership of NAP securities would be less than $125,000.

Corporate Standards of Conduct

The Board has the responsibility for ensuring that standards of conduct are established and for monitoring compliance by the Corporation. To that end, the Corporation has established an Environmental Policy, Occupational Health and Safety Policy, Whistleblower Policy and Code of Conduct.

Access to Outside Advisors

Individual directors or board committees may engage an outside advisor at the expense of the Corporation in appropriate circumstances. The engagement of the outside advisor should, in most circumstances, be coordinated through the Chairman and the CEO, and be subject to Board approval.

Any questions and requests for assistance may be directed to the proxy solicitation agent:

North American Toll Free Phone:

1-800-845-1507

Banks, Brokers and Collect Calls: 1-201-806-7301

Toll Free Facsimile: 1-888-509-5907

Email: inquiries@dfking.com